    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 1997


                                                      REGISTRATION NO. 333-17817
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------
                          NATIONAL ENERGY GROUP, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                1311                         58-1922764
(State or other jurisdiction of       (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)        Classification Code Number)         Identification No.)

           4925 GREENVILLE AVENUE                              MILES D. BENDER
                 SUITE 1400                              NATIONAL ENERGY GROUP, INC.
             DALLAS, TEXAS 75206                     4925 GREENVILLE AVENUE, SUITE 1400
               (214) 692-9211                                DALLAS, TEXAS 75206
     (Address, including zip code, and                         (214) 692-9211
            telephone number,                        (Name, address, including zip code,
    including area code, of registrant's               and telephone  number, including
        principal executive offices)                   area code, of agent for service)

                             ---------------------
                                    Copy to:

                            CAROL GLENDENNING, ESQ.
                          STRASBURGER & PRICE, L.L.P.
                          901 MAIN STREET, SUITE 4300
                              DALLAS, TEXAS 75202

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                 SUBJECT TO COMPLETION, DATED JANUARY 13, 1997


PROSPECTUS

                               OFFER TO EXCHANGE

                                ALL OUTSTANDING

                         10 3/4% SENIOR NOTES DUE 2006
                  ($100,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                         10 3/4% SENIOR NOTES DUE 2006,
                        ($100,000,000 PRINCIPAL AMOUNT)
                                       OF

  LOGO       NATIONAL ENERGY GROUP, INC.

                             ---------------------

   The Exchange Offer will expire at 5:00 p.m., E.S.T., on February 17, 1997, unless extended.


                             ---------------------
     National Energy Group, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $100,000,000 of its 10 3/4% Senior Notes due 2006 (the "Exchange Notes") for an equal principal amount of its outstanding 10 3/4% Senior Notes due 2006 (the "Outstanding Notes" and, together with the Exchange Notes, the "Notes"), in integral multiples of $1,000. The Exchange Notes will be senior unsecured obligations of the Company and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Outstanding Notes for which they may be exchanged pursuant to this Exchange Offer, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain interest provisions relating to such rights. The Outstanding Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of November 1, 1996 (the "Indenture"), among the Company, National Energy Group of Oklahoma, Inc., formerly a wholly-owned subsidiary of the Company ("NEG-OK") and merged into the Company effective December 31, 1996, and Bank One, Columbus, N.A. as trustee (the "Trustee"). See "Description of the Exchange Notes." There will be no proceeds to the Company from this offering; however, pursuant to a Registration Rights Agreement dated as of October 29, 1996 (the "Registration Rights Agreement") among the Company, NEG-OK and the Initial Purchasers (as defined) of the Outstanding Notes, the Company will bear certain offering expenses.

                                             (Cover text continued on next page)

                             ---------------------

     SEE "RISK FACTORS" ON PAGE 16 FOR A DISCUSSION OF CERTAIN RISKS TO BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES.

                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------


                THE DATE OF THIS PROSPECTUS IS JANUARY 13, 1997.

     The Company will accept for exchange any and all validly tendered Outstanding Notes on or prior to 5:00 p.m., E.S.T., on February 17, 1997, unless extended (the "Expiration Date"). Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., E.S.T., on the Expiration Date; otherwise such tenders are irrevocable. Bank One, Columbus, N.A. is acting as Exchange Agent in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange, but is otherwise subject to certain customary conditions.


     The Exchange Notes will bear interest from the date of issuance (or the most recent Interest Payment Date (as defined) to which interest on such Exchange Notes has been paid), at a rate equal to 10 3/4% per annum and on the same terms as the Outstanding Notes. Interest on the Exchange Notes will be payable semiannually on May 1 and November 1 of each year commencing May 1, 1997. Accrued interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes will be payable on or before May 1, 1997. Outstanding Notes that are accepted for exchange will cease to accrue interest on and after the date on which interest on the Exchange Notes will begin to accrue.

     The Outstanding Notes were sold by the Company on November 1, 1996 to the Initial Purchasers in transactions not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Initial Purchasers subsequently placed the Outstanding Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Outstanding Notes may not be re-offered, resold or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "The Exchange Offer."

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder who is not an affiliate of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating in and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. Persons wishing to exchange Outstanding Notes in the Exchange Offer must represent to the Company that such conditions have been met.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The Letter of Transmittal for the Exchange Offer states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale for a period of up to one year from the date on which the registration statement, of which this Prospectus forms a part, is declared effective. See "Plan of Distribution."

     The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading on The Nasdaq Stock Market. The Initial Purchasers have advised the Company that they intend to make a market in the Exchange Notes; however, they are not obligated to do so and any market-making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

     Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Outstanding Notes of other holders are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Outstanding Notes will continue to be subject to the existing restrictions upon transfer thereof.

     The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Exchange Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Note representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global Exchange Note, Exchange Notes in certificated form will be issued in exchange for the Global Exchange Note on the terms set forth in the Indenture. See "Description of Exchange
Notes -- Global Exchange Note; Book-Entry Form."

                             ---------------------

     No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Exchange Notes offered hereby, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the Exchange Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities offered by this Prospectus. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection at, and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the Commission from the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, Room 1024, Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Common Stock of the Company ("Common Stock") is traded on The Nasdaq National Market under the symbol NEGX, and such reports, proxy statements and other information may be inspected at the offices of The Nasdaq National Market, 1735 K Street N.W., Washington, D.C. 20006.

     So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Notes. The Company has agreed that, even if it is entitled under the Exchange Act not to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 of the Exchange Act to the Trustee and the holders of the Notes as if it were subject to such periodic reporting requirements.

     In addition, the Company has agreed that for so long as any of the Notes are outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, they will make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4)(i) under the Securities Act.

                     INFORMATION INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996, and September 30, 1996, and the Company's Current Reports on Form 8-K and Form 8-K/A No. 1 dated June 30, 1995, on Form 8-K and Form 8-K/A No. 1 dated August 29, 1996, and on Form 8-K dated October 10, 1996, and filed with the Commission pursuant to the Exchange Act, are incorporated by reference in this Prospectus.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the Registration Statement of which this Prospectus is a part with respect to registration of the Exchange Notes, shall be deemed to be incorporated by reference in this Prospectus and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or replaces such statement.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that are incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for copies of such material should be directed to National Energy Group, Inc., 4925 Greenville Ave., Suite 1400, Dallas, Texas 75206,
Attention: Secretary (telephone (214) 692-9211).

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The forward-looking statements provided below and in other locations throughout this document (collectively, "Forward-Looking Statements") are based on NEG's and NEG-OK's historical operating trends, their proved reserves as of June 30, 1996 and other information available to the management of the Company. These statements assume that market conditions for NEG's oil and gas production are comparable to those experienced in 1995 and the first nine months of 1996. These statements also assume that no significant changes will occur in the operating environment for the Company's oil and gas properties following the Exchange Offer. Finally, the Forward-Looking Statements assume no material changes in the composition of NEG's property base as the result of any material acquisitions or divestitures and that no material changes will occur in NEG's financial facilities, except as disclosed herein. NEG cautions that the Forward-Looking Statements are subject to all the risks and uncertainties discussed under the captions "Summary Historical and Pro Forma Combined Financial, Operating and Oil and Natural Gas Data;" "Risk Factors;" "Selected Pro Forma Combined Financial, Operating and Oil and Natural Gas Data;" "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations;" "NEG-OK Management's Discussion and Analysis of Financial Condition and Results of Operations;" "Business and Properties;" and "Pro Forma Combined Condensed Financial Statements." Moreover, NEG may make material acquisitions, execute new contracts or terminate existing contracts, or enter into new financing transactions that may affect the accuracy of the Forward-Looking Statements. None of these events can be predicted with certainty and, accordingly, are not taken into consideration in the Forward-Looking Statements made herein. For all of the foregoing reasons, actual results may vary materially from the Forward-Looking Statements and there is no assurance that the assumptions used are necessarily the most likely to occur.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in connection with the more detailed information and financial statements and notes thereto included elsewhere in this Prospectus. Unless the context otherwise requires, all references to "NEG" or the "Company," are to National Energy Group, Inc. and its subsidiaries, including NEG-OK. References to "NEG-OK" prior to the merger (the "Merger") of Alexander Energy Corporation ("Alexander") with and into NEG-OK, which was effected August 29, 1996, are to Alexander and its subsidiaries. Effective December 31, 1996, NEG-OK was merged with and into NEG. "Pro Forma" information gives effect (i) to certain historical acquisitions of the Company using the purchase method of accounting, (ii) to the Merger and certain related transactions (the "Related Transactions"), including the sale by the Company of equity securities for $15.0 million (the "Equity Private Placement") and borrowings under a restated loan agreement (the "Credit Facility") to refinance certain indebtedness of the Company and NEG-OK, (iii) to the acquisition of certain oil and natural gas properties in South Lake Boeuf, Louisiana acquired by the Company on September 30, 1996 (the "Lake Boeuf Acquisition"), and (iv) to the offer and sale of the Outstanding Notes to the Initial Purchasers on November 1, 1996 (the "Initial Offering") and the application of net proceeds therefrom.

                                  THE COMPANY

     NEG is an independent energy company engaged in the acquisition, exploitation, development, exploration and production of oil and natural gas. Through the acquisition of oil and natural gas properties with significant reserve and production enhancement potential, and the subsequent exploitation and development of those properties, the Company has substantially increased its reserves and geographically diversified its property holdings. In its acquisitions of oil and natural gas properties, the Company targets major producing basins in Texas, Oklahoma, Arkansas, Louisiana and offshore in the Gulf of Mexico, and seeks to acquire reserves that are balanced between oil and natural gas with a mix of both short and long reserve lives. While continuing to pursue attractive acquisition opportunities, the Company has increased its focus upon implementing a comprehensive exploitation and development program for its existing properties. This program is designed to enhance proved producing reserves and convert proved undeveloped reserves to proved producing reserves through development drilling, workovers, recompletions and other production enhancement activities. As a complement to these efforts, the Company recently initiated an exploration program concentrating primarily on prospects onshore in southern Louisiana and in shallow state waters in offshore Nueces County, Texas.

     As a result of its acquisition, exploitation, development and exploration activities (including the Merger and the Lake Boeuf Acquisition), NEG has substantially increased its reserves, production and cash flow since 1991. The Company's estimated net proved reserves and PV10% have grown from 6.8 Bcfe and $6.1 million, respectively, on December 31, 1991, to 176.2 Bcfe (74% natural gas) and $165.2 million (56% proved developed), respectively, on a pro forma basis at June 30, 1996 as estimated in reports prepared by the Company's independent petroleum engineers, Netherland, Sewell & Associates, Inc. ("Netherland & Sewell"). NEG's average net daily production has increased from
1.2 Mmcfe for 1991 to 39.0 Mmcfe for the pro forma nine months ended September 30, 1996. As a result of increases in reserves and production, the Company has increased EBITDA from $0.3 million for 1991 to $15.6 million for Pro Forma 1995, and from $8.8 million during the nine months ended September 30, 1996, to $17.9 million during the same period on a Pro Forma basis.

     The Company estimates it has a backlog of approximately 250 development opportunities (including recompletions, drilling locations and proposed waterfloods) on its existing properties, which the Company believes will provide at least a three-year inventory of development projects. The Company has established an aggregate development and exploration capital budget for its existing properties of approximately $47.6 million for the last three months of 1996 and for 1997 consisting of approximately $38.4 million for development and exploitation projects and approximately $9.2 million for selective exploratory activities primarily on its offshore Gulf of Mexico and onshore southern Louisiana properties. Actual amounts expended by the Company for development and exploration activities will be dependent on a number of factors, including oil and natural gas prices, seismic and drilling costs, future drilling results and the availability of capital.

     The Company's principal executive offices are located at 4925 Greenville Avenue, Suite 1400, Dallas, Texas 75206, and its telephone number is (214) 692-9211.

                            SIGNIFICANT ACQUISITIONS

     As a result of the Merger with Alexander in August 1996, the Company added approximately 106 Bcfe of estimated net proved reserves, as of June 30, 1996, to its reserve base. Alexander's properties are located principally in the Anadarko Basin of Oklahoma, the Cotton Valley Trend of Texas and the Arkoma Basin of Oklahoma and Arkansas. The Alexander properties were attractive to NEG primarily due to the large number of identified development drilling opportunities, with approximately 37% of Alexander's estimated net proved reserves as of June 30, 1996 classified as proved undeveloped. The Company intends to aggressively develop and enhance the reserves acquired in the Merger through development drilling and selective workovers, recompletions and redrills. The Merger has also brought to the Company additional personnel experienced in geology, exploitation and natural gas marketing who complement the existing personnel of the Company. For the primary purpose of achieving greater operating efficiencies following the Merger, the Board of Directors of NEG on December 6, 1996 approved the merger of NEG-OK with and into NEG, with NEG as the surviving corporation, and such merger was effective as of December 31, 1996 (the "Subsequent Merger").

     The Merger followed ten previous acquisitions of oil and natural gas properties by the Company since January 1, 1991 that also provided project inventories with significant exploitation and development opportunities. From January 1, 1991 through September 30, 1996, the Company has acquired 191 Bcfe of estimated net proved reserves which is approximately 20 times its net production of 9.6 Bcfe during the same period. The Company's first substantial increase in proved reserves, production and cash flow resulted from its acquisition of a 95% working interest in and subsequent development of the oil producing Goldsmith Adobe Unit in Ector County, Texas (the "GAU") acquired in several transactions commencing in 1992. Through November 30, 1996, NEG has drilled 52 wells in the GAU with a 98% success rate and has increased average gross daily production attributable to the unit from approximately 450 Boe in 1992 to approximately 1,550 Boe in November 1996. The Company's continuing development program at the GAU includes drilling an average of two wells per month for the next two years. The Company followed the GAU acquisitions with its 1995 acquisition of a 99% working interest in the Oak Hill field located in the Cotton Valley Trend of east Texas, in which it also implemented a drilling program in 1996.

     During 1995 and 1996, the Company expanded its operations to include offshore oil and natural gas properties in the Mustang Island area located in shallow state waters of Nueces County, Texas (the "Mustang Island Properties"), where it has acquired, through a series of transactions, interests in eight wells and 24 offshore lease tracts covering 13,810 gross (11,295 net) acres. As part of its exploration program, the Company has commissioned a 3-D seismic survey of this area and has acquired the production infrastructure necessary to implement its present plans to explore and develop these offshore properties.


     In September 1996 the Company completed the Lake Boeuf Acquisition, in which NEG acquired an approximate 87.5% working interest in two wells and certain proved undeveloped reserves in South Lake Boeuf, Louisiana for approximately $7.2 million, consisting of $1.5 million in cash and approximately $5.7 million in shares of Common Stock of the Company. The Lake Boeuf Acquisition added net proved reserves of 17.5 Bcfe (40% natural gas) with a PV10% of $23.1 million as of June 30, 1996, as estimated by Netherland & Sewell, substantially all of which are proved undeveloped reserves. In nearby Iberville Parish, the Company recently drilled an exploration well that represents a new field discovery in East Bayou Sorrel, and in October and December 1996 acquired additional interests in such well (collectively, the "East Bayou Sorrel Acquisition").


     In November 1996 the Company completed the acquisition of a 100% working interest in the Bayou Sorrel field in Iberville Parish, Louisiana (the "Bayou Sorrel Acquisition"), which field is also located adjacent to the Company's recently announced discovery well at East Bayou Sorrel. The purchase price for the

100% working interest was approximately $11.2 million, consisting of approximately $9.2 million cash and $2 million in shares of Common Stock. As a result of the area of mutual interest provisions contained in the existing operating agreement for East Bayou Sorrel, the Company's working interest in the Bayou Sorrel Acquisition has been reduced to approximately 88.5%, and the Company will be reimbursed for the portion of the cash purchase price that is commensurate to the reduction in the working interest.

     The combination of the Bayou Sorrel Acquisition and the East Bayou Sorrel Acquisition is expected to give the Company a significant operating position in the Bayou Sorrel area which includes interests in (i) approximately 2,600 gross undeveloped acres related to the deeper horizons that have tested productive in the East Bayou Sorrel discovery well, and (ii) production facilities, pipelines and production infrastructure necessary to develop and explore the area. See "Business and Properties -- Acquisitions."

     Pending Acquisition. In December 1996, the Company entered into an agreement in principle with John Hancock Mutual Life Insurance Company ("Hancock") to purchase, for $4.0 million in cash or cash and Common Stock, Hancock's limited partnership interests in certain limited partnerships in which the Company is the general partner (the "Pending Acquisition.") The limited partnerships own working interests in the Anadarko and Arkoma Basin areas of Oklahoma and the Giddings area of Texas. At January 1, 1996, engineering reports showed an aggregate PV10% of approximately $7 million relative to Hancock's interest in such partnerships.

                               BUSINESS STRATEGY

     NEG strives to increase reserves, production and cash flow from operations through a strategy of (i) focusing on development and exploitation activities to maximize production and ultimate reserve recovery, (ii) acquiring oil and natural gas properties with significant exploitation, development or exploration potential, (iii) obtaining operational control of its properties, (iv) maintaining a low operating cost structure, and (v) selectively exploring and developing properties with significant reserve potential.

     Development and Exploitation. In 1994, 1995 and the first nine months of 1996, the Company participated in the drilling of 50 gross (43.0 net) development wells, 49 gross (42.4 net) of which were commercially productive. The Company intends to intensify development and exploitation of its existing properties through development drilling, workovers, redrills, recompletions, and other production enhancement techniques to maximize its production and reserves. As of June 30, 1996, Netherland & Sewell has identified approximately 215 development opportunities (including recompletions, drilling locations and proposed waterfloods) on the Company's existing properties, and as of December 31, 1995, had identified 35 probable and possible drilling locations on NEG-OK's properties. NEG has a development and exploitation capital expenditure budget of approximately $38.4 million for the last three months of 1996 and for the year ending December 31, 1997, most of which is targeted to develop proved undeveloped reserves.

     Property Acquisitions. Acquisitions of producing oil and gas properties have contributed significantly to the Company's historical growth in reserves. While NEG expects to generate future growth in reserves and production through its increased emphasis on development and exploratory drilling, the Company will continue to seek to opportunistically acquire properties that complement and enhance its inventory of development, exploitation and exploration projects. Consistent with its historical acquisition strategy, the Company expects to focus on purchases of underdeveloped properties in its core areas of expertise either through negotiated property acquisitions or acquisitions of companies with oil and natural gas properties.

     Operational Control. The Company generally prefers to operate and, except for its exploratory prospects, to own a majority working interest in its oil and natural gas properties. This operating philosophy enables the Company to control the nature, timing and costs of exploration and development of its properties, as well as the marketing of the resulting production. At September 30, 1996 and pro forma for the Bayou Sorrel Acquisition, NEG operated 488 of the 719 producing wells in which it owns an interest. The Company also operated approximately 85% of its aggregate PV10% as of June 30, 1996, after giving effect to the Merger and the Lake Boeuf Acquisition.

     Low Operating Cost Structure. The Company seeks to increase cash flow by maintaining a low unit operating cost structure through its focus on increasing production while limiting its field operating and corporate overhead expenses. Through these efforts, the Company has reduced historical unit lease operating expenses 41% from $0.70 per Mcfe in 1991 to $.41 per Mcfe during the nine months ended September 30, 1996. During these same periods, the Company decreased historical unit general and administrative expenses 51% from $0.80 per Mcfe to $.39 per Mcfe. NEG's emphasis on reducing its unit operating expenses has contributed to its 180% improvement in unit gross profit margins from $0.60 per Mcfe to $1.68 per Mcfe over these same periods. The Company believes the Merger and the Subsequent Merger will provide further opportunities to improve its unit operating costs through planned acceleration of production from NEG-OK's properties and economies of scale expected to be recognized in general and administrative expenses by combining the two operations.

     Selective Exploration Program. To balance its relatively lower risk development and exploitation activities, the Company expects that exploration drilling will become a more important, although limited, aspect of its business in the future. The Company's recently initiated exploration program targets prospects with significant reserve potential, focusing primarily on its inventory of exploratory prospects onshore Texas, Louisiana, Mississippi and Alabama and offshore Gulf of Mexico, including the Mustang Island Properties. To provide additional expertise in prospect generation and analysis for its exploration program and to control prospect generation costs, the Company has entered into an agreement with Sandefer Oil and Gas, Inc. ("Sandefer") under which prospects in Louisiana, Texas and Mississippi are generated for NEG's consideration and Sandefer participates with the Company in the evaluation, marketing and sale of such prospects ("Sandefer Exploration Venture"). The agreement with Sandefer also involves an arrangement with two geologists (the "Geologists") associated with Sandefer who have substantial exploration experience in the Gulf Coast region. The Geologists have access to the extensive engineering and licensed geological and geophysical data bases for Louisiana, Texas and Mississippi owned or licensed by Sandefer. NEG also seeks to reduce the risks normally associated with exploratory drilling by (i) allocating only a limited portion of its capital expenditure budget to exploration activities,
(ii) limiting its working interests in exploratory prospects through participation by industry partners, (iii) obtaining operational control of its prospects, and (iv) utilizing advanced technologies, including 3-D seismic surveys, where cost-effective.

                               THE EXCHANGE OFFER

The Outstanding Notes......  The Outstanding Notes were sold by the Company on
                             November 1, 1996, to Bear, Stearns Co. Inc., Smith Barney Inc. and Jefferies & Company, Inc. (collectively, the "Initial Purchasers") pursuant to a Purchase Agreement dated October 29, 1996 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Outstanding Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration
Requirements...............  Pursuant to the Purchase Agreement, the Company,
                             NEG-OK and the Initial Purchasers entered into a Registration Rights Agreement dated October 29, 1996 (the "Registration Rights Agreement"), which grants the holders of the Outstanding Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights, which terminate upon the consummation of the Exchange Offer. If applicable law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, the Company has agreed to file a shelf registration (the "Shelf Registration Statement") covering resales of the Outstanding Notes. See "The Exchange Offer -- Resale of Exchange Notes" and "The Exchange Offer -- Shelf Registration Statement."

The Exchange Offer.........  The Company is offering to exchange $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of Outstanding Notes. As of the date hereof, $100,000,000 aggregate principal amount of Outstanding Notes are outstanding. The Company will issue the Ex-change Notes to holders on February 18, 1997 (the "Exchange Date").


                             Based on an interpretation of the staff of the Commission set forth in no action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                             Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The Letter of Transmittal for the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed to make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale for a period of up to one year from the date the registration statement, of which this Prospectus forms a part, is declared effective. See "Plan of Distribution."

                             Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.


Expiration Date............  5:00 p.m., E.S.T., on February 17, 1997.


Interest on the Notes......  The Exchange Notes will bear interest from the date of issuance of the Exchange Notes. Interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes that has accrued from November 1, 1996, the date of issuance of the Outstanding Notes, through the Exchange Date will be payable on or before May 1, 1997.

Procedures for Tendering
  Outstanding Notes........  Each holder of Outstanding Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Outstanding Notes and any other required documentation to the Exchange Agent at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the holder or the person receiving such Exchange Notes, whether or not such person is the holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In lieu of physical delivery of the certificates representing Outstanding Notes, tendering holders may transfer Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer -- Procedures for Tendering."

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Outstanding Notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

                             If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures...............  Holders of Outstanding Notes who wish to tender their Outstanding Notes and whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Outstanding Notes according to the guaranteed delivery procedures set forth in "The Exchange
                             Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., E.S.T., on the Expiration Date pursuant to the procedures described under "The Exchange
                             Offer -- Withdrawal of Tenders."

Acceptance of Outstanding
Notes and Delivery of
  Exchange Notes...........  Subject to certain conditions, the Company will accept for exchange any and all Outstanding Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., E.S.T., on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the Exchange Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Federal Income Tax
  Consequences.............  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Consequences."

Effect on Holders of
Outstanding Notes..........
                             As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and, with certain exceptions noted below, holders of Outstanding Notes who do not tender their Outstanding Notes will not have any further registration rights under the Registration Rights Agreement or otherwise. Such holders will continue to hold the untendered Outstanding Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. All untendered Outstanding Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market of the untendered Outstanding Notes could be adversely affected. See "Risk Factors -- Exchange Offer Procedures."

Exchange Agent.............  Bank One, Columbus, N.A.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Securities Offered.........  $100,000,000 aggregate principal amount of 10 3/4%
                             Senior Notes due 2006.

Maturity Date..............  November 1, 2006.

Interest Payment Dates.....  May 1 and November 1 of each year, commencing May
                             1, 1997.

Optional Redemption........  The Notes will be redeemable at the option of the
                             Company, in whole or in part, at any time on or after November 1, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption, or at the Make-Whole Price plus accrued and unpaid interest to the date of redemption if redeemed prior to November 1, 2001. In addition, the Company may, at its option, redeem prior to November 1, 1999 up to $35 million aggregate principal amount of the Notes at 110.75% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, from the net proceeds of one or more Equity Offerings, provided that at least $65 million aggregate principal amount of the Notes remains outstanding following such redemption. See "Description of Exchange Notes -- Optional Redemption."

Mandatory Redemption.......  None, except as set forth below under "Offers to
                             Purchase."

Ranking....................  The Exchange Notes will be senior unsecured obligations of the Company ranking pari passu with all existing and future senior indebtedness of the Company, and senior in right of payment to all future subordinated indebtedness of the Company. As of September 30, 1996, on a pro forma basis after giving effect to the Initial Offering and the application of the proceeds therefrom, the Company and NEG-OK would have had approximately $1.4 million of secured indebtedness that effectively would rank senior to the Exchange Notes, and no other indebtedness other than the Notes. Subject to certain limitations set forth in the Indenture, the Company may incur additional senior indebtedness and other indebtedness. See "Description of the Exchange Notes -- Ranking."

Guarantee..................  As a result of the Subsequent Merger, the Company currently has no Restricted Subsidiaries, as defined. In the event the Company in the future designates a Subsidiary as a Restricted Subsidiary of the Company, the Indenture provides that such subsidiary (a "Guarantor"), will unconditionally guarantee (the "Guarantee") the Notes. Any such Guarantee will be a general unsecured senior obligation of the Guarantor, ranking pari passu with all existing and future senior indebtedness of the Guarantor, and senior in right of payment to all future subordinated indebtedness of the Guarantor. See "Description of the Exchange
                             Notes -- Guarantee."

Change of Control Offer....  Upon a Change of Control, the Company will be required, subject to certain conditions, to offer to repurchase all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of the Exchange Notes -- Change of Control."

Certain Covenants..........  The Indenture contains certain covenants, including, but not limited to, covenants limiting the Company and its Restricted Subsidiaries with respect to the following: (i) asset sales; (ii) restricted payments; (iii) the incurrence of additional indebtedness and the issuance of certain redeemable preferred stock; (iv) liens; (v) sale and leaseback transactions; (vi) lines of business;
                             (vii) dividend and other payment restrictions affecting subsidiaries; (viii) mergers and consolidations; (ix) transactions with affiliates; and (x) the filing of certain periodic reports. See "Description of the Exchange Notes -- Certain Covenants."

                                  RISK FACTORS

     For a discussion of certain risks that should be considered in connection with the Exchange Offer and in evaluating an investment in the Exchange Notes, see "Risk Factors."

              SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL,
                 OPERATING AND OIL AND NATURAL GAS RESERVE DATA
              (IN THOUSANDS, EXCEPT FOR RATIOS AND PER UNIT DATA)

     The summary historical financial information presented below has been derived from the financial statements of the Company for each of the three years in the period ended December 31, 1995 and from unaudited financial statements of the Company for the nine months ended September 30, 1995 and 1996. The historical data should be read in conjunction with the financial statements and the related notes thereto of NEG included elsewhere in this Prospectus. The summary Pro Forma combined financial information presented below should be read in conjunction with the Pro Forma Combined Condensed Financial Statements and the separate historical financial statements of NEG and NEG-OK and notes thereto. The Pro Forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the transactions to which they give pro forma effect been effective at the date or during the periods presented or of the results that may be obtained in the future.

                                                   YEAR ENDED DECEMBER 31,                  NINE MONTHS ENDED SEPTEMBER 30,
                                         -------------------------------------------    ----------------------------------------
                                                 HISTORICAL             PRO FORMA(1)        HISTORICAL           PRO FORMA(1)
                                         ---------------------------    ------------    ------------------    ------------------
                                          1993      1994      1995          1995         1995       1996       1995       1996
                                         ------    ------    -------    ------------    ------    --------    -------    -------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil and natural gas sales............. $1,803    $3,159    $ 7,858      $ 26,011      $4,861    $ 13,181    $19,169    $25,480
  Well operator and management fees.....    427       158        137         2,779         101         314      2,183      1,627
                                         ------    ------    -------      --------      ------    --------    -------    -------
        Total revenues..................  2,230     3,317      7,995        28,790       4,962      13,495     21,352     27,107
Costs and expenses:
  Lease operating expenses..............    575     1,207      1,732         7,177       1,138       2,096      5,396      4,556
  Oil and natural gas production
    taxes...............................    110       176        416         1,544         261         663      1,095      1,417
  General and administrative expenses...    994       985      1,772         5,109       1,015       1,957      3,509      3,629
  Depreciation, depletion and
    amortization........................    679     1,030      3,149        15,205       1,711       5,444     11,382     10,994
  Writedown of oil and natural gas
    properties(2).......................     --        --         --         2,300          --      43,497         --         --
  Other non-recurring expenses..........     --        --         --           752          --          --        731         --
                                         ------    ------    -------      --------      ------    --------    -------    -------
        Total costs and expenses........  2,358     3,398      7,069        32,087       4,125      53,657     22,113     20,596
                                         ------    ------    -------      --------      ------    --------    -------    -------
Operating income (loss).................   (128)      (81)       926        (3,297)        837     (40,162)      (761)     6,511
Interest expense........................   (188)     (517)    (1,032)      (11,194)       (653)     (1,826)    (8,526)    (8,517)
Other income............................     17       109        312           682         302          36        570        413
                                         ------    ------    -------      --------      ------    --------    -------    -------
Income (loss) before income taxes and
  extraordinary item....................   (299)     (489)       206       (13,809)        486     (41,952)    (8,717)    (1,593)
Income tax benefit......................     --        --         --         4,406          --      15,146      3,051        557
                                         ------    ------    -------      --------      ------    --------    -------    -------
Income (loss) before extraordinary
  item.................................. $ (299)   $ (489)   $   206      $ (9,403)     $  486    $(26,806)   $(5,666)   $(1,036)
                                         ======    ======     ======      ========      ======    ========    =======    =======
OTHER FINANCIAL DATA:(3)(4)(5)
EBITDA.................................. $  568    $1,058    $ 4,387      $ 15,642      $2,850    $  8,815    $11,922    $17,918
Ratio of EBITDA to interest expense.....   3.0x      2.0x       4.3x          1.4x        4.4x        4.8x       1.4x       2.1x
Ratio of earnings to fixed charges......     --       .1x       1.2x            --        1.7x          --         --        .8x
Cash provided by operating activities... $  519    $  373    $ 3,077      $  1,199      $2,490    $  4,780    $   554    $ 6,593
Capital expenditures for oil and natural
  gas properties and equipment..........  3,335     2,850     16,913        22,794      15,147      16,528     19,537     20,648
Net cash provided by financing
  activities............................  2,647     5,871     17,352        18,792      10,762      14,644     13,206     11,525

                                                                                           AS OF SEPTEMBER 30, 1996
                                                                                          ---------------------------
                                                                                          HISTORICAL     PRO FORMA(1)
                                                                                          ----------     ------------
BALANCE SHEET DATA:(6)
Cash and cash equivalents...............................................................   $  8,650        $ 39,650
Working capital.........................................................................      1,748          35,748
Total assets............................................................................    166,834         201,247
Long-term debt..........................................................................     63,337         101,337
Stockholders' equity....................................................................     77,142          76,555
ACNTA...................................................................................         --         206,715
Ratio of ACNTA to total debt............................................................         --            2.0x

                                                  YEAR ENDED DECEMBER 31,                 NINE MONTHS ENDED SEPTEMBER 30,
                                         ------------------------------------------    --------------------------------------
                                                 HISTORICAL            PRO FORMA(1)       HISTORICAL          PRO FORMA(1)
                                         --------------------------    ------------    ----------------    ------------------
                                          1993      1994      1995         1995         1995      1996      1995       1996
                                         ------    ------    ------    ------------    ------    ------    -------    -------
OPERATING DATA:
Production:
  Oil (Mbbls)..........................      49       116       283          475          177       344        335        429
  Natural gas (Mmcf)...................     483       621     1,753       11,830        1,065     2,997      9,089      8,121
  Natural gas equivalent (Mmcfe).......     776     1,315     3,454       14,680        2,125     5,060     11,097     10,696
Average sales prices:
  Oil (per Bbl)........................  $16.46    $16.01    $17.22       $16.95       $17.21    $20.59    $ 17.10    $ 20.31
  Natural gas (per Mcf)................    2.07      2.11      1.70         1.52         1.71      2.04       1.48       2.06
  Natural gas equivalent (per Mcfe)....    2.32      2.40      2.28         1.77         2.29      2.61       1.73       2.38
Unit economics (per Mcfe):
  Average sales price..................  $ 2.32    $ 2.40    $ 2.28       $ 1.77       $ 2.29    $ 2.61    $  1.73    $  2.38
  Lease operating expenses.............     .74       .92       .50          .49          .54       .41        .49        .42
  Oil and natural gas production
    taxes..............................     .14       .13       .12          .11          .12       .13        .10        .13
                                         ------    ------    ------       ------       ------    ------    -------    -------
    Gross margin.......................    1.44      1.35      1.66         1.17         1.63      2.07       1.14       1.83
  General and administrative
    expenses...........................    1.28       .75       .51          .35          .48       .39        .32        .34
                                         ------    ------    ------       ------       ------    ------    -------    -------
    Gross profit.......................  $  .16    $  .60    $ 1.15       $  .82       $ 1.15    $ 1.68    $   .82    $  1.49
                                         ======    ======    ======    =============   ======    ======    =======    =======

                                                           AS OF DECEMBER 31,
                                    ----------------------------------------------------------------
                                                                                                         AS OF JUNE 30, 1996
                                                        HISTORICAL                         PRO FORMA    ----------------------
                                    ---------------------------------------------------    ---------                    PRO
                                     1991       1992       1993       1994       1995        1995       HISTORICAL     FORMA
                                    -------    -------    -------    -------    -------    ---------    ----------    --------
RESERVE DATA:(7)(8)
Proved reserves:
  Oil (Mbbls).....................      305        956      3,721      5,156      3,921       7,965         3,815        7,721
  Natural gas (Mmcf)..............    4,946      7,785     11,047     13,380     30,869     135,265        30,129      129,919
  Total proved reserves (Mmcfe)...    6,776     13,521     33,373     44,316     54,395     183,055        53,019      176,243
  % Natural gas...................     73.0%      57.6%      33.1%      30.2%      56.7%       73.9%         56.8%        73.7%
  Proved developed reserves
    (Mmcfe).......................    6,132     11,286     18,633     18,401     23,098      98,191        21,890       91,227
  % Proved developed..............     90.5%      83.5%      55.8%      41.5%      42.5%       53.6%         41.3%        51.8%
Estimated future net cash flows
  before income taxes.............  $11,153    $21,924    $28,991    $52,159    $61,109    $233,773      $ 75,835     $274,206
PV10%.............................  $ 6,142    $10,894    $14,374    $27,445    $36,279    $141,788      $ 46,149     $165,239
Standardized Measure..............  $ 5,015    $   813    $11,679    $20,840    $32,127    $128,763      $ 40,185     $136,897

---------------

(1) The Pro Forma statement of operations data, other financial data and operating data have been prepared as if the historical acquisitions of the Company, including the Merger and Related Transactions, the Lake Boeuf Acquisition and the Initial Offering, including the sale of the Notes and the application of the net proceeds therefrom, had been consummated on January 1, 1995. The Pro Forma balance sheet data have been prepared as if the Initial Offering and the application of the net proceeds therefrom had been consummated on September 30, 1996. The Pro Forma results of operations exclude a noncash writedown of oil and natural gas properties of approximately $28.3 million (net of deferred income taxes), in accordance with the full cost method of accounting, which was charged to expense in the third quarter of 1996, the period in which the Merger was consummated.

(2) The historical results of operations for the nine months ended September 30, 1996 include a noncash writedown of oil and natural gas properties of approximately $28.3 million (net of deferred taxes), in accordance with the full cost method of accounting, which resulted from the Merger. See Note 2 of Notes to Consolidated Financial Statements.

(3) See the Glossary included elsewhere in this Prospectus for the definition of EBITDA. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. The Company has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining the Company's historical ability to service its indebtedness; however, this measure may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of the Company's operating performance or liquidity.

(4) In addition to cash flows provided by operating activities, provided by or used in financing activities and used by capital expenditures for oil and natural gas properties and equipment, the Company also has cash flows which are provided or used by other investing activities. Pro Forma cash flow from operating activities has been computed by adjusting the combined cash flows of the Company and NEG-OK by pro forma adjustments for the operating revenues and direct operating expenses of the Company's acquisitions in 1995 and pro forma adjustments for interest expense. Pro Forma net cash flows provided by financing activities represent the combined cash flows from financing activities of the Company and NEG-OK. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations;" "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources;" "NEG-OK Management's Discussion and Analysis of Financial Condition and

    Results of Operations -- Liquidity and Capital Resources;" and the Pro Forma Combined Condensed Financial Statements included elsewhere in this Prospectus.

(5) For the purpose of calculating the ratio of earnings to fixed charges, fixed charges consist of interest expense, capitalized interest, the interest component of rental expense and the amortization of debt discount and financing costs. Earnings consist of income before extraordinary items and income taxes plus fixed charges, excluding capitalized interest. The Company's historical earnings were insufficient to cover fixed charges by $299,000, $489,000 and $42.0 million for the years ended December 31, 1993 and 1994, and the nine months ended September 30, 1996, respectively. Pro Forma earnings were insufficient to cover fixed charges by $13.8 million for the year ended December 31, 1995, and $8.7 million and $1.6 million for the nine month periods ending September 30, 1995 and September 30, 1996, respectively.

(6) ACNTA means Adjusted Consolidated Net Tangible Assets as defined in the Indenture. See "Description of the Exchange Notes -- Certain Definitions." ACNTA as of September 30, 1996 is calculated using discounted future net revenues as estimated by Netherland & Sewell as of June 30, 1996.

(7) Represents proved reserves based on estimates prepared by Netherland & Sewell as of December 31, 1995 and June 30, 1996 and estimates prepared by other independent engineers as of December 31, 1993 and 1994. See "Business and Properties -- Oil and Natural Gas Reserves" and Note F of Notes to Pro Forma Combined Condensed Financial Statements.

(8) The Company believes that PV10%, while not determined in accordance with generally accepted accounting principles, is an important financial measure used by investors in independent oil and natural gas producing companies for evaluating the relative significance of oil and natural gas properties and acquisitions. PV10% should not be construed as an alternative to the Standardized Measure, as determined in accordance with generally accepted accounting principles.

                                  RISK FACTORS

     In addition to the other information set forth elsewhere in this Prospectus, the following factors relating to the Company and this Exchange Offer should be considered by prospective investors when evaluating an investment in the Exchange Notes offered hereby.

EXCHANGE OFFER PROCEDURES

     Issuance of the Exchange Notes in exchange for Outstanding Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Outstanding Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Outstanding Notes desiring to tender such Outstanding Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange. Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. Upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Outstanding Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any sale of such Exchange Notes. See "Plan of Distribution." To the extent that some of the Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Outstanding Notes could be adversely affected. See "The Exchange Offer."

SUBSTANTIAL INDEBTEDNESS


     At September 30, 1996, on a pro forma basis, after giving effect to the Initial Offering, the Company and NEG-OK would have had approximately $101.4 million of indebtedness (including current maturities of long-term indebtedness) as compared to the Company's stockholders' equity of $76.6 million. See "Use of Proceeds" and "Capitalization." The Company may incur additional indebtedness under the amendment to the Credit Facility entered into in connection with the Initial Offering (as amended, the "Amended Credit Facility"). See "Description of Amended Credit Facility" and "Description of the Exchange Notes -- Certain Covenants."


     This level of indebtedness may pose substantial risks to holders of Notes, including the possibility that the Company might not generate sufficient cash flow to pay the principal of and interest on the Notes. If the Company is unsuccessful in increasing its proved reserves or realizing production from its proved undeveloped reserves, the future net revenue from existing proved reserves may not be sufficient to pay the principal of and interest on the Notes in accordance with their terms. Such indebtedness may also adversely affect the Company's ability to finance its future operations and capital needs, and may limit its ability to pursue other business opportunities.

FUTURE CAPITAL REQUIREMENTS

     The Company has made, and will continue to make, substantial capital expenditures for acquisition, development and production of oil and natural gas reserves, particularly since a substantial portion of the proved reserves of the Company consist of proved undeveloped reserves, which require substantial capital expenditures to prove and develop. The Company has budgeted capital expenditures of approximately $47.6 million for the three months ended December 31, 1996 and for the year ended 1997, excluding the capital expenditures made for East Bayou Sorrel Acquisition and the Bayou Sorrel Acquisition and to be made for the Pending Acquisition. The Company is not contractually committed to expend the budgeted funds. The

Company currently expects that available cash, cash flows from operations, proceeds from the Initial Offering and available borrowings under the Amended Credit Facility will be sufficient to fund planned capital expenditures for its existing properties through 1997, including the East Bayou Sorrel Acquisition, the Bayou Sorrel Acquisition and the Pending Acquisition. However, the Company may need to raise additional capital to fund acquisitions which may become available to the Company in the future, and the development thereof.

     For periods after 1997, the Company may seek additional capital, if required, from traditional reserve base borrowing, equity and debt offerings or joint ventures to further develop and explore its properties and to acquire additional properties. The Company's ability to access additional capital will depend on its continued success in exploring for and developing its oil and natural gas reserves and the status of the capital markets at the time such capital is sought. Accordingly, there can be no assurance that capital will be available to the Company from any source or that, if available, it will be at prices or on terms acceptable to the Company. Should the Company be unable to access the capital markets or should sufficient capital not be available, the development and exploration of the Company's properties could be delayed or reduced and, accordingly, oil and natural gas revenues and operating results may be adversely affected. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations."

RANKING OF THE NOTES; EFFECTIVE SUBORDINATION

     The Exchange Notes will be senior unsecured obligations of the Company ranking pari passu with any of the Outstanding Notes remaining outstanding after the Exchange Offer and all existing and future senior indebtedness of the Company. Holders of secured indebtedness of the Company and its subsidiaries, including the Amended Credit Facility, however, will have claims with respect to the assets constituting collateral for such indebtedness that are prior to the claims of holders of the Notes. The obligations of the Company under the Amended Credit Facility are secured by substantially all of the oil and natural gas properties of the Company.

     In the event of a default on the Notes, or a bankruptcy, liquidation or reorganization of the Company and its Restricted Subsidiaries, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Notes. Accordingly, the Notes will be effectively subordinated to claims of secured creditors of the Company and its Restricted Subsidiaries to the extent of such pledged collateral. At September 30, 1996, after giving pro forma effect to the Initial Offering and the application of proceeds therefrom, the Company and NEG-OK would have had $1.4 million of secured indebtedness, that effectively would rank senior to the Notes in right of payment, and no other indebtedness other than the Notes. The Indenture limits the amount of Liens securing the Amended Credit Facility to the greater of (i) $40 million and (ii) $10 million plus 15% of Adjusted Consolidated Net Tangible Assets (as defined in "Description of the Exchange Notes -- Certain Definitions").

RESTRICTIONS IMPOSED BY LENDERS

     The instruments governing the indebtedness of the Company impose significant operating and financial restrictions on the Company and the Restricted Subsidiaries. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company and the Restricted Subsidiaries to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the Company's business or the economy in general, or otherwise conduct necessary corporate activities. A failure by the Company to comply with these restrictions could lead to a default under the terms of such indebtedness and the Notes. In the event of default, the holders of such indebtedness could elect to declare all of the funds borrowed pursuant thereto to be due and payable together with accrued and unpaid interest. In such event, there can be no assurance that the Company would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are favorable or acceptable to the Company. In addition, the Company's indebtedness under the Amended Credit Facility is secured by a substantial portion of the assets of the Company. The pledge of such collateral to existing lenders could impair the Company's ability to obtain favorable financing. See "Description of Amended Credit Facility."

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     The Company must offer to repurchase the Notes upon the occurrence of certain events. In the event of a Change of Control (as defined in the Indenture) the Company must offer to repurchase all Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of the Exchange
Notes -- Change of Control."

     Prior to repurchasing such Notes, the Company may be required to (i) repay all or a portion of indebtedness under the Amended Credit Facility or (ii) obtain any requisite consent to permit the repurchase. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, then the Company will be unable to offer to purchase the Notes and such failure will constitute an Event of Default under the Indenture. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) as described above.

     The events that constitute a Change of Control under the Indenture may also be events of default under the Amended Credit Facility or other senior indebtedness of the Company and the Restricted Subsidiaries. Such events may permit the lenders under such debt instruments to reduce the borrowing base thereunder or accelerate the debt and if the debt is not paid, to enforce security interests on, or commence litigation which could ultimately result in a sale of, substantially all the assets of the Company, thereby limiting the Company's ability to raise cash to repurchase the Notes and reducing the practical benefit of the offer to purchase provisions to the holders of the Notes. See "Description of Amended Credit Facility."

FRAUDULENT CONVEYANCE

     Various fraudulent conveyance laws enacted for the protection of creditors may apply to any Restricted Subsidiary of the Company that guarantees the Notes. To the extent that a court were to find that (x) a Guarantee was incurred by a Guarantor with intent to hinder, delay or defraud any present or future creditor or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) a Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Guarantee in favor of the Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by a Guarantor as a result of the issuance by the Company of the Notes. The Indenture contains a savings clause, which generally limits the obligations of each Guarantor under its Guarantee to the maximum amount as will, after giving effect to all of the liabilities of such Guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a Guarantee of any Guarantor was avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim against such Guarantor and would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portions of any of the Guarantees.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a Guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, was greater than the fair marketable value of all of its assets at a fair valuation or if the present fair marketable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

     Based upon financial and other information, the Company believes that any Guarantee will be incurred for proper purposes and in good faith and that the Company is solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Exchange Notes -- Guarantee."

ABSENCE OF A PUBLIC MARKET FOR THE EXCHANGE NOTES

     The Outstanding Notes are currently owned by a relatively small number of beneficial owners. The Outstanding Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Outstanding Notes or the Exchange Notes on any national securities exchange or to seek the admission thereof to trading on The Nasdaq Stock Market. The Company has been advised by the Initial Purchasers that, following completion of the Exchange Offer, they presently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any market making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed in the Exchange Act, and may be limited during the Exchange Offer or the pendency of a shelf registration statement. Accordingly no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

INCREASE IN SCOPE OF OPERATIONS

     The Company believes that the Merger and the Subsequent Merger offer opportunities for long-term efficiencies in operations that should positively affect future operating results of the Company. However, the increased scope of operations will present challenges to the Company due to the increased time and resources required in the management effort. The management and Board of Directors of the Company believe that the combinations can be effected in a manner that will realize the value of the two companies and while a majority of the members of management and the Board of Directors individually have had experience in combinations of this size, the Company does not. Accordingly, there can be no assurance that the process of effecting the business combination can be effectively managed to realize the operational efficiencies anticipated to result from the Merger and the Subsequent Merger. In addition, the continued growth and expansion of the Company will depend, among other factors, on the ability to recruit and retain skilled and experienced management and technical personnel. There can be no assurance that the Company will be successful in such efforts.

CONTROL BY CERTAIN EQUITY SHAREHOLDERS IN THE CASE OF CERTAIN INSOLVENCY AND OTHER EVENTS

     As the holder of the Convertible Preferred Stock, Series D, of the Company (the "Series D Preferred Stock"), High River Limited Partnership ("High River"), and its affiliates Riverdale Investors Corp., Inc. and Carl C. Icahn, will have certain rights if certain events occur that may indicate that the Company is insolvent or is financially distressed. The member of the Board of Directors appointed by the holders of the Series D Preferred Stock has the right to veto any voluntary bankruptcy filing by the Company. The holders of the Series D Preferred Stock also have the right to choose to elect one-half of the members of the Board plus one member if certain events occur indicating insolvency of the Company, such as an involuntary bankruptcy filing or a default on indebtedness of the Company in excess of $10 million which are not cured within certain time periods of less than 30 days, including any such event with respect to the Notes.

     The owners of the 10% Cumulative Convertible Preferred Stock, Series B, of the Company (the "Series B Preferred Stock") and the 10.5% Cumulative Convertible Preferred Stock, Series C, of the Company (the "Series C Preferred Stock") share the right to elect one-third of the Board of Directors if, with respect to four dividend payments for either series, the Company does not pay dividends or pays in shares of Series B Preferred Stock or Series C Preferred Stock, as the case may be. If the holders of the Series B Preferred Stock and Series C Preferred Stock are each entitled to exercise this right, the holders of Series C Preferred Stock may not exercise their rights until the rights of the holders of the Series B Preferred Stock terminate. One payment on the Series B Preferred Stock has been paid in shares of Series B Preferred Stock.

     If the Company experiences financial difficulties for a prolonged period of time so that all of these voting rights are triggered and exercised, the holders of Preferred Stock will have the right to elect at least 83% of the Board of Directors. See "Description of Capital Stock."

FINANCIAL REPORTING IMPACT OF FULL COST METHOD OF ACCOUNTING

     The Company follows the full cost method of accounting for oil and natural gas properties. Under such method, the net book value of such properties, less related deferred income taxes, may not exceed a calculated "ceiling." The ceiling is the estimated after-tax future net revenues from proved oil and natural gas properties, discounted at 10% per year. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes which are fixed and determinable by existing contracts. The net book value is compared to the ceiling on a quarterly and yearly basis. The excess, if any, of the net book value above the ceiling is required to be written off as a noncash expense. As a result of allocating additional cost, under the purchase method of accounting, to the oil and natural gas properties in connection with the Merger, the Company recognized a noncash writedown of its oil and natural gas properties of approximately $28.3 million, net of deferred taxes. The amount of the actual writedown was charged to expense in the third quarter of 1996, the period in which the Merger was consummated. At September 30, 1996 the Company was near the ceiling and there can be no assurances that there will not be any future writedowns under the full cost method of accounting. Any further decrease in oil and natural gas prices could result in additional writedowns. See Note 2 of Notes to the Consolidated Financial Statements.

VOLATILITY OF OIL AND NATURAL GAS PRICES AND MARKETS

     The Company's profitability will be substantially dependent on prevailing prices for oil and natural gas. The amounts of and prices obtainable for the Company's oil and natural gas production will be affected by market factors beyond the Company's control. Such factors include the extent of domestic production, the level of imports of foreign oil and natural gas, the general level of market demand on a regional, national and worldwide basis, domestic and foreign economic conditions that determine levels of industrial production, political events in foreign oil producing regions, and variations in governmental regulations and tax laws or the imposition of new governmental requirements upon the oil and natural gas industry. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. A substantial and prolonged decline in oil and natural gas prices could have a material adverse effect upon the Company, including the inability of the Company to fund planned operations and capital expenditures, writedowns of the carrying value of its oil and natural gas properties, and the Company's inability to meet debt service requirements resulting in defaults under bank loans. In addition, the marketability of the Company's production will depend in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities.

UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET REVENUES; SIGNIFICANT UNDEVELOPED RESERVES

     There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of the Company. The reserve information set forth in this Prospectus represents estimates based on reports prepared by the Company's independent petroleum engineers, as well as internally generated reports. Petroleum engineering is not an exact science. Information relating to the Company's proved oil and natural gas reserves is based upon engineering estimates. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and natural gas prices, future operating costs, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material. Approximately one-half of the Company's estimated proved reserves are classified as undeveloped. Either inaccuracies in estimates of proved undeveloped reserves or the inability to fund development could result in substantially reduced reserves. In addition, the timing of receipt of estimated future net revenues from proved undeveloped reserves will be dependent upon the timing and implementation of drilling and development activities estimated by the Company for purposes of the reserve report. See "Business and Properties -- Oil and Natural Gas Reserves."

EXPLORATION AND DEVELOPMENT RISKS; LIMITED EXPLORATION HISTORY

     Exploration and development of oil and natural gas properties involve a high degree of risk that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs. The Company has had limited experience in exploratory prospect generation and drilling. The Company intends to engage consultants or contract operators with experience in the particular areas targeted for exploration by the Company. The Company has entered into the Sandefer Exploration Venture for such purpose in the Louisiana, Mississippi and Texas Gulf Coast region. See "Business and Properties -- Drilling Activity" and "Business and Properties -- Principal Areas of Operations -- Exploration."

OPERATING HAZARDS AND UNINSURED RISKS

     In addition to the substantial risk that wells drilled will not be productive, hazards such as unusual or unexpected geologic formations, pressures, downhole fires, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, pollution and other physical and environmental risks are inherent in oil and natural gas exploration and production. These hazards could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. The Company carries insurance which it believes is in accordance with customary industry practices, but, as is common in the oil and natural gas industry, the Company does not fully insure against all risks associated with its business either because such insurance is not available or because the cost thereof is considered prohibitive. See "Business and Properties -- Operational Hazards and Insurance."

REPLACEMENT OF RESERVES

     The Company's success will be largely dependent on its ability to replace and expand its oil and natural gas reserves through the acquisition of producing properties and the exploration for and development of oil and natural gas reserves, both of which involve substantial risks. Without successful acquisition or drilling ventures, the Company will be unable to replace the reserves being depleted by production, and its assets and revenues, including the reserves, will decline. There can be no assurance that the Company's acquisition and exploration and development activities will result in the replacement of, or additions to, the Company's reserves. Similarly, there can be no assurance that the Company will have sufficient capital to engage in its acquisition, exploration or development activities. Successful acquisition of producing properties generally requires accurate assessments of recoverable reserves, future oil and natural gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact, and as estimates their accuracy is inherently uncertain.

GOVERNMENTAL REGULATION

     The Company's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and natural gas and the release of material into the environment or otherwise relating to protection of the environment. In particular, the Company's oil and natural gas exploration, development and production, and its activities in connection with storage and transportation of liquid hydrocarbons are subject to stringent environmental regulation by governmental authorities in the United States and in foreign jurisdictions. Such regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning oil and natural gas wells and other related facilities.

     The Company has expended significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements and anticipates that it will continue to do so in the future. Although the Company believes that its operations are in general compliance with all such laws and regulations, including applicable environmental laws and regulations, risks of substantial costs and liabilities are inherent in oil and natural gas operations, and there can be no assurance that significant costs and liabilities will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from the Company's operations, could result in substantial costs and liabilities in the future. See "Business and Properties -- Regulation."

COMPETITION

     The oil and natural gas industry is highly competitive. The Company will compete in acquisitions and the development, production and marketing of oil and natural gas with major oil companies, other independent oil and natural gas concerns, and individual producers and operators. Many of these competitors have substantially greater financial and other resources than the Company. Furthermore, the oil and natural gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. See "Business and Properties -- Competition."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Outstanding Notes were sold by the Company on November 1, 1996, to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently placed the Outstanding Notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition of the purchase of the Outstanding Notes by the Initial Purchasers, the Company and NEG-OK entered into the Registration Rights Agreement with the Initial Purchasers, which requires, among other things, that the Company file with the Commission a registration statement under the Securities Act with respect to an offer by the Company to the holders of the Outstanding Notes to issue and deliver to such holders, in exchange for Outstanding Notes, a like principal amount of Exchange Notes. The Company is required to use its best efforts to cause the Registration Statement relating to the Exchange Offer to be declared effective by the Commission under the Securities Act and commence the Exchange Offer. The Exchange Notes are to be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Outstanding Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., E.S.T., on the Expiration Date. On the Exchange Date, the Company will issue $1,000 principal amount of Exchange Notes in exchange for $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the Notes will not be entitled to certain rights under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.


     As of the date of this Prospectus, $100,000,000 aggregate principal amount of the Outstanding Notes was outstanding and registered in the name of Cede & Co., as nominee for the Depository Trust Company. The Company has fixed the close of business of January 7, 1997, as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.


     Holders of Outstanding Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

     The Company shall be deemed to have accepted validly tendered Outstanding Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Outstanding Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from the date of issuance of the Exchange Notes. Interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes that has accrued from November 1, 1996, the date of issuance of the Outstanding Notes, through the Exchange Date will be payable on or before May 1, 1997. Interest on the Exchange Notes will be payable semi-annually on each May 1 and November 1, commencing May 1, 1997.

PROCEDURES FOR TENDERING

     Only a Holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Outstanding Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., E.S.T., on the Expiration Date. The Company is not asking any Holder for a proxy, and no Holder is requested to send the Company a proxy. To be tendered effectively, the Outstanding Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., E.S.T., on the Expiration Date. Delivery of the Outstanding Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each Holder will make to the Company the representations set forth below in the second paragraph under the heading "-- Resale of Exchange Notes."

     The tender by a Holder and the acceptance thereof by the Company will constitute agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.


     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Outstanding Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Exchange Notes at DTC (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Outstanding Notes by causing such Book-Entry Transfer Facility to transfer such Outstanding Notes into the Exchange Agent's account with respect to the Outstanding Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Outstanding Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures; provided, however, that a participant in DTC's book-entry system may, in accordance with DTC's Automated Tender Offer Program procedures and in lieu of physical delivery to the Exchange Agent of a Letter of Transmittal, electronically acknowledge its receipt of, and agreement to be bound by, the terms of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Outstanding Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available, (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five Nasdaq Stock Market trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Outstanding Notes (or a confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Outstanding Notes in proper form for transfer (or a confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five Nasdaq Stock Market trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., E.S.T., on the Expiration Date.

     To withdraw a tender of Outstanding Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., E.S.T., on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the "Depositor"),
(ii) identify the Outstanding Notes to be withdrawn (including the certificate number(s) and principal amount of such Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Outstanding Notes register the transfer of such Outstanding Notes into the name of the person withdrawing the tender, (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Outstanding Notes have been tendered pursuant to book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange, will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

     Bank One, Columbus, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:


By Registered or Certified Mail:     By Overnight Mail or Hand:           By Facsimile:
Bank One, Columbus, N.A.             Bank One, Columbus, N.A.             Bank One, Columbus, N.A.
235 West Schrock Road                235 West Schrock Road                Attn: Corporate Trust Operations
Westerville, Ohio 43271-0184         Westerville, Ohio 43081              Facsimile No. (614) 248-5088
Attn: Corporate Trust Operations     Attn: Corporate Trust Operations     Confirm by Telephone No.
                                                                          (614) 248-4856


FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Outstanding Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Outstanding Notes for the principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Outstanding Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF EXCHANGE NOTES

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) and Morgan Stanley & Co., Incorporated (June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is a Holder,
(ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that such Holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

SHELF REGISTRATION STATEMENT

     If the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by any applicable law or applicable interpretation of the Commission or the staff of the Commission, the Company has agreed to file with the Commission and use its best efforts to have declared effective and keep continuously effective for up to three years a registration statement that would allow resales of Outstanding Notes owned by such holders.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Outstanding Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     The Company may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Outstanding Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Outstanding Notes.

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Outstanding Notes in like principal amount, the form and terms of which are substantially similar to the form and terms of the Exchange Notes, except as otherwise described herein. The Outstanding Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company.


     The net proceeds to the Company from the offering of Outstanding Notes was approximately $96.0 million. Of the total net proceeds, the Company used approximately $62.0 million to repay borrowings under the Credit Facility, approximately $9.2 million to consummate the Bayou Sorrel Acquisition and approximately $7.0 million to consummate a portion of the East Bayou Sorrel Acquisition. See "Description of Amended Credit Facility" and "Business and Properties -- Acquisitions." The balance of $17.8 million is being used to fund costs associated with the Company's development and exploration projects, which may include the acquisition and exploitation of additional underdeveloped properties. Pending such use, the net proceeds have been deposited in interest bearing accounts or invested in short-term interest bearing instruments.


                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents and the capitalization of the Company at September 30, 1996, on a historical basis and on a pro forma basis giving effect to the Initial Offering and the application of the net proceeds therefrom ("Pro Forma"). The historical data should be read in conjunction with the historical financial statements of the Company included elsewhere herein or incorporated herein by reference. The Pro Forma data has been prepared on the basis described in the Pro Forma Combined Condensed Financial Statements included elsewhere herein. All dollar amounts in the table are in thousands.

                                                                      AS OF SEPTEMBER 30,
                                                                              1996
                                                                      --------------------
                                                                                    PRO
                                                                      HISTORICAL   FORMA
                                                                      --------    --------
    Cash and cash equivalents........................................ $  8,650    $ 39,650
                                                                      ========    ========
    Long-term debt, including current portion:(1)
      Credit Facility and Amended Credit Facility(2)................. $ 65,000    $     --
      10 3/4% Senior Notes due 2006..................................       --     100,000
      Other long-term debt...........................................    1,353       1,353
                                                                      --------    --------
              Total long-term debt, including current portion........   66,353     101,353
                                                                      --------    --------
    Stockholders' equity:
      Convertible preferred stock....................................      243         243
      Common stock...................................................      352         352
      Additional paid-in capital.....................................  107,791     107,791
      Deficit........................................................  (31,244)    (31,831)
                                                                      --------    --------
              Total stockholders' equity.............................   77,142      76,555
                                                                      --------    --------
              Total capitalization................................... $143,495    $177,908
                                                                      ========    ========

---------------

(1) Includes the following current portions of long-term debt:
    Historical -- $3,016,000 and Pro Forma -- $16,000.

(2) For further discussion, see "Description of Amended Credit Facility" and
    Note 3 of the Notes to Consolidated Financial Statements of the Company, included elsewhere herein.

                     SELECTED PRO FORMA COMBINED FINANCIAL,
                 OPERATING AND OIL AND NATURAL GAS RESERVE DATA
              (IN THOUSANDS, EXCEPT FOR RATIOS AND PER UNIT DATA)

     The selected pro forma combined condensed financial information presented below should be read in conjunction with the Pro Forma Combined Condensed Financial Statements and the separate historical financial statements of NEG and NEG-OK and the related notes thereto. The Pro Forma combined condensed financial, operating and oil and natural gas reserve data are not necessarily indicative of the operating results or financial position that would have been achieved had the transactions to which they give pro forma effect been effective at the date or during the periods presented or of the results that may be obtained in the future.

                                                                               NINE MONTHS ENDED
                                                           YEAR ENDED            SEPTEMBER 30,
                                                          DECEMBER 31,    ----------------------------
                                                              1995            1995            1996
                                                          ------------    ------------    ------------
STATEMENT OF OPERATIONS DATA:(1)
Revenues:
  Oil and natural gas sales..............................   $   26,011      $   19,169      $   25,480
  Well operator and management fees......................        2,779           2,183           1,627
                                                            ----------      ----------      ----------
          Total revenues.................................       28,790          21,352          27,107
Costs and expenses:
  Lease operating expenses...............................        7,177           5,396           4,556
  Oil and natural gas production taxes...................        1,544           1,095           1,417
  General and administrative expenses....................        5,109           3,509           3,629
  Depreciation, depletion and amortization...............       15,205          11,382          10,994
  Writedown of oil and natural gas properties(2).........        2,300              --              --
  Other non-recurring expenses...........................          752             731              --
                                                            ----------      ----------      ----------
          Total costs and expenses.......................       32,087          22,113          20,596
                                                            ----------      ----------      ----------
Operating income (loss)..................................       (3,297)           (761)          6,511
Interest expense.........................................      (11,194)         (8,526)         (8,517)
Other income.............................................          682             570             413
                                                            ----------      ----------      ----------
Loss before income taxes and extraordinary item..........      (13,809)         (8,717)         (1,593)
Income tax benefit.......................................        4,406           3,051             557
                                                            ----------      ----------      ----------
Loss before extraordinary item...........................   $   (9,403)     $   (5,666)     $   (1,036)
                                                            ==========      ==========      ==========
Loss per common share before extraordinary
  item...................................................   $    (0.30)     $     (.19)     $     (.05)
                                                            ==========      ==========      ==========
OTHER FINANCIAL DATA:(1)(2)(3)(4)
EBITDA...................................................   $   15,642      $   11,922      $   17,918
Ratio of EBITDA to interest expense......................         1.4x            1.4x            2.1x
Ratio of earnings to fixed charges.......................           --              --             .8x
Cash provided by operating activities....................   $    1,199      $      554      $    6,593
Capital expenditures for oil and natural gas properties
  and equipment..........................................       22,794          19,537          20,648
Net cash provided by financing activities................       18,792          13,206          11,525

                                                                                      AS OF
                                                                                  SEPTEMBER 30,
                                                                                      1996
                                                                                  -------------
BALANCE SHEET DATA:(1)(5)
Cash and cash equivalents.......................................................    $  39,650
Working capital (deficit).......................................................       35,748
Total assets....................................................................      201,247
Long-term debt..................................................................      101,337
Stockholders' equity............................................................       76,555
ACNTA...........................................................................      206,715
Ratio of ACNTA to total debt....................................................         2.0x

                                                                                   NINE MONTHS
                                                                                 ENDED SEPTEMBER
                                                                YEAR ENDED             30,
                                                               DECEMBER 31,     -----------------
                                                                   1995          1995       1996
                                                               ------------     ------     ------
OPERATING DATA:(1)
Production:
  Oil (Mbbls)................................................        475           335        429
  Natural gas (Mmcf).........................................     11,830         9,089      8,121
  Natural gas equivalent (Mmcfe).............................     14,680        11,097     10,696
Average sale prices:
  Oil (per Bbl)..............................................     $16.95        $17.10     $20.31
  Natural gas (per Mcf)......................................       1.52          1.48       2.06
  Natural gas equivalent (per Mcfe)..........................       1.77          1.73       2.38
Unit economics (per Mcfe):
  Average sales price........................................     $ 1.77        $ 1.73     $ 2.38
  Lease operating expenses...................................        .49           .49        .42
  Oil and natural gas production taxes.......................        .11           .10        .13
                                                                  ------        ------     ------
     Gross margin............................................       1.17          1.14       1.83
  General and administrative expenses........................        .35           .32        .34
                                                                  ------        ------     ------
     Gross profit............................................     $  .82        $  .82     $ 1.49
                                                                  ======        ======     ======

                                                                          AS OF          AS OF
                                                                       DECEMBER 31,     JUNE 30,
                                                                           1995           1996
                                                                       ------------     --------
RESERVE DATA:(1)(6)(7)
Proved reserves:
  Oil (Mbbls)........................................................       7,965          7,721
  Natural gas (Mmcf).................................................     135,265        129,919
  Total proved reserves (Mmcfe)......................................     183,055        176,243
  % Natural gas......................................................       73.9%          73.7%
  Proved developed reserves (Mmcfe)..................................      98,191         91,227
  % Proved developed.................................................       53.6%          51.8%
Estimated future net cash flows before income taxes..................    $233,773       $274,206
PV10%................................................................     141,788        165,239
Standardized Measure.................................................     128,763        136,897

---------------

(1) The Pro Forma statement of operations data, other financial data and operating data have been prepared as if the historical acquisitions of the Company, including the Merger and Related Transactions, the Lake Boeuf Acquisition and the Initial Offering, including the sale of the Outstanding Notes and the application of the net proceeds therefrom, had been consummated on January 1, 1995. The Pro Forma balance sheet data have been prepared as if the Initial Offering and the application of the net proceeds therefrom had been consummated on September 30, 1996. The Pro Forma results of operations exclude a noncash writedown of oil and natural gas properties of approximately $28.3 million (net of deferred income taxes), in accordance with the full cost method of accounting. The writedown was charged to expense in the third quarter of 1996, the period in which the Merger was consummated.

(2) See the Glossary included elsewhere in this Prospectus for the definition of EBITDA. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. The Company has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining the Company's historical ability to service its indebtedness; however, this measure may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of the Company's operating performance or liquidity.

(3) In addition to cash flows provided by operating activities, provided by or used in financing activities and used by capital expenditures for oil and natural gas properties and equipment, the Company also has cash flows which are provided or used by other investing activities. Cash flow from operating activities has been computed by adjusting the combined cash flows of the Company and NEG-OK by pro forma adjustments for the operating revenues and direct operating expenses of the NEG acquisitions in 1995 and pro forma adjustments for interest expense. Pro Forma net cash flows provided by financing activities represent the combined cash flows from financing activities of the Company and NEG-OK. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations;" "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources;" "NEG-OK Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources;" and the Pro Forma Combined Condensed Financial Statements included elsewhere in this Prospectus.

(4) For the purpose of calculating the ratio of earnings to fixed charges, fixed charges consist of interest expense, capitalized interest, the interest component of rental expense and the amortization of debt discount and financing costs. Earnings consist of income before extraordinary items and income taxes plus fixed charges, excluding capitalized interest. Pro Forma earnings were insufficient to cover fixed charges by $13.8 million for the year ended December 31, 1995, and by $8.7 million and $1.6 million for the nine month periods ending September 30, 1995 and September 30, 1996, respectively.

(5) ACNTA means Adjusted Consolidated Net Tangible Assets as defined in the Indenture. See "Description of Exchange Notes." ACNTA as of September 30, 1996 is calculated using discounted future net revenues as estimated by Netherland & Sewell as of June 30, 1996.

(6) Includes proved reserves based on estimates prepared by Netherland & Sewell for December 31, 1995 and June 30, 1996. See "Business and Properties -- Oil and Natural Gas Reserves" and Note F of Notes to Pro Forma Combined Condensed Financial Statements.

(7) The Company believes that PV10%, while not determined in accordance with generally accepted accounting principles, is an important financial measure used by investors in independent oil and natural gas producing companies for evaluating the relative significance of oil and natural gas properties and acquisitions. PV10% should not be construed as an alternative to the Standardized Measure, as determined in accordance with generally accepted accounting principles.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            PRO FORMA FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PRO FORMA EFFECTS OF THE MERGER AND THE INITIAL OFFERING

     On June 6, 1996, the Company, Alexander and NEG-OK executed a definitive Agreement and Plan of Merger (as amended, the "Merger Agreement"). Consummation of the Merger occurred on August 29, 1996 after the approval by the shareholders of the Company and Alexander. Pursuant to the Merger, (a) the separate corporate existence of Alexander terminated and NEG-OK, as the surviving corporation, continued as a wholly-owned subsidiary of the Company with the combined assets and liabilities of Alexander and NEG-OK, (b) each share of Alexander common stock, par value $.03 per share ("Alexander Common Stock"), together with all rights associated with the Alexander Common Stock pursuant to the Rights Agreement dated December 15, 1994 (the "Rights Agreement"), between Alexander and Liberty Bank & Trust Company of Oklahoma City, N.A., and all related documents, outstanding immediately before the Merger, were converted into 1.7 shares of the Company's Common Stock and (c) all outstanding options and warrants to purchase Alexander Common Stock were assumed by NEG-OK and converted into options and warrants to purchase Common Stock of the Company.

     The Merger was accounted for as a purchase of Alexander by NEG utilizing the purchase method of accounting. As such, the costs of acquiring Alexander were allocated to the assets and liabilities acquired using estimated fair values with the remainder of the purchase price allocated to proved oil and natural gas properties. No goodwill was recorded in this transaction. However, based on the Pro Forma combined cost center ceiling at September 30, 1996 and the preliminary allocation of the Company's purchase price, the purchase price allocated to oil and natural gas properties (net of related deferred taxes) at September 30, 1996 is in excess of the cost center ceiling by approximately $28.3 million, which resulted in a noncash writedown of the oil and natural gas properties. The writedown was charged to expense in the third quarter of 1996, the period in which the Merger was consummated.

     The Company incurred substantial indebtedness in connection with the Merger. At September 30, 1996, after giving Pro Forma effect to the Initial Offering, the Company would have working capital, long-term debt and stockholders' equity of $35.7 million, $101.3 million and $76.6 million, respectively. Pro Forma interest expense for the year ended December 31, 1995 would have been $11.2 million. Pro Forma cash flows from operating activities (assuming that additional interest was paid in cash) would have been $1.2 million for the year ended December 31, 1995. Such amount does not include any interest income from the investment of available cash after reduction of the outstanding borrowings or give effect to the operating results which would occur from utilizing working capital and availability on the Amended Credit Facility for oil and natural gas property exploitation, development, exploration or acquisitions following the Initial Offering.

PRO FORMA RESULTS OF OPERATIONS

     The following table sets forth certain information regarding the historical and Pro Forma production volumes, oil and natural gas sales, average sales prices, lease operating expenses and general and administrative expenses for the periods indicated.

                                                                                  PRO FORMA
                                                                              ------------------
                                                         YEAR ENDED           NINE MONTHS ENDED
                                                      DECEMBER 31, 1995         SEPTEMBER 30,
                                                   -----------------------    ------------------
                                                   HISTORICAL    PRO FORMA     1995       1996
                                                   ----------    ---------    -------    -------
    Net production:
      Oil (Mbbls)................................       283           475         335        429
      Natural gas (Mmcf).........................     1,753        11,830       9,089      8,121
      Natural gas equivalent (Mmcfe).............     3,454        14,680      11,097     10,696
    Oil and natural gas sales (in thousands):
      Oil........................................    $4,880       $ 8,044     $ 5,725    $ 8,716
      Natural gas................................     2,978        17,967      13,444     16,764
                                                     ------       -------     -------    -------
              Total..............................    $7,858       $26,011     $19,169    $25,480
                                                     ======       =======     =======    =======
    Average sales price:
      Oil (per Bbl)..............................    $17.22       $ 16.95     $ 17.10    $ 20.31
      Natural gas (per Mcf)......................      1.70          1.52        1.48       2.06
      Natural gas equivalent (per Mcfe)..........      2.28          1.77        1.73       2.38
    Lease operating expenses per Mcfe............       .50           .49         .49        .42
    General and administrative expenses per
      Mcfe.......................................       .51           .35         .32        .34

  PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 1995

     Revenues. Total Pro Forma revenues increased by $5.8 million (27%) to 27.1 million for 1996 from $21.4 million for 1995. Pro Forma oil and natural gas sales increased $6.3 million (33%) to $25.5 million from $19.2 million in 1995. The increase in oil and natural gas sales is due to the increase in average oil and natural gas prices received and the increase in production from the development of the GAU, partially offset by a decline in volumes produced from other properties due to the sale of certain producing properties by NEG-OK during 1995 and the first three months of 1996. Pro Forma well operation and management fees declined $556,000 due to the reduction in the number of properties operated by NEG-OK.

     Operating Expenses. Pro Forma total costs and expenses decreased $1.5 million (7%) to $20.6 million for 1996 from $22.1 million for 1995. Pro Forma lease operating expenses and production taxes decreased $518,000 (8%) due to the sale of higher cost wells by NEG-OK during 1995 and the first three months of 1996, partially offset by the increased production attributable to the GAU. Pro Forma depreciation, depletion and amortization decreased $388,000 (3%) in 1996 reflecting the lower production volumes. Pro Forma general and administrative expenses increased $120,000 (3%) in 1996 due to increased personnel costs associated with the Merger and the Company's other acquisitions.

     Pro Forma operating income increased $7.3 million to $6.5 million in 1996 from a loss of $761,000 in 1995, as a result of the increase in oil and natural gas prices and production from the GAU, partially offset by the impact of the sales of producing properties by NEG-OK in 1995 and 1996. The Pro Forma results of operations exclude a noncash writedown of oil and natural gas properties of approximately $28.3 million (net of deferred income taxes), in accordance with the full cost method of accounting. The writedown was charged to expense in the third quarter of 1996, the period in which the Merger was consummated.

     Other Revenues and Expenses. Pro Forma interest expense remained relatively unchanged for 1996 from 1995.

  PRO FORMA YEAR ENDED DECEMBER 31, 1995 COMPARED WITH HISTORICAL YEAR ENDED DECEMBER 31, 1995

     Revenues. Total Pro Forma revenues increased by $20.8 million from $8.0 million historically to $28.8 million after giving effect to certain historical acquisitions, the Merger and Related Transactions. For the year ended December 31, 1995, Pro Forma oil and natural gas sales increased by $18.1 million from $7.9 million to $26.0 million. The increase in oil and natural gas sales is due to the 11,226 Mmcfe increase in oil and natural gas production from 3,454 Mmcfe historically to 14,680 Mmcfe on a Pro Forma basis. The average price on a natural gas equivalent basis decreased $.51 per Mcfe from $2.28 historically to $1.77 on a Pro Forma basis. The decrease was primarily due to the relative increase in natural gas production (which commanded a lower price relative to oil on a 6:1 conversion ratio) resulting from the 1995 Acquisitions (as defined) and the Merger and the historical increase in the Company's natural gas production which occurred in the second half of 1995 when the Company received a higher price for its natural gas sold. Pro Forma well operator and management fees increased by $2.6 million from $137,000 to $2.8 million primarily due to the increased production and well operations of NEG-OK.

     Operating Expenses. Total Pro Forma costs and expenses increased from $7.1 million historically to $32.1 million after giving effect to certain historical acquisitions and the Merger. Pro Forma lease operating expenses and oil and natural gas production taxes increased an aggregate of $6.6 million from $2.1 million to $8.7 million, general and administrative expenses increased $3.3 million from $1.8 million to $5.1 million, depreciation, depletion, amortization and impairment of oil and natural gas properties increased $14.4 million from $3.1 million to $17.5 million and other non-recurring expenses increased 100% to $752,000. These Pro Forma increases are primarily due to the operations of NEG-OK and the incremental cost allocated to the oil and natural gas properties acquired in the Merger.

     Pro Forma operating income decreased by $4.2 million to a loss of $3.3 million as a result of the increase in revenues from increased oil and natural gas sales and well operator and management fees being exceeded by the increase in operating expenses which includes a $2.3 million charge related to the historical impairment of NEG-OK's oil and natural gas properties. The Pro Forma results of operations exclude a noncash writedown of $28.3 million (net of deferred income taxes) to the Company's oil and natural gas properties attributable to the preliminary allocation of the Company's purchase price related to the Merger, in accordance with the full cost method of accounting. The writedown was charged to expense in the third quarter of 1996, the period in which the Merger was consummated.

     Other Revenues and Expenses. Pro Forma interest expense increased from $1.0 million to $11.2 million while interest and other income increased from $311,000 to $682,000. The increase in interest expense is due to the increase in Pro Forma indebtedness outstanding and an increase in the average interest rate on the Company's borrowings as a result of the issuance of the Notes. The increase in interest and other income is attributable to that of NEG-OK.

     The Company estimates that it has approximately $35 million in net operating loss carryforwards ("NOLs") at December 31, 1995. While the Merger resulted in a change in control of the Company and NEG-OK pursuant to Section 382 of the Internal Revenue Code, the Company does not expect such change to result in significant further limitations on its ability to utilize its NOLs; however, there can be no assurance that the Company will realize such NOLs.

LIQUIDITY AND CAPITAL RESOURCES

  EQUITY PRIVATE PLACEMENT

     On August 29, 1996, High River purchased 100,000 shares of Series D Preferred Stock and warrants to purchase 700,000 shares of Common Stock, exercisable at $2.50 per share, for $10.0 million; and two insurance companies and four investment partnerships managed by Kayne, Anderson Investment Management, Inc. (the "Kayne Anderson Investors") purchased 50,000 shares of Convertible Preferred Stock, Series E, of the Company (the "Series E Preferred Stock") and warrants to purchase 350,000 shares of Common Stock, exercisable at $2.50 per share, for $5.0 million. In consideration of the purchase by the Kayne Anderson Investors of shares in the Equity Private Placement, the Company agreed to extend the period during which the Series B Preferred Stock and the Series C Preferred Stock cannot be redeemed by the Company from June 14, 1997 to June 14, 1999. As a result, dividends on the Series B Preferred Stock and Series C Preferred Stock will continue to accrue and be payable at rates of 10% and 10.5% per annum, respectively. Annual combined preferred dividend requirements currently aggregate $945,000. See Note 5 of the historical financial statements of the Company.

  CREDIT FACILITIES


     On August 29, 1996, the Company entered into the Credit Facility with Bank One, Texas, N.A. ("Bank One") and Credit Lyonnais New York Branch (collectively, the "Banks") to provide funds to refinance the debt of the Company under a prior credit facility with Bank One entered into in June 1995 (the "Prior Credit Facility") and of NEG-OK existing at the date of the Merger. Borrowings under the Credit Facility were repaid with the proceeds of the Initial Offering. In addition, simultaneously with the closing of the Initial Offering, the Company entered into the Amended Credit Facility. The Amended Credit Facility is a revolving line of credit with an initial borrowing base of $25.0 million, $10.0 million of which will be limited for use to make acquisitions of oil and gas properties. The Banks have the ability to redetermine the Borrowing Base semi-annually at their discretion. The Amended Credit Facility contains certain covenants, including maintenance of a minimum interest coverage ratio, a current ratio and a minimum net worth. The Notes allow for certain borrowings under the Amended Credit Facility; however the Indenture limits the amount of Senior Indebtedness and Other Indebtedness which the Company may have outstanding. See "Description of the Exchange Notes -- Certain Covenants."


     Cash dividends on Common Stock or Preferred Stock will be allowed under the Amended Credit Facility as long as no event of default exists or would exist as a result of the payment thereof. See "Description of Amended Credit Facility."

  THE NOTES

     The Notes bear interest at 10 3/4% per annum, payable semi-annually on May 1 and November 1, commencing May 1, 1997. The Notes mature November 1, 2006, but may be redeemed after November 1, 2001, at the Company's option. The Indenture governing the Notes contains certain covenants, including, but not limited to, covenants limiting the Company and its Restricted Subsidiaries' ability to incur additional indebtedness. See "Description of the Exchange Notes."

  EBITDA

     Pro Forma combined EBITDA for the Company and NEG-OK for the nine months ended September 30, 1996 was $17.9 million. This compares to $11.9 million for the same period in 1995. EBITDA should not be considered an alternative to net income as an indicator of the Company's operating performance or an alternative to cash flows as a measure of liquidity.

  CAPITAL EXPENDITURES AND CAPITAL RESOURCES

     The Company's capital requirements relate primarily to its budgeted development and exploitation programs and, to a lesser extent, its exploration program. For the nine months ended September 30, 1996, the Company on a Pro Forma basis spent $20.6 million to acquire oil and natural gas properties and to develop and explore its existing properties. The Company has budgeted capital expenditures of approximately $47.6 million for the three months ended December 31, 1996 and the year ended December 31, 1997, excluding the East Bayou Sorrel Acquisition, the Bayou Sorrel Acquisition and the Pending Acquisition. The Company estimates that it will spend approximately $38.4 million on development and exploitation of its properties and approximately $9.2 million on its exploration program. No further amounts have been budgeted for acquisitions. However, the Company may need to raise additional capital to fund any further acquisitions that the Company may make in the future and any related development of the acquired properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     At September 30, 1996, after giving effect to the Initial Offering, the Company would have cash and working capital of $39.7 million and $35.7 million, an increase of $31.0 million and $34.0 million, respectively, from those of the Company on a historical basis. Pending the use of such funds as described below and elsewhere in this Prospectus, the Company has invested such amounts in short-term interest bearing instruments.

     Management of the Company believes that available cash, cash flow from operations, proceeds from the Initial Offering and available borrowings under the Amended Credit Facility will be adequate to fund budgeted capital expenditures and debt service requirements during the remainder of 1996 and 1997. Capital expenditures for periods after 1997 will be limited to available borrowings under the Amended Credit Facility or other credit facilities, funds provided by equity and debt offerings and cash flows from operating activities. However, there can be no assurance that the Company will realize such anticipated growth or that the Company's business will generate sufficient cash flows from operations or financing activities to enable the Company to fund additional capital expenditures or service its indebtedness. See "Risk
Factors -- Substantial Indebtedness" and "-- Future Capital Requirements."

              SELECTED NEG HISTORICAL FINANCIAL AND OPERATING DATA (IN THOUSANDS, EXCEPT FOR RATIOS AND PER UNIT DATA)

     The following table sets forth selected historical financial and operating data with respect to the Company as of and for each of the five years in the period ended December 31, 1995, and as of and for the nine month periods ended September 30, 1995 and 1996. The Company acquired significant producing oil and natural gas properties in all the periods presented which affects the comparability of the historical financial and operating data for the periods presented. The financial data was derived from the historical financial statements of the Company. This information is not necessarily indicative of the Company's future performance. The Company has never declared or paid dividends on its Common Stock. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto of the Company included elsewhere in this Prospectus.

                                                                                                           NINE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                              ------------------------------------------   -----------------
                                                               1991     1992     1993     1994     1995     1995      1996
                                                              ------   ------   ------   ------   ------   ------   --------
STATEMENT OF OPERATIONS DATA:(1)(2)
Oil and natural gas sales.................................... $  996   $1,626   $1,803   $3,159   $7,858   $4,861   $ 13,181
Well operator fees...........................................     48      537      427      158      137      101        314
                                                              ------   ------   ------   ------   ------   ------   --------
        Total revenues.......................................  1,044    2,163    2,230    3,317    7,995    4,962     13,495
Costs and expenses:
  Lease operating expenses...................................    312      670      575    1,207    1,732    1,138      2,096
  Oil and natural gas production taxes.......................     64      109      110      176      416      261        663
  General and administrative expenses........................    355      964      994      985    1,772    1,015      1,957
  Writedown of oil and natural gas properties(3).............     --       --       --       --       --       --     43,497
  Depreciation, depletion and amortization...................    249      466      679    1,030    3,149    1,711      5,444
                                                              ------   ------   ------   ------   ------   ------   --------
        Total costs and expenses.............................    980    2,209    2,358    3,398    7,069    4,125     53,657
                                                              ------   ------   ------   ------   ------   ------   --------
Operating income (loss)......................................     64      (46)    (128)     (81)     926      837    (40,162)
Interest expense.............................................    (88)    (175)    (188)    (517)  (1,032)    (653)    (1,826)
Other income (expenses)......................................     (2)      --       17      109      312      302         36
                                                              ------   ------   ------   ------   ------   ------   --------
Income (loss) before income taxes and extraordinary item.....    (26)    (221)    (299)    (489)     206      486    (41,952)
Income tax benefit...........................................     --       --       --       --       --       --     15,146
                                                              ------   ------   ------   ------   ------   ------   --------
Income (loss) before extraordinary item...................... $  (26)  $ (221)  $ (299)  $ (489)  $  206   $  486   $(26,806)
                                                              ======   ======   ======   ======   ======   ======   ========
Net income (loss)............................................ $  (26)  $ (221)  $ (299)  $ (611)  $ (226)  $   54   $(27,098)
                                                              ======   ======   ======   ======   ======   ======   ========
Income (loss) per common share before extraordinary item..... $(0.01)  $(0.05)  $(0.05)  $(0.09)  $(0.05)  $ 0.00   $  (1.87)
                                                              ======   ======   ======   ======   ======   ======   ========
Net loss per common share.................................... $(0.01)  $(0.05)  $(0.05)  $(0.10)  $(0.09)  $ (.04)  $  (1.89)
                                                              ======   ======   ======   ======   ======   ======   ========
OTHER FINANCIAL DATA:(4)(5)(6)
EBITDA....................................................... $  311   $  419   $  568   $1,058   $4,387   $2,850   $  8,815
Ratio of earnings to fixed charges...........................     .7x      --       --       .1x     1.2x     1.7x        --
Cash provided by operating activities........................ $   17   $  642   $  519   $  373   $3,077   $2,490   $  4,780
Capital expenditures for oil and natural gas properties and
  equipment..................................................     18      254    3,335    2,850   16,913   15,147     16,528
Net cash provided by financing activities....................    358      802    2,647    5,871   17,352   10,762     14,644
OPERATING DATA:(1)
Production:
  Oil (Mbls).................................................     27       40       49      116      283      177        344
  Natural gas (Mmcf).........................................    280      420      483      621    1,753    1,065      2,997
  Natural gas equivalent (Mmcfe).............................    444      661      776    1,315    3,454    2,125      5,060
Average sale prices:
  Oil (per Bbl).............................................. $20.16   $20.43   $16.46   $16.01   $17.22   $17.21   $  20.59
  Natural gas (per Mcf)......................................   1.59     1.92     2.07     2.11     1.70     1.71       2.04

                                                                                                           NINE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                              ------------------------------------------   -----------------
                                                               1991     1992     1993     1994     1995     1995      1996
                                                              ------   ------   ------   ------   ------   ------   --------
Unit economics (per Mcfe):
  Average sale prices:....................................... $ 2.24   $ 2.46   $ 2.32   $ 2.40   $ 2.28   $ 2.29   $   2.61
  Lease operating expenses...................................    .70     1.01      .74      .92      .50      .54        .41
  Oil and natural gas production taxes.......................    .14      .16      .14      .13      .12      .12        .13
                                                              ------   ------   ------   ------   ------   ------   --------
    Gross margin.............................................   1.40     1.29     1.44     1.35     1.66     1.63       2.07
  General and administrative.................................    .80     1.46     1.28      .75      .51      .48        .39
                                                              ------   ------   ------   ------   ------   ------   --------
    Gross profit (loss)...................................... $  .60   $ (.17)  $  .16   $  .60   $ 1.15   $ 1.15   $   1.68
                                                              ======   ======   ======   ======   ======   ======   ========
BALANCE SHEET DATA (AT PERIOD END):(1)
Cash and cash equivalents.................................... $  394   $  366   $  161   $2,594   $6,076   $  700   $  8,650
  Working capital (deficit).................................. (1,066)  (2,155)  (1,213)   3,561   (2,316)  (2,018)     1,748
  Total assets...............................................  4,413    8,742   12,710   18,746   43,491   35,417    166,834
  Long-term debt.............................................     --      120    3,799    6,000   13,475    9,875     63,337
  Stockholders' equity.......................................  2,692    4,864    6,320   11,328   17,775   18,523     77,142

---------------

(1) Reflects the revenues, results of operations and production subsequent to the dates of acquisitions of various oil and natural gas properties that affect the comparability of the data presented. In April 1992, the Company acquired substantially all of the assets of TriSearch, Inc. The Company acquired a 63.8% working interest in the GAU in December 1993 and an additional interest of 17% in the GAU during 1994. During 1995, the Company acquired interests in producing oil and natural gas properties in the Mustang Island area, the Oak Hill Field, and in Eddy County, New Mexico. In addition, on August 29, 1996, the Company completed the Merger. See Note 2 of Notes to Consolidated Financial Statements of the Company.

(2) Includes extraordinary losses on early extinguishments of debt of $121,917 in 1994, $431,762 for the year ended December 31, 1995 and $292,372 for the nine months ended September 30, 1996.

(3) The historical results of operations for the nine months ended September 30, 1996 include a noncash writedown of oil and natural gas properties of approximately $28.3 million (net of deferred taxes), in accordance with the full cost method of accounting, which resulted from the Merger. See Note 2 of Notes to Consolidated Financial Statements.

(4) See the Glossary included elsewhere in this Prospectus for the definition of EBITDA. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. The Company has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining the Company's historical ability to service its indebtedness; however, this measure may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of the Company's operating performance or liquidity.

(5) In addition to cash flows provided by operating activities, provided by or used in financing activities and used by oil and natural gas acquisition, exploration, and development expenditures, the Company also has significant cash flows which are provided by or used by other investing activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the historical financial statements of the Company.

(6) For the purpose of calculating the ratio of earnings to fixed charges, fixed charges consist of interest expense, the interest component of rental expense and the amortization of debt discount and financing costs. Earnings consist of income before income taxes plus fixed charges. Earnings were insufficient to cover fixed charges by $26,000, $221,000, $299,000, $489,000 and $42.0 million for the years ended December 31, 1991, 1992, 1993 and 1994, and the nine months ended September 30, 1996, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     During 1995 and the six months ended June 30, 1996, NEG acquired an estimated 27.0 Bcfe and 4.4 Bcfe in proved reserves, respectively (based on reserve estimates at the date of acquisition). As a result of acquisitions and efforts to increase production from the GAU and Cotton Valley Trend, proved reserves, as estimated by Netherland & Sewell, increased to 54.4 Bcfe and 53.0 Bcfe at December 31, 1995 and June 30, 1996, respectively. In August 1996, the Company completed the Merger with Alexander whereby the Company acquired 105.7 Bcfe in proved reserves and, in September 1996, completed the Lake Boeuf Acquisition which added 17.5 Bcfe of proved reserves, each based on June 30, 1996 reserve estimates.

     During 1995 and the first nine months of 1996, oil and natural gas sales, net of lease operating expenses and production taxes, increased more rapidly than general and administrative expenses and depreciation, depletion and amortization. As a consequence, NEG recognized net income of $1.2 million (excluding the $28.3 million writedown of oil and gas properties) for the nine months ended September 30, 1996 and recognized income from operations of $.9 million for 1995 after recording losses from operations in each year from 1992 through 1994.

RESULTS OF OPERATIONS

     The following table sets forth certain information regarding the production volumes, oil and natural gas sales, average sales prices, lease operating expenses and general and administrative expenses associated with NEG's oil and natural gas sales for the periods indicated.

                                                                            NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                              --------------------------------------    -------------------------
                                 1993          1994          1995          1995          1996
                              ----------    ----------    ----------    ----------    -----------
    Net production:
      Oil (Bbls)............      48,819       115,642       283,440       176,591        343,732
      Natural gas (Mcf).....     483,241       620,843     1,752,990     1,065,037      2,997,430
                              ----------    ----------    ----------    ----------    -----------
      Natural gas equivalent
         (Mcfe).............     776,155     1,314,695     3,453,630     2,124,583      5,059,822
                              ==========    ==========    ==========    ==========    ===========
    Oil and natural gas
      sales:
      Oil...................  $  803,561    $1,851,443    $4,880,313    $3,039,963    $ 7,077,222
      Natural gas...........     999,723     1,307,273     2,978,003     1,821,213      6,104,228
                              ----------    ----------    ----------    ----------    -----------
              Total.........  $1,803,284    $3,158,716    $7,858,316    $4,861,176    $13,181,450
                              ==========    ==========    ==========    ==========    ===========
    Average sales price:
      Oil (Bbls)............  $    16.46    $    16.01    $    17.22    $    17.21    $     20.59
      Natural gas (Mcf).....        2.07          2.11          1.70          1.71           2.04
    Lease operating expenses
      per Mcfe..............         .74           .92           .50           .54            .41
    General and
      administrative
      expenses per Mcfe.....        1.28           .75           .51           .48            .39

  NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1995

     Revenues. Total revenues increased by $8.5 million (172%) to $13.5 million for 1996 from $5.0 million for 1995. The increase in revenues is due to the increase in production from the development of the GAU, and the increase in production due to the acquisitions of Mustang Island, Oak Hill, and the Enron Properties, the UMC Acquisition and the CA Acquisition completed during the first quarter of 1996, and the Merger with Alexander Energy Corporation completed August 29, 1996. The acquisition of Mustang Island, Oak Hill and the Enron Properties collectively referred to herein as the "1995 Acquisitions", and the UMC Acquisition and

CA Acquisition are referred to herein as the "1996 Acquisitions." In 1996, the Company produced 344,000 barrels of oil, an increase of 95% over 177,000 barrels in 1995, and 2,997,000 Mcf of gas, an increase of 181% over 1,065,000 Mcf in 1995.

     Also contributing to the increase in revenues with the increase in average oil prices of $3.38 per barrel to $20.59 for 1996 from $17.21 for 1995, and the increase in average gas prices of $.33 per Mcf to $2.04 for 1996 and $1.71 for 1995. In addition, in 1996, the Company recognized $20,315 in hedging gains from commodity swap agreements.

     Costs and Expenses. Total costs and expenses, excluding the write-down, increased $6.0 million (146%) to $10.2 million for 1996 from $4.1 million for 1995. Lease operating expenses and production taxes increased $1.4 million (97%) to $2.8 million for 1996 from $1.4 million for 1995 primarily due to the development of GAU, the 1995 and 1996 Acquisitions and the Merger. Lease operating expenses per Mcfe decreased by $.13 to $.41 per Mcfe for 1996 from $.54 per Mcfe for 1995. This decrease is a result of the lower operating costs of the acquired properties combined with reductions in costs at the GAU obtained through economies of scale resulting from the additional wells drilled since August 1994.

     Depreciation, depletion, and amortization increased $3.7 million (218%) to $5.4 million for 1996 compared to $1.7 million for 1995. This increase is due to the increased production from the GAU, the 1995 and 1996 Acquisitions and the Merger. The depletion rate per Mcfe was $1.02 for 1996 compared to $.79 for 1995. This increase in the depletion rate is primarily due to downward revisions in estimated proved reserves at December 31, 1995 in connection with the Company's change in independent reserve engineers to Netherland, Sewell & Associates, Inc. and the Merger.

     At August 29, 1996, as a result of allocating the cost of acquiring Alexander, under the purchase method of accounting to the proved oil and gas properties acquired in connection with the Merger, the Company recognized a non-cash writedown of the oil and gas properties, net of related deferred income taxes of $28.3 million, based on prices received in August 1996 of $20.75 per Bbl and $2.21 per Mcf. Such writedown is based on the preliminary purchase price of the Merger. See Note 2 of Notes to Consolidated Financial Statements.

     Although general and administrative expenses ("G&A") increased $.9 million to $2.0 million for 1996, G&A per Mcfe decreased to $.39 (19%) for 1996 from $.48 for 1995. This decrease is attributable to the increase in production from the GAU, the 1995 and 1996 Acquisitions and to a lesser extent the Merger, without a proportionate increase in the G&A costs to the Company.

     Other Income and Expenses. The increase of $1.2 million (180%) in interest expense to $1.8 million for 1996 from $.7 million for 1995, was due to the increase in the amount of outstanding debt as a result of borrowings under a prior credit facility and the Credit Facility to fund the 1996 Acquisitions and the Merger during 1996, and was partially offset by the decline in weighted average interest rates. The average debt outstanding for 1996 was $26 million as compared to only $8.8 million for 1995. The weighted average interest rate for 1996 was 8.92% as compared to 9.72% for 1995.

     Net Loss. A net loss of $27.0 million was generated for 1996, compared with net income of $54,000 for 1995. Net income for 1995 includes an extraordinary charge resulting from the write-off of unamortized loan costs attributable to a prior credit facility which was paid off out of proceeds from the Credit Facility. The net loss for 1996 includes a net non-cash write down of $28.3 million to the Company's oil and gas properties, attributable to the preliminary allocation of the Company's purchase price related to the Merger, which is partially offset by the increased production on the GAU, the 1995 and 1996 Acquisitions and due to the Merger. Also included in the net loss was a loss on sale of marketable securities of $118,000 for 1996 as compared to a gain of $221,000 for 1995.

  YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     Revenues. Total revenues increased by $4,678,698 (141.0%) to $7,995,259 for 1995 from $3,316,561 for 1994. The increase in revenues is principally due to the continued development of the GAU and the increase in production due to the 1995 Acquisitions. In 1995, NEG produced 283,440 barrels of oil, an increase of

145.1% over 115,642 barrels in 1994, and 1,752,990 Mcf of natural gas, an increase of 182.4% over 620,843 Mcf in 1994. The increase in oil production is almost entirely a result of the GAU's increased oil production resulting from the development since August 1994. The 1995 Acquisitions accounted for the increased natural gas production. Also contributing to the increase in revenues was the increase in average oil prices of $1.21 per barrel to $17.22 for 1995 from $16.01 for 1994. The decline in average natural gas prices of $.41 per Mcf to $1.70 for 1995 down from $2.11 for 1994 was offset by the 182.4% increase in natural gas production.

     Costs and Expenses. Total costs and expenses increased $3,670,966 (108.0%) to $7,068,827 for 1995 from $3,397,861 for 1994. Lease operating expenses and production taxes increased $764,420 (55.3%) to $2,147,991 for 1995 from $1,383,571 for 1994 primarily due to the development of the GAU and the 1995 Acquisitions. Lease operating expenses and production taxes attributable to the GAU increased $284,687 from 1994 to 1995, representing 37.2% of the total increase for NEG. Lease operating expenses and production taxes attributable to the 1995 Acquisitions totalled $256,059 for 1995, representing 33.5% of the total increase for NEG since those properties were not purchased until 1995. Lease operating expenses as a percent of oil and natural gas sales decreased to 22.0% for 1995 from 38.2% for 1994. This decrease is a result of the lower operating costs of the acquired properties, reductions in costs at the GAU obtained through economies of scale resulting from the additional wells drilled since August 1994 and fewer workovers performed during 1995 than during 1994.

     Depreciation, depletion and amortization increased $2,119,478 (205.8%) to $3,149,464 for 1995 compared to $1,029,986 for 1994. This increase was, in part, related to the increased production from the GAU and the 1995 Acquisitions. In addition, the depletion rate on oil and natural gas properties increased to $1.05 per Mcfe for the fourth quarter from $.79 per Mcfe due to downward revisions in estimated proved reserves at December 31, 1995.

     Although G & A increased $787,068 to $1,771,372 for 1995, G & A per Mcfe decreased to $.51 (32.0%) for 1995 from $.75 for 1994. This decrease is attributable to the increase in production from the GAU and the 1995 Acquisitions, without a proportionate increase in G & A costs to NEG.

     Other Income and Expenses. The increase of $515,010 (99.6%) in interest expense to $1,032,096 for 1995 from $517,086 for 1994, was due to the increase in the amount of outstanding debt as a result of borrowings under the Prior Credit Facility during 1995 and was partially offset by a decline in weighted average interest rates. The average debt outstanding for 1995 was $10,590,598 as compared to only $5,183,333 for 1994. The weighted average interest rate for 1995 was 9.66% as compared to 11.24% for 1994. During 1995, NEG realized a gain of $220,582 on the sale of marketable securities.

     Net Loss. Income before extraordinary item of $205,793 was generated for 1995, compared with a loss before extraordinary item of $489,369 for 1994. This increase is directly the result of the increased production on the GAU and the increase in production resulting from the 1995 Acquisitions. Also contributing to this increase was a realized gain of $220,582 on the sale of marketable securities in 1995.

     A net loss of $225,969, after an extraordinary charge of $431,762, was generated for 1995, compared with a net loss of $611,286, after an extraordinary charge of $121,917, in 1994. The extraordinary charge in 1995 resulting from the write-off of unamortized loan costs attributable to the Texas Gas Fund I facility which was paid off out of proceeds from the Prior Credit Facility. The extraordinary charge in 1994 was in connection with the write-off of unamortized loan costs attributable to NEG's credit facility with Bank One, which was paid off in 1994 with proceeds from the credit facility with Texas Gas Fund I.

  YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

     Revenues. Total revenues increased by $1,086,112 (48.7%) to $3,316,561 for 1994 from $2,230,449 for 1993. The increase in revenues is entirely due to the increase in production from the GAU working interests acquired from Bligh Petroleum, Inc. in December 1993 (the "Bligh Acquisition"). In 1994, NEG produced 115,642 barrels of oil, an increase of 136.9% over 48,819 barrels in 1993, and 620,843 Mcf of natural gas, an increase of 28.5% over 483,241 Mcf in 1993. As previously stated, the increase in oil and natural gas production is due to the Bligh Acquisition. The decline in average oil prices of $.45 per barrel to $16.01 for

1994 down from $16.46 for 1993 partially offset the increase in revenues. The slight increase in average natural gas prices of $.04 per Mcf to $2.11 for 1994 from $2.07 for 1993 did not significantly impact 1994 revenues.

     Costs and Expenses. Total costs and expenses increased $1,038,858 (44.0%) to $3,397,861 for 1994 from $2,359,003 for 1993. Lease operating expenses and production taxes increased $697,998 (101.8%) to $1,383,571 for 1994 from $685,573 for 1993 almost entirely due to the acquisition of working interests in the GAU during 1993 and 1994. Lease operating expenses as a percent of oil and natural gas sales increased to 38.2% for 1994 from 31.9% for 1993, primarily from workovers performed during 1994.

     Depreciation, depletion and amortization increased $350,827 (51.7%) to $1,029,986 for 1994 compared to $679,159 for 1993. This increase is due to the increased production from the additional GAU working interest purchased in the Bligh Acquisition.

     Although G & A expenses decreased only $9,967 to $984,304 for 1994 from $994,271 for 1993, G & A per Mcfe decreased to $.75 (41.4%) for 1994 from $1.28 for 1993. This decrease is attributable to the increase in production from the Bligh Acquisition without a proportionate increase in G & A costs to NEG.

     Other Income and Expenses. The increase of $328,946 (174.8%) in interest expense to $517,086 for 1994 from $188,140 for 1993, was due to the increase in the amount of outstanding debt as a result of borrowings under the credit facility with Texas Gas Fund I during 1994 and the increase in the weighted average interest rates. The average debt outstanding for 1994 was $5,183,333 as compared to $2,763,150 for 1993. The weighted average interest rate was 11.24% as compared to 8.86% for 1993.

     Net Income. A loss before extraordinary item of $489,369 was generated for 1994, compared with a net loss of $299,493 for 1993. The increase in net loss before extraordinary item was primarily the result of an increase in interest expense due to the Bligh Acquisition and the credit facility with Texas Gas Fund I, which was partially offset by investment income and improved operating results. In 1994, NEG recorded on extraordinary charge for early extinguishment of debt of $121,917, as the Bank One loan was paid off out of proceeds from the Texas Gas Fund I Facility.

LIQUIDITY AND CAPITAL RESOURCES

  NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1995

     Net cash provided by operating activities was $4.8 million for the nine months ended September 30, 1996, compared to $2.5 million for the same period in 1995. The increase in cash flow from operating activities is primarily due to the significant increase in income from operations related to the Merger and the 1995 and 1996 Acquisitions before depreciation, depletion, and amortization as discussed above.

     Net cash used in investing activities was $16.9 million for 1996 compared with $15.1 million for 1995. This increase was principally due to increased expenditures for oil and gas property acquisitions (including Alexander and prospect inventory), exploration and development partially offset by the fact that virtually no expenditures were made for the purchase of marketable securities during 1996 as compared to $2.9 million purchased in 1995.

     Net cash provided by financing activities was $14.6 million for 1996 compared with $10.8 million for 1995. The cash used by financing activities during 1996 primarily consisted of repayments of borrowings under various credit facilities and debt assumed in the Merger of $69 million offset by borrowings of $72 million and proceeds from the issuance of preferred stock of $15 million. Borrowings under the prior credit facility were used to fund acquisitions, development of GAU and working capital.

     The Company's working capital at September 30, 1996 was $1.7 million.

  YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     At December 31, 1995, NEG had existing cash and cash equivalents of $6,076,199. Net cash provided by operating activities was $3,077,082 for 1995, compared to $373,292 for 1994. The increase in cash flow from operating activities is primarily due to the significant increase in income from operations before depreciation, depletion and amortization.

     Net cash used in investing activities was $16,946,221 for 1995 compared with $3,812,034 for 1994. This increase was principally due to expenditures for development of the GAU and the cash used in the 1995 Acquisitions.

     Net cash provided by financing activities was $17,351,693 for 1995 compared with $5,870,923 for 1994. The cash provided by financing activities during 1995 primarily consisted of increased borrowings under the Prior Credit Facility of $20,514,077 and the net proceeds from the issuance of the Series C Preferred Stock of $3,980,343. Borrowings under the Prior Credit Facility were used to repay outstanding borrowings under the Texas Gas Fund I facility of $6.0 million and to fund acquisitions, development of GAU and working capital.

     NEG's working capital deficit at December 31, 1995 was $2,315,854. This deficit is primarily attributable to the inclusion of the current portion of the Prior Credit Facility which totals $6.5 million, which was offset in part by an increased cash and accounts receivable position. Also contributing to the working capital deficit was the increase in accounts payable resulting from increased development activities during 1995.

  EBITDA

     The Company's EBITDA increased by $6.0 (209%) million to $8.8 million for the nine months ended September 30, 1996 as compared to the same period in 1995. The increase in EBITDA occurred primarily as a result of the Merger and the continued successful development of the GAU combined with the 1995 and 1996 Acquisitions.

     EBITDA should not be considered an alternative to net income as an indicator of the Company's operating performance or an alternative to cash flows as a measure of liquidity.

  FUTURE CAPITAL REQUIREMENTS

     The Company has made, and will continue to make, substantial capital expenditures for acquisition, development and production of oil and natural gas reserves, particularly since a substantial portion of the proved reserves of the Company consist of proved undeveloped reserves, which require substantial capital expenditures to prove and develop.

     In October 1996, the Company acquired an additional 14% working interest in the East Bayou Sorrel discovery well (the Schwing No. 1) and related acreage, located in Iberville Parish, Louisiana, increasing the Company's interest in such well to approximately 31% (East Bayou Sorrel Acquisition). The purchase price was approximately $3.3 million cash. The East Bayou Sorrel Acquisition will also reduce the interest in the Bayou Sorrel Acquisition described below that the Company will be required to offer to all other interest owners pursuant to area of mutual interest provisions contained in the existing East Bayou Sorrel operating agreement.

     In November 1996 the Company completed the acquisition of a 100% working interest in the Bayou Sorrel field in Iberville Parish, Louisiana (Bayou Sorrel Acquisition), which field is located adjacent to the Company's recently announced discovery well at East Bayou Sorrel. The purchase price for the 100% working interest was approximately $11.2 million, consisting of $9.2 million cash and $2 million in shares of Common Stock. As a result of the area of mutual interest provisions contained in the existing operating agreement for East Bayou Sorrel, the Company's working interest in Bayou Sorrel Acquisition has been reduced to approximately 88.5%, and the Company will be reimbursed for the portion of the purchase price that is commensurate to the reduction in the working interest.

     The Company has budgeted capital expenditures of approximately $47.6 million for the three months ended December 31, 1996 and the year ended December 31, 1997, excluding the East Bayou Sorrel Acquisition, the Bayou Sorrel Acquisition and the Pending Acquisition. The Company is not contractually committed to expend the budgeted funds. The Company currently expects that available cash, cash flows from operations, proceeds from the issuance of the Notes and available borrowings under the Credit Facility, sufficient to fund planned capital expenditures for its existing properties through 1997, including the Bayou Sorrel Acquisition and the Pending Acquisition. At November 1, 1996, following closing of the issuance of the Notes, the Company had cash and cash equivalents of $34 million, an increase of $25 million from $9 million at September 30, 1996. However, the Company may need to raise additional capital to fund acquisitions which may become available to the Company in the future, and the development thereof.

     For periods after 1997, the Company may seek additional capital, if required, from traditional reserve base borrowings, equity and debt offerings or joint ventures to further develop and explore its properties and to acquire additional properties. The Company's ability to access additional capital will depend on its continued success in exploring for and developing its oil and natural gas reserves and the status of the capital markets at the time such capital is sought. Accordingly, there can be no assurance that capital will be available to the Company from any source or that, if available, it will be at prices or on terms acceptable to the Company. Should the Company be unable to access the capital markets or should sufficient capital not be available, the development and exploration of the Company's properties could be delayed or reduced and, accordingly, oil and natural gas revenues and operating results may be adversely affected.

  NOTES

     On November 1, 1996, the Company closed the offering of $100,000,000 of its 10 3/4% million Senior Notes due 2006. The net proceeds of the Notes of approximately $96.0 million were used to repay approximately $62 million of borrowings under the Credit Facility and to increase the Company's working capital. The Notes bear interest at 10 3/4% per annum, payable semi-annually on May 1 and November 1, commencing May 1, 1997. The Notes mature November 1, 2006, but may be redeemed after November 1, 2001, at the Company's option. The Indenture governing the Notes contains certain covenants, including, but not limited to, covenants restricting the Company and its Restricted Subsidiaries, as defined, ability to incur additional indebtedness. See Note 12 of Notes to Consolidated Financial Statements.

  CREDIT FACILITIES

     In August 1996, the Company consummated a $100.0 million reducing revolving line of credit, with an initial borrowing base of $60.0 million and a $5.0 million term loan. The proceeds from the initial borrowings were used to refinance the existing indebtedness of the Company and Alexander. On November 1, 1996 this facility was paid-off with a portion of the proceeds from the Notes. Simultaneously, the Company entered into amendments to the Credit Facility. The Amended Credit Facility is a revolving line of credit with an initial borrowing base of $25.0 million, $10.0 million of which can only be used to make acquisitions of producing oil and gas properties. The Credit Facility contains certain covenants, including maintenance of a minimum interest coverage ratio, a current ratio and a minimum tangible net worth. See Note 3 of Notes to Consolidated Financial Statements.

  PREFERRED STOCK

     In June 1994, the Company consummated the sale of $5.0 million of Series B Preferred Stock. Fifty thousand shares of Series B Preferred Stock were sold by the Company at $100.00 per share. The Series B Preferred Stock is convertible into shares of Common Stock at a conversion price of $1.625 per share.

     In June 1995, the Company consummated the sale of $4.0 million of Series C Preferred Stock. Forty thousand shares of Series C Preferred Stock were sold by the Company at $100.00 per share. The Series C Preferred Stock is convertible into shares of Common Stock at a conversion price of $2.00 per share. The Series B Preferred Stock and Series C Preferred Stock require that dividends be paid on the Series B Preferred Stock and Series C Preferred Stock before any dividends are paid on Common Stock. See Note 5 of Notes to Consolidated Financial Statements of the Company.

     In August 1996, the Company completed the sale of 100,000 shares of Series D preferred stock for $10.0 million and 50,000 shares of Series E preferred stock for $5.0 million. The Series D and Series E are convertible into shares of Common Stock at a conversion price of $2.25 per share. In conjunction therewith, the Company agreed to extend the date at which it may first redeem its Series B and Series C convertible preferred stock from June 14, 1997 to June 14, 1999. See Note 5 of Notes to Consolidated Financial Statements.

CHANGES IN PRICES AND INFLATION

     The Company's revenues and value of its oil and gas properties have been and will continue to be affected by changes in oil and gas prices. Oil and gas prices are subject to seasonal and other fluctuations that are beyond the Company's ability to control or predict.

     The Company hedges crude oil and natural gas prices through the use of commodity swap agreements in an effort to reduce the effects of the volatility of the price of crude oil and natural gas on the Company's operations. These agreements involve the receipt of fixed-price amounts in exchange for variable payments based on NYMEX prices and specific volumes. In connection with the commodity swap agreements, the Company may also enter into basis swap agreements to reduce the effects of unusual fluctuations between prices actually received at the well head and NYMEX prices. Through the use of commodity price and basis swap agreements, the Company can fix the price to be received for specified volumes of production to the commodity swap price less the basis swap price. The differential to be paid or received, under the swap agreement, is accrued in the month of the related production and recognized as a component of crude oil and natural gas sales. The Company does not hold or issue financial instruments for trading purposes.

     While the use of hedging arrangements limits the downside risk of adverse price movements, it may also limit future gains from favorable movements. All hedging is accomplished pursuant to swap agreements based upon standard forms. The Company addresses market risk by selecting instruments whose value fluctuations correlate strongly with the underlying commodity being hedged. Credit risk related to hedging activities is managed by requiring minimum credit standards for counterparties, periodic settlements, and mark to market valuations. The Company has not been required to provide collateral relating to hedging activities.

     At September 30, 1996, the Company had a basis swap agreement with a basis differential of $.205 covering 300,000 Mcf of natural gas to be produced during the remainder of 1996.

     During the first nine months of 1996, the Company recognized a net gain of $20,000 related to hedging transactions.

     Although certain of the Company's costs and expenses, are affected by the level of inflation, inflation has not had a significant effect on the Company's results of operations during the nine months ended September 30, 1995 and 1996.

            SELECTED NEG-OK HISTORICAL FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT FOR RATIOS AND PER UNIT DATA)

     The following table sets forth selected historical financial and operating data with respect to NEG-OK as of and for each of the four years in the period ended December 31, 1995, and as of and for the six month periods ended June 30, 1995 and 1996. As a result of the consummation of the Merger on August 29, 1996, and the subsequent combined financial reporting of the Company and NEG-OK, no historical financial and operating data is available with respect to NEG-OK for the nine month period ended September 30, 1996. The financial data was derived from the consolidated financial statements of NEG-OK. NEG-OK never declared or paid dividends on the NEG-OK Common Stock. The financial data set forth below should be read in conjunction with "NEG-OK Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto of NEG-OK incorporated by reference in this Prospectus. The information reflects the accounts of NEG-OK and its wholly-owned subsidiaries, and their proportionate share of the assets, liabilities, revenues and costs and expenses of oil and natural gas limited partnerships in which they act as general partner.

                                                                                                         SIX MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                  JUNE 30,
                                                            ----------------------------------------    ------------------
                                                            1992(1)     1993      1994(2)     1995       1995       1996
                                                            -------    -------    -------    -------    -------    -------
STATEMENT OF OPERATIONS DATA:(3)
Revenues:
  Oil and natural gas sales...............................  $13,107    $17,708    $17,390    $16,599    $ 9,090    $ 9,262
  Well operator and management fees.......................    2,663      2,668      2,615      2,642      1,414        972
                                                            -------    -------    -------    -------    -------    -------
        Total revenues....................................   15,770     20,376     20,005     19,241     10,504     10,234
Costs and expenses:
  Lease operating expenses................................    3,610      4,129      4,959      5,031      2,762      1,841
  Oil and natural gas production taxes....................    1,008      1,170      1,176      1,077        558        568
  General and administrative expenses.....................    3,240      3,879      4,034      3,442      1,721      1,290
  Depreciation, depletion and amortization................    4,583      5,762      7,246      9,252      4,369      4,261
  Provisions for impairment of oil and natural gas
    properties............................................       --         --         --      2,300         --         --
  Other non-recurring expenses............................       --         --      3,166        752        300         --
                                                            -------    -------    -------    -------    -------    -------
        Total costs and expenses..........................   12,441     14,940     20,581     21,854      9,710      7,960
                                                            -------    -------    -------    -------    -------    -------
Operating income (loss)...................................    3,329      5,436       (576)    (2,613)       794      2,274
Interest expense..........................................   (3,029)    (2,063)    (2,395)    (3,960)    (1,983)    (1,929)
Other income..............................................      247      1,533        677        370        151        275
                                                            -------    -------    -------    -------    -------    -------
Income (loss) before income taxes and extraordinary
  item....................................................      547      4,906     (2,294)    (6,203)    (1,038)       620
Income tax expense (benefit)..............................        5      2,331         --     (1,744)      (384)       211
                                                            -------    -------    -------    -------    -------    -------
Income (loss) before extraordinary item...................  $   542    $ 2,575    $(2,294)   $(4,459)   $  (654)   $   409
                                                            =======    =======    =======    =======    =======    =======
OTHER FINANCIAL DATA:(4)(5)
EBITDA....................................................  $ 8,159    $11,480    $10,514    $10,062    $ 5,614    $ 6,810
Cash provided by operating activities.....................    4,717     12,065      1,465      3,382      1,376      4,869
Capital expenditures for oil and natural gas properties
  and equipment...........................................    3,462     17,940     36,010      5,881      3,053      2,654
Net cash provided by (used in) financing activities.......      (25)     5,345     30,320      1,441      2,011     (2,814)

                                                                                                         SIX MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                  JUNE 30,
                                                            ----------------------------------------    ------------------
                                                            1992(1)     1993      1994(2)     1995       1995       1996
                                                            -------    -------    -------    -------    -------    -------
OPERATING DATA:
Production:
  Oil (Mbls)..............................................      215        283        224        181        106         65
  Natural gas (Mmcf)......................................    5,257      6,332      8,051      9,068      4,881      3,962
  Natural gas equivalent (Mmcfe)..........................    6,547      8,031      9,396     10,154      5,519      4,352
Average sale prices:
  Oil (per Bbl)...........................................  $ 18.70    $ 16.99    $ 15.44    $ 16.57    $ 17.59    $ 18.89
  Natural gas (per Mcf)...................................     1.73       2.04       1.73       1.50       1.48       2.03
  Natural gas equivalent (per Mcfe).......................     2.00       2.20       1.85       1.63       1.65       2.13
Unit economics (per Mcfe):
  Average sale price......................................  $  2.00    $  2.20    $  1.85    $  1.63    $  1.65    $  2.13
  Lease operating expenses................................      .55        .51        .53        .50        .50        .42
  Oil and natural gas production taxes....................      .16        .15        .12        .11        .10        .13
                                                            -------    -------    -------    -------    -------    -------
    Gross margin..........................................     1.29       1.54       1.20       1.02       1.05       1.58
  General and administrative expenses.....................      .50        .48        .43        .34        .31        .30
                                                            -------    -------    -------    -------    -------    -------
    Gross profit..........................................  $   .79    $  1.06    $   .77    $   .68    $   .74    $  1.28
                                                            =======    =======    =======    =======    =======    =======
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents.................................  $   887    $ 1,295    $   793    $ 1,452    $ 1,174    $ 1,572
Working capital (deficit).................................   (7,912)    (7,100)    (5,581)    (6,495)    (2,926)    (8,320)
Total assets..............................................   65,832     75,769     99,814     91,867     98,392     89,654
Long-term debt............................................   24,194     16,764     46,514     44,351     48,498     39,406
Stockholders' equity......................................   17,644     34,351     34,225     30,628     33,796     31,222

---------------

(1) Includes the acquisition of Bradmar, which was consummated on March 18, 1992.

(2) Includes the JMC acquisition which occurred in November 1994, as discussed in Note 2 of Notes to Consolidated Financial Statements of NEG-OK.

(3) Includes $2.4 million and $734,000 in 1994 of costs related to the merger with ANEC and costs to settle litigation against ANEC, respectively, as discussed in Notes 2 and 10 of Notes to Consolidated Financial Statements of NEG-OK. Includes $300,000 and $452,000 in 1995 of abandoned merger costs and terminated senior subordinated note offering expenses, respectively, as discussed in Note 10 of Notes to Consolidated Financial Statements of NEG-OK. Other income (expenses) in 1993 includes approximately $1.25 million of proceeds from a lawsuit settlement, as discussed in Note 10 of Notes to Consolidated Financial Statements of NEG-OK.

(4) See the Glossary included elsewhere in this Prospectus for the definition of EBITDA. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. NEG-OK has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining NEG-OK's historical ability to service its indebtedness; however, this measure may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of NEG-OK's operating performance or liquidity.

(5) In addition to cash flows provided by operating activities, provided by or used in financing activities and used by oil and natural gas acquisition, exploration, and development expenditures, NEG-OK also had significant cash flows which were provided by or used by other investing activities. See "NEG-OK Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the consolidated historical financial statements of NEG-OK.

                  NEG-OK MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     NEG-OK (formerly Alexander) followed the full cost method of accounting for its oil and natural gas properties. Under such method, the net book value of such properties, less related deferred income taxes, may not exceed a calculated "ceiling." The ceiling is the estimated after-tax future net revenues from proved oil and natural gas properties, discounted at 10% per annum plus the lower of cost or fair market value of unproved properties. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes which are fixed and determinable by existing contracts. The net book value is compared to the ceiling on a quarterly basis. The excess, if any, of the net book value above the ceiling is required to be written off as an expense. In the fourth quarter of 1995, NEG-OK recognized a writedown of its net book value of oil and natural gas properties in excess of the ceiling of $2.3 million ($2.0 million, net of the deferred tax credit), as discussed in Notes 1, 11 and 14 of Notes to Consolidated Financial Statements of NEG-OK. Under the SEC's full cost accounting rules, any write-off recorded may not be reversed even though higher oil and natural gas prices may increase the ceiling applicable to future periods.

     NEG-OK recorded natural gas sales on the entitlement method, recognizing only its net share of production as revenues. Any amount received in excess of NEG-OK's revenue interest was recorded as a natural gas balancing liability and conversely any deficiency was recorded as a natural gas balancing asset. NEG-OK had also received non-interest bearing prepayments on future natural gas production which provide for recoupment, most of which are refundable upon the earlier of the end of the productive life of the respective well or expiration of the natural gas purchase contract. The natural gas prepayments will be recognized as revenue when, and if, the natural gas is delivered.

     Amortization of oil and natural gas properties was computed using a unit of revenue method based on current gross revenues from production in relation to estimated future gross revenues from production of proved oil and natural gas reserves.

     To manage its acquisition, exploitation and drilling activities, NEG-OK maintained a professional staff of geologists, engineers, landmen and others. Although maintaining such staff increased general and administrative expenses on an absolute basis, NEG-OK's experienced technical staff has been a key to its ability to generate sufficient drilling prospects and exploitation opportunities to replace produced reserves. By managing operations for a substantial number of its wells, NEG-OK had been able to maintain efficiencies in operations as well as obtain operator and management fees which offset the majority of its general and administrative expenses.

     In 1996 and 1995, NEG-OK sold numerous nonstrategic oil and natural gas properties, the cash proceeds of which amounted to approximately $800,000 and $1.8 million, respectively. As discussed in further detail below in Oil and Natural Gas Sales, Well Operator and Management Fees and Oil and Natural Gas Operating Expenses, the 1996 and 1995 oil and natural gas property sales reduced NEG-OK's annual 1996 operating income before amortization and depreciation by approximately $500,000 and $300,000, respectively, from the amount reported in 1995.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1995 AND 1996

     Total Revenues; Oil and Natural Gas Sales. Total revenues decreased for the six months ended June 30, 1996 compared to the six months ended June 30, 1996. The decrease in total revenues was comprised of increased oil and natural gas sales and decreased well operator reimbursements resulting from the sale of certain properties during 1995 and the first quarter of 1996. The increased oil and natural gas sales are attributable to higher product prices for both oil and natural gas, offset by lower production volumes for both oil and natural gas as a result of certain wells sold during 1995 and January 1996. The 1996 and 1995 oil and natural gas property sales are expected to reduce 1996 annual oil and natural gas sales by approximately $900,000 and $300,000, respectively, from the amount reported in 1995.

     The increase in oil and natural gas sales consisted of increased prices for both oil and natural gas, partially offset by decreased production for both oil and natural gas. Oil revenues decreased by 34% due to a 39% decrease in production quantities and a 8% increase in the average price per Bbl of production for the six months ended June 30, 1996 as compared to 1995. Natural gas revenues increased by 11% due to a 37% increase in the average price per Mcf of natural gas produced, offset by a 19% decrease in product quantities for the six months ended June 30, 1996 as compared to 1995.

     Well Operator and Management Fees. Well operator and management fees decreased 31% for the six months ended June 30, 1996 compared to the same period in 1995. This decrease is attributable to a reduction in the number of operated producing properties, due to the sale of certain properties during 1995 and the first quarter of 1996. The 1996 and 1995 oil and natural gas property sales are expected to reduce annual 1996 well operator fees by approximately $500,000 and $100,000, respectively, from the amount reported in 1995. Included in the management fees were reimbursements of overhead expense of $5,000 per month from AEJH 1987 and $10,000 per month from the AEJH 1989 Limited Partnerships (the "Partnerships"). In 1996, NEG-OK agreed to liquidate and terminate these Partnerships before the end of 1996, the net income effect of which is not expected to be significant.

     Interest and Other Revenues. The increase in interest and other revenue for the six months ended June 30, 1996 compared to 1995 resulted from interest income on invested cash, marketing fees for both oil and natural gas and gains recognized from the sale of certain real estate.

     Oil and Natural Gas Prices. Oil prices received by NEG-OK increased 7% during the six months ended June 30, 1996, resulting in an average price of $18.89 per Bbl compared to the average price per Bbl of $17.59 for the same period in 1995.

     During the six months ended June 30, 1996, NEG-OK experienced an increase in natural gas prices. In recent years, NEG-OK has sold much of its natural gas under short-term (typically month-to-month) contracts. Natural gas prices received by NEG-OK increased 37% during the six months ended June 30, 1996, resulting in an average price of $2.03 per Mcf compared to an average price per Mcf of $1.48 for the same period in 1995.

     Oil and Natural Gas Production. Production and average prices received per Bbl and Mcf are as follows:

                                                                       SIX MONTHS ENDED
                                                                           JUNE 30,
                                                                    -----------------------
                                                                      1995          1996
                                                                    ---------     ---------
    Crude oil:
      Production (Bbls)............................................   106,327        65,052
      Average price received per barrel............................    $17.59        $18.89
    Natural gas:
      Production (Mcf)............................................. 4,881,070     3,961,596
      Average price received per Mcf...............................     $1.48         $2.03

     Oil and natural gas production volumes for the six months ended June 30, 1996 on an Mcfe basis decreased from such volumes for the same period in 1995 by 21%. This decrease in production was due to the sale of certain producing properties during the three months ended March 31, 1996 and during the year ended 1995. Although NEG-OK experienced some curtailments of natural gas production, these curtailments were not material. The curtailments were primarily attributable to excess supply and price competitiveness with oil.

     Oil and natural gas production volumes for the year ended December 31, 1996 are expected to be lower than 1995. This expected decrease is primarily attributable to a decrease in development activities in 1995 and 1996 and due to the sale of certain properties during 1995 and the three months ended March 1996.

     Total Expenses; Oil and Natural Gas Operating Expenses. Total costs and expenses decreased for the six months ended June 30, 1996 compared to the same period in 1995. Oil and natural gas operating expenses decreased for the six month ended June 30, 1996 compared to the same period in 1995, due to reduced operating expenses attributable to a lesser number of producing wells, which were sold during 1995 and the three months ended March 1996. The 1996 and 1995 oil and natural gas property sales are expected to reduce annual 1996 oil and gas operating expenses by approximately $900,000 and $100,000, respectively, from the amount reported in 1995. Oil and natural gas operating expenses decreased on an Mcfe basis to $.55 for the six months ended June 30, 1996 compared to $.60 for the same period in 1995.

     Amortization and Depreciation. The amortization and depreciation rate per dollar of oil and natural gas sales for the six months ended June 30, 1996 decreased to $.46 compared to $.48 for the same period in 1995. The decreased rate for the six months ended June 30, 1996 was primarily due to the increased estimated future gross revenues resulting from the higher product price for both oil and natural gas for the six months ended June 30, 1996.

     General and Administrative Expenses. General and administrative expenses decreased for the six months ended June 30, 1996 compared to the same period in 1995. This decrease was primarily related to a lesser number of personnel comprising general and administrative expenses for the six months ended June 30, 1996 compared to the same period in 1995. Well operator and management fees offset 75% of net general and administrative expenses during the six months ended June 30, 1996 compared to 82% during the same period in 1995.

     Interest Expense. Interest expense decreased for the six months ended June 30, 1996 compared to the same period in 1995 due to a decrease in the outstanding borrowings. NEG-OK's revolving credit facility bears interest at LIBOR plus 2% (a rate of 7.4375% at June 30, 1996). NEG-OK's term note bore interest at the prime rate plus 3% (an aggregate rate of 11.25% at June 30, 1996). The weighted average interest rate was 8.02% for the six months ended June 30, 1996 and 1995.

     Nonrecurring Abandoned Merger Costs. NEG-OK had no such expenses for the six months ended June 30, 1996. On May 10, 1995, NEG-OK announced the termination of discussions regarding the possible outstanding merger with Abraxas and, accordingly, expensed $300,000 of related costs.

     Taxes. As a result of public offerings in 1993, NEG-OK had an ownership change pursuant to Section 382 of the Internal Revenue Code. Accordingly, in 1996 and 1995, NEG-OK's provision or benefit for income taxes approximated the statutory federal rate.

  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     Total Revenues; Oil and Natural Gas Sales. Total revenues decreased for 1995 compared to 1994. The decrease in total revenues was comprised of decreased oil and natural gas sales, a slight increase in well operator reimbursements and decreased other revenues. The decreased oil and natural gas sales were attributable to lower oil production and a decrease in product price for natural gas offset by increased oil prices and higher production volumes for natural gas as a result of the wells drilled during 1994 and 1995 and the producing natural gas properties acquired from JMC Exploration, Inc. ("JMC") in November 1994 (the "JMC Acquisition").

     Oil revenues decreased by 13% due to a 19% decrease in production quantities partially offset by a 7% increase in the average price per Bbl of production for the year ended December 31, 1995 as compared to 1994. Natural gas revenues decreased by 2% due to a 13% decrease in the average price per Mcf of natural gas produced for the year ended December 31, 1995 as compared to 1994, offset by a 13% increase in production quantities.

     Total revenues decreased for 1994 compared to 1993. The decrease in total revenues consisted of decreased oil and natural gas sales and a nonrecurring item in other revenues in 1993 of approximately $1.25 million from the proceeds of settlement of a lawsuit. The decrease in oil and natural gas sales was due to lower product prices, partially offset by higher production volumes of natural gas attributable to wells drilled in 1994.

     Oil revenues decreased by 28% due to a 21% decrease in production quantities and an 9% decrease in the average price per Bbl of production for the year ended December 31, 1994 as compared to 1993. Natural gas revenues increased by 8% due to a 27% increase in production quantities, offset by a 15% decrease in the average price per Mcf of natural gas produced for the year ended December 31, 1994 as compared to 1993.

     Well Operator and Management Fees. Well operator and management fees reflect a slight increase for the year ended December 31, 1995 compared to the same period in 1994. This slight increase was attributable to the inclusion of the JMC Acquisition operated properties for a full year in 1995, as the JMC Acquisition closed in mid November 1994, offset by the sale of certain operated properties in the latter half of 1995. Included in the 1995 management fees were reimbursements of overhead expense of $10,000 per month from each of the AEJH 1987 and AEJH 1989 Limited Partnerships.

     Well operator and management fees remained fairly constant for the year ended December 31, 1994 compared to the same period in 1993. Included in the management fees were reimbursements of overhead expense of $10,000 per month from each of the AEJH 1987 and AEJH 1989 Limited Partnerships and an average of $4,750 per month for six months from the AEJH 1987-A Limited Partnership, which ceased operations during mid 1994.

     Marketing Fees, Interest and Other Revenues. The 19% increase in interest and other revenue (excluding the gains from NEG-OK's sale of other property and equipment of approximately $130,000 and the finalization and termination of a take-or-pay contract of approximately $235,000 in 1994) during the year ended December 31, 1995 compared to 1994 resulted from additional interest income on invested cash and increased marketing fees for both oil and natural gas.

     The increase in interest and other revenue (excluding the settlement of a lawsuit of approximately $1.25 million in 1993) during the year December 31, 1994 compared to 1993 resulted from gains on the sale of real estate and the settlement of a take-or-pay contract recorded as deferred revenue in 1993.

     Oil and Natural Gas Prices. Oil prices received by NEG-OK increased 7% during 1995, resulting in an average price of $16.57 per Bbl compared to the average price per Bbl of $15.44 for 1994. Revenues and operating results for future periods will continue to be impacted by price fluctuations which are largely influenced by market conditions and the quantity of the oil sold by OPEC.

     During 1995, NEG-OK experienced a decrease in natural gas prices. In recent years, NEG-OK has sold much of its natural gas under short-term (typically month-to-month) contracts. Natural gas prices received by NEG-OK decreased 13% during 1995, resulting in an average price of $1.50 per Mcf compared to an average price per Mcf of $1.73 for 1994.

     Oil prices received by NEG-OK decreased 9% during 1994, resulting in an average price of $15.44 per Bbl compared to the average price per Bbl of $16.99 for 1993. Average natural gas price received by NEG-OK during 1994 was $1.73 per Mcf, a decrease of 15% compared to an average natural gas price received in 1993 of $2.04 per Mcf.

     Oil and Natural Gas Production. Production and average prices received per Bbl and Mcf for each of the last three years are as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                        --------------------------------------
                                                           1993          1994          1995
                                                        ----------    ----------    ----------
    Crude Oil:
      Production (Bbls)...............................     283,190       224,230       181,022
      Average price per Bbl...........................      $16.99        $15.44        $16.57
    Natural Gas:
      Production (Mcf)................................   6,332,015     8,050,688     9,067,588
      Average price per Mcf...........................       $2.04         $1.73         $1.50

     Oil and natural gas production volumes for 1995 on an Mcfe basis exceeded such volumes for the same period in 1994 by 8% and oil and natural gas production volumes for 1994 on an Mcfe basis exceeded such volumes for 1993 by 17%. These increases in production were from participation in new wells drilled over the past three years through NEG-OK and the AEJH 1985 and AEJH 1989 Limited Partnerships, from recompletions in the Cotton Valley properties in 1994 by NEG-OK and from production on properties acquired in the JMC Acquisition after closing in mid November 1994. Although NEG-OK experienced some curtailments of natural gas production, these curtailments have not been material. The curtailments were primarily attributable to excess supply and price competitiveness with oil.

     Total Expenses; Oil and Natural Gas Operating Expenses. Total costs and expenses increased for 1995 compared to 1994 due in part to nonrecurring expenses, an increase in interest expense, depreciation and amortization expense and a provision for impairment of oil and natural gas properties. Oil and natural gas operating expenses remained fairly constant for 1995 compared to 1994. NEG-OK recognized additional operating expenses attributable to a greater number of producing wells and workovers in the first half of 1995, offset by reduced operating expenses attributable to the sale of certain producing properties during the third quarter of 1995 and reduced remedial workovers performed during the latter half of the year. Oil and natural gas operating expenses continue to decrease on an Mcfe basis to $.60 for 1995, compared to $.65 per Mcfe for 1994 and $.66 per Mcfe for 1993.

     Oil and natural gas operating expenses increased for 1994 compared to 1993, due to additional operating expenses attributable to a greater number of producing wells, which were drilled and completed during 1994 and the latter part of 1993 and due to workover costs performed on certain properties in 1994.

     Amortization and Depreciation. The oil and natural gas property amortization and depreciation rate per dollar of oil and natural gas sales for 1995 increased to $.55 compared to $.41 for 1994. The increased rate for 1995 was due principally to the decreased estimated future gross revenues resulting from the decreased oil and natural gas reserve volumes in 1995 as a result of downward revisions to previous reserve estimates. The amortization and depreciation rates for future periods will increase or decrease corresponding with the fluctuations in oil and natural gas prices, reserve volumes and production.

     The oil and natural gas property amortization and depreciation rate per dollar of oil and natural gas sales for 1994 increased to $.41 compared to $.32 for 1993. The increased rate for 1994 was due to the decreased estimated future gross revenues resulting from lower product prices in 1994.

     Impairment of Oil and Natural Gas Properties. As of December 31, 1995, NEG-OK's net book value of oil and natural gas properties exceeded the ceiling limitations prescribed under the full cost method of accounting for oil and natural gas properties. Accordingly, a provision was recognized in the fourth quarter of 1995 of $2.3 million ($2.0 million, net of the deferred tax credit). The provision for impairment is primarily attributable to declines in estimated reserves due to downward revisions to reserve estimates as discussed in Note 14 of Notes to Consolidated Financial Statements of NEG-OK.

     General and Administrative Expenses. General and administrative expenses decreased 15% for 1995 compared to 1994. This decrease was primarily related to fewer personnel for 1995 compared to 1994, as 1994 included personnel and other general and administrative expenses of ANEC, most of which were not retained following the merger in July 1994. Well operator and management fees offset 77% of general and administrative expenses during 1995 compared to 65% during 1994.

     General and administrative expenses increased for 1994 compared to 1993. This increase was primarily related to management bonuses and increased personnel costs associated with NEG-OK's growth. Well operator and management fees offset 65% of general and administrative expenses during 1994 compared to 69% during 1993.

     Interest Expense. Interest expense increased for 1995 compared to 1994 due to the amount of outstanding borrowings for the twelve-month period ended December 31, 1995, as compared to 1994 due principally to the JMC Acquisition, which closed mid November 1994. The weighted average outstanding borrowings increased to $49.7 million in 1995, a 80.5% increase from $27.5 million in 1994. The weighted average interest rate decreased to 8.0% in 1995 compared to 8.7% in 1994. At December 31, 1995, NEG-OK's credit facility bore interest at LIBOR plus 1.5% (a rate of 7.3125%).

     Interest expense increased for 1994 compared to 1993 due to an increase in the outstanding borrowings associated with property development and the JMC Acquisition. The weighted average outstanding borrowings increased to $27.5 million in 1994, a 42.2% increase from $19.4 million in 1993. The weighted average interest rate decreased to 8.7% in 1994 compared to 10.6% in 1993.

     Nonrecurring Expenses. On May 10, 1995, NEG-OK announced the termination of discussions regarding the possible outstanding merger with Abraxas and, accordingly, expensed $300,000 of related costs. In August 1995, NEG-OK postponed the offering of its senior subordinated notes and subsequent thereto expensed $452,000 of related costs.

     In connection with the merger between NEG-OK and ANEC, NEG-OK incurred nonrecurring charges to operations in 1994 of $2.4 million. These costs include legal, accounting, investment banking, printing and other costs.

     Litigation Settlement. In the fourth quarter of 1994, in an effort to resolve ANEC's litigation with various parties which had been ongoing since 1992, NEG-OK acquired certain creditor claims against the operator of a well in which ANEC had an interest and agreed to mediation with the primary plaintiffs of the outstanding litigation. Although management believed its actions against the well operator were meritorious and believed the counterclaims of this party were without merit, after having mediated this matter in December 1994, management of NEG-OK believed it was in NEG-OK's best interest to resolve such litigation and terminate the costs associated therewith. Accordingly, in late December 1994, NEG-OK agreed to a negotiated settlement, the effect of which resulted in a charge to 1994 operations, including legal fees, of approximately $734,000.

     Taxes. As a result of NEG-OK's and ANEC's secondary public offerings in 1993, both entities had an ownership change pursuant to Section 382 of the Code. In 1995, NEG-OK recorded a tax credit of $1.7 million on pretax loss of $6.2 million, an effective rate of 28%. This credit was less than the combined statutory federal and state rates due to the estimated timing of future taxable temporary differences and limitations on the utilization of NEG-OK's net operating loss and statutory depletion carryforwards as discussed below. In 1994, NEG-OK's provision for income taxes approximated statutory rates after considering permanent differences. In 1993, NEG-OK sustained a nonrecurring non-cash charge to operations of $1.2 million due to an increase in the valuation allowance associated with the change in ownership in the first quarter of 1993 discussed above. NEG-OK also recorded a deferred tax provision of approximately $1.1 million on pretax income of $4.9 million, representing an effective rate of 23%. The lower tax rate for 1993 was primarily attributable to the reduction of a valuation allowance previously established on pre-acquisition net operating loss carryforwards of ANEC.

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS 109"). NEG-OK adopted SFAS 109 on January 1, 1993. Among other changes, SFAS 109 relaxed the recognition and measurement criteria for deferred tax assets and alternative minimum tax from that provided for under its previous method of accounting for income taxes under Statement of Financial Accounting Standards No. 96 ("SFAS 96"). Adoption of this standard resulted in the elimination of deferred income taxes payable of $425,000, related entirely to alternative minimum tax, which is reflected in the 1993 statement of operations as the cumulative effect of a change in accounting principle.

LIQUIDITY AND CAPITAL RESOURCES

  SIX MONTHS ENDED JUNE 30, 1996 AND 1995

     General. NEG-OK's capital requirements related primarily to exploitation, development, exploration and acquisition activities. In general, because the Company's oil and natural gas reserves are depleted by production, the success of its business strategy is dependent upon a continuous exploitation, development, exploration and acquisition program.

     Cash Flows. For the six months ended June 30, 1996, NEG-OK's cash provided by operating activities was approximately $4.9 million, an increase of 254% compared to $1.4 million for the same period in 1995. In

1996, the net change in assets and liabilities reduced cash flows from operating activities by $110,000 compared to $2.2 million in the comparable period in 1995. This change was due principally to NEG-OK's reduced exploration and development activity in 1995 compared to 1994 as well as its focus on maintenance of adequate working capital to sustain future operations. At June 30, 1996 NEG-OK had a $2.9 million natural gas balancing liability attributable to 2.2 Bcf of natural gas production in excess of NEG-OK's entitled natural gas volumes. The majority of these excess sales were from properties that have natural gas balancing agreements which provide for recoupments by the underproduced owners from 25% of volumes attributable to NEG-OK's interest. At June 30, 1996, approximately $1.5 million was included in current liabilities associated with such net excess sales liability.

     Net cash used by investing activities for the six months ended June 30, 1996 decreased approximately $1.1 million from the same period in 1995. Additions to oil and natural gas properties decreased by approximately $.4 million due primarily to reduced oil and natural gas property acquisitions and development. Proceeds from the sale of properties and equipment increased in 1996 to approximately $1.1 million, resulting from the sale of oil and natural gas properties in January 1996, as discussed above.

     Net cash used by financing activities was approximately $2.8 million for the six months ended June 30, 1996 compared to net cash provided of $2.0 million for the corresponding period in 1995. Net cash used for the six months ended June 30, 1996 resulted from payments on long-term debt, offset by proceeds from the exercise of employee stock options. At June 30, 1996, NEG-OK had a working capital deficit of $8.3 million and had no availability under its revolving line of credit. See "Long Term Debt."

     Long Term Debt. At December 31, 1995, the Company had $44.0 million outstanding under its revolving credit facility with a bank. Subsequent to December 31, 1995, the lender reduced the borrowing base to $33.0 million, effective to December 31, 1995, requiring the $11.0 million excess borrowings to be converted to a term note. In May and August 1996, NEG-OK amended the credit agreement (the "Amended Agreement"). Under the Amended Agreement, the term note required, among other things, monthly payments of principal of $350,000 plus interest, beginning effective April 1996. On August 29, 1996 in connection with the Merger and the Company's borrowings under the Credit Facility, the Company repaid all borrowings outstanding under this financing agreement.

     At June 30, 1996, NEG-OK also had $2.0 million outstanding under a term note with a stockholder which contains various financial covenants. In May 1996, NEG-OK obtained a waiver through April 1, 1997 from the stockholder for noncompliance with certain covenants. Under the waiver, NEG-OK made its scheduled principal payment of $1.0 million in June 1996. The remaining $2 million of unpaid principal has been included in long term debt due within one year in the accompanying June 30, 1996 consolidated balance sheet. NEG-OK also agreed to liquidate and distribute the assets of the AEJH 1985, AEJH 1987 and AEJH 1989 Limited Partnerships. On August 29, 1996 in connection with the Merger and the Company's borrowings under the Credit Facility, the Company repaid all borrowings outstanding under this financing agreement.

  YEARS ENDED DECEMBER 31, 1995 AND 1994

     General. NEG-OK's capital requirements relate primarily to exploitation, development, exploration and acquisition activities. In general, because NEG-OK's oil and natural gas reserves are depleted by production, the success of its business strategy is dependent upon a continuous exploitation, development, exploration and acquisition program.

     Cash Flows. In 1995, NEG-OK's net cash provided by operating activities was $3.4 million, compared to $1.5 million for the year ended December 31, 1994. This increase was primarily attributable to the decrease in nonrecurring and litigation expenses of $2.4 million, reduced general and administrative expenses of $592,000, an increase of $1.1 million due to net changes in operating assets and liabilities, partially offset by reduced oil and natural gas sales of $791,000 and increased interest expense of $1.6 million. The changes in operating assets and liabilities were primarily attributable to the reduced oil and natural gas property development at December 31, 1995 compared with 1994 and events in 1994, explained below, which did not recur in 1995. At December 31, 1995, NEG-OK had a $3.4 million natural gas balancing liability attributable to
2.5 Bcf of natural gas production in excess of NEG-OK's entitled natural gas volumes. The majority of the excess sales are from properties that have natural gas balancing agreements which provide for recoupments by the underproduced owners from 25% of volumes attributable to NEGOK's interest. Additionally, most natural gas prepayments are refundable upon the end of the productive life of the respective wells. At December 31, 1995, approximately $1.5 million were classified as due within one year.

     Net cash used by investing activities in 1995 decreased by $28.1 million to $4.2 million due primarily to reduced oil and natural gas property acquisitions and development offset by reduced proceeds from property sales.

     Net cash provided by financing activities in 1995 decreased by $28.9 million to $1.4 million due primarily to reduced long-term debt borrowings in 1995 compared to 1994.

     In 1994, NEG-OK's cash provided by operating activities was $1.5 million compared to $12.1 million for the year ended December 31, 1993. This decrease was primarily attributable to $3.2 million of nonrecurring expenses associated with the ANEC merger and the settlement of ANEC litigation, the nonrecurrence of the 1993 $1.25 million natural gas contract settlement proceeds and the net change in assets and liabilities resulting from operating activities of $4.8 million. The $4.8 million net change in assets and liabilities resulting from operating activities in 1994 is the result of reduced drilling activities, the availability of additional borrowing capacity associated with the new credit facility and the nonrecurrence of a natural gas prepayment agreement at December 31, 1994, compared with December 31, 1993, all of which caused a reduction in accounts payable, oil and natural gas proceeds due others and other liabilities at December 31, 1994 compared with the related balances at December 31, 1993.

     Net cash used by investing activities in 1994 increased approximately $15.3 million to $32.3 million from $17.0 million in 1993. Additions to oil and natural gas properties increased by approximately $18.1 million to $36.0 million due to the JMC acquisition of $18.2 million and the continued redirection of activities toward exploration and development of reserves after completing the secondary public offering in 1993. The acquisition added 25 billion cubic feet of natural gas reserves to NEG-OK's asset base. The properties acquired are located in the Arkoma Basin in Oklahoma and Arkansas. During 1994, NEG-OK also sold its interest in the MFS Properties for approximately $3.2 million which were acquired in 1990 for $3.0 million.

     At December 31, 1995, NEG-OK had a working capital deficit of $6.5 million and had no availability under its revolving line of credit. See "-- General" above and "Existing Long-term Debt" below.

                            BUSINESS AND PROPERTIES

GENERAL

     For the purpose of providing comparison with the separate historical financial statements and reserve reports of NEG and NEG-OK, the information set forth in this "Business and Properties" section is, where specifically marked with subheadings, disclosed separately for each of NEG and NEG-OK, and also for the Company Pro Forma for the Merger and, where indicated, the Lake Boeuf Acquisition and the Bayou Sorrel Acquisition.

     The Company's principal executive offices are located at 4925 Greenville Avenue, Suite 1400, Dallas, Texas 75206, and its telephone number is (214) 692-9211.

THE COMPANY

     NEG is an independent energy company engaged in the acquisition, exploitation, development, exploration and production of oil and natural gas. Through the acquisition of oil and natural gas properties with significant reserve and production enhancement potential, and the subsequent exploitation and development of those properties, the Company has substantially increased its reserves and geographically diversified its property holdings. In its acquisitions of oil and natural gas properties, the Company targets major producing basins in Texas, Oklahoma, Arkansas, Louisiana and offshore in the Gulf of Mexico, and seeks to acquire reserves that are balanced between oil and natural gas with a mix of both short and long reserve lives. While continuing to pursue attractive acquisition opportunities, the Company has increased its focus upon implementing a comprehensive exploitation and development program for its existing properties. This program is designed to enhance proved producing reserves and convert proved undeveloped reserves to proved producing reserves through development drilling, workovers, recompletions and other production enhancement activities. As a complement to these efforts, the Company recently initiated an exploration program concentrating primarily on prospects onshore in southern Louisiana and in shallow state waters in offshore Nueces County, Texas.

     As a result of its acquisition, exploitation, development and exploration activities (including the Merger and the Lake Boeuf Acquisition), NEG has substantially increased its reserves, production and cash flow since 1991. The Company's estimated net proved reserves and PV10% have grown from 6.8 Bcfe and $6.1 million, respectively, on December 31, 1991, to 176.2 Bcfe (74% natural gas) and $165.2 million (56% proved developed), respectively, on a pro forma basis at June 30, 1996 as estimated in reports prepared by Netherland & Sewell. NEG's average net daily production has increased from 1.2 Mmcfe for 1991 to 39.0 Mmcfe for the pro forma nine months ended September 30, 1996. As a result of increases in reserves and production, the Company has increased EBITDA from $0.3 million for 1991 to $15.6 million for Pro Forma 1995, and from $8.8 million during the nine months ended September 30, 1996, to $17.9 million during the same period on a Pro Forma basis.

     The Company estimates it has a backlog of approximately 250 development opportunities (including recompletions, drilling locations and proposed waterfloods) on its existing properties, which the Company believes will provide at least a three-year inventory of development projects. The Company has established an aggregate development and exploration capital budget for its existing properties of approximately $47.6 million for the last three months of 1996 and for the year ending December 31, 1997 consisting of approximately $38.4 million for development and exploitation projects and approximately $9.2 million for selective exploratory activities primarily on its offshore Gulf of Mexico and onshore southern Louisiana properties. Actual amounts expended by the Company for development and exploration activities will be dependent on a number of factors, including oil and natural gas prices, seismic and drilling costs, future drilling results and the availability of capital.

BUSINESS STRATEGY

     NEG strives to increase reserves, production and cash flow from operations through a strategy of (i) focusing on development and exploitation activities to maximize production and ultimate reserve recovery,

(ii) acquiring oil and natural gas properties with significant exploitation, development or exploration potential, (iii) obtaining operational control of its properties, (iv) maintaining a low operating cost structure, and (v) selectively exploring and developing properties with significant reserve potential.

     Development and Exploitation. In 1994, 1995 and the first nine months of 1996, the Company participated in the drilling of 50 gross (43.0 net) development wells, 49 gross (42.4 net) of which were commercially productive. The Company intends to intensify development and exploitation of its existing properties through development drilling, workovers, redrills, recompletions, and other production enhancement techniques to maximize its production and reserves. As of June 30, 1996, Netherland & Sewell has identified approximately 215 development opportunities (including recompletions, drilling locations and proposed waterfloods) on the Company's existing properties, and as of December 31, 1995, had identified 35 probable and possible drilling locations on NEG-OK's properties. NEG has a development and exploitation capital expenditure budget of approximately $38.4 million for the last three months of 1996 and for the year ending December 31, 1997, most of which is targeted to develop proved undeveloped reserves.

     Property Acquisitions. Acquisitions of producing oil and gas properties have contributed significantly to the Company's historical growth in reserves. While NEG expects to generate future growth in reserves and production through its increased emphasis on development and exploratory drilling, the Company will continue to seek to opportunistically acquire properties that complement and enhance its inventory of development, exploitation and exploration projects. Consistent with its historical acquisition strategy, the Company expects to focus on purchases of underdeveloped properties in its core areas of expertise either through negotiated property acquisitions or acquisitions of companies with oil and natural gas properties.

     Operational Control. The Company generally prefers to operate and, except for its exploratory prospects, to own a majority working interest in its oil and natural gas properties. This operating philosophy enables the Company to control the nature, timing and costs of exploration and development of its properties, as well as the marketing of the resulting production. At September 30, 1996, and pro forma for the Bayou Sorrel Acquisition, NEG operated 488 of the 719 producing wells in which it owns an interest. The Company also operated approximately 85% of its aggregate PV10% as of June 30, 1996, after giving effect to the Merger and the Lake Boeuf Acquisition.

     Low Operating Cost Structure. The Company seeks to increase cash flow by maintaining a low unit operating cost structure through its focus on increasing production while limiting its field operating and corporate overhead expenses. Through these efforts, the Company has reduced historical unit lease operating expenses 41% from $0.70 per Mcfe in 1991 to $.41 per Mcfe during the nine months ended September 30, 1996. During these same periods, the Company decreased historical unit general and administrative expenses 51% from $0.80 per Mcfe to $.39 per Mcfe. NEG's emphasis on reducing its unit operating expenses has contributed to its 180% improvement in unit gross profit margins from $0.60 per Mcfe to $1.68 per Mcfe over these same periods. The Company believes the Merger and the Subsequent Merger will provide further opportunities to improve its unit operating costs through planned acceleration of production from NEG-OK's properties and economies of scale expected to be recognized in general and administrative expenses by combining the two operations.

     Selective Exploration Program. To balance its relatively lower risk development and exploitation activities, the Company expects that exploration drilling will become a more important, although limited, aspect of its business in the future. The Company's recently initiated exploration program targets prospects with significant reserve potential, focusing primarily on its inventory of exploratory prospects onshore Texas, Louisiana, Mississippi and Alabama and offshore Gulf of Mexico, including the Mustang Island Properties. To provide additional expertise in prospect generation and analysis for its exploration program and to control prospect generation costs, the Company has entered into the Sandefer Exploration Venture under which prospects in Louisiana, Texas and Mississippi are generated for NEG's consideration and Sandefer participates with the Company in the evaluation, marketing and sale of such prospects. The agreement with Sandefer also involves an arrangement with the two Geologists associated with Sandefer who have substantial exploration experience in the Gulf Coast region. The Geologists have access to the extensive engineering and licensed geological and geophysical data bases for Louisiana, Texas and Mississippi owned or licensed by

Sandefer. NEG also seeks to reduce the risks normally associated with exploratory drilling by (i) allocating only a limited portion of its capital expenditure budget to exploration activities, (ii) limiting its working interests in exploratory prospects through participation by industry partners,
(iii) obtaining operational control of its prospects, and (iv) utilizing advanced technologies, including 3-D seismic surveys, where cost-effective.

ACQUISITIONS

     Since its formation in 1990, the Company has actively engaged in the acquisition of producing oil and natural gas properties, primarily in Texas, Oklahoma, Arkansas, Louisiana and offshore in the Gulf of Mexico.

                                                                     ESTIMATED
                                                                      PROVED
                                                                     RESERVES
                                                                    AT DATE OF    ACQUISITION    ACQUISITION
                                           AREAS OF PRINCIPAL       ACQUISITION     COST (IN      COST PER
DATES         PRINCIPAL SELLER                 PROPERTIES            (BCFE)(1)    MILLIONS)(2)     MCFE(2)
-----   ----------------------------  ----------------------------  -----------   ------------   -----------
1991    Big Piney Oil & Gas
          Company...................  Wyoming.....................       3.1         $  1.9         $ .61
1992    TriSearch, Inc..............  GAU.........................       6.1            4.1           .67
1993    Oil Search Partnerships.....  GAU.........................       1.4             .7           .50
1993    Bligh Petroleum, Inc. ......  GAU.........................      19.0            3.5           .18
1994    Various Working Interest
          Owners....................  GAU.........................       7.0             .6           .09
1995    Sierra 1994 I Limited
          Partnership...............  Cotton Valley Trend (Oak
                                        Hill).....................      20.7            9.1           .44
1995    Enron Oil and Gas Company...  New Mexico..................       1.8            2.1          1.17
1995    Sierra Mineral Development
          L.C.......................  Mustang Island..............       4.5            2.0           .44
1996    C/A Limited.................  Mustang Island..............       3.1             .7           .23
1996    UMC Petroleum Corporation...  Mustang Island..............       1.3            1.0           .77
1996    Araxas Energy Corporation
          and O'Sullivan Oil and Gas
          Company, Inc. ............  Lake Boeuf..................      17.5            7.2           .41
1996    Alexander Energy
          Corporation...............  Anadarko Basin, Cotton
                                      Valley Trend and Arkoma
                                        Basin.....................     105.7(3)       112.4(4)       1.06
                                                                       -----         ------         -----
        Total(5)..................................................
                                                                       191.2         $145.3         $ .76
                                                                       =====         ======         =====

---------------

(1) Estimated proved reserves at date of acquisition are based on reserve reports prepared for the specific acquisition or, if one was not prepared at the date of acquisition, are based on the first year end reserve report prepared following the acquisition date and adjusted for production subsequent to the date of acquisition. Acquisitions made in 1996 are based on the applicable Updated Reserve Report and Lake Boeuf Reserve Report, as such terms are hereinafter defined.

(2) Does not include costs to develop these properties, which properties include a substantial amount of proved undeveloped reserves.

(3) Excludes approximately 31 Bcfe of reserves of NEG-OK reclassified by Netherland & Sewell as of December 31, 1995 from proved undeveloped to probable and possible reserves. See "-- Oil and Natural Gas Reserves."

(4) Acquisition cost excludes deferred income taxes of $18.6 million. See Note 2 to Notes to Consolidated Financial Statements.


(5) Excludes the East Bayou Sorrel Acquisition consummated in October and December 1996 and the Bayou Sorrel Acquisition consummated in November 1996.


     The Company continually reviews potential acquisitions, and anticipates making additional acquisitions if such properties fit into its overall business strategy. The Company does not have a budget specifically for acquisitions, however, since their timing and size cannot be predicted. As of the date of this Prospectus, the Company has no agreements with respect to any significant acquisitions, other than the agreement in principle relating to the Pending Acquisition.

     As a result of the Merger with Alexander in August 1996, the Company added approximately 106 Bcfe of estimated net proved reserves, as of June 30, 1996, to its reserve base. Alexander's properties are located principally in the Anadarko Basin of Oklahoma, the Cotton Valley Trend of Texas and the Arkoma Basin of Oklahoma and Arkansas. The Alexander properties were attractive to NEG primarily due to the large number of identified development drilling opportunities, with approximately 37% of Alexander's estimated net proved reserves as of June 30, 1996 classified as proved undeveloped. The Company intends to aggressively develop and enhance the reserves acquired in the Merger through development drilling and selective workovers, recompletions and redrills. The Merger has also brought to the Company additional personnel experienced in geology, exploitation and natural gas marketing who complement the existing personnel of the Company. For the primary purpose of achieving greater operating efficiencies following the Merger, the Board of Directors of NEG on December 6, 1996 approved the Subsequent Merger, and such merger was effective as of December 31, 1996.

     The Merger followed ten previous acquisitions of oil and natural gas properties by the Company since January 1, 1991 that also provided project inventories with significant exploitation and development opportunities. From January 1, 1991 through September 30, 1996, the Company has acquired 191 Bcfe of estimated net proved reserves which is approximately 20 times its net production of 9.6 Bcfe during the same period. The Company's first substantial increase in proved reserves, production and cash flow resulted from its acquisition of a 95% working interest in and subsequent development of the oil producing GAU acquired in several transactions commencing in 1992. Through November 30, 1996, NEG has drilled 52 wells in the GAU with a 98% success rate and has increased average gross daily production attributable to the unit from approximately 450 Boe in 1992 to approximately 1,550 Boe in November 1996. The Company's continuing development program at the GAU includes drilling an average of two wells per month for the next two years. The Company followed the GAU acquisitions with its 1995 acquisition of a 99% working interest in the Oak Hill field located in the Cotton Valley Trend of east Texas, in which it also implemented a drilling program in 1996.

     During 1995 and 1996, the Company expanded its operations to include offshore oil and natural gas properties in the Mustang Island area located in shallow state waters of Nueces County, Texas, where it has acquired, through a series of transactions, interests in eight wells and 24 offshore lease tracts covering 13,810 gross (11,295 net) acres. As part of its exploration program, the Company has commissioned a 3-D seismic survey of this area and has acquired the production infrastructure necessary to implement its present plans to explore and develop these offshore properties.

     In September 1996 the Company completed the Lake Boeuf Acquisition, in which NEG acquired an approximate 87.5% working interest in two wells and certain proved undeveloped reserves in South Lake Boeuf, Louisiana for approximately $7.2 million, consisting of $1.5 million in cash and approximately $5.7 million in shares of Common Stock of the Company. The Lake Boeuf Acquisition added net proved reserves of 17.5 Bcfe (40% natural gas) with a PV10% of $23.1 million as of June 30, 1996, as estimated by Netherland & Sewell, substantially all of which are proved undeveloped reserves. In nearby Iberville Parish, the Company recently drilled an exploration well (the Schwing No. 1) that represents a new field discovery in East Bayou Sorrel.


     In October 1996 the Company acquired an additional 14% working interest in the Schwing No. 1 and related acreage located in Iberville Parish, Louisiana, increasing the Company's interest in such well at that time to approximately 31%. The purchase price was approximately $3.3 million cash. In December 1996 the Company completed the second transaction of the East Bayou Sorrel Acquisition, which included an additional 28% working interest in the Schwing #1 well and related acreage, increasing NEG's working interest in such well to approximately 60%. The purchase price was approximately $7.0 million cash. The East Bayou Sorrel Acquisition reduced the interest in the Bayou Sorrel Acquisition described below that the Company was required to offer to all other interest owners pursuant to area of mutual interest provisions contained in the existing East Bayou Sorrel operating agreement.


     In November 1996 the Company completed the Bayou Sorrel Acquisition, which properties are located in a field adjacent to the Company's recently announced discovery well at East Bayou Sorrel. The purchase price for the 100% working interest was approximately $11.2 million, consisting of approximately $9.2 million cash and $2 million in shares of Common Stock. As a result of the area of mutual interest provisions contained in the existing operating agreement for East Bayou Sorrel, the Company's working interest in the Bayou Sorrel

Acquisition has been reduced to approximately 88.5%, and the Company will be reimbursed for the portion of the cash purchase price that is commensurate to the reduction in the working interest.

     The combination of the Bayou Sorrel Acquisition and the East Bayou Sorrel Acquisition is expected to give the Company a significant operating position in the Bayou Sorrel area which includes interests in (i) approximately 2,600 gross undeveloped acres related to the deeper horizons that have tested productive in the East Bayou Sorrel discovery well, and (ii) production facilities, pipelines and production infrastructure necessary to develop and explore the area. Additionally a 33 square mile 3-D seismic survey is planned for this area, which will make this part of Southern Louisiana a major focus area of the Company's exploration program.

     Pending Acquisition. In December 1996, the Company entered into an agreement in principle relating to the Pending Acquisition with Hancock to purchase, for $4.0 million in cash or cash and Common Stock, Hancock's limited partnership interests in certain limited partnerships in which the Company is the general partner. The limited partnerships own working interests in the Anadarko and Arkoma Basin areas of Oklahoma and the Giddings area of Texas. At January 1, 1996, engineering reports showed an aggregate PV10% of approximately $7 million relative to Hancock's interest in such partnerships.

OIL AND NATURAL GAS RESERVES

     The following table sets forth certain information on the total proved oil and natural gas reserves, the estimated future net revenues therefrom, the PV10% of estimated future net revenues, and the Standardized Measure of total proved oil and natural gas reserves as of June 30, 1996 for NEG, NEG-OK and NEG giving effect to the Merger and the Lake Boeuf Acquisition, based on the Netherland & Sewell report for proved reserves as of July 1, 1996 (the "Updated Reserve Report"), which report is attached hereto as Annex A-1, and on the Netherland & Sewell report for proved reserves as of July 1, 1996, with respect to the Lake Boeuf Acquisition (the "Lake Boeuf Reserve Report"), which report is attached hereto as Annex A-2. The Updated Reserve Report includes estimates which were "rolled forward" from the Netherland & Sewell reports dated February 15, 1996 with respect to NEG (the "NEG 1995 Reserve Report") and March 1, 1996 with respect to NEG-OK (the "NEG-OK 1995 Reserve Report"), attached hereto as Annex B and Annex C, respectively (collectively, the "1995 Reserve Reports"). The estimates contained in the 1995 Reserve Reports have been updated (except for the Lake Boeuf Acquisition, which is the subject of the Lake Boeuf Reserve Report) in the Updated Reserve Report for the following: (1) scheduling of the 1996 and 1997 drilling and workover programs, (2) addition of new wells, and (3) deletion of sold wells. No other engineering updates have been conducted for the properties to prepare the Updated Reserve Report. The calculations which Netherland & Sewell used in preparation of such reports were prepared using standard geological and engineering methods generally accepted by the petroleum industry and in accordance with SEC guidelines.

                                                           AS OF JUNE 30, 1996
                                        ----------------------------------------------------------
                                                               NATURAL
                                                   NATURAL       GAS          FUTURE
                                          OIL        GAS      EQUIVALENT       NET
                                        (MBBLS)    (MMCF)      (MMCFE)      REVENUE(1)     PV10%
                                        -------    -------    ----------    ----------    --------
                                                              (IN THOUSANDS)
    NEG
      Proved developed reserves........  1,556      12,555       21,890      $ 32,072     $ 22,655
      Proved undeveloped reserves......  2,259      17,574       31,129        43,763       23,494
                                         -----     -------      -------      --------     --------
              Total proved reserves....  3,815      30,129       53,019      $ 75,835     $ 46,149
                                         =====     =======      =======      ========     ========
      Standardized Measure.............                                                   $ 40,185
                                                                                          ========
    NEG-OK
      Proved developed reserves........  1,045      60,237       66,504      $104,618     $ 64,556
      Proved undeveloped reserves......  1,125      32,495       39,245        56,044       31,405
                                         -----     -------      -------      --------     --------
              Total proved reserves....  2,170      92,732      105,749      $160,662     $ 95,961
                                         =====     =======      =======      ========     ========
      Standardized Measure.............                                                   $ 80,142
                                                                                          ========
    LAKE BOEUF ACQUISITION
      Proved developed reserves........    409         379        2,832      $  6,590     $  4,622
      Proved undeveloped reserves......  1,327       6,679       14,643        31,119       18,507
                                         -----     -------      -------      --------     --------
              Total proved reserves....  1,736       7,058       17,475      $ 37,709     $ 23,129
                                         =====     =======      =======      ========     ========
      Standardized Measure.............                                                   $ 16,570
                                                                                          ========
    NEG PRO FORMA(2)
      Proved developed reserves........  3,010      73,171       91,226      $143,280     $ 91,833
      Proved undeveloped reserves......  4,711      56,748       85,017       130,926       73,406
                                         -----     -------      -------      --------     --------
              Total proved reserves....  7,721     129,919      176,243      $274,206     $165,239
                                         =====     =======      =======      ========     ========
      Standardized Measure.............                                                   $136,897
                                                                                          ========

---------------

(1) The net weighted average prices, over the life of the properties, used in the Updated Reserve Report for NEG at June 30, 1996 were $21.15 per Bbl of oil and $2.21 per Mcf of natural gas. The net weighted average prices, over the life of the properties, used in the Updated Reserve Report for NEG-OK at June 30, 1996 were $20.40 per Bbl of oil and $2.27 per Mcf of natural gas. The net weighted average prices, over the life of the properties, used in the Lake Boeuf Reserve Report at June 30, 1996 were $20.00 per Bbl of oil and $2.55 per Mcf of natural gas.


(2) Does not include estimated proved reserves that the Company acquired in the East Bayou Sorrel Acquisition in October and December 1996 or in the Bayou Sorrel Acquisition in November 1996.

     The Company and NEG-OK engaged Netherland & Sewell as their independent petroleum engineers to prepare year end reserve reports as of December 31, 1995 in contemplation of the Merger. The NEG 1995 Reserve Report resulted in downward reserve revisions of approximately 13.3 Bcfe for the Company and the NEG-OK 1995 Reserve Report reclassified from proved undeveloped to probable and possible reserves approximately 31 Bcfe of reserves for NEG-OK. The Company believes that these revisions are the result of a more conservative application of engineering assumptions than previously used. Additionally, in 1995 NEG-OK experienced approximately 11 Bcfe of additional downward reserve revisions. A significant portion of these revisions relates to certain undeveloped locations which the Company now believes are being depleted through existing proved producing properties, but which were previously thought to be accessible only through recompletions and/or additional development drilling, as discussed in Note 9 of Notes to Financial Statements of the Company and Note 14 of Notes to Consolidated Financial Statements of NEG-OK.

     The Company has not filed any estimates of proved oil and natural gas reserves with any federal authority or agency other than with the SEC.

PRINCIPAL AREAS OF OPERATIONS

     The following tables set forth the principal areas of operation and estimated proved oil and natural gas reserves, PV10% of the estimated future net revenues, percent of total PV10% and number of PDNP and PUD locations from such reserves at June 30, 1996 for NEG, NEG-OK and NEG giving Pro Forma effect to the Merger and the Lake Boeuf Acquisition:

                                                                     NATURAL                                NUMBER OF
                                            OIL AND      NATURAL       GAS                        % OF         PDNP
                                           CONDENSATE      GAS      EQUIVALENT       PV10%        TOTAL      AND PUD
                     FIELD                  (MBBLS)      (MMCF)      (MMCFE)     (IN THOUSANDS)   PV10%    LOCATIONS(1)
                     -----                 ----------    -------    ----------   --------------   -----    ------------
     NEG
       Onshore:
         GAU, TX..........................    3,476        3,192       24,046       $ 24,123        15%          62
         Cotton Valley Trend
            (Oak Hill), TX................       41       18,862       19,107         13,330         8           14
         Other Onshore....................      183        4,477        5,580          5,408         3            7
                                              -----      -------      -------       --------       ----         ---
              Total Onshore...............    3,700       26,531       48,733         42,861        26%          83
                                              -----      -------      -------       --------       ----         ---
       Offshore:
         Mustang Island...................      115        3,598        4,286          3,288         2            1
                                              -----      -------      -------       --------       ----         ---
              NEG Total...................    3,815       30,129       53,019         46,149        28%          84
                                              -----      -------      -------       --------       ----         ---
     NEG-OK
       Anadarko Basin Area, OK............    1,435       54,672       63,283         56,049        34%          76
       Cotton Valley Trend, TX............      212       18,441       19,713         13,925         8           14
       Arkoma Basin, OK and AR............       --       15,885       15,885         16,112        10           16
       Other..............................      523        3,734        6,868          9,875         6           16
                                              -----      -------      -------       --------       ----         ---
              NEG-OK Total................    2,170       92,732      105,749         95,961        58%         122
                                              -----      -------      -------       --------       ----         ---
     OTHER(2)
       Lake Boeuf, LA.....................    1,736        7,058       17,475         23,129        14%           9
                                              -----      -------      -------       --------       ----         ---
     NEG PRO FORMA TOTAL(2)...............    7,721      129,919      176,243       $165,239       100%         215
                                              =====      =======      =======       ========       ====         ===

---------------

(1) Includes drilling locations, recompletions and proposed waterfloods, but excludes 35 probable and possible drilling locations identified by Netherland & Sewell for NEG-OK in the NEG-OK 1995 Reserve Report.


(2) Does not include estimated proved reserves that the Company acquired in the East Bayou Sorrel Acquisition in October and December 1996 or in the Bayou Sorrel Acquisition in November 1996.


  Development and Exploitation

     While acquisitions historically have been the primary focus of the Company's business strategy, recently the Company has accelerated the development and exploitation of its existing properties. The Company develops and exploits its properties by drilling development wells, including many on infill locations, engaging in increased density and forced pooling drilling and recompleting and reworking existing wells and, where appropriate, intends to develop and implement secondary recovery plans, including waterfloods. As used in this section, quantities of the Company's proved reserves are based upon Pro Forma proved reserves as of June 30, 1996.

     Anadarko Basin. Approximately 36% (63.3 Bcfe) of the Company's proved reserves are located in the area of the Anadarko Basin in west central Oklahoma. The Anadarko Basin, in which Alexander has operated since 1980, is considered a mature natural gas producing area that is characterized by multiple producing horizons and long reserve lives. When the Company evaluated the acquisition of Alexander, the Anadarko Basin properties were attractive to the Company principally because of the large number of PDNP and PUD locations on which it could drill on Alexander's existing properties. Drilling a producing well on these locations not only gives the Company the opportunity to convert proved undeveloped reserves to proved developed producing reserves but it also potentially provides additional proved undeveloped drilling locations on the Company's leasehold acreage.

     The Company's Anadarko properties generally have 640 acre producing units. NEG-OK was successful in demonstrating to Oklahoma regulators that wells in the Anadarko Basin will not efficiently drain 640 acres and obtained authorization for increased density drilling on smaller acreage producing units. Under the forced pooling rules in Oklahoma, even if the Company is not the operator of the property for which increased density drilling has been approved, the Company may propose to drill and operate the wells, which may include spacing for up to three additional wells. Frequently this results in the proposing party owning a larger portion of the new wells due to other interest owners declining to participate and occasionally results in such party becoming the operator of the new wells as proposed. The Company intends to continue NEG-OK's increased density drilling strategy in the Anadarko Basin.

     As of June 30, 1996, the Company had identified 32 PDNP and 44 PUD locations in the Anadarko Basin with estimated proved reserves of 23.7 Bcfe. These locations are well suited for relatively lower risk exploitation and development activities that should significantly increase the Company's production and cash flow from its Anadarko Basin properties in 1997. To develop a portion of these locations, the Company has budgeted approximately $4.7 million to drill 14 gross (5.50 net) wells in the Anadarko Basin for the remainder of 1996 and for the year ending December 31, 1997. Wells in the Anadarko Basin are completed at depths ranging from 2,000 to 25,000 feet, although the Company's wells typically are completed between 7,000 and 15,000 feet in depth and cost approximately $1 million (gross) to drill and complete.

     Cotton Valley Trend. Approximately 22% (38.8 Bcfe) of the Company's proved reserves are located in the Cotton Valley Trend in Harrison and Rusk counties in eastern Texas. The Cotton Valley producing formation is 1,500 to 2,000 feet thick and is located at depths of 8,500 to 10,500 feet. These properties produce from low permeability reservoirs with long life natural gas reserves. Each of NEG and NEG-OK owned properties in the Cotton Valley Trend (the "Cotton Valley Properties"), NEG with its Oak Hill Properties and NEG-OK with properties in the Blocker field (the "Blocker Properties"). The Company owns more than a 95% working interest in its Cotton Valley Properties. Of the Company's reserves located in the Cotton Valley Trend, 19.7 Bcfe, or 51% of such reserves, were acquired from Alexander in the Merger.

     In 1996 the Company initiated a major development program for the Oak Hill Properties. The Company has performed four workovers, completed one well that had been drilled but not completed at the time of the Initial Offering and successfully drilled and completed one development well, which initially produced 1,400 Mcf a day. Through these development activities, average daily production for the Cotton Valley Properties has increased from approximately 3,400 Mcf per day in June 1995 to an average of 7,800 Mcf per day during June 1996.

     The original development of the Cotton Valley Trend was based upon 640 acre spacing, but production results have revealed that wells drilled on this spacing are insufficient to adequately drain the reservoir due to the low permeability of the sandstones. New studies show developing these tight sands on 80 acre spacing is necessary to recover all commercially producible reserves in this formation. The Cotton Valley Properties are now subject to revised field rules established by the Texas Railroad Commission that permit drilling on 160 acre or, alternatively, on 80 acre spacing, without obtaining a special ruling from the Texas Railroad Commission for each well. The Company has also been successful in obtaining the Texas Railroad Commission's approval to indefinitely suspend maximum production allowables for the Oak Hill Properties, and intends to also seek suspension of maximum production allowables on the Blocker Properties. Due to incentives created to drill on certain leases of the Cotton Valley Trend, production from some of the Company's Cotton Valley Properties should qualify for severance tax abatements.

     As of June 30, 1996, the Company had identified seven PDNP and 21 PUD locations in the Cotton Valley Trend. The typical well in this area is expected to cost approximately $1.1 million (gross) to drill and complete. A significant portion of the cost to complete these wells is due to the low permeability of the interbedded sandstones and shales, which requires massive hydraulic fracture stimulation, typically of multiple zones of the producing formation, to fracture the rock sufficient to obtain the increased production levels necessary to make such wells commercially viable. The Company has budgeted approximately $14.0 million to drill 13 gross (12.8 net) development wells in the Cotton Valley Trend for the remainder of 1996 and 1997, four of which were being drilled at November 30, 1996. All of these wells will be drilled on PUD locations where the Company owns in excess of 95% of the interests.

     GAU. Approximately 14% (24.0 Bcfe) of the Company's proved reserves are located in the Clearfork 5600 Reservoir, which is in the middle of the Permian Basin located in West Texas. These reserves are in the 7,880 acre Goldsmith Adobe Unit, which the Company operates and in which it now owns approximately a 95% working interest.

     Originally the unit was drilled on 40 acre spacing. Previous operators had drilled several wells on 20 acre spacing and, based on the results of this drilling and 20 acre spacing development on adjoining leases, the Company began a drilling program in July 1994 to develop the unit on 20 acre spacing. The Company drilled six wells during 1994, 22 wells during 1995 and 24 wells in 1996 through November 1996. Of the 52 wells the Company has drilled on the GAU, 51 are currently producing. Through the Company's acquisition and exploitation activities, average daily gross production from the GAU has increased from approximately 450 Boe in 1992 to 1,550 Boe during November 1996.

     The Company plans to drill a total of 11 gross (10.5 net) additional wells during the last three months of 1996, for which the Company has budgeted approximately $2.9 million. In addition, the Company has budgeted approximately $6.3 million to drill an additional 24 gross (22.8 net) wells in the GAU in 1997. The typical well drilled by the Company is drilled to depths between 5,600 and 6,000 feet and costs approximately $265,000 (gross) to drill and complete. As of June 30, 1996, the GAU had approximately 100 infill locations left if the unit were fully developed on 20 acre spacing, of which 62 are included in the Company's undeveloped proved reserve volumes as of June 30, 1996. Based on past drilling results, as the Company continues to drill producing wells in the GAU, the Company expects that additional reserves will be proved on a substantial number of the remaining infill locations of the GAU.

     Data gained from the drilling and coring of new wells in the GAU suggest that the reservoir has significant secondary recovery potential from a waterflood. Waterflooding is one method of secondary recovery in which water is injected into an oil reservoir for the purpose of forcing oil out of the reservoir rock and into the bore of a producing well. The Company anticipates undertaking a waterflood project of the GAU in 1998 or 1999 from which it expects to significantly increase its recovery rate of the reserves in the GAU. It has started a pilot waterflood project in the area and currently is making some of the necessary expenditures for the waterflood project by adding injection pumps and lines.

     Lake Boeuf. Approximately 10% (17.5 Bcfe) of the Company's proved reserves are located in Lafourche Parish, Louisiana, which reserves were acquired by the Company in September 1996 for approximately $7.2 million, consisting of $1.5 million in cash and approximately $5.7 million in shares of Common Stock of the Company. These reserves are principally proved undeveloped and relate to nine different horizons ranging in depths from 9,500 to 15,000 feet, estimated to contain approximately 1.7 Mmbbls of oil and 7.1 Bcf of natural gas. The Company owns an approximate 87.5% working interest in the Lake Boeuf properties.

     The Company has identified two PDNP locations which it intends to recomplete during 1997 for approximately $250,000. Additionally, three PUD locations have been identified for which the Company has budgeted approximately $5.2 million as part of its 1997 capital expenditure program. The Lake Boeuf properties are located in the parish adjacent to the Company's East Bayou Sorrel properties in Iberville Parish on which it recently drilled an exploration well that represents a new field discovery.

     Arkoma Basin. Approximately 9% (15.9 Bcfe) of the Company's proved reserves are located in the Arkoma Basin in eastern Oklahoma and western Arkansas, which reserves were acquired by the Company as a result of the Merger with Alexander. Most production comes from the Red Oak, Cromwell, Spiro and Wapanucka sands at depths of 7,000 to 8,000 feet. Most of these channel sands follow structural grain and are prolific natural gas producers when the natural gas is trapped by faults in the grain.

     As of June 30, 1996, the Company had identified two PDNP and 14 PUD locations in the Arkoma Basin, and the Company expects that additional drill sites will be developed once it is able to more fully evaluate the additional reserve potential identified during its acquisition analysis. The typical Arkoma Basin well is drilled to approximately 7,500 feet and costs approximately $350,000 (gross) to drill and complete. In 1996, NEG-OK successfully drilled and completed three wells and participated in two wells successfully drilled and completed by outside operators in the Arkoma Basin. The Company has budgeted approximately $1.4 million to drill eight gross (4.28 net) development wells in the Arkoma Basin in 1997.

  Exploration

     The Company seeks to balance its strategy of acquiring and exploiting mature but underdeveloped reserves by dedicating a portion of its capital expenditure budget to higher risk but potentially much higher reward exploration opportunities. The Company expects to drill two gross (.63 net) exploratory wells in the last three months of 1996 at a cost of $656,000, one of which is in San Patricio County, Texas and one of which is in Wayne County, Mississippi. The Company has also budgeted approximately $9.2 million for its 1997 exploration program, $4.7 million on prospects on the Mustang Island Properties, including a 90 square mile 3-D seismic survey of the area, $2.6 million on prospects generated by the Sandefer Exploration Venture and $1.9 million for other prospects. The Company expects that its exploratory projects will be concentrated in Gulf Coast areas, both onshore and offshore.

     Sandefer Exploration Venture and Southern Louisiana. To capitalize upon the extensive geological and geophysical data base for the Upper Texas Gulf Coast, Louisiana and Mississippi to which they have access, on January 1, 1996 the Company entered into the Sandefer Exploration Venture to develop and promote exploration prospects for the Company in those areas. During the term of the agreements, which initially is two years, the venture will generate oil and natural gas prospects in those states and will submit leasing and drilling proposals to the Company for a monthly prospect fee. Through 1997, the Company has budgeted $3.0 million for the Sandefer Exploration Venture, which includes amounts payable to Sandefer, the Geologists, anticipated leasing and other costs for prospects generated by the Sandefer Exploration Venture and five gross (.8 net) exploratory wells in 1997. If the Company accepts a drilling proposal generated by the Sandefer Exploration Venture, Sandefer will receive an overriding royalty interest in leases acquired by the Company in the prospect area and, upon payout of specified costs on a prospect, may have the right to receive a deferred leasehold interest.


     At November 30, 1996, one exploratory well has been drilled on prospects generated by the Sandefer Exploration Venture. The first prospect pursued by the Company is the prospect on which the Schwing No. 1 well was drilled. The Schwing No. 1 in Iberville Parish, Louisiana represents a new field discovery in the Cib Haz formation at 13,200 feet and tested 1,026 Bbls and 980 Mcf per day on an 8/64" choke. The well was placed on production on December 20, 1996 and began producing approximately 613 Bbls and 468 Mcf per day on a 4/64" choke through temporary production facilities. The Company, as operator of the well, plans to slowly increase the production rate of the well and is nearing completion of construction of permanent production facilities. As a result of the East Bayou Sorrell Acquisition the Company now has an approximate 60% working interest in and operates the Schwing No. 1.


     Although the leasing and drilling costs are generally higher in southern Louisiana where the Schwing No. 1 was drilled, the Company believes that due to the higher porosity and permeability of the producing formations, the area has significant reserve potential which could yield much higher production rates than the Company's Texas, Oklahoma and Arkansas properties. The Company also believes that the generally shorter life properties in southern Louisiana would add diversity to its properties and provide balance to its relatively longer life, lower risk properties in the GAU and Anadarko Basin. As a result, the Company completed the Lake Boeuf Acquisition, the East Bayou Sorrel Acquisition and the Bayou Sorrel Acquisition to acquire additional reserves and acreage for exploration in southern Louisiana and plans a 33 square mile 3-D seismic survey of this area.

     Mustang Island. The Mustang Island area located in shallow state waters in offshore Nueces County, Texas is the other principal area of focus for the Company's exploration program. When the Company decided to implement an exploration program, it reviewed numerous prospects, including Mustang Island. The Company ultimately selected Mustang Island based on extensive geological and geophysical studies that led the Company to conclude that there may be potential for large reserves in the upper and lower Frio sands and in even lower depths in the relatively unexplored transition zone offshore in the Gulf of Mexico. After a comprehensive analysis, including a review of capital expenditures, markets for production and the additional infrastructure needed to explore, develop and market the reserves of the Mustang Island Properties, a decision was made to commence an exploration program off Mustang Island.

     In 1995 the Company initially acquired a 100% interest in one producing well, one proved undeveloped drilling location and 770 acres of leases. In two subsequent transactions, it acquired an approximate 72% working interest in an additional five wells and 1,440 acres of leases, a 100% interest in approximately 11 miles of pipeline and a shore tank facility, and a 50% working interest in two other wells, which wells are part of a natural gas unit including 3,840 acres. These acquisitions also included four platforms (one four-pile, one tripod and two monopods), which the Company may use in its exploratory drilling program. Based upon the Company's reprocessing and extensive analysis of approximately 500 square miles of 2-D seismic data purchased by the Company, in April 1996 it bid upon and acquired five year leases of 17 additional tracts from the State of Texas, consisting of 7,765 acres of leases. All of such tracts are in close geographic proximity to the offshore acreage the Company previously had acquired and the total acreage now leased by the Company in the Mustang Island area is 13,815 gross (11,463 net) acres. The Mustang Island area contains complex geological structures in which the Company intends to principally drill at depths of 15,000 to 17,000 feet in the upper and lower Frio sands at a cost of approximately $3.0 million (gross) to drill and complete each well.

     In 1996, the Company recompleted one well, which is currently shut-in pending installation of sand control. The Company has budgeted approximately $.2 million (net) to recomplete one well in the last three months of 1996, and has budgeted $4.7 million (net) in 1997 to recomplete the one well acquired in 1996, to drill one PUD location and four exploratory wells and to commission a 3-D seismic survey of the area. The 3-D seismic survey will be used to evaluate its options for improving the recovery of the proved oil and natural gas reserves and to determine possible locations for the exploratory wells it intends to drill in the area in 1997. The Company intends to limit its working interests in its Mustang Island exploratory prospects through participation by industry partners.

     Other Exploratory Drilling. Of the four exploratory wells drilled by the Company through November 30, 1996, the Schwing No. 1 described above and the Corbett Fryer Dobbin ("Corbett"), located in Willacy County, Texas, have been completed as producing wells. The Corbett indicated test production rates flowing at 1,000 Mcf per day and came on-line October 1, 1996. In addition, the Brenner #1 in Wayne County, Mississippi has been drilled and is waiting on completion.

OIL AND NATURAL GAS PRODUCTION

     The following tables show the approximate net oil and natural gas production attributable to NEG on an actual and Pro Forma basis for the Merger and to NEG-OK for the periods indicated, net of all royalties, overriding royalties, and other third party interests:

                                        YEAR ENDED DECEMBER 31,                 NINE MONTHS ENDED SEPTEMBER 30,
                               -----------------------------------------     -------------------------------------
                                                           1995
                                 HISTORICAL        ---------------------       HISTORICAL            PRO FORMA
                               ---------------                     PRO       ---------------     -----------------
                               1993      1994      HISTORICAL     FORMA      1995      1996       1995       1996
                               -----     -----     ----------     ------     -----     -----     ------     ------
NEG
  Oil (Mbls).................     49       116          283          475       177       344        335        429
  Natural gas (Mmcf).........    483       621        1,753       11,830     1,065     2,997      9,089      8,121
  Natural gas equivalent
    (Mmcfe)..................    776     1,315        3,454       14,680     2,125     5,060     11,097     10,696

                                                                                HISTORICAL
                                                               ---------------------------------------------
                                                                                               SIX MONTHS
                                                                YEAR ENDED DECEMBER 31,      ENDED JUNE 30,
                                                               -------------------------     ---------------
                                                               1993      1994      1995      1995      1996
                                                               -----     -----     -----     -----     -----
NEG-OK
  Oil (Mbls).................................................    283       224       131       106        65
  Natural gas (Mmcf).........................................  6,332     8,051     9,068     4,881     3,962
  Natural gas equivalent (Mmcfe).............................  8,031     9,396     10,154    5,519     4,352

PRODUCTIVE WELL SUMMARY

     The following table sets forth by field the respective interests in productive wells owned by the Company as of September 30, 1996:

                                                       OIL               NATURAL GAS              TOTAL
                                                 ----------------      ----------------      ----------------
                     FIELD                       GROSS       NET       GROSS       NET       GROSS       NET
-----------------------------------------------  -----      -----      -----      -----      -----      -----
ONSHORE:
Anadarko Basin, OK.............................   127        51.9       230       104.5       357       156.4
Cotton Valley Trend, TX                             1          .7        21        20.1        22        20.8
GAU, TX........................................   110       104.5        --          --       110       104.5
Lake Boeuf, LA.................................    --          --         1          .9         1          .9
Arkoma Basin, OK and AR........................    --          --        84        27.7        84        27.7
Other Onshore(1)...............................    94        40.9        47        17.2       141        58.1
                                                  ---       -----       ---         ---       ---       -----
         Total Onshore.........................   332       198.0       383       170.4       715       368.4
OFFSHORE:
Mustang Island, TX.............................     1           1         3         1.7         4         2.7
                                                  ---       -----       ---         ---       ---       -----
         TOTAL.................................   333       199.0       386       172.1       719       371.1
                                                  ===       =====       ===         ===       ===       =====

---------------

(1) Includes 31 gross (27.5 net) wells acquired in Bayou Sorrel Acquisition in November 1996.

PRODUCTION ECONOMICS

     The following tables set forth the average sales price per barrel of oil and Mcf of natural gas produced, the lease operating expenses before deduction of production taxes ("LOE"), the depletion, depreciation and amortization rates ("DD&A") and the general and administrative ("G&A") cost per Mcfe attributable to the oil and natural gas production of NEG on an actual and Pro Forma basis for the Merger and NEG-OK for the periods indicated:

                                           YEAR ENDED DECEMBER 31,               NINE MONTHS ENDED SEPTEMBER 30,
                                   ----------------------------------------    ------------------------------------
                                                               1995
                                      HISTORICAL       --------------------       HISTORICAL          PRO FORMA
                                   ----------------                   PRO      ----------------    ----------------
                                    1993      1994     HISTORICAL    FORMA      1995      1996      1995      1996
                                   ------    ------    ----------    ------    ------    ------    ------    ------
NEG
Average sales price:
  Oil (Bbl)......................  $16.46    $16.01      $17.22      $16.95    $17.21    $20.59    $17.10    $20.31
  Natural gas (Mcf)..............    2.07      2.11        1.70        1.52      1.71      2.04      1.48      2.06
  Natural gas equivalent
    (Mcfe).......................    2.32      2.40        2.28        1.77      2.29      2.61      1.73      2.38
LOE per Mcfe.....................     .74       .92         .50         .49       .54       .41       .49       .42
DD&A per Mcfe....................     .88       .78         .91        1.04       .79      1.02       .73       .59
G&A per Mcfe.....................    1.28       .75         .51         .35       .48       .39       .32       .34

                                                                                HISTORICAL
                                                              ----------------------------------------------
                                                                                            SIX MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,          JUNE 30,
                                                              --------------------------    ----------------
                                                               1993      1994      1995      1995      1996
                                                              ------    ------    ------    ------    ------
NEG-OK
Average sales price:
  Oil (Bbl).................................................  $16.99    $15.44    $16.57    $17.59    $18.89
  Natural gas (Mcf).........................................    2.04      1.73      1.50      1.48      2.03
  Natural gas equivalent (Mcfe).............................    2.20      1.85      1.63      1.65      2.13
LOE per Mcfe................................................     .51       .53       .50       .50       .42
DD&A per Mcfe...............................................     .72       .77       .91       .48       .46
G&A per Mcfe................................................     .48       .43       .34       .31       .30

ACREAGE

     The following table shows the approximate gross and net acres in which the Company had leasehold interests as of June 30, 1996:

                                                              DEVELOPED AGREAGE         UNDEVELOPED ACREAGE
                                                             --------------------       -------------------
                          FIELDS                              GROSS         NET         GROSS         NET
-----------------------------------------------------------  -------       ------       ------       ------
ONSHORE
Anadarko Area, OK..........................................  106,691       42,542        7,198        4,182
Cotton Valley Trend, TX....................................    4,761        4,410        1,567        1,455
GAU, TX....................................................    4,720        4,482        3,160        3,007
Lake Boeuf, LA.............................................      143          125          945          827
Arkoma Basin, OK and AR....................................   43,365       14,576        1,144           72
Other Onshore(1)...........................................   24,270        7,374       16,171       10,933
                                                             -------       ------       ------       ------
  Total Onshore............................................  178,950       73,509       30,185       20,476
OFFSHORE
Mustang Island, TX.........................................    6,045        3,530        7,765        7,765
                                                             -------       ------       ------       ------
         TOTAL.............................................  184,995       77,039       37,950       28,241
                                                             =======       ======       ======       ======

---------------

(1) Includes acreage in Colorado, Kansas, Louisiana, Oklahoma, Nebraska, New Mexico, and Wyoming.

     Undeveloped acres are those on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether or not such acreage contains proved reserves. The amount of acreage held by the Company increases or decreases in the normal course of business as interests in new acreage are acquired (including acreage by pooling), as interests are sold or contributed to others, as wells are drilled, as properties are abandoned (if determined not to warrant exploration or development) or as leases expire. It is the Company's policy to formulate drilling plans for the orderly development of undeveloped acreage within the primary terms of the leases involved.

DRILLING ACTIVITY

     The following table sets forth the historical drilling activities for NEG, NEG-OK and NEG Pro Forma for the Merger for the periods indicated:

                                                      YEAR ENDED DECEMBER 31,                     NINE MONTHS
                                        ----------------------------------------------------         ENDED
                                                                                                 SEPTEMBER 30,
                                             1993               1994               1995               1996
                                        --------------     --------------     --------------     --------------
                                        GROSS     NET      GROSS     NET      GROSS     NET      GROSS     NET
                                        -----     ----     -----     ----     -----     ----     -----     ----
DEVELOPMENT(1)
NEG:
  Productive..........................    --        --        9       6.4       24      20.7       16      15.3
  Non-productive......................    --        --       --        --        1        .6       --        --
                                          --                 --                 --                 --
                                                  ----               ----               ----               ----
         NEG Total....................    --        --        9       6.4       25      21.3       16      15.3
NEG-OK:
  Productive..........................    29       9.4       29       8.3        5       2.2       12       1.8
  Non-productive......................     1       1.0        4       2.2        3       1.8        1        .1
                                          --                 --                 --                 --
                                                  ----               ----               ----               ----
         NEG-OK Total.................    30      10.4       33      10.5        8       4.0       13       1.9
                                          --                 --                 --                 --
                                                  ----               ----               ----               ----
NEG PRO FORMA TOTAL...................    30      10.4       42      16.9       33      25.3       29      17.2
                                          ==      ====       ==      ====       ==      ====       ==      ====
EXPLORATORY(2)
NEG:
  Productive..........................    --        --       --        --       --        --        3        .8
  Non-productive......................    --        --        2       1.0        2        .8        4       1.1
                                          --                 --                 --                 --
                                                  ----               ----               ----               ----
         NEG Total....................    --        --        2       1.0        2        .8        7       1.9
NEG-OK:
  Productive..........................     1        .3       --        --       --        --       --
  Non-productive......................    --        --        2       1.5        1        .9       --        --
                                          --                 --                 --                 --
                                                  ----               ----               ----               ----
         NEG-OK Total.................     1        .3        2       1.5        1        .9       --        --
                                          --                 --                 --                 --
                                                  ----               ----               ----               ----
NEG PRO FORMA TOTAL...................     1        .3        4       2.5        3       1.7        7       1.9
                                          ==      ====       ==      ====       ==      ====       ==      ====

---------------

(1) Since September 30, 1996, the Company has commenced and/or completed 17 gross development wells.

(2) Since September 30, 1996, the Company has commenced and/or completed 2 gross exploratory wells.

     The table above only reflects those interests attributable to the applicable party either through direct working interests or through their respective proportionate share of their partnership's participation; i.e., the interests shown do not include overriding royalty interests, carried working interests, reversionary interests or partners' proportionate share of participation.

CONTROL OVER PRODUCTION ACTIVITIES

     At September 30, 1996 and pro forma for the Bayou Sorrel Acquisition, the Company operated 488 of the 719 producing wells in which it owned an interest. The Company also operated approximately 85% of its PV10% as of June 30, 1996 pro forma for the Merger and the Lake Boeuf Acquisition. The non-operated properties are being operated by unrelated third parties pursuant to operating agreements which are, for the most part, standard to the industry. Decisions about operations regarding non-operated properties may be determined by the outside operator rather than the Company. If the Company declines to participate in additional activities proposed by the outside operator, under certain operating agreements, the Company will not receive revenues from, and/or lose its interest in, the activity in which it declined to participate.

TITLE TO OIL AND NATURAL GAS PROPERTIES

     The Company has acquired interests in producing and nonproducing acreage in the form of working interests, royalty interests and overriding royalty interests. Substantially all of the Company's property interests are held pursuant to leases from third parties. The leases grant the lessee the right to explore for and extract oil and natural gas from a specified area. Rentals usually consist of fixed annual charges prior to production and, once production has been established, a royalty based upon the gross proceeds from the sale of oil and natural gas. Once wells are drilled, a lease generally continues as long as production of oil and natural gas continues. In some cases, leases may be acquired in exchange for a commitment to drill or finance the drilling of a specified number of wells to predetermined depth. All of the Company's non-producing acreage is held under leases from mineral owners or a government entity which expire at varying dates. The Company is obligated to pay annual delay rentals to the lessors of certain properties in order to prevent the leases from terminating. Because substantially all of the Company's undeveloped acreage is held by production, annual delay rentals generally are nominal.

     Title to properties is subject to royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil and natural gas industry, liens incident to operating agreements, liens relating to amounts owed to the operator, liens for current taxes not yet due and other encumbrances. The Company believes that such burdens neither materially detract from the value of such properties nor from the respective interests therein, or materially interfere with their use in the operation of its business. Updated title opinions may not be received prior to the acquisition of a producing oil and natural gas property. It is contemplated, however, that investigations will be made in accordance with standard practices in the industry before the acquisition of such properties and before drilling.

PRODUCTION AND SALES PRICES

     The Company's production of oil and natural gas is derived solely from the United States. The Company is not obligated to provide a fixed and determinable quantity of oil and/or natural gas in the future under existing contracts or agreements. The Company does not plan to refine or process the oil and natural gas it produces, but plans to sell the production to unaffiliated oil and natural gas purchasing companies in the area in which it is produced. The Company expects to sell crude oil on a market price basis and to sell natural gas under contracts to both interstate and intrastate natural gas pipeline companies. The Company currently sells a significant portion of its oil pursuant to a contract with Plains Marketing and Transportation, Inc. ("Plains"). See
"-- Markets and Customers" below.

MARKETS AND CUSTOMERS

     A large percentage of NEG's oil and natural gas sales are made to a small number of purchasers. During the year ended December 31, 1995, two customers, Plains and Energy Source, Inc., accounted for 59% and 11%, respectively, of NEG's oil and natural gas sales. During the nine months ended September 30, 1996, Plains, Comstock Natural Gas Inc. and GPM Gas Corporation accounted for 49%, 16% and 15%, respectively, of NEG's oil and natural gas sales. In 1993, the Company entered into agreements with Plains, pursuant to which Plains purchases the oil produced from the major oil-producing properties that NEG operates at West Texas Intermediate posted prices plus a premium. Such agreements with Plains expire mid 1997, but the Company historically has periodically renegotiated and extended the terms of such agreements.

     NEG-OK's natural gas production is sold under contracts with various purchasers. During 1995 natural gas sales to GPM Gas Corporation accounted for 13% of oil and gas sales and 17% of oil and gas sales for the six months ended June 30, 1996.

     For the year ended December 31, 1995, and the six months ended June 30, 1996, approximately one-half of NEG-OK's natural gas was sold on the spot market or under short-term contracts (one year or less) providing for variable or "market-sensitive" prices. The remainder of NEG-OK's natural gas is marketed under various long-term contracts which dedicate the natural gas to a purchaser for an extended period of time, but which still involve variable or market-sensitive pricing of NEG-OK's natural gas.

     The Company does not believe that the loss of any customer would have a material and adverse effect on its business because, under prevailing market conditions, such customer could be replaced.

OFFICE SPACE AND OTHER

     The Company leases approximately 20,420 square feet of office space in Dallas, Texas. Minimum lease payments under future operating lease commitments under the current lease agreement dated September 30, 1996 are as follows:
1997 -- $285,880; 1998 -- $296,090; and 1999 -- $306,300. Other than oil and natural gas properties and the securities of oil and natural gas companies, the Company does not intend to invest in real estate, real estate mortgages or securities of, or interests in, persons primarily engaged in real estate activities for the foreseeable future.

     On October 25, 1996, NEG-OK closed the sale of its 19,000 square foot office building located at 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma, together with approximately 1.5 adjacent acres and office equipment, to a third party for approximately $1 million.

EMPLOYEES

     At December 12, 1996, the Company had 48 employees, all of whom are full-time. Of the 48 employees, four are field related personnel. The Company's professional staff includes three landmen, five geologists, four engineers, six accountants, one division order analyst and one marketing specialist. The Company does not have any collective bargaining agreements with employees and believes that relations with its employees are generally good.

REGULATION

  General

     The Company's oil and natural gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases the Company's cost of doing business and affects its profitability. Because such rules and regulations are frequently amended or interpreted, the Company is unable to predict the future cost or impact of complying with such laws.

  Exploration and Production

     The Company's exploration and development operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. The Company's operations are also subject to various conservation regulations and rules to protect the correlative rights of subsurface owners. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of oil and natural gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of land and leases. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amounts of oil and natural gas the Company can produce from its wells and to limit the number of wells or the locations at which the Company can drill. Legislation in Oklahoma and regulatory action in Texas governs the methodology by which the regulatory agencies establish permissible monthly production allowables. This action has generated substantial controversy, especially at the federal level, and has been labeled as an attempt to reduce the total production of natural gas in order to increase natural gas prices. A recent attempt to enact a federal prohibition of these recent state proration rule initiatives was defeated, but various members of Congress and some federal regulators have declared an intent to monitor the states' actions very carefully. The Company cannot predict what effect these new prorationing regulations will have on its production and sales of natural gas.

     Certain of the Company's oil and natural gas leases are granted by the federal government and administered by various federal agencies. Such leases require compliance with detailed federal regulations and orders which regulate, among other matters, drilling and operations on these leases and calculation and disbursement of royalty payments to the federal government. The Mineral Lands Leasing Act of 1920 places limitations on the number of acres under federal leases that may be owned in any one state.

  Environmental Protection and Occupational Safety

     The Company is subject to numerous federal, state and local laws and regulations governing the release of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas and impose substantial liabilities for pollution resulting from operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and natural gas production wastes as "hazardous wastes", which reclassification would make such wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and natural gas industry in general. It is not anticipated that the Company will be required in the near future to expend amounts that are material in relation to its total capital expenditure program by reason of environmental laws and regulations, but because such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost and effects of such compliance.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances. Under CERCLA such persons or companies may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. Also, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury, property damage and recovery of response costs allegedly caused by the hazardous substance released into the environment.

     In addition, the U.S. Oil Pollution Act of 1990 (the "OPA") and regulations promulgated pursuant thereto impose a variety of regulations on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills. The OPA establishes strict liability for owners of facilities that are the site of a release of oil into "waters of the United States." While OPA liability more typically applies to facilities near substantial bodies of water, at least one district court has held that OPA liability can attach if the contamination could enter waters that may flow into navigable waters.

     Stricter standards in environmental legislation may be imposed in the oil and natural gas industry in the future, such as proposals made in Congress and at the state level from time to time, that would reclassify certain oil and natural gas exploration and production wastes as "hazardous wastes" and make the reclassified wastes subject to more stringent and costly handling, disposal and clean-up requirements. The impact of any such changes, however, would not likely be any more burdensome to the Company than to any other similarly situated company involved in oil and natural gas exploration and production.

     The Resource Conservation and Recovery Act ("RCRA") and regulations promulgated thereunder govern the generation, storage, transfer and disposal of hazardous wastes. RCRA, however, excludes from the definition of hazardous wastes "drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy." Because of this exclusion, many of the Company's operations are exempt from RCRA regulation. Nevertheless, the Company must comply with RCRA regulations for any of its operations that do not fall within the RCRA exclusion (such as painting activities or use of solvents).

     The Company is also subject to laws and regulations concerning occupational safety and health. While it is not anticipated that the Company will be required in the near future to expend amounts that are material in the aggregate to the Company's overall operations by reason of occupational safety and health laws and regulations, the Company is unable to predict the ultimate cost of compliance.

  Marketing and Transportation

     Federal legislation and regulatory controls in the United States have historically affected the price of the natural gas produced by the Company and the manner in which such production is marketed. The transportation and sales for resale of natural gas in interstate commerce are regulated pursuant to the Natural Gas Act of 1938 (the "NGA") and the Federal Energy Regulatory Commission ("FERC") regulations promulgated thereunder. Maximum selling prices of certain categories of natural gas, whether sold in interstate or intrastate commerce, previously were regulated pursuant to The Natural Gas Policy Act of 1978 ("NGPA"). The NGPA established various categories of natural gas and provided for graduated deregulation of price controls of several categories of natural gas and the deregulation of sales of certain categories of natural gas. All price deregulation contemplated under the NGPA has already taken place. Subsequently, the Natural Gas Wellhead Decontrol Act of 1989 (the "Decontrol Act") terminated all remaining NGA and NGPA price and non-price controls on wellhead sales of domestic natural gas on January 1, 1993. While natural gas producers may currently make sales at uncontrolled market prices, Congress could re-enact price controls in the future.

     Commencing in late 1985, the FERC issued a series of orders (Order No. 436, Order No. 500 and related orders), which promulgated regulations significantly altering the transportation and marketing of natural gas. Among other things, these regulations (a) required interstate pipelines that elect to transport natural gas for others under self-implementing authority to provide transportation services to all shippers on a non-discriminatory basis, and (b) permitted each exiting firm sales customer of any such pipeline to modify over at least a five-year period, its existing purchase obligations. Although the regulations do not directly regulate natural gas producers such as the Company, the availability of non-discriminatory transportation services and the ability of pipeline customers to modify their existing purchase obligations under these regulations has greatly enhanced the ability of producers to market their natural gas directly to end users and local distribution companies. In this regard, access to markets through interstate pipelines is critical to the Company's marketing initiatives.

     In April 1992, the FERC issued its restructuring rule, known as Order No. 636 ("Order No. 636"), that has had a major impact on pipeline operations, services and rates. The most significant provisions of Order No. 636: (a) required interstate pipelines to provide firm and interruptible transportation solely on an "unbundled" basis, separate from their sales service, and to convert each pipeline's bundled firm sales service into unbundled firm transportation service; (b) provided for the issuance of blanket certificates to pipelines to provide unbundled sales service giving all utility customers a chance to purchase their firm supplies from non-pipeline merchants; (c) required that pipelines provide firm and interruptible transportation service on a basis that is equal in quality for all natural gas supplies, whether purchased from the pipeline or elsewhere; (d) required that pipelines provide a new, non-discriminatory "no-notice" transportation service that largely replicates the "bundled" sales service previously provided by pipelines; (e) established two new, generic programs for the reallocation of firm pipeline capacity; (f) required that all pipelines offer access to their storage facilities on a firm and interruptible basis; (g) provided for pregranted abandonment of pipeline sales agreements, interruptible and firm short-term (defined as one year or less) transportation agreements and conditional pregranted abandonment of firm long-term transportation service; (h) modified transportation rate design by requiring that all fixed costs related to transportation be recovered through the reservation charge; and (i) provided mechanisms for the recovery by pipelines of certain transition costs occurring from implementation of Order No. 636.

     The rules contained in Order No. 636, as amended by Order No. 636-A (issued in August 1992) and Order No. 636-B (issued in November 1992) (collectively, "Order No. 636") are far reaching and complex. In addition, Order No. 636 and individual orders in restructuring proceedings are currently subject to court challenges. While Order No. 636 does not directly regulate natural gas producers such as the Company, the FERC has stated that Order No. 636 is intended to foster increased competition within the natural gas industry.

OPERATIONAL HAZARDS AND INSURANCE

     The Company's operations are subject to all of the risks inherent in oil and natural gas exploration, drilling and production. See "Risk
Factors -- Operating Hazards and Uninsured Risks." These hazards can result in substantial losses to the Company due to personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage or suspension of operations. The Company maintains insurance of various types customary in the industry to cover its operations. The Company believes it is insured prudently against certain of these risks. In addition, the Company maintains operator's extra expense coverage that provides coverage for the care, custody and control of wells drilled by the Company. The Company's insurance does not cover every potential risk associated with the drilling and production of oil and natural gas. The Company does, however, maintain levels of insurance customary in the industry to limit its financial exposure in the event of a substantial environmental claim resulting from sudden and accidental discharges; however, 100% coverage is not maintained. Unreimbursed expenditures for environmental claims in 1993, 1994, 1995 and the first three quarters of 1996 were immaterial. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on the Company's financial condition and results of operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable. The Company believes that it operates in compliance with government regulations and in accordance with safety standards which meet or exceed industry standards.

COMPETITION

     The oil and natural gas industry is intensely competitive in all of its phases, particularly with respect to the acquisition of desirable producing oil and natural gas leases, proved undeveloped acreage and oil and natural gas companies with production. The Company, which is a minor competitive factor in the industry, encounters strong competition from major oil companies, independent oil and natural gas concerns, and individual producers and operators, many of which have financial resources, staffs, facilities and experience substantially greater than those of the Company. Furthermore, in times of high drilling activity, exploration for and production of oil and natural gas may be affected by the availability of equipment, labor, supplies and by competition for drilling rigs. The Company cannot predict the effect these factors will have on its operations. The Company owns no drilling rigs, and it is anticipated that its drilling will be conducted by third parties. Furthermore, the oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

LEGAL PROCEEDINGS

     On August 30, 1995, the Company filed a lawsuit against R.E. Steakley in which the Company seeks to enjoin Mr. Steakley from interfering with its operations on the surface property controlled by Mr. Steakley. The lawsuit alleges that Mr. Steakley is interfering with the Company's access to its operations and is also harassing the Company's personnel. On August 31, 1995, in a matter involving the same property, R.E. Steakley and N.M. Steakley filed a lawsuit in the District Court of Harris County, Texas against Amoco Production Company, Phillips Petroleum Company, the Company and others. The lawsuit alleges certain environmental claims and related tortious and contractual claims. The plaintiffs seek unspecified damages which include remediation and various tortious and contractual damages. The Company believes that it is operating in compliance with applicable environmental laws and regulations and believes, based on advice from legal counsel, that the ultimate resolution of the lawsuit will not have material effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the names, ages and present position with the Company for all of the Company's directors and executive officers:


             NAME               AGE          PRESENT POSITION WITH THE COMPANY(1)
             ----               ---          ------------------------------------
George B. McCullough..........   71     Chairman of the Board of Directors
Norman C. Miller..............   76     Director and Chairman of the Executive
                                        Committee
Miles D. Bender...............   59     President, Chief Executive Officer and Director
Robert H. Kite................   41     Director
George N. McDonald............   63     Director
Robert V. Sinnott.............   47     Director
Elwood W. Schafer.............   68     Director
Jim L. David..................   56     Vice President -- Exploitation and Director
Bob G. Alexander..............   63     Director
Robert A. West................   57     Director
Robert J. Mitchell............   48     Director
Robert A. Imel................   38     Chief Financial Officer and Senior Vice
                                        President
R. Thomas Fetters, Jr.........   57     Senior Vice President -- Exploration
William T. Jones..............   51     Senior Vice President -- Operations
David E. Grose................   44     Vice President -- Finance and Treasurer
Sue Barnard...................   52     Vice President -- Administration and Human
                                          Resources and Secretary
Melissa H. Rutledge...........   30     Controller and Chief Accounting Officer


---------------

(1) Messrs. McCullough, Miller, Bender, Kite, and McDonald have been Directors of the Company since December 17, 1990. Mr. Sinnott was appointed to the Board on June 3, 1994 and Mr. Schafer was appointed to the Board effective September 26, 1995. Messrs. Alexander, David, West and Mitchell were appointed to the Board on August 29, 1996. Pursuant to the terms of the Series B Preferred Stock, the Series C Preferred Stock and Series D Preferred Stock, the holders of a majority of the outstanding shares of each series have the right to appoint one member to the Company's Board of Directors at all times while such series are outstanding. Directors generally serve for a term of one year (until the next annual meeting of shareholders) and until their successors are duly elected and qualified, or until their death, resignation or removal.

     George B. McCullough. Effective December 17, 1990, Mr. McCullough was appointed Chairman of the Board of Directors of the Company. From July 20, 1990 to June 11, 1991, Mr. McCullough was a Director of Big Piney. From October 1986 to June 11, 1991, Mr. McCullough served as Chairman of the Board of Directors of VP Oil, Inc. ("VP"). From 1948 to 1986, Mr. McCullough worked for Exxon Corporation ("Exxon"). Mr. McCullough was elected as a Vice President of Exxon in 1980. He was responsible for all employee relations for Exxon. Mr. McCullough holds B.A. and M.B.A. degrees from Tulane University.

     Norman C. Miller. Effective December 17, 1990, Mr. Miller was appointed a Director of the Company and to the office of Chairman of the Executive Committee of the Company. Mr. Miller had been a Director of Big Piney and Chairman of its Executive Committee from July 20, 1990 until June 11, 1991. From September 1988 to June 11, 1991, Mr. Miller had been a Director of and Chairman of the Executive Committee of VP. Mr. Miller was President and CEO of Delhi International Oil Corporation from 1974 to 1981. Delhi was listed on the American Stock Exchange and had operations in the United States, Australia, Canada, Columbia, Guatemala and Panama. Mr. Miller was a Director of Woodbine Petroleum, a public company, from 1983 to 1985. He received his B.S. degree in Geology from the University of Oklahoma.

     Miles D. Bender. Since December 17, 1990, Mr. Bender has been President, Chief Executive Officer and a Director of the Company. From July 20, 1990 to June 11, 1991, Mr. Bender served as President, Chief

Executive Officer, Treasurer and a Director of Big Piney. Mr. Bender was President, Chief Executive Officer, Treasurer and a Director of VP from its inception in July, 1986 until June 11, 1991. He was also President and a Director of Tierra Energy, Inc., from 1984 until 1990. From 1981 to 1984, he was general partner of Rio Colorado Mining, Ltd., which was engaged in the minerals and natural resources businesses. From 1970 to 1980, Mr. Bender was President and Chairman of the Board of Syncom Incorporated ("Syncom"), a publicly-held company that manufactured magnetic computer supplies. Syncom was listed on the Boston Stock Exchange. Mr. Bender received his B.A. degree from and attended law school at the University of Buffalo, and attended the advanced management program of Harvard University Business School.

     Robert H. Kite. Effective December 17, 1990, Mr. Kite was appointed a Director of the Company. From November 1987 until June 11, 1991, Mr. Kite served as a Director of VP. Since 1980, Mr. Kite has been Chief Operating Officer of KFT, Ltd., a family-owned company with operations which include land holdings, industrial and commercial developments, and equity and commodity investments. He has also been Chief Executive Officer of Roamin' Korp., Inc. since 1982, which is engaged in the businesses of construction, recording, mining and equity investments. Mr. Kite graduated from Southern Methodist University with a B.S. degree in Psychology and Political Science.

     George N. McDonald. Effective December 17, 1990, Mr. McDonald was appointed a Director of the Company. For more than five years prior to June 11, 1991, Mr. McDonald was a Director of Big Piney, and, from 1982 to July 20, 1990, he served as Vice President of Big Piney. From July 20, 1990 until June 11, 1991, Mr. McDonald was a Director of VP. From 1973 to present, Mr. McDonald has been the President and Owner of Canyon Courts, Inc. From 1985 to present, Mr. McDonald has also been a Director of Ion Laser Technology, Inc. Mr. McDonald was also President of Ion Laser Technology from 1985 to 1988, Chairman of the Board from 1985 to 1992 and Secretary from 1990 to 1992. Since 1988, Mr. McDonald has also been President/Owner of Medical Alignment Systems. From 1960 to 1972, Mr. McDonald was an account executive with Merrill Lynch, Pierce, Fenner and Smith, Inc. and certain predecessor firms. Mr. McDonald holds B.S. and M.B.A. degrees from the University of Utah.

     Robert V. Sinnott. Effective June 3, 1994, Mr. Sinnott was appointed a Director of the Company. Mr. Sinnott has been Senior Vice President and Senior Investment Officer of L.P. since 1992. From 1986 to 1992, Mr. Sinnott was Vice President and Senior Securities Officer of Citicorp. From 1981 to 1986, Mr. Sinnott was Director of Corporate Finance at United Energy Resources. From 1976 to 1981, he was Vice President at Bank of America. Mr. Sinnott is on the Board of Directors of Glacier Water Services, an AMEX listed vended water company, and Plains Resources, Inc., an AMEX listed oil and natural gas company. Mr. Sinnott received a Bachelor of Arts from the University of Virginia, and a MBA from the Graduate School of Business Administration at Harvard University.

     Elwood W. Schafer. Effective September 26, 1995, Mr. Schafer was appointed a Director of the Company. Mr. Schafer has been a consultant to KAIM since January 1993. Mr. Schafer was Managing Director and Chief Petroleum Engineer of Chemical Bank from December 1991 (when Chemical Bank and Manufacturers Hanover Trust merged) until July 1992. From 1974 until December 1991, Mr. Schafer worked for Manufacturers Hanover Trust and reached the position of Managing Director and Chief Petroleum Engineer. Mr. Schafer was Vice President and head of the oil department at the Bank of New York from 1970 until he joined Manufacturers Hanover Trust. From 1955 to 1970, Mr. Schafer worked at General American Oil Company. Prior to that he spent four years with Core Labs doing Rocky Mountain well-site geology. Mr. Schafer graduated from University of Illinois with a B.S. in geology.

     Jim L. David, a founder of Alexander, was appointed a Director and Vice President -- Exploitation of the Company when Alexander merged into NEG-OK on August 29, 1996. From 1980 until the Merger, Mr. David served as Executive Vice President of Alexander. From 1977 to 1980, Mr. David was employed as exploration manager for Reserve Oil, Inc., Northern Division. Mr. David served as Alaska chief geologist and senior staff geologist for Texas International from 1973 to 1976. Mr. David graduated with a bachelor of arts degree in geology from Louisiana Tech University and obtained a master of arts in geology from the University of Missouri.

     Bob G. Alexander, a founder of Alexander, was appointed a Director of the Company when Alexander merged into NEG-OK on August 29, 1996. From 1980 until the Merger, Mr. Alexander served as Chairman of the Board, President and Chief Executive Officer of Alexander. From 1976 to 1980, Mr. Alexander was Vice President and General Manager of the Northern Division of Reserve Oil, Inc. and President of Basin Drilling Corp. (subsidiaries of Reserve Oil and Gas Company). Mr. Alexander attended the University of Oklahoma and graduated with a bachelor of science degree in geological engineering.

     Robert A. West, was appointed a Director of the Company when Alexander merged into NEG-OK on August 29, 1996. Since 1973, Mr. West has owned and/or invested in various energy industry service companies including Alexander Well Services, Inc. and Beacon Fluid Services (formerly Beacon Well Services, Inc.). Since 1989, he has served as president and majority shareholder of The West Group, Inc., a vacuum transport and completion fluids service company. Mr. West is a graduate of The University of Tulsa.

     Robert J. Mitchell. Effective August 29, 1996, Mr. Mitchell was appointed a Director of the Company. Mr. Mitchell has been Senior Vice President -- Finance of ACF Industries Inc. since March 1995 and was Treasurer of ACF Industries Inc. from December 1984 to March 1995. Mr. Mitchell has also served as President and Treasurer of ACF Industries Holdings Inc. since August 1993 and as Vice President, Liaison Officer of Icahn & Co., Inc. since November 1984. From 1987 to January 1993, Mr. Mitchell served as Treasurer of TransWorld Airlines, Inc. and was the Treasurer of TransWorld Airlines, Inc. when it filed for reorganization under Chapter 11 of the United States Bankruptcy Code, as amended, in January 1992. Mr. Mitchell is also a director of Cadus Pharmaceutical Corporation, a Nasdaq National Market listed pharmaceutical company.

     Robert A. Imel. Effective October 1, 1996, Mr. Imel became the full-time Chief Financial Officer and Senior Vice President of the Company. From September 1993 to October 1996, Mr. Imel served as Chief Financial Officer of the Company on a contract basis. From May 1992 to October 1996, Mr. Imel was President of Imel and Hayes, P.C. and its predecessor. From March 1991 to January 1993, Mr. Imel was President and Chief Financial Officer of Murexco Petroleum, Inc., Dallas, Texas. In May, 1992, Murexco Petroleum, Inc. filed a voluntary bankruptcy petition and in January 1993 it was converted to a Chapter 7 liquidation. In addition, from March 1988 to February 1991, Mr. Imel served as Vice President and Chief Financial Officer of Phoenix Operating Company in Dallas. From September 1984 until February 1988, Mr. Imel was Vice President and Chief Financial Officer of Murexco Petroleum, Inc. and from February 1983 to August 1984 he was Controller of Atlas Energy Corporation in Dallas. He was Senior Accountant with Peat, Marwick, Mitchell & Co. in Dallas from June 1980 until January 1983. Mr. Imel received his B.S. degree in Accounting and Finance from Oklahoma State University and is currently licensed as a CPA in the State of Texas.

     R. Thomas Fetters, Jr. Mr. Fetters was appointed Senior Vice
President -- Offshore Operations and Exploration of the Company effective September 18, 1995 and Senior Vice President -- Exploration of the Company effective August 29, 1996. Mr. Fetters was President and Chief Operating Officer of XCL Exploration and Production, Inc. and XCL-China Ltd. (both wholly owned subsidiaries of XCL Ltd., formerly The Exploration Company of Louisiana, Inc.), from February 1990 until September 1995. From March 1989 to February 1990 Mr. Fetters held the position of Chairman of Independent Energy Corporation which was acquired by The Exploration Company of Louisiana. From May 1983 to March 1989, Mr. Fetters served as President and Chief Executive Officer of CNG Producing Company in New Orleans and, from August 1966 to May 1983, held various positions, from Geologist to Exploration Manager with several divisions of Exxon, primarily in the Gulf Coast region and offshore Gulf of Mexico of the U.S., and in Malaysia and Australia. At Exxon USA, Mr. Fetters held the positions of Division Manager of Production Research and Exploration Planning Manager. Mr. Fetters holds B.S. and M.S. degrees in geology from the University of Tennessee.

     William T. Jones. Effective August 29, 1996, Mr. Jones was appointed Senior Vice President -- Operations of the Company. Prior to such appointment, Mr. Jones was Vice President -- Production and Engineering of the Company since July 1994. From April 1991 to July 1994, Mr. Jones was Chief Operating Officer for Ard Drilling Company in Abilene, Texas. From July 1989 to April 1991, Mr. Jones was Senior

Petroleum Engineer for Snyder Oil Company in Fort Worth, Texas. Mr. Jones also worked at Shell Oil Company as an Engineer from June 1968 to May 1973. Mr. Jones received a B.S. in Petroleum Engineering from Mississippi State University.

     David E. Grose, joined Alexander at its inception in March 1980 as a financial accountant and served as Assistant Treasurer from October 1983 until his election in 1987 as a director and Vice President, Treasurer and Chief Financial Officer of Alexander. Effective August 29, 1996, Mr. Grose was elected Vice President -- Finance and Treasurer of the Company. From 1977 to 1980, he held a position in the corporate accounting department of Reserve Oil and Gas Company and was the rig accountant for Basin Drilling Corporation. Mr. Grose received a bachelor of arts degree in political science from Oklahoma State University and a masters degree in business administration from University of Central Oklahoma.

     Sue Barnard, has served as Vice President -- Administration and Human Resources and Secretary of the Company since August 29, 1996. Since 1986 she had served Alexander in the capacities of Risk Manager and Manager of Human Resources and Corporate Secretary from 1985 until the Merger. Ms. Barnard joined Alexander in June 1982 as assistant to the Vice President -- Administration and as Assistant Corporate Secretary.

     Melissa H. Rutledge. Effective August 15, 1994, Ms. Rutledge was appointed Controller and Chief Accounting Officer of the Company. From September 1991 to August 1994, Ms. Rutledge was a Senior Auditor for Ernst & Young LLP in Dallas. Ms. Rutledge received her B.B.A. degree in Accounting from Texas Tech University and is currently licensed as a CPA in the State of Texas.

     The Company has the following committees: Executive, consisting of Messrs. Miller, Bender, Alexander and McCullough; Finance, consisting of Messrs. Sinnott, Mitchell, Bender, Schafer and David; Audit, consisting of Messrs. Kite, McDonald, Mitchell, Alexander, West and Schafer; Compensation, (formerly Personnel and Compensation), consisting of Messrs. McCullough, Miller, Bender, Sinnott, Kite and Mitchell; and NEG-OK Asset, consisting of Messrs. Alexander, David, Kite, McDonald, West and Miller. The Compensation Committee includes a subcommittee formed for the purpose of administering the Company's 1996 Incentive Compensation Plan, consisting of Messrs. McCullough, Miller, Sinnott, Kite and Mitchell.

     The executive officers of the Company are elected annually at the first meeting of the Company's Board of Directors held after each annual meeting of shareholders. Each executive officer will hold office until the first meeting of the Board after the annual meeting of shareholders next succeeding his or her election and until his or her successor is duly elected and qualified, or until his or her death or resignation or until he or she shall have been removed in the manner provided in the Company's by-laws.

EXECUTIVE COMPENSATION

     The following tables set forth the cash compensation received by the Company's Chief Executive Officer, Chief Financial Officer and Vice
President -- Production & Engineering during the fiscal years ended December 31, 1995, 1994 and 1993, and aggregate option/SAR exercises during the last fiscal year and year end option/SAR values. None of the other executive officers' cash compensation for all services rendered in all capacities to the Company exceeded $100,000 during 1995, 1994 or 1993.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                      COMPENSATION AWARDS
                                                                   -------------------------
                                                 ANNUAL            RESTRICTED
                                             COMPENSATION(1)         STOCK        SECURITIES       OTHER
                                          ---------------------      AWARDS       UNDERLYING    COMPENSATION
       PRINCIPAL POSITION         YEAR    SALARY($)    BONUS($)       ($)         OPTIONS(#)        ($)
       ------------------         ----    ---------    --------    ----------     ----------    ------------
Miles D. Bender.................  1995     179,448      50,000           --         200,000        78,971(5)
  President and                   1994     136,187      15,000        3,871(4)           --
  Chief Executive Officer         1993     125,000          --           --              --
Robert A. Imel..................  1995      87,500          --       26,000(4)      110,000            --
  Chief Financial Officer(2)      1994      86,792          --       21,575(4)           --            --
                                  1993      42,476          --           --              --            --
William T. Jones................  1995      97,992      10,000           --         110,000            --
  Vice President, Production
  and Engineering(3)

---------------

(1) Excludes the aggregate, incremental cost to the Company of perquisites and other personal benefits, securities or property, the aggregate amount of which, with respect to the named individual, does not exceed the lesser of $50,000 or 10% of reported annual salary and bonus for such person.

(2) Effective October 1, 1996, Mr. Imel became employed full time by the Company as Chief Financial Officer and Senior Vice President. During the periods covered by this table, Mr. Imel was employed by the Company on a contract basis.

(3) Mr. Jones was appointed Senior Vice President -- Operations effective August 29, 1996.

(4) At December 31, 1995, Mr. Bender held 247,500 shares of restricted Common Stock, with a value of $804,375, Mr. Imel held 80,500 shares of restricted Common Stock, with a value of $261,625 and Mr. Jones held 50,000 shares of restricted Common Stock, with a value of $162,500.

(5) During 1995, the Board of Directors approved payment of $78,971 to Mr. Bender for services rendered without pay in prior years, and for reimbursement of certain other expenses.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL
                                             INDIVIDUAL GRANTS                           REALIZABLE VALUE AT
                      ----------------------------------------------------------------     ANNUAL RATES OF
                      NUMBER OF       % OF TOTAL                                             STOCK PRICE
                      SECURITIES       OPTIONS                                            APPRECIATION FOR
                      UNDERLYING      GRANTED TO       EXERCISE                              OPTION TERM
                       OPTIONS       EMPLOYEES IN       OR BASE                          -------------------
                      GRANTED(#)     FISCAL YEAR      PRICE($/SH)     EXPIRATION DATE     5%($)      10%($)
                      ----------    --------------    -----------    -----------------   --------   --------
Miles D. Bender.....    100,000(1)        13%            1.625       January 4, 1999      207,396    261,708
                        100,000(2)        13%             2.81       December 1, 2000     376,567    497,809
Robert A. Imel......     60,000(1)         8%            1.625       January 4, 1999      124,437    147,025
                         50,000(2)         7%             2.81       December 1, 2000     188,283    248,904
William T. Jones....     60,000(1)         8%            1.625       January 4, 1999      124,437    157,025
                         50,000(2)         7%             2.81       December 1, 2000     188,283    248,904

---------------

(1) These option grants became 100% exercisable on January 4, 1996.

(2) These option grants became 50% exercisable on December 1, 1996 and are 100% exercisable on December 1, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                                                         VALUE OF
                                                                    NUMBER OF          UNEXERCISED
                                                                   UNEXERCISED         IN-THE-MONEY
                                                                    OPTIONS AT          OPTIONS AT
                                                                    FY-END(#)          FY-END($)(1)
                                                                 ----------------   ------------------
                                       SHARES        VALUE         EXERCISABLE/        EXERCISABLE/
       NAME                           ACQUIRED    REALIZED($)     UNEXERCISABLE       UNEXERCISABLE
       ----                           --------    -----------    ----------------   ------------------
Miles D. Bender(2)..................       --            --       100,000/150,000    $237,500/$162,750
Robert A. Imel......................   25,000        60,938        30,000/ 80,000     $56,250/$ 90,750
William T. Jones(2).................       --            --        30,000/ 80,000     $56,250/$ 90,750

---------------

(1) Based on the closing price of Common Stock on December 29, 1995 of $3.50.

(2) Mr. Bender and Mr. Jones did not exercise any options during the fiscal year ended December 31, 1995.

     The Company does not have any long-term incentive plans or defined benefit or actuarial plans. Therefore, the tables on long-term incentive plan awards and pension plans are omitted.

  Compensation of Directors

     The Company compensates non-employee Board of Directors members in the amount of $1,000 for each official Board of Directors' meeting and $1,000 for each Board of Directors' committee meeting unless such committee meeting is held at the time of, or in conjunction with, an official Board of Directors' meeting. In addition, members of the Board of Directors are generally granted stock options each year. In December 1996 each outside director and inside director received options for 25,000 and 37,500 shares, respectively, of Common Stock, which options vest over a two year period.

     During 1995, the Directors received options to purchase Common Stock for services rendered to the Company. The number of options granted were as follows:
Miles D. Bender -- 100,000 and 100,000 at exercise prices of $1.625 and $2.81, respectively; George McCullough -- 20,000 and 30,000 at exercise prices of $1.625 and $2.81, respectively; Norman C. Miller -- 20,000 and 30,000 at exercise prices of $1.625 and $2.81, respectively; Robert H. Kite -- 20,000 and 15,000 at exercise prices of $1.625 and $2.81, respectively; George N.
McDonald -- 20,000 and 15,000 at exercise prices of $1.625 and $2.81, respectively; Elwood W. Schafer -- 15,000 at an exercise price of $2.81; and Robert Sinnott -- 20,000 and 15,000 at exercise prices of $1.625 and $2.81, respectively.

     Mr. Norman Miller received $22,500 in 1995 for work performed for the Company. In 1994, Mr. Miller received a bonus of $5,000 for work on Company matters and effective November 11, 1994, Mr. Miller began to receive $500 for each day he works on Company matters.

     In addition, the Company pays other incidental compensation to executive officers and directors from time to time, consisting primarily of reimbursement for travel and entertainment expenses on behalf of the Company.

  Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     In January 1996, the Company executed employment agreements that have a term of three years from the effective date of a change in control of the Company (the "Employment Agreements") with Miles D. Bender, President and Chief Executive Officer, William T. Jones, Senior Vice President -- Operations, and certain other officers of the Company. The Employment Agreements each provide that the three-year term will be rolling (so that at any time during the term of such agreements there is a remaining term of three years, but in no event beyond the time the executive and/or officer reaches age 65).

     The Employment Agreements define the "change in control" to have occurred when (i) a person, entity or group becomes the beneficial owner of a majority of the securities of the Company ordinarily having the right to vote for election of directors, (ii) during any consecutive two year period, the directors at the beginning of the period, (together with directors approved by a vote of 66 2/3% of such initial directors plus directors previously approved by such 66 2/3% margin) cease to constitute a majority of the Company's Board of Directors,
(iii) any sale, lease, exchange or transfer of all, or substantially all, of the Company's assets occurs, or (iv) a merger or consolidation occurs with the effect that any person, entity or group, or the shareholders thereof, become the owner of securities of the surviving corporation representing a majority of the voting power of such surviving corporation for the election of directors.

     The Employment Agreements provide for a three year employment period during which the executive and/or officer receives for each year (i) 100% of the average of the executive's annual base salary at the time in question and the executive's annual base salary for each of the preceding two years, and (ii) 100% of the average of the bonuses paid to the executive and/or officer for each of the preceding three fiscal years. If the executive and/or officer is discharged without cause or resigns for "good reason" (as defined therein) after a change in control then, in lieu of the compensation described in the preceding sentence, the executive and/or officer is entitled to a lump sum cash severance payment equal to three times the sum of (i) the executive's annual base salary then in effect, (ii) the average of cash bonuses for each of the three previous years, and (ii) the average of fully-vested contributions to retirement plans for such executive and/or officer for each of the three preceding years. In addition, at such time, all options and all other retirement or pension contributions or benefits become fully vested and remain fully exercisable for 360 days.

  Compensation Committee Interlocks and Insider Participation

     Miles D. Bender served both as a member of the Personnel and Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") and as the President and CEO of the Company during 1995. Robert V. Sinnott served as a member of Compensation Committee during 1995 and as a director of Plains Resources, Inc., the parent company of Plains to whom the Company sold 59% of its total oil and natural gas sales during 1995. See "Certain Relationships and Related Transactions."

                               SECURITY OWNERSHIP


     The following table sets forth the total number of shares of the Company's Common Stock and Preferred Stock beneficially owned by (a) each person who, to the knowledge of the Company, is the beneficial owner of five percent or more of the outstanding shares of a class of the Company's capital stock, (b) each of the Company's present directors and named executive officers and certain other parties, and (c) the directors and officers of the Company as a group, all as reported by each such person, as of January 8, 1997. Except as otherwise indicated, ownership of shares by the persons named below includes sole voting and investment power held by such persons.



                                                                          AMOUNT
                                                                        AND NATURE
                                                                       OF BENEFICIAL     PERCENT OF
          NAME OF BENEFICIAL OWNER                                       OWNERSHIP        CLASS(1)
          ------------------------                                     -------------     ----------
                                          COMMON STOCK
Carl C. Icahn........................................................      8,212,544(2)      20.0%
Kayne, Anderson Investment Mgmt., Inc................................      6,825,548(3)      15.9
Croft-Leominster, Inc. ..............................................      2,161,710(4)       6.0
Miles D. Bender......................................................      1,320,244(5)       3.6
Bob G. Alexander.....................................................        479,602(6)       1.3
Jim L. David.........................................................        462,889(7)       1.3
George B. McCullough.................................................        406,852(8)       1.1
Robert H. Kite.......................................................        376,955(9)       1.0
Norman C. Miller.....................................................        339,860(10)     (11)
Robert A. Imel.......................................................        240,500(12)     (11)
George N. McDonald...................................................        130,523(13)     (11)
William T. Jones.....................................................        135,000(14)     (11)
Robert V. Sinnott....................................................         27,500(15)     (11)
Robert A. West.......................................................         12,012(16)     (11)
Elwood W. Schafer....................................................          9,500(17)     (11)
Robert J. Mitchell...................................................             --(18)       --
All directors and officers as a group (17 people)....................      4,215,421(19)     11.5

                                    SERIES B PREFERRED STOCK
Kayne, Anderson Investment Mgmt., Inc................................         52,500(20)    100.0%
Arbco Associates L.P.................................................         18,900(20)     36.0
Offense Group Associates L.P.........................................         15,750(20)     30.0
Kayne, Anderson Nontraditional Investments, L.P......................         14,700(20)     28.0
Opportunity Associates L.P...........................................          3,150(20)      6.0
All directors and officers as a group (17 people)....................             --           --

                                   SERIES C PREFERRED STOCK
Kayne, Anderson Investment Mgmt., Inc................................         40,000(21)    100.0%
Arbco Associates L.P.................................................         14,400(21)     36.0
Offense Group Associates L.P.........................................         12,000(21)     30.0
Kayne, Anderson Nontraditional Investments, L.P......................         11,200(21)     28.0
Opportunity Associates L.P...........................................          2,400(21)      6.0
All directors and officers as a group (17 people)....................             --           --

                                   SERIES D PREFERRED STOCK
Carl C. Icahn........................................................        100,000(2)     100.0%
All directors and officers as a group (17 people)....................             --           --

                                                                          AMOUNT
                                                                        AND NATURE
                                                                       OF BENEFICIAL     PERCENT OF
          NAME OF BENEFICIAL OWNER                                       OWNERSHIP        CLASS(1)
          ------------------------                                     -------------     ----------
                                    SERIES E PREFERRED STOCK
Kayne, Anderson Investment Mgmt., Inc................................         31,000(22)     62.0%
Foremost Insurance Company...........................................         15,000(23)     30.0
Arbco Associates L.P.................................................         13,750(22)     27.5
Offense Group Associates L.P.........................................          6,750(22)     13.5
Kayne, Anderson Nontraditional Investments, L.P......................          8,000(22)     16.0
Topa Insurance Company...............................................          4,000(23)      8.0
Kayne, Anderson Offshore Limited.....................................          2,500(22)      5.0
All directors and officers as a group (17 people)....................             --           --


---------------


 (1) Based upon the 36,175,242 shares of Common Stock, 52,500 shares of issued and outstanding Series B Preferred Stock, 40,000 shares of issued and outstanding Series C Preferred Stock, 100,000 shares of issued and outstanding Series D Preferred Stock and 50,000 shares of issued and outstanding Series E Preferred Stock that are outstanding as of January 8, 1997. For each person or group the percentages, are calculated on the basis of the amount of outstanding securities of the particular class plus any securities that such person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.


 (2) High River, the record owner of these shares, is a Delaware limited partnership. Riverdale Investors Corp., Inc. is a Delaware corporation and is the general partner of High River. Mr. Carl C. Icahn is the sole shareholder and a director of Riverdale. Riverdale's principal business address is 90 South Bedford Road, Mount Kisco, New York 10549 and Mr. Icahn's principal business address is c/o Icahn Associates Corp., 114 West 47th Street, 19th Floor, New York, New York 10036. The ownership figures in the table assume that all the shares of Series D Preferred Stock are converted, warrants for 700,000 shares of Common Stock are exercised and 5,144,444 shares of Common Stock are added to the shares of Common Stock outstanding. Riverdale and Mr. Icahn, by virtue of their relationships to High River, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares which High River directly beneficially owns. Each of Riverdale and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. Mr. Robert J. Mitchell has been appointed a director of the Company as the representative of the holders of the Series D Preferred Stock. Mr. Mitchell does not have dispositive or voting power over any of the shares owned by High River.


 (3) Richard A. Kayne ("Kayne") is President, Chief Executive Officer and Director of KAIM, a registered investment advisor, and of Kayne, Anderson Associates, Inc. a registered broker/dealer. KAIM is the general partner of KAIM Non-Traditional L.P. ("L.P.") which is the general partner of and investment advisor to the investment partnerships referred to in this footnote. The address for Kayne, KAIM and the investment partnerships referred to in this footnote is 1800 Avenue of the Stars, Suite 1424, Los Angeles, California 90067. Mr. Kayne is also a limited partner in each investment partnership and a general partner of one of them. Mr. Kayne and KAIM have shared dispositive and voting power through investment partnerships for 52,500 shares of Series B Preferred Stock, 40,000 shares of Series C Preferred Stock, and 31,000 shares of Series E Preferred Stock, which may be converted at anytime into 3,230,769 shares, 2,000,000 shares and 1,377,779 shares of Common Stock, respectively, and for warrants to purchase 217,000 shares of Common Stock. The percentage ownership figures in the table assume that all shares of Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock are converted, the warrants to purchase 217,000 shares of Common Stock are exercised and 6,825,548 shares of Common Stock are issued, and such shares are added to the shares of Common Stock outstanding. For additional information on the record ownership of the Series B Preferred Stock, Series C Preferred Stock and Series E Preferred Stock and the shares of Common Stock into which they convert, see footnotes (20), (21) and (22) below. Mr. Kayne disclaims beneficial ownership of the shares held by the investment partnerships in excess of the amount attributable to him by virtue of his direct interest as a limited or general partner and by virtue of his indirect interest in KAIM's interest in the investment partnerships. KAIM and L.P. disclaim beneficial ownership of the shares held by the investment partnerships in excess of the amount attributable to them by virtue of their percentage interest in the investment partnerships. Mr. Robert V. Sinnott is Senior Vice President and Senior Investment Officer of L.P. and Mr. Elwood W. Schafer is a consultant to KAIM. Both are Directors of the Company; neither Mr. Sinnott nor Mr. Schafer have dispositive or voting power over any of these shares.



 (4) Croft-Leominster, Inc., the record owner of the shares, is a Maryland corporation whose principal business address is 207 E. Redwood St., Suite 802, Baltimore, Maryland 21202.



 (5) Mr. Bender's shares include the following: 1,170,244 shares held directly by Mr. Bender, 7,000 shares held by a trust for Mr. Bender's minor child and options to purchase 150,000 shares; does not include options to purchase 950,000 shares which are not yet exercisable. The figures in the table do not include 28,000 shares owned by Mr. Bender's grown children, for which Mr. Bender disclaims beneficial ownership.



 (6) The amount shown owned by Mr. Alexander includes 139,602 shares owned by Mr. Alexander's wife, Donna Ports Alexander, but does not include options to purchase 25,000 shares which are not yet exercisable. Mr. Alexander disclaims any beneficial interest in the shares owned by his wife.



 (7) Does not include options to purchase 25,000 shares which are not yet exercisable.

 (8) Includes 371,852 shares held directly by Mr. McCullough and immediately exercisable options to purchase 35,000 shares, but does not include options to purchase 40,000 shares which are not yet exercisable. The figures in the table do not include 5,405 shares owned by Mr. McCullough's sons, for which Mr. McCullough disclaims beneficial ownership.



 (9) Robert H. Kite is Chief Operating Officer and 33.0% beneficial owner of KFT, Ltd. and may be deemed to be the beneficial owner of shares held by KFT, Ltd. KFT, Ltd. holds 176,297 shares and Mr. Kite holds 173,158 shares directly. The share figure in the table also includes options to purchase 27,500 shares, but does not include options to purchase 32,500 shares which are not yet exercisable.



(10) Mr. Miller owns 254,860 shares directly, and 50,000 shares through Incorp, Inc., of which Mr. Miller is owner. Includes options to purchase 35,000 shares, but does not include options to purchase 40,000 shares which are not yet exercisable.



(11) Less than one percent.



(12) Includes 115,250 shares held directly by Mr. Imel (as to which he has sole voting and dispositive power), 40,250 shares held directly by Mr. Imel (as to which he shares voting and dispositive power), options to purchase 42,500 shares (as to which he has sole dispositive power) and options to purchase 42,500 shares (as to which he shares dispositive power); does not include options to purchase 112,500 shares (as to which he has sole dispositive power) and 12,500 shares (as to which he shares dispositive power) which are not yet exercisable. Mr. Imel disclaims beneficial ownership of 40,250 shares as to which he shares voting and dispositive powers and options to purchase 55,000 shares as to which he shares dispositive power.



(13) Includes 123,023 shares held directly by Mr. McDonald and options to purchase 7,500 shares, but does not include options to purchase 32,500 shares which are not yet exercisable.



(14) Includes 50,000 shares held directly by Mr. Jones and options to purchase 85,000 shares, but does not include options to purchase 50,000 shares which are not yet exercisable.



(15) Includes options to purchase 27,500 shares held by Mr. Sinnott, but does not include options to purchase 32,500 shares which are not yet exercisable. See footnote (3) above, footnotes (17), (20), (21) and (22) below.



(16) Does not include options to purchase 25,000 shares which are not yet exercisable.



(17) Includes 2,000 shares held directly by Mr. Schafer and options to purchase 7,500 shares, but does not include options to purchase 32,500 shares which are not yet exercisable. See footnotes (3) and (15) above, footnotes (20),
     (21) and (22) below.



(18) Does not include options to purchase 25,000 shares which are not yet exercisable.



(19) Includes a total of 3,630,341 shares held directly or indirectly by the executive officers and directors and options to purchase 585,080 shares which are exercisable within 60 days.



(20) For information on Richard A. Kayne, KAIM and L.P., see footnote (3) above. Arbco Associates L.P. has shared dispositive and voting power with Mr. Kayne, KAIM and L.P. of 18,900 shares of Series B Preferred Stock, which converts into 1,163,077 shares of Common Stock. Offense Group Associates has shared dispositive and voting power with Mr. Kayne, KAIM and L.P. for 15,750 shares of Series B Preferred Stock, which converts into 969,231 shares of Common Stock. Kayne, Anderson Non-Traditional Investments has shared dispositive and voting power with Mr. Kayne, KAIM and L.P. for 14,700 shares of Series B Preferred Stock, which converts into 904,615 shares of Common Stock. Opportunity Associates L.P. has shared dispositive and voting power with Mr. Kayne, KAIM and L.P. of 3,150 shares of Series B Preferred Stock, which converts into 193,846 shares of Common Stock.



(21) For information on Richard A. Kayne, KAIM and L.P., see footnote (3) above. Arbco Associates L.P. has shared dispositive and voting power with Mr. Kayne, KAIM and L.P. of 14,400 shares of Series C Preferred Stock, which converts into 720,000 shares of Common Stock. Offense Group Associates has shared dispositive and voting power with Mr. Kayne, KAIM and L.P. for 12,000 shares of Series C Preferred Stock, which converts into 600,000 shares of Common Stock. Kayne, Anderson Non-Traditional Investments has shared dispositive and voting power with Mr. Kayne, KAIM and L.P. for 11,200 shares of Series C Preferred Stock, which converts into 560,000 shares of Common Stock. Opportunity Associates L.P. has shared dispositive and voting power with Mr. Kayne, KAIM and L.P. of 2,400 shares of Series C Preferred Stock, which converts into 120,000 shares of Common Stock.



(22) For information on Richard A. Kayne, KAIM and L.P., see footnote (3) above. Arbco Associates L.P. shares dispositive and voting power with Mr. Kayne, KAIM and L.P. of 13,750 shares of Series E Preferred Stock, which converts into 611,110 shares of Common Stock, and warrants for 96,250 shares of Common Stock. Offense Group Associates shares dispositive and voting power with Mr. Kayne, KAIM and L.P. for 6,750 shares of Series E Preferred Stock, which converts into 300,000 shares of Common Stock, and warrants for 47,250 shares of Common Stock. Kayne, Anderson Non-Traditional Investments shares dispositive and voting power with Mr. Kayne, KAIM and L.P. for 8,000 shares of Series E Preferred Stock, which converts into 355,555 shares of Common Stock, and warrants for 56,000 shares of Common Stock. Kayne, Anderson Offshore Limited shares dispositive and voting power with Mr. Kayne, KAIM and L.P. for 2,500 shares of Series E Preferred Stock, which converts into 111,111 shares of Common Stock, and warrants for 17,500 shares of Common Stock.



(23) Foremost Insurance Company, whose address is 5230 33rd Street S.E., Grand Rapids, Michigan 49512, has dispositive and voting power for 15,000 shares of Series E Preferred Stock, which converts into 666,666 shares of Common Stock, and warrants for 105,000 shares of Common Stock. Topa Insurance Company, whose address is 1800 Avenue of the Stars, Suite 1200, Los Angeles, California 90067, has dispositive and voting power for 4,000 shares of Series E Preferred Stock, which converts into 177,777 shares of Common Stock, and warrants for 28,000 shares of Common Stock.

     Under the terms of the Series D Preferred Stock, a change in control of the Company may occur if any of the events occur that trigger the Series D Preferred Stock Contingent Voting Rights (as defined) to elect one-half of the Board of Directors of the Company plus one member and if such rights are exercised by such holders. See "Description of Capital Stock -- Series D Preferred Stock;" and "Risk Factors -- Control by Certain Equity Shareholders in the Case of Certain Insolvency and Other Events."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In the Equity Private Placement closed in connection with the Merger, the Company issued securities and entered into certain other agreements with investors who beneficially owned or were affiliates of persons or entities who owned more than five percent of the Common Stock (assuming conversion of the Preferred Stock). See "Security Ownership;" and "Risk Factors -- Control by Certain Equity Shareholders in the Case of Certain Insolvency and Other Events." On August 29, 1996, the Company consummated the sale of $10.0 million of 100,000 shares of Series D Preferred Stock and 700,000 warrants to purchase Common Stock at $2.50 a share which was privately placed with High River. On August 29, 1995, the Company also consummated the sale of $5.0 million of 50,000 shares of Series E Preferred Stock and 350,000 warrants to purchase Common Stock at $2.50 a share which was privately placed with four investment partnerships associated with KAIM and two insurance companies (the "Series E Investors"). See "Security Ownership" and footnotes (2), (3), (22) and (23) thereto. Both the Series D Preferred Stock and the Series E Preferred Stock are convertible into shares of the Common Stock at a conversion price of $2.25 per share of Common Stock.


     In connection with the Merger and the Equity Private Placement, the Company extended the period during which the Series B Preferred Stock and the Series C Preferred Stock cannot be redeemed by the Company from June 14, 1997 to June 14, 1999 and amended the Company's Certificate of Incorporation to so prohibit such redemption. As a result, dividends at a rate of 10% and 10 1/2% per annum, respectively, or $525,000 and $420,000 per year, respectively, will accrue and be payable to holders of such Preferred Stock. Such holders are KAIM affiliates. See "Description of Capital Stock -- Series B Preferred Stock;" and "Description of Capital Stock -- Series C Preferred Stock."


     During the year ended December 31, 1995, the Company sold $4,618,136 of oil and natural gas, or 59% of the Company's total oil and natural gas sales, to Plains. During the year ended December 31, 1994, the Company sold $1,614,711 of oil and natural gas, or 51% of its total oil and natural gas sales, to Plains. KAIM and investment partnerships associated with KAIM, and other accounts managed by affiliates of KAIM, own on a fully diluted basis, 2,751,173 shares of Common Stock of Plains Resources, Inc., or approximately 18.6% of the issued and outstanding shares of Common Stock of Plains Resources, Inc. The Company has agreements with Plains pursuant to which Plains purchases oil produced from the major oil-producing properties which the Company operates, at West Texas Intermediate posted prices plus a small premium. The premium is based on Plains purchasing substantially all the production of the Company. If the agreements continue throughout 1996, sales to Plains will account for a significant percentage of the Company's total oil and natural gas sales in 1996. For information on the ownership of the Company's securities by KAIM and investment partnerships associated with KAIM, see the table, and footnotes (3), (20), (21) and (22) thereto under "Security Ownership."



     On June 14, 1995, the Company consummated the sale of $4.0 million of Series C Preferred Stock to investment partnerships managed by KAIM. 40,000 shares of Series C Preferred Stock were sold by the Company at $100 per share, and the Series C Preferred Stock is convertible into shares of the Common Stock at a conversion price of $2.00 per share of Common Stock. For more information on the purchasers, see "Security Ownership" and footnotes (3) and (21) thereto.


     On June 3, 1994, the Company consummated the sale of $5.0 million of Series B Preferred Stock which was privately placed with the same investment partnerships managed by KAIM as purchased the Series C Preferred Stock. 50,000 shares of Series B Preferred Stock were sold by the Company at $100 per share, and the Series B Preferred Stock is convertible into shares of the Common Stock at a conversion price of $1.625 per share of Common Stock. For more information on the purchasers, see "Security Ownership" and footnotes (3) and (20) thereto.


     In December 1993, the Company acquired a 63.8% working interest in the GAU from Bligh Petroleum, Inc. (the "Bligh Acquisition"). In connection with the Bligh Acquisition, the Company borrowed funds from three directors in the form of subordinated notes, and sold Common Stock to two directors (one of which is also an officer). The Company borrowed the following amounts from the following directors of the Company: $100,000 -- George B. McCullough; $80,000 -- KFT Ltd., which is 33.0% owned by Robert H. Kite; and $50,000 -- Norman C. Miller. In April 1994, KFT Ltd. converted $30,000 in principal amount of its subordinated note into 48,000 shares of Common Stock. In June 1994, KFT Ltd. converted an additional $38,750 of its subordinated note into 62,000 shares of Common Stock, and Mr. McCullough converted $62,500 of his subordinated note into 100,000 shares of Common Stock and the remaining $37,500 was paid in cash. Also in June 1994, Mr. Miller converted the full $50,000 principal amount of his subordinated note into 80,000 shares of Common Stock and in July 1994, the remaining $11,250 owed to KFT, Ltd. was paid in cash.

     In addition, in connection with the Bligh Acquisition, the Company issued 792,000 shares of Common Stock at a purchase price of $.625 per share. Robert H. Kite, a director, bought 32,000 shares, for a total purchase price of $20,000. Miles D. Bender, President and Chief Executive Officer of the Company and a director, subscribed for 200,000 shares, for a total purchase price of $125,000, and completed his transaction in April 1994.

                     DESCRIPTION OF AMENDED CREDIT FACILITY


     The following summary of the Amended Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable agreements. On October 31, 1996, Bank One consented to the terms of the Indenture and the issuance of the Notes and entered into the Amended Credit Facility.


     The Amended Credit Facility consists of a reducing revolving line of credit, with an initial borrowing base of $25 million. Borrowings under the Amended Credit Facility are limited to up to $15.0 million for general corporate purposes and up to $10.0 million for acquisitions of producing oil and gas properties. The Borrowing Base will be redetermined at least semi-annually and will be reduced monthly by an amount determined by the Banks from time to time. No reduction amount will be determined until the next Borrowing Base redetermination scheduled for April 1, 1997. The principal is due at maturity, August 29, 2000. Interest is payable monthly and is calculated at the Bank One Base Rate, as determined from time to time by Bank One (which increases by .25% if the outstanding loan balance is greater than 75% of the Borrowing Base). The Company may elect to calculate interest under the Eurodollar Rate, as defined in the Amended Credit Facility.

     The Company is required to pay an unused commitment fee on the unused portion of the Borrowing Base equal to 3/8ths of 1% per annum and will also pay a facility fee equal to 3/4% of the initial Borrowing Base on the facility.


     Under the Amended Credit Facility, the Company granted to the Banks liens on a minimum of 90% of the present worth of NEG-OK's oil and natural gas properties, liens on certain of the Company's oil and natural gas properties, whether currently owned or hereafter acquired, and a negative pledge on all other oil and natural gas properties. The facility requires, among other things, semi-annual engineering reports covering oil and natural gas properties, and maintenance of certain financial ratios including a current ratio and interest coverage ratio and maintenance of minimum tangible net worth.


     The Amended Credit Facility includes other covenants prohibiting cash dividends, distributions, loans or advances to third parties, except that cash dividends on Preferred Stock will be allowed so long as no event of default exists or would exist as a result of the payment thereof. In addition, if the Company is required to purchase or redeem any portion of the Notes, or if any portion of the Notes become due, the Borrowing Base is subject to reduction. See "Risk Factors -- Repurchase of Notes upon a Change of Control."

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Notes will be issued pursuant to the Indenture dated as of November 1, 1996 among the Company, NEG-OK, as initial Guarantor, and Bank One, Columbus, National Association, as trustee (the "Trustee"). The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Notes and the Indenture, including the definitions therein of certain capitalized terms used but not defined herein.

GENERAL

     The aggregate principal amount of the Notes will be limited to $100 million. Each Note will mature on November 1, 2006 and will bear interest at an annual rate of 10 3/4% per annum from the date of original issuance, payable semiannually in arrears on May 1 and November 1 of each year, commencing May 1, 1997, to the Person in whose name the Note is registered at the close of business on April 15 or October 15 preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Principal, premium, if any, and interest will be payable at the offices of the Trustee and the Paying Agent, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the register of the Notes maintained by the Registrar.

     Under certain circumstances, the Company will be able to designate existing or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to most of the restrictive covenants set forth in the Indenture.

RANKING

     The Indebtedness evidenced by the Notes will be general senior unsecured obligations of the Company. The Notes rank pari passu with all existing and future Senior Indebtedness of the Company and senior in right of payment to all future subordinated indebtedness of the Company. Holders of secured indebtedness of the Company and its subsidiaries, including the Amended Credit Facility, will have claims with respect to assets constituting collateral for such indebtedness that are prior to the claims of the Holders of the Notes. To the extent of pledged collateral, such indebtedness will have priority over the Notes. As of September 30, 1996, on a pro forma basis after giving effect to the Initial Offering and the application of the estimated proceeds therefrom, the Company and NEG-OK would have had approximately $1.4 million of secured indebtedness that effectively would rank senior to the Notes, and no other indebtedness other than the Notes. There is currently no indebtedness of the Company or any Restricted Subsidiaries which would constitute subordinated indebtedness.

GUARANTEE

     The Outstanding Notes were initially unconditionally guaranteed by NEG-OK, a wholly-owned subsidiary of the Company and successor to Alexander in the Merger. However, upon consummation of the Subsequent Merger, NEG-OK's obligations under the Guarantee were assumed by the Company, together with all property, assets and rights of NEG-OK and all other debts, liabilities and obligations of NEG-OK, and NEG-OK ceased to exist. Prior to the Subsequent Merger, NEG-OK was the only Subsidiary of the Company (other than Boomer Marketing Corporation and Energy Environmental Services Limited Partnership, an Oklahoma limited partnership, which each own less than $250,000 in assets, none of which consist of oil and gas properties). As a result of the Subsequent Merger, there is currently no Restricted Subsidiary of the Company and no outstanding Guarantee of the Notes. The Indenture provides that each Person that is or becomes a Restricted Subsidiary on or after the Issue Date will jointly and severally guarantee the payment of the Note obligations in the manner described herein. A Guarantor will guarantee to each Holder and the Trustee, the full and prompt performance of the Note Obligations of the Company, including the payment of principal of (premium, if any, on) and interest on the Notes pursuant to its Guarantee. The obligations of a Guarantor under its Guarantee will be general senior unsecured obligations of the Guarantor, which will rank pari passu with all existing and future Senior Indebtedness of the Guarantor and senior in right of payment to all future Subordinated Indebtedness of the Guarantor. To the extent a Guarantor pledges oil and gas collateral to secure other senior indebtedness, such indebtedness effectively will have priority over the Guarantee.

     In the event the obligations of the Notes are guaranteed by a Guarantor, the obligations of the Guarantor under its Guarantee will be limited to the amount as will, after giving effect to all other contingent and fixed liabilities of the Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Restricted Subsidiaries that become Guarantors in respect of the obligations of such other Restricted Subsidiary under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of the Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. In the event of more than one Guarantor, a Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Restricted Subsidiary that has become a Guarantor in a pro rata amount based on the Adjusted Net Assets of the Guarantor.

     The Indenture provides that, subject to the following paragraph, any future Restricted Subsidiary that becomes Guarantor may not consolidate or merge with or into (whether or not the Guarantor is the surviving Person) another Person unless (i) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia and expressly assumes all the obligations of the Guarantor pursuant to a supplemental indenture, in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture, (ii) immediately before and after giving effect to such transaction, no Default or Event of Default exists, (iii) the Guarantor or the Person formed by or surviving any such consolidation or merger on a pro forma basis will have Consolidated Net Worth (immediately after the transaction) equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction and (iv) the Company will at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable Reference Period, be permitted to incur at least $1.00 of additional Indebtedness as described in the first paragraph under "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." The foregoing will not prohibit a merger between Guarantors or a merger between the Company and any Guarantor.

     The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of a Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock or other ownership interests of the Guarantor, then the Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock or other ownership interests of the Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of the Guarantor) will be released and relieved of any obligations under its Guarantee; provided that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the provisions of the Indenture described under "Certain Covenants -- Limitation on Sale of Assets."

OPTIONAL REDEMPTION

     At any time on or after November 1, 2001, the Company may, at its option, redeem all or any portion of the Notes at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below, plus, in each case, accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning November 1 of the years indicated below:

              YEAR                                              PERCENTAGE
              ----                                              ----------
     2001....................................................    105.375%
     2002....................................................    102.688%
     2003 and thereafter.....................................    100.000%

     Notwithstanding the foregoing, at any time prior to November 1, 2001, the Company may, at its option, redeem all or any portion of the Notes at the Make-Whole Price plus accrued and unpaid interest to the date of redemption. In addition, in the event the Company consummates one or more Equity Offerings on or prior to November 1, 1999, the Company, at its option, may redeem up to $35.0 million of the aggregate principal amount of the Notes with all or a portion of the aggregate net proceeds received by the Company from such Equity Offering or Equity Offerings at a redemption price of 110.75% of the aggregate principal amount of the Notes so redeemed, plus accrued and unpaid interest thereon to the redemption date; provided, however, that following such redemption, at least $65.0 million of the aggregate principal amount of the Notes remains outstanding.

     Except as set forth under "Change of Control" "Certain Covenants -- Limitation on Sale of Assets," the Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by any other method that the Trustee considers fair and appropriate and that complies with the requirements of any securities exchange on which the Notes may be listed, provided that no Notes with a principal amount of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

CHANGE OF CONTROL

     The Indenture provides that, following the occurrence of any Change of Control, the Company will offer (a "Change of Control Offer") to repurchase all outstanding Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase. The Change of Control Offer will be deemed to have commenced upon mailing of a notice pursuant to the Indenture and will terminate 20 Business Days after its commencement, unless a longer offering period is required by law. Promptly after the termination of the Change of Control Offer, the Company will repurchase and mail or deliver payment for all Notes tendered in response to the Change of Control Offer.

     On the Change of Control payment date, the Company will, to the extent lawful, (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control payment in respect of all Notes or portions thereof so tendered and (iii) deliver to the Trustee the Notes so accepted together with an officers' certificate stating the amount of the Notes or portions thereof tendered to the Company. The Paying Agent will promptly mail to each Holder of Notes so accepted payment in an amount equal to the repurchase price for such Notes, and the Trustee will promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

     Change of Control means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Voting Stock of the Company (for the purposes of this definition, such other Person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person is the beneficial owner (as defined above), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation); or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the

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

beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     The Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any Change of Control Offer.

     The Borrowing Base under the Amended Credit Facility may be subject to reduction if the Company becomes obligated to repurchase the Notes except upon the scheduled maturity date, including if the Company becomes obligated to extend a Change of Control Offer or any other offer to repurchase, including a Net Proceeds Offer. See "Amended Credit Facility." Even if the Company's banks consented to an offer to repurchase without a reduction in the Borrowing Base, the Company's ability to pay cash to the Holders of the Notes upon a repurchase may be limited by the Company's then existing financial resources.

CERTAIN COVENANTS

     Limitation on Incurrence of Additional Indebtedness. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, issue, incur, assume, guarantee, become liable, contingently or otherwise, with respect to or otherwise become responsible for the payment of (collectively, incur) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Company or its Restricted Subsidiaries may incur Indebtedness if, on a pro forma basis, after giving effect to such incurrence and the application of the proceeds therefrom, both of the following tests shall have been satisfied: (i) the Consolidated Interest Coverage Ratio for the last four fiscal quarter Reference Period immediately preceding the incurrence of such Indebtedness is at least (a) 2.25-to-1.0 with respect to any date of incurrence of additional Indebtedness occurring on or before the first anniversary date of the Issue Date or (b) 2.50-to-1.0 with respect to any date of incurrence of additional Indebtedness occurring after the first anniversary date of the Issue Date and (ii) Adjusted Consolidated Net Tangible Assets would have been equal to or greater than 125% of Indebtedness of the Company and its Restricted Subsidiaries.

     Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Company and its Restricted Subsidiaries may incur Permitted Indebtedness.

     Any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

     Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless:

          (i) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

          (ii) at the time of and immediately after giving effect to such Restricted Payment, the Company would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant captioned "Limitation on Incurrence of Additional Indebtedness"; and

          (iii) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (a) 50% of the Consolidated Net Income of the Company and its Restricted Subsidiaries (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) during the period (treated as one accounting period) subsequent to September 30, 1996 and ending on the last day of the fiscal quarter for which financial information is available immediately preceding the date of such Restricted Payment (less the aggregate amount of dividends described in clauses (i) and (ii) of the following paragraph that are either

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

     (x) paid after the last day of the fiscal quarter for which financial information is available immediately preceding the date of such Restricted Payment or (y) declared but not yet paid as of such date); (b) the aggregate Net Cash Proceeds received by the Company during such period from any Person other than a Subsidiary of the Company as a result of the issuance or sale of Capital Stock of the Company (other than any Disqualified Stock), other than in connection with the conversion of Indebtedness or Disqualified Stock; (c) the aggregate Net Cash Proceeds received by the Company during such period from any Person other than a Subsidiary of the Company as a result of the issuance or sale of any Indebtedness or Disqualified Stock to the extent that at the time the determination is made such Indebtedness or Disqualified Stock, as the case may be, has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock); (d) (i) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary, an amount equal to the lesser of (x) the book value (determined in accordance with GAAP) at the date of such redesignation of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary and
     (y) the fair market value of such Investments in such Unrestricted Subsidiary at the time of such redesignation, as determined in good faith by the Company's Board of Directors, including a majority of the Company's Disinterested Directors, whose determination shall be conclusive and evidenced by a resolution of such Board (less, in the case of each of clauses (x) and (y), the amount of original Investment (based upon book value determined in accordance with GAAP at the time of such Investment) made by the Company or any Restricted Subsidiary pursuant to clause (x) of the definition of "Permitted Business Investment" minus the aggregate cash dividends paid by such Unrestricted Subsidiary to the Company or any other Restricted Subsidiary since the date of such original Investment, provided that the result of the foregoing shall not be less than zero); or (ii) in case any Restricted Subsidiary has been redesignated an Unrestricted Subsidiary, minus the greater of (x) the book value (determined in accordance with GAAP) at the date or redesignation of the aggregate Investments made by the Company and its Restricted Subsidiaries and (y) the fair market value of such Investments in such Restricted Subsidiary at the time of such redesignation, as determined in good faith by the Company's Board of Directors, including a majority of the Company's Disinterested Directors, whose determination shall be conclusive and evidenced by a resolution of such Board; and (e) $5.0 million.

     Notwithstanding the foregoing, the above limitations will not prevent (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the provisions hereof; (ii) the payment of any dividend on any shares of Preferred Stock of the Company issued and outstanding as of the Issue Date in accordance with the terms of such Preferred Stock in effect at the Issue Date; (iii) any dividend on shares of Capital Stock of the Company or any Restricted Subsidiary payable solely in shares of Capital Stock (other than Disqualified Stock); (iv) any dividend or other distribution payable from a Subsidiary to the Company or any Restricted Subsidiary that is wholly-owned directly or indirectly by the Company; and (v) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate net proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Capital Stock of the Company (other than Disqualified Stock).

     Limitation on Sale of Assets. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

          (i) the Company (or its Restricted Subsidiary as the case may be) receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Company, which determination, with respect to Asset Sales or series of related Asset Sales with proceeds valued at greater than $5.0 million, shall be evidenced by a resolution duly adopted by the Company's Board of Directors, including a majority of the Company's Disinterested Directors);

          (ii) at least 75% of the proceeds from such Asset Sale consist of cash or U.S. dollar denominated Cash Equivalents; and

          (iii) the Net Cash Proceeds received by the Company (or its Restricted Subsidiary, as the case may be) from such Asset Sale are applied in accordance with the following two paragraphs.

     The Company may apply such Net Cash Proceeds, within 365 days from the date of the receipt of Net Cash Proceeds from any Asset Sale, to: (a) the repayment of Indebtedness of the Company under a Bank Credit Facility or other Senior Indebtedness of the Company or Senior Indebtedness of a Guarantor, that results in a permanent reduction in any revolving credit or other commitment relating thereto or the maximum principal amount that may be borrowed thereunder in an amount equal to the principal amount so repaid, (b) make an Investment in assets used in the Oil and Gas Business in replacement of the assets that were the subject of the Asset Sale giving rise to such Net Cash Proceeds or (c) develop by drilling, completing and producing reserves from the oil and gas properties of the Company and the Restricted Subsidiaries.

     If, upon completion of the 365-day period, the Net Cash Proceeds of any Asset Sale less the aggregate amount applied by the Company during such period as described in clauses (a), (b) or (c) in the immediately preceding paragraph, together with any Net Cash Proceeds in excess of amounts similarly applied by the Company from any prior Asset Sale after the date of receipt of such Net Cash Proceeds (such aggregate constituting "Excess Proceeds"), exceeds $5.0 million, then the Company will be obligated to make an offer (the "Net Proceeds Offer") to repurchase the Notes (and any other Senior Indebtedness in respect of which such an offer to repurchase is also required to be made concurrently with the Net Proceeds Offer) having an aggregate principal amount equal to the Excess Proceeds (such repurchase to be made on a pro rata basis if the amount available for such repurchase is less than the principal amount of the Notes and other Senior Indebtedness tendered in such Net Proceeds Offer) at a repurchase price of 100% of the principal amount thereof plus accrued interest, if any, to the date of repurchase. Upon the completion of the Net Proceeds Offer, the amount of Excess Proceeds will be reset to zero, subject to further increase resulting from subsequent Asset Sales.

     Any Net Proceeds Offer will be conducted in substantially the same manner as a Change of Control Offer. The Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any Net Proceeds Offer.

     During the period between any Asset Sale and the application of the Net Cash Proceeds therefrom in accordance with this covenant, all Net Cash Proceeds shall be either (i) maintained in a segregated account and shall be invested in Permitted Financial Investments or (ii) applied to temporarily reduce borrowings under any revolving credit facility constituting Senior Indebtedness of the Company or Senior Indebtedness of a Guarantor.

     Notwithstanding the foregoing, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale of any of the Capital Stock of a Restricted Subsidiary except pursuant to an Asset Sale of all of the Capital Stock of such Restricted Subsidiary.

     Limitation on Liens Securing Indebtedness. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) upon any of their respective properties securing (i) any Indebtedness of the Company, unless the Notes are equally and ratably secured or (ii) any Indebtedness of any Guarantor, unless the Guarantees are equally and ratably secured; provided, that if such Indebtedness is expressly subordinated to the Notes or the Guarantees, the Lien securing such Indebtedness will be subordinated and junior to any Lien securing the Notes or the Guarantees, with the same relative priority as such Subordinated Indebtedness of the Company or Subordinated Indebtedness of a Restricted Subsidiary that is a Guarantor will have with respect to the Notes or the Guarantees, as the case may be.

     Limitation on Mergers and Consolidations. The Indenture provides that the Company will not consolidate with or merge with any Person or convey, transfer or lease all or substantially all of its assets to any Person, unless: (i) the Company survives such merger or the Person formed by such consolidation or into which the Company is merged or that acquires by conveyance or transfer, or which leases, all or substantially all of the assets of the Company is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on, all the Notes and the performance of every other covenant and obligation of the Company under the Indenture; (ii) immediately before and after giving effect to such transaction, no Default or Event of Default exists; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or the surviving or transferee entity) is equal to or greater than the Consolidated Net Worth of the Company immediately before such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis, the Company (or the surviving or transferee entity) would be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant captioned "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." Upon any such consolidation, merger, lease, conveyance or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such lease, conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company herein and thereafter the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

     Limitation on Sale/Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless (i) the Company or such Restricted Subsidiary, as the case may be, would be able to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction or (ii) the Company or such Restricted Subsidiary receives proceeds from such Sale/Leaseback Transaction at least equal to the fair market value thereof (as determined in good faith by the Company's Board of Directors, whose determination in good faith, evidenced by a resolution of such Board shall be conclusive) and such proceeds are applied in the same manner and to the same extent as Net Cash Proceeds and Excess Proceeds from an Asset Sale.

     Limitation on Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distributions on its Capital Stock or on any other interest or participation in the Company or a Restricted Subsidiary; (ii) pay any Indebtedness owed to the Company or a Restricted Subsidiary of the Company;
(iii) make loans or advances to the Company or a Restricted Subsidiary of the Company; or (iv) transfer any of its properties or assets to the Company or a Restricted Subsidiary of the Company (each, a "Payment Restriction"), except for
(a) encumbrances or restrictions under a Bank Credit Facility; provided, that no encumbrance or restriction shall limit the ability of any Restricted Subsidiary to transfer cash to the Company except upon the occurrence of an event of default under the Bank Credit Facility, (b) consensual encumbrances or consensual restrictions binding upon any Person at the time such Person becomes a Restricted Subsidiary of the Company (unless the agreement creating such consensual encumbrances or consensual restrictions was entered into in connection with, or in contemplation of, such entity becoming a Restricted Subsidiary); (c) consensual encumbrances or consensual restrictions under any agreement that refinances or replaces any agreement described in clauses (a) and
(b) above, provided that the terms and conditions of any such restrictions are in the aggregate no less favorable to the Holders of the Notes than those under the agreement so refinanced or replaced; and (d) customary non-assignment provisions in leases, purchase money financings and any encumbrance or restriction due to applicable law.

     Limitation on Issuances and Sales of Restricted Subsidiary Stock. The Indenture provides that the Company (i) will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Company or a Restricted Subsidiary) and (ii) will not permit any Person (other than the Company and/or one or more Restricted Subsidiaries) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant shall not prohibit (a) the issuance or sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture, (b) the issuance or sale of (a) not more than 5 percent in the aggregate of the issued and outstanding Capital Stock of any Restricted Subsidiary (calculated on a fully diluted basis) by the Company or any Restricted Subsidiary or (b) more than 5 percent of the issued and outstanding Capital Stock of any Restricted Subsidiary if immediately following such issuance and sale (calculated on a fully diluted basis) the Company and all Subsidiaries will collectively own 95 percent or more of the Consolidated Total Assets of the Company, and in the case of either (a) or (B), immediately following such issuance and sale, the Company or one or more Restricted Subsidiaries will collectively hold the voting power to elect a majority of the directors of the Restricted Subsidiary and such power is not subject to dilution or limitation, by the terms of such Capital Stock, by agreement, by passage of time or the occurrence of any future event, (c) the ownership by directors of directors' qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law or
(d) customary non-assignment provisions in leases or purchase money financings and any customary encumbrance or restriction relating to same.

     Limitation on Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of transactions (including, without limitation, the sale, purchase or lease of any assets or properties or the rendering of any services) with any Affiliate or beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 10% or more of the Company's common stock (other than with a Wholly Owned Restricted Subsidiary of the Company) (an "Affiliate Transaction"), on terms that are less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unrelated Person. In addition, the Company will not, and will not permit any Restricted Subsidiary of the Company to, enter into an Affiliate Transaction, or any series of related Affiliate Transactions having a value of (a) more than $1.0 million, unless a majority of the Board of Directors of the Company (including a majority of the Company's Disinterested Directors) determines in good faith, as evidenced by a resolution of such Board, that such Affiliate Transaction or series of related Affiliate Transactions is fair to the Company and in compliance with the first sentence of this paragraph; or (b) more than $10.0 million, unless the Company receives a written opinion from a nationally recognized investment banking firm that such transaction or series of transactions is fair to the Company from a financial point of view.

     Limitation on Line of Business. The Indenture provides that the Company and the Subsidiaries will be operated in a manner such that their business activities will be the Oil and Gas Business, or an Investment in a business or Person engaged in the Oil and Gas Business.

     SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (if the SEC will so accept) and provide the Trustee and Holders with annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

     Future Designation of Restricted and Unrestricted Subsidiaries. The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by the Company of any existing or future Subsidiary of the Company as an Unrestricted Subsidiary. Generally, a Restricted Subsidiary includes any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless the Subsidiary of the Company is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture. The definition of "Unrestricted Subsidiary" set forth under the caption "Certain Definitions" describes the circumstances under which a future Subsidiary of the Company may be designated as an Unrestricted Subsidiary by the Board of Directors of the Company.

CERTAIN DEFINITIONS

     The following is a summary of certain defined terms to be used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and for the definitions of capitalized terms used herein and not defined below.

     "Adjusted Consolidated Net Tangible Assets" or "ACNTA" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenue from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by independent petroleum engineers in a reserve report prepared as of the end of the Company's most recently completed fiscal year (or for the initial periods prior to the availability of such reserve report for December 31, 1996, the reserve reports of Netherland, Sewell & Associates, Inc. included as Annexes A-1 and A-2 hereto, as increased by, as of the date of determination, the discounted future net revenue of (a) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries attributable to any acquisition consummated since the effective date of such initial or year-end reserve reports and (b) estimated oil and gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the effective date of such initial or year-end reserve reports which, in the case of sub-clauses (a) and (B), would, in accordance with standard industry practice, result in such increases, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such initial or year-end reserve reports), and decreased by, as of the date of determination, the discounted future net revenue of (c) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries produced or disposed of since the effective date of such initial or year-end reserve report and (d) reductions in the estimated oil and gas reserves of the Company and its Restricted Subsidiaries since the effective date of such initial or year-end reserve reports attributable to downward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the effective date of such initial or year-end reserve reports which would, in accordance with standard industry practice, result in such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such initial or year-end reserve reports); provided that, in the case of each of the determinations made pursuant to sub-clauses (a) through (d) above, such increases and decreases shall be as estimated by the Company's engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change and in connection with the incurrence of Indebtedness under the covenant captioned "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," all or any part of an increase in discounted future net revenue resulting from the matters described in sub-clauses (a) and (b) above are needed to permit the incurrence of such Indebtedness, then the discounted future net revenue utilized for purposes of this clause (a)(i) shall be confirmed in writing by independent petroleum engineers, provided that, in the event that the determinations made pursuant to sub-clauses (c) and (d) above, when taken alone, would not cause a Material Change, then such written confirmation need only cover the incremental additions to discounted future net revenues resulting from the determinations made pursuant to sub-clauses (a) and (b) above to the extent needed to permit the incurrence of such Indebtedness, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributed, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (iv) the greater of (i) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements, minus (b) the sum of (i) minority interests, (ii) any non-current portion of gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest annual or quarterly financial statements, (iii) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's initial or year-end reserve reports), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto, (iv) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production included in determining the discounted future net revenue specified in (a) (i) above (utilizing the same prices utilized in the Company's initial or year-end reserve reports), would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto and (v) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's initial or year-end reserve reports), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties. If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, Adjusted Consolidated Net Tangible Assets will continue to be calculated as if the Company was still using the full cost method of accounting.

     Discounted future net revenue attributable to reserves subject to Production Payments or other third party interests are excluded from the definition of Adjusted Consolidated Net Tangible Assets to the extent indicated, thereby limiting the amount of Indebtedness that may be incurred pursuant to the test set forth in clause (ii) of the first paragraph of the covenant captioned "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." However, certain estimated volumes of reserves in excess of the delivery requirements under such Production Payments or with respect to commitments to third party interests that are available for sale by the Company are included in the definition of Adjusted Consolidated Net Tangible Assets, thereby increasing the amount of Indebtedness that may be incurred under such test.

     "Adjusted Net Assets" of a Guarantor at any date shall mean the lesser of
(i) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor at such date and (ii) the amount by which the present fair saleable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, control when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms controlling and controlled have meanings correlative to the foregoing; provided that a corporation shall not be deemed an Affiliate of the Company solely by reason of having a single common director with the Company who constitutes less than a majority of the directors of either the Company and the other corporation.

     "Asset Sale" means any sale, lease, transfer, exchange or other disposition having a fair market value of $1.0 million or more (or series of sales, leases, transfers, exchanges or dispositions during any fiscal year having an aggregate fair market value of such amount) of shares of Capital Stock of a Restricted Subsidiary (other than directors' Qualifying Shares), or of property or assets (including the creation of Dollar-Denominated Production Payments and Volumetric Production Payments, other than Dollar-Denominated Production Payments and Volumetric Production Payments created or sold in connection with the financing of, and within 30 days after, the acquisition of the properties subject thereto) or any interests therein (each referred to for purposes of this definition as a disposition) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (other than (a) by the Company to a Wholly Owned Restricted Subsidiary or by a Subsidiary to the Company or a Wholly Owned Restricted Subsidiary, (b) a sale of oil, gas or other hydrocarbons or other mineral products in the ordinary course of business of the Company's oil and gas production operations, (c) any abandonment, farm-in, farm-out, lease and sub-lease of developed and/or undeveloped properties made or entered into in the ordinary course of business (but excluding (x) any sale of a net profits or overriding royalty interest, in each case conveyed from or burdening proved developed or proved undeveloped reserves and (y) any sale of hydrocarbons or other mineral products as a result of the creation of Dollar-Denominated Production Payments or Volumetric Production Payments, other than Dollar-Denominated Production Payments and Volumetric Production Payments created or sold in connection with the financing of, and within 30 days after, the acquisition of the properties subject thereto), (d) the disposition of all or substantially all of the assets of the Company in compliance with the covenant captioned "Certain
Covenants -- Limitation on Mergers and Consolidations" and "Limitations on Sale/Leaseback Transactions," (e) the provision of services and

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

equipment for the operation and development of the Company's oil and gas wells, in the ordinary course of the Company's oil and gas service businesses, notwithstanding that such transactions may be recorded as asset sales in accordance with full cost accounting guidelines, (f) the issuance by the Company of shares of its Capital Stock, (g) any trade or exchange by the Company or any Restricted Subsidiary of oil and gas properties for other oil and gas properties owned or held by another Person provided that (x) the fair market value of the properties traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents, not to exceed 15% of such fair market value, to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the fair market value of the properties (together with any cash or Cash Equivalents, not to exceed 15% of such fair market value) to be received by the Company or such Restricted Subsidiary as determined in good faith by the Board of Directors of the Company, which determination shall be certified by a resolution of the Board of Directors delivered to the Trustee if such fair market value is in excess of $5 million, provided that if such resolution indicates that such fair market value is in excess of $10 million such resolution shall be accompanied by a written appraisal by a nationally recognized investment banking firm or appraisal firm, in each case specializing or having a specialty in oil and gas properties, and (y) such exchange is approved by a majority of Disinterested Directors of the Company and (h) the sale, transfer or other disposition in the ordinary course of business of oil and natural gas properties, or interests therein, provided that such properties either (i) do not have proved reserves attributed to them or (ii) were purchased for the purpose of offering such properties for resale or participations by other Persons).

     "Attributable Indebtedness" means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the product of (x) the number of years from such date to the date of each successive scheduled principal payment of such Indebtedness multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Bank Credit Facility" means a revolving credit, term credit and/or letter of credit facility, the proceeds of which are used for working capital and other general corporate purposes to be entered into by one or more of the Company and/or its Restricted Subsidiaries and certain financial institutions, as amended, extended or refinanced from time to time. The Amended Credit Facility will constitute a Bank Credit Facility.

     "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person duly authorized to act on behalf of the Board of Directors of such Person.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

     "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 90 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 90 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper with a maturity of 90 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Services or at least P-1 by Moody's Investors Service, Inc.; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; and (v) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (ii) above.

     "Consolidated Interest Coverage Ratio" means, for any Reference Period, the ratio on a pro forma basis of (a) the sum of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) Consolidated Tax Corporation Expense, (iv) depreciation and depletion of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP on a consolidated basis plus (v) amortization of the Company and its Restricted Subsidiaries including, without limitation, amortization of capitalized debt issuance costs, as determined in accordance with GAAP on a consolidated basis, in each case as determined for the Reference Period to (b) Consolidated Interest Expense for such Reference Period; provided, that, in calculating each of the items set forth in the foregoing (i) acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") shall be assumed to have occurred on the first day of the Reference Period (provided further, that nonrecurring expenses incurred by NEG-OK prior to the date NEGOK became a Subsidiary shall be excluded from any calculation of Consolidated Interest Coverage Ratio), (ii) the incurrence of any Indebtedness (including the issuance of the Notes) or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of such Reference Period, (iii) any Indebtedness that had been outstanding during the Reference Period that has been repaid on or prior to the Transaction Date shall be assumed to have been repaid as of the first day of such Reference Period, (iv) the Consolidated Interest Expense attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the rate in effect on the Transaction Date was the average rate in effect during the entire Reference Period and (v) in determining the amount of Indebtedness pursuant to the covenant captioned "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," the incurrence of Indebtedness or issuance of Disqualified Stock giving rise to the need to calculate the Consolidated Interest Coverage Ratio and, to the extent the net proceeds from the incurrence or issuance thereof are used to retire Indebtedness, the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period.

     "Consolidated Interest Expense" means, with respect to the Company and its Restricted Subsidiaries, for the Reference Period, the aggregate amount (without duplication) of (a) interest expensed in accordance with GAAP (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations, but excluding interest attributable to Dollar-Denominated Production Payments and amortization of deferred debt expense) during such period in respect of all Indebtedness of the Company and its Restricted Subsidiaries (including (i) amortization of original issue discount on any Indebtedness (other than with respect to the Notes), (ii) the interest portion of all deferred payment obligations, calculated in accordance with GAAP and
(iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financings and currency and interest rate swap arrangements, in each case to the extent attributable to such period), and (b) dividend requirements of the Company and its Restricted Subsidiaries with respect to any Preferred Stock or Disqualified Stock dividends (whether in cash or otherwise (except dividends paid solely in shares of Capital Stock other than Disqualified Stock)) paid (other than to the Company or any of its Restricted Subsidiaries), declared, accrued or accumulated during such period, divided by one minus the applicable actual combined federal, state, local and foreign income tax rate of the Company and its Subsidiaries (expressed as a decimal), on a consolidated basis, for the Reference Period preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense, in each case to the extent attributable to such period and excluding items eliminated in consolidation. For purposes of this definition,
(a) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (b) interest expense attributable to any Indebtedness represented by the guarantee by the Company or a Restricted Subsidiary of the Company of an obligation of another Person (other than the Company or any other Restricted Subsidiary) shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

     "Consolidated Net Income" of the Company means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net
Income: (a) any net income of any Person if such Person is not the Company or a consolidated Restricted Subsidiary, except that (i) subject to the limitations contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause
(c) below) and (ii) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income; (b) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (c) the net income of any Restricted Subsidiary to the extent that the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, is prohibited; (d) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or any Restricted Subsidiary (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (e) any gain (but not loss) from currency exchange transactions not in the ordinary course of business consistent with past practice; (f) the cumulative effect of a change in accounting principles; (g) to the extent deducted in the calculation of net income, the non-cash charges associated with the repayment of Indebtedness with the proceeds from the sale of the Notes and the prepayment of any of the Notes; (h) any writedowns of noncurrent assets; provided, however, that any ceiling limitation writedowns under SEC guidelines shall be treated as capitalized costs, as if such writedowns had not occurred; and (i) any gain (but not loss) attributable to extraordinary items.

     "Consolidated Net Worth" means, with respect to the Company and its Restricted Subsidiaries, as at any date of determination, the sum of Capital Stock (other than Disqualified Stock) and additional paid-in capital plus retained earnings (or minus accumulated deficit) minus all intangible assets, including, without limitation, organization costs, patents, trademarks, copyrights, franchises, research and development costs, and any amount reflected in treasury stock, of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

     "Consolidated Tax Expense" means, for any period, the provisions for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Disinterested Director" means, with respect to an Affiliate Transaction or series of related Affiliate Transactions, a member of the Board of Directors of the Company who has no financial interest, and whose employer has no financial interest, in such Affiliate Transaction or series of related Affiliate Transactions.

     "Disqualified Stock" means any Capital Stock of the Company or any Restricted Subsidiary of the Company which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or with the passage of time, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date or which is exchangeable or convertible into debt

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

securities of the Company or any Restricted Subsidiary of the Company, except to the extent that such exchange or conversion rights cannot be exercised prior to the Maturity Date.

     "Dollar-Denominated Production Payments" mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Equity Offering" means any underwritten public offering of common stock of the Company pursuant to a registration statement filed pursuant to the Securities Act or any private placement of Capital Stock (other than Disqualified Stock) of the Company (other than to any Person who, prior to such private placement, was a Subsidiary of the Company or any other Person controlled by the Company) which offering or placement is consummated after the Issue Date.

     "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

     "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

     "Guarantee" or "Guarantees" means (i) initially, the Guarantee given by NEG-OK in the Indenture and (ii) thereafter, any Guarantee issued by existing or future Restricted Subsidiaries pursuant to Article X of the Indenture.

     "Guarantor" means (i) initially, NEG-OK, (ii) each of the Subsidiaries that becomes a guarantor of the Notes in compliance with the provisions of Article X of the Indenture and (iii) each of the Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture; in each case until such time, if any, as such Subsidiary is released from the Guarantee pursuant to Section 10.04 of the Indenture.

     "Holder" means a Person in whose name a Note is registered on the Registrar's books.

     "Indebtedness" means, without duplication, with respect to any Person, (a) all obligations of such Person (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business), (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all net obligations of such Person under interest rate swap obligations, commodity swap obligations and foreign currency hedges, except to the extent such net obligations are taken into account in the determination of future net revenues from proved oil and gas reserves for purposes of the calculation of Adjusted Consolidated Net Tangible Assets; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that are otherwise its legal liability (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment); (d) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of (1) the full amount of such obligations so secured and (2) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a resolution of such Board; (e) with respect to such Person, the liquidation preference or any mandatory redemption payment obligations in respect of Disqualified Stock; (f) the aggregate preference in respect of amounts payable on the issued and outstanding shares of Preferred Stock of any of the Company's Restricted Subsidiaries in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of Preferred Stock that are owned by such Person or any of its Restricted Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of Preferred Stock that are owned by the Company or any of its Restricted Subsidiaries); and (g) any and all deferrals, renewals, extensions, refinancings and refundings

(whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b),
(c), (d), (e), (f) or this clause (g), whether or not between or among the same parties. Subject to clause (c) of the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

     "Investment" of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of assets, Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) or advances on a balance sheet of such Person prepared in accordance with GAAP.

     "Issue Date" means the date on which the Notes are originally issued under the Indenture.

     "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

     "Make-Whole Amount" with respect to a Note means an amount equal to the excess, if any, of (i) the present value of the remaining interest, premium and principal payments due on such Note as if such Note were redeemed on November 1, 2001, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (ii) the outstanding principal amount of such Note. "Treasury Rate" is defined as the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two Business Days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining maturity of the Notes assuming redemption of the Notes on November 1, 2001; provided, however, that if the Make-Whole Average Life of such
Note is not equal to the constant maturity of the United States Treasury securities for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Make-Whole Average Life" means the number of years (calculated to the nearest one-twelfth) between the date of redemption and November 1, 2001.

     "Make-Whole Price" with respect to a Note means the greater of (i) the sum of the outstanding principal amount and the Make-Whole Amount of such Note, and
(ii) the redemption price of such Note on November 1, 2001, determined pursuant to the Indenture (105.375% of the principal amount).

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than either (i) 10% from the end of the immediately preceding fiscal quarter in the estimated discounted future net revenue from proved oil and gas reserves of the Company and its Restricted Subsidiaries, or (ii) 20% from the end of the immediately preceding year (or from June 30, 1996, in the case of a date prior to the availability of the reserve report for December 31, 1996) in the estimated discounted future net revenue from proved oil and gas reserves of the Company and its Restricted Subsidiaries, in each case calculated in accordance with clause (a)(i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (a) any acquisitions of oil and gas reserves made after the end of the immediately preceding year for which the discounted future net revenues have been estimated by independent petroleum engineers since the end of the preceding year and on which a report or reports exist and (b) any disposition of properties existing at the beginning of the current year, as the case may be, for purposes of clause (i) or clause (ii) above, that have been disposed of as provided in the covenant captioned "Certain Covenants -- Limitation on Sale of Assets."

     "Maturity Date" means November 1, 2006.

     "Net Cash Proceeds" means (a) with respect to any Asset Sale or Sale/Leaseback Transaction of any Person, an amount equal to aggregate cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Asset Sale or Sale/Leaseback Transaction, and in each case net of all Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must, by its terms or in order to obtain a necessary consent to such Asset Sale or Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale/Leaseback Transaction and which is actually so repaid and (b) in the case of any sale by the Company of securities pursuant to clauses (b) or (c) of section (iii) of the covenant captioned "Certain Covenants -- Limitation on Restricted Payments," the amount of aggregate net cash proceeds received by the Company, after payment of expenses, commissions, discounts and any other transaction costs incurred in connection therewith.

     "Net Working Capital" means (i) all current assets of the Company and its Restricted Subsidiaries, minus (ii) all current liabilities of the Company and its Restricted Subsidiaries (including the current portion of gas balancing liabilities), except current liabilities included in Indebtedness.

     "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of a Person as to which (a) neither the Company nor any Restricted Subsidiary (i) provides credit support including any undertaking, agreement or instrument which would constitute Indebtedness or (ii) is directly or indirectly liable for such Indebtedness and (b) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against such Person) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than Non-Recourse Indebtedness) of the Company or its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Oil and Gas Business" means the business of the exploration for, and exploitation, development, production, processing (but not refining), marketing, storage and transportation of, hydrocarbons, and other related energy and natural resources businesses (including oil and gas services businesses related to the foregoing).

     "Oil and Gas Securities" means the Voting Stock of a Person primarily engaged in the Oil and Gas Business, provided that such Voting Stock shall constitute a majority of the Voting Stock of such Person in the event that such Voting Stock is not registered under Section 12 of the Exchange Act.

     "Permitted Business Investments" means (i) Investments in assets used in the Oil and Gas Business; (ii) the acquisition of Oil and Gas Securities; (iii) the entry into operating agreements, joint ventures, processing agreements, farmout agreements, development agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited) or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding solely for purposes of this clause (iii), however, Investments in corporations; (iv) the acquisition of working interests, royalty interests or mineral leases relating to oil and gas properties; (v) Investments by the Company or any Wholly Owned Restricted Subsidiary in any Person which, immediately prior to the making of such Investment, is a Wholly Owned Restricted Subsidiary; (vi) Investments in the Company by any Wholly Owned Restricted Subsidiary; (vii) Investments permitted under the covenant captioned "Certain Covenants -- Limitation on Sales of Assets" and "Limitations on Sale/Leaseback Transactions;" (viii) Investments in any Person the considera-tion for which consists of Capital Stock (other than Disqualified Stock); (ix) Investments constituting obligations under hedging arrangements described in clause (viii) of the definition of "Permitted Indebtedness;" and (x) Investments in Unrestricted Subsidiaries the assets of which consist of assets used in the Oil and Gas Business (other than cash and Cash Equivalents) received by the Company from any Person other than a Subsidiary of the Company solely as a result of the issuance or sale of Capital Stock of the Company (other than Disqualified Stock) provided that such Investment is made within 30 days of the issuance or sale of such Capital Stock.

     "Permitted Company Refinancing Indebtedness" means Indebtedness of the Company, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Indebtedness of the Company, provided that (i) if the Indebtedness (including the Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to the Notes, then such Indebtedness is pari passu or subordinated in right of payment to, as the case may be, the Notes at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iii) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Company Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP).

     "Permitted Financial Investments" means the following kinds of instruments if, in the case of instruments referred to in clauses (i) through (iv) below, on the date of purchase or other acquisition of any such instrument by the Company or any Subsidiary, the remaining term to maturity is not more than one year: (i) readily marketable obligations issued or unconditionally guaranteed as to principal of and interest on by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America; (ii) repurchase obligations for instruments of the type described in clause (i) for which delivery of the instrument is made against payment; (iii) obligations (including, but not limited to, demand or time deposits, bankers' acceptances and certificates of deposit) issued by a depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depository institution or trust company operating outside the United States, provided, that such depository institution or trust company has, at the time of the Company's or such Subsidiary's investment therein or contractual commitment providing for such investment, capital surplus or undivided profits (as of the date of such institution's most recently published financial statements) in excess of $500 million; (iv) commercial paper issued by any corporation, if such commercial paper has, at the time of the Company's or any Subsidiary's investment therein or contractual commitment providing for such investment, credit ratings of A-1 (or higher) by Standard & Poor's Ratings Services and P-1 (or higher) by Moody's Investors Services, Inc.; and (v) money market mutual or similar funds having assets in excess of $500 million.

     "Permitted Indebtedness" means (i) Indebtedness of the Company and its Restricted Subsidiaries outstanding as of the Issue Date; (ii) Indebtedness of the Company and its Restricted Subsidiaries under a Bank Credit Facility as the same may be amended, refinanced or replaced, in a principal amount outstanding at any time not to exceed a principal amount equal to the greater of (a) $40 million and (b) $10 million plus 15% of Adjusted Consolidated Net Tangible Assets plus related accrued interest and costs, less any Net Cash Proceeds applied pursuant to the covenant "Limitation on Sale of Assets" to repay or prepay such Indebtedness that results in a permanent reduction in any revolving credit or other commitment relating thereto or the maximum amount that may be borrowed thereunder provided that the aggregate amount of applied Net Cash Proceeds shall not permanently reduce the amount of Permitted Indebtedness under this clause (ii) below $10 million principal amount plus related accrued interest and costs; (iii) other Indebtedness of the Company and its Restricted Subsidiaries in a principal amount not to exceed $10 million at any one time outstanding; (iv) Non-Recourse Indebtedness;
(v) Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company and Indebtedness of any Restricted Subsidiary of the Company to the Company or another Wholly Owned Restricted Subsidiary of the Company; (vi) Permitted Company Refinancing Indebtedness; (vii) Permitted Subsidiary Refinancing Indebtedness; (viii) obligations under hedging arrangements that the Company and its Subsidiaries enter into in the ordinary course of business for the purpose of protecting their production against fluctuations in oil and natural gas prices; (ix) Indebtedness under the Notes; and (x) Indebtedness of a Subsidiary pursuant to a Guarantee of the Notes pursuant to Article X of the Indenture.

     "Permitted Investments" means Permitted Business Investments and Permitted Financial Investments.

     "Permitted Liens" means (i) Liens outstanding as of the Issue Date; (ii) Liens now or hereafter securing a Bank Credit Facility; provided, however, such Liens are limited to securing Indebtedness in an amount not in excess of that permitted to be incurred in accordance with clause (ii) of the definition of Permitted Indebtedness; (iii) Liens now or hereafter securing any interest rate hedging obligations so long as the related Indebtedness (a) constitutes Senior Indebtedness or (b) is, or is permitted to be under the Indenture, secured by a Lien on the same property securing such interest rate obligations; (iv) Liens now or hereafter securing any interest rate hedging obligations so long as the related Indebtedness (a) constitutes the Notes (or any Refinancing Indebtedness of the Company in respect thereof) or (b) is, or is permitted to be under the Indenture, secured by a Lien on the same property securing such interest rate hedging obligations; (v) Liens securing Indebtedness, the proceeds of which are used to refinance secured Indebtedness of the Company or its Restricted Subsidiaries; provided, that such Liens extend to or cover only the property or assets currently securing the Indebtedness being refinanced; (vi) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP; (vii) mechanics', workmen's, materialmen's, operators' or similar Liens arising in the ordinary course of business; (viii) Liens in connection with workers' compensation, unemployment insurance or other social security, old age pension or public liability obligations; (ix) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business; (x) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of real properties, and minor defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property or services, and in the aggregate do not materially adversely affect the value of such properties or materially impair use for the purposes of which such properties are held by the Company or any Restricted Subsidiaries; (xi) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof; (xii) Liens on pipeline or pipeline facilities which arise out of operation of law; (xiii) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (xiv) (a) Liens upon any property of any Person existing at the time of acquisition thereof by the Company or a Restricted Subsidiary, (b) Liens upon any property of a Person existing at the time such Person is merged or consolidated with the Company or any Restricted Subsidiary or existing at the time of the sale or transfer of any such property of such Person to the Company or any Restricted Subsidiary, or (c) Liens upon any property of a Person existing at the time such Person becomes a Restricted Subsidiary; provided, that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided that in each such case no such Lien shall extend to or cover any property of the Company or any Restricted Subsidiary other than the property being acquired and improvements thereon; (xv) Liens on deposits to secure public or statutory obligations or in lieu of surety or appeal bonds entered into in the ordinary course of business; (xvi) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank; (xvii) purchase money security interests granted in connection with the acquisition of assets in the ordinary course of business and consistent with past practices, provided, that (a) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby and (b) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such assets; (xviii) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases; (xix) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing (but not refining) of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other similar agreements which are customary in the Oil and Gas Business; (xx) Liens securing obligations under hedging arrangements that the Company enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil and natural gas prices; and (xxi) Liens to secure Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Permitted Subsidiary Refinancing Indebtedness" means Indebtedness of any Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Indebtedness of such Restricted Subsidiary, provided that (i) if the Indebtedness (including any Guarantee) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to the Guarantee, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the Guarantee at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iii) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Subsidiary Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP); provided, however, that a Restricted Subsidiary shall not incur refinancing Indebtedness to renew, extend, refinance, refund or repurchase outstanding Indebtedness of another Subsidiary unless such other Subsidiary is a Guarantor.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated), which is preferred as to the payment of dividends, or upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Reference Period" means, with respect to any Person, the four full consecutive fiscal quarters ended with the last full fiscal quarter for which financial information is available immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

     "Restricted Payment" means, with respect to any Person, any of the following: (i) any dividend or other distribution in respect of such Person's Capital Stock (other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) and (b) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Restricted Subsidiary of the Company); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock, or any option, warrant, or other right to acquire shares of Capital Stock, of the Company or any of its Restricted Subsidiaries (but excluding (a) any cashless exercise of warrants or options or (b) payments in respect of cash elections or phantom stock or similar awards under any director or employee benefit plan or arrangement provided such payment is recorded as a compensation expense); (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any

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

scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Notes; and
(iv) the making by such Person of any Investment other than a Permitted Investment.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that, immediately after giving effect to such designation, the Company could incur at least $1.00 in additional Indebtedness pursuant to the first paragraph of the covenant captioned "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." NEG-OK shall be the sole Restricted Subsidiary on the Issue Date.

     "Sale/Leaseback Transaction" means with respect to the Company or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any principal property, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or any of its Restricted Subsidiaries to such Person.

     "Senior Indebtedness" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred), unless such Indebtedness is contractually subordinate or junior in right of payment of principal, premium and interest to the Notes.

     "Senior Indebtedness of a Guarantor" means any Indebtedness of such Guarantor (whether outstanding on the date hereof or hereafter incurred), unless such Indebtedness is contractually subordinate or junior in right of payment of principal, premium and interest to the Guarantees.

     "Subordinated Indebtedness of a Guarantor" means any Indebtedness of such Guarantor (whether outstanding on the date hereof or hereafter incurred) which is contractually subordinate or junior in right of payment of principal, premium and interest to the Guarantees.

     "Subordinated Indebtedness of the Company" means any Indebtedness of the Company (whether outstanding on the date hereof or hereafter incurred) which is contractually subordinate or junior in right of payment of principal, premium and interest to the Notes.

     "Subsidiary" means any subsidiary of the Company. A subsidiary of any Person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than 50 percent of the assets of such partnership upon its dissolution, or (iii) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

     "Unrestricted Subsidiary" means (i) any Subsidiary of an Unrestricted Subsidiary or (ii) any Subsidiary of the Company or of a Restricted Subsidiary that is designated as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors in accordance with the requirements of the following sentence. The Company may designate any Subsidiary of the Company or of a Restricted Subsidiary (including a newly acquired or newly formed Subsidiary or any Restricted Subsidiary of the Company), to be an Unrestricted Subsidiary by a resolution of the Board of Directors of the Company, as evidenced by written notice thereof delivered to the Trustee, if after giving effect to such designation, (i) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant captioned "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness," (ii) the Company could make an additional Restricted Payment of at least $1.00 pursuant to the first paragraph of the covenant captioned "Certain Covenants -- Limitation on Restricted Payments," (iii) such Subsidiary does not own or hold any Capital Stock of, or any lien on any property of, the Company or any Restricted Subsidiary and (iv) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Non-Recourse Indebtedness.

     "U.S. Government Securities" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof.

     "U.S. Legal Tender" means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

     "Volumetric Production Payments" mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of contingency) to vote in the election of members of the Board of Directors or other governing body of such person, provided that, for purposes of the definition of Change in Control, the Series D Preferred Stock of the Company outstanding at the Issue Date shall not be deemed Voting Stock unless and until the holders of such class take any action, by vote, consent or otherwise, to exercise any right of such class to elect or appoint more than one member to the Board of Directors of the Company.

     "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary 95% or more of the Capital Stock (other than directors' qualifying shares if applicable) of which is owned by the Company or another Wholly Owned Restricted Subsidiary.

EVENTS OF DEFAULT

     The following will be "Events of Default" under the Indenture:

          (i) default by the Company or any Guarantor in the payment of principal of or premium, if any, on the Notes when due and payable at maturity, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon acceleration or otherwise; or

          (ii) default by the Company or any Guarantor for 30 days in payment of any interest on the Notes; or

          (iii) default by the Company or any Guarantor in the deposit of any optional redemption payment; or

          (iv) default by the Company or any Guarantor in the performance of the covenants discussed under "Certain Covenants -- Limitation on Mergers and Consolidations;" or

          (v) default by the Company or any Guarantor in the performance of any other covenant or agreement in the Indenture (other than those described in clauses (i) through (iv) above) which shall not have been remedied within 30 days after written notice by the Trustee or by the Holders of at least 25% in principal amount of the Notes then outstanding; or

          (vi) the occurrence and continuation beyond any grace period of any default in the payment when due, whether by acceleration or otherwise, of the principal of (premium, if any, on) and interest on any other Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Subsidiary (other than an Unrestricted Subsidiary) of the Company having an outstanding principal amount of $5.0 million or more, individually or in the aggregate; or

          (vii) the commencement of proceedings, or the taking of any enforcement action (including by way of set-off), by any holder of at least $5.0 million in aggregate principal amount of Indebtedness (including any amounts owed pursuant to a judgment or order) of the Company or any Subsidiary (other than an Unrestricted Subsidiary provided that neither the Company nor any Restricted Subsidiary is liable, directly or indirectly, for such Indebtedness), after a default under such Indebtedness, to retain in satisfaction of such Indebtedness or to collect or seize, dispose of or apply in satisfaction of such Indebtedness, property or assets of the Company or its Restricted Subsidiaries having a fair market value in excess of $5.0 million individually or in the aggregate; provided that if any such proceedings or actions are terminated or rescinded, or such Indebtedness is repaid or settled, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as (a) such rescission does not conflict with any judgment or decree and (b) the holder of such Indebtedness shall not have applied any such property or assets in satisfaction of such Indebtedness; or

          (viii) the entry by a court of one or more judgments or orders for the payment in cash or other assets of $5.0 million or more individually or in the aggregate (net of applicable insurance coverage acknowledged in writing by the insurance carrier) having been rendered against the Company or any Subsidiary (other than an Unrestricted Subsidiary; provided that neither the Company nor any Restricted Subsidiary is liable, directly or indirectly, for such judgment or order) and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days; or

          (ix) the occurrence of certain events giving rise to ERISA liability;
     or

          (x) the failure of a Guarantee by a Guarantor to be in full force and effect (other than a release of a Guarantee in accordance with the Indenture), or the denial or disaffirmance by such entity thereof; or

          (xi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Subsidiary (other than an Unrestricted Subsidiary) of the Company.

     The Indenture provides that the Trustee may withhold notice to the Holders of the Notes of any default (except in payment of principal of, or premium, if any, or interest on the Notes) if the Trustee considers it in the interest of the Holders of the Notes to do so.

     The Indenture provides that if an Event of Default occurs and is continuing with respect to the Indenture, the Trustee or the Holders of not less than 25% in principal amount of the Notes outstanding may declare the principal of and premium, if any, and accrued but unpaid interest on all Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company occurs and is continuing, the principal of, and premium, if any, and interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. The amount due and payable on the acceleration of any Note will be equal to 100% of the principal amount of such Note, plus accrued interest to the date of payment. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     The Indenture provides that no Holder of a Note may pursue any remedy under the Indenture unless (i) the Trustee shall have received written notice of a continuing Event of Default, (ii) the Trustee shall have received a request from Holders of at least 25% in principal amount of the Notes to pursue such remedy,
(iii) the Trustee shall have been offered indemnity reasonably satisfactory to it, (iv) the Trustee shall have failed to act for a period of 60 days after receipt of such notice, request and offer of indemnity and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Notes; provided, however, such provision does not affect the right of a Holder of a Note to sue for enforcement of any overdue payment thereon.

     The Holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain limitations specified in the Indenture. The Indenture will require the annual filing by the Company with the Trustee of a written statement as to compliance with the covenants contained in the Indenture.

MODIFICATION AND WAIVER

     The Indenture provides that modifications and amendments to the Indenture or the Notes may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the Notes then outstanding; provided that no such modification or amendment may, without the consent of the Holder of each Note then outstanding affected thereby, (i) reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate or change the time for payment of interest, including defaulted interest, on any Note; (iii) reduce the principal amount of any Note or change the Maturity Date of the Notes; (iv) reduce the redemption price, including premium, if any, payable upon redemption of any Note or change the time at which any Note may or shall be redeemed; (v) reduce the repurchase price, including premium, if any, payable upon the repurchase of any Note or change the time at which any Note may or shall be repurchased; (vi) make any Note payable in money other than that stated in the Note; (vii) impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on, any Note; (viii) make any change in the percentage of principal amount of Notes necessary to waive compliance with certain provisions of the Indenture; or (ix) waive a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes. The Indenture provides that modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any holders of Notes in certain limited circumstances, including
(a) to cure any ambiguity, omission, defect or inconsistency, (b) to provide for the assumption of the obligations of the Company or any Guarantor under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or such Guarantor, (c) to reflect the release of any Guarantor from its Guarantee, or the addition of any Subsidiary of the Company as a Guarantor, in the manner provided in the Indenture, (d) to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939 or (e) to make any change that would provide any additional benefit to the Holders or that does not adversely affect the rights of any Holder of Notes in any material respect.

     The Indenture provides that neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes or the Indenture unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time period set forth in any solicitation documents relating to such consent.

     The Indenture provides that the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of Holders of such Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to such Notes concerning the issuance of temporary Notes, transfers and exchanges of Notes, replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency where Notes may be surrendered for transfer or exchange or presented for payment, and duties of paying agents, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants described under "Certain Covenants" ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee or other qualifying Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. Legal Tender, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal

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

of, premium, if any, and interest on the outstanding Notes on the Maturity Date or on the applicable mandatory redemption date, as the case may be, of such principal or installment of principal, premium, if any, or interest; (ii) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument to which the Company is a party or by which the Company is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

GOVERNING LAW

     The Indenture provides that it will be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     Bank One, Columbus, National Association is the Trustee under the Indenture. Its address is 100 East Broad Street, Columbus, Ohio 43271. The Company has also appointed the Trustee as the initial Registrar, Transfer Agent and Paying Agent under the Indenture and as the Exchange Agent for the Exchange Offer.

     The Trustee is permitted to become an owner or pledgee of Notes and may otherwise deal with the Company or its Subsidiaries or Affiliates with the same rights it would have if it were not Trustee. If, however, the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act of 1939), it must eliminate such conflict or resign.

     The Indenture provides that in case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of such person's own affairs. The Trustee will be under no obligation to exercise any of its powers under the Indenture at the request of any of the Holders of the Notes, unless such Holders have offered the Trustee indemnity reasonably satisfactory to it.

GLOBAL EXCHANGE NOTE; BOOK-ENTRY FORM

     The Exchange Notes initially exchanged by Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) will be represented by a Global Exchange Note. The Global Exchange Note will be deposited on the Exchange Date with DTC and registered in the name of DTC or its nominee (the "Global Exchange Note Registered Owner"). Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     Pursuant to procedures established by DTC, (i) upon deposit of the Global Exchange Note, DTC will credit, on its internal system, the principal amounts of the Exchange Notes of the individual beneficial interests represented by such Global Exchange Note to the respective accounts of exchanging Holders who have accounts with DTC and (ii) ownership of such interests in the Global Exchange Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Exchange Note). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes will be limited to that extent.

     Except as described below, owners of interests in the Global Exchange Note will not have Exchange Notes registered in their names, will not receive physical delivery of Exchange Notes in definitive form and will not be considered the registered owners thereof under the Indenture for any purpose.

     None of the Company, the Trustee, nor any agent of the Company or the Trustee will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Exchange Note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     Payments in respect of the principal of, premium, if any, and interest on any Exchange Notes registered in the name of the Global Exchange Note Registered Owner on any relevant record date will be payable by the Trustee to the Global Exchange Note Registered Owner in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Exchange Notes, including the Global Exchange Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee, nor any agent of the Company or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Exchange Notes or for any other matter relating to actions or practices of DTC or any of its Participants or Indirect Participants. The Company understands that DTC's current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC (unless DTC has reason to believe it will not receive payment on such payment date). Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants or Indirect Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Global Exchange Note Registered Owner for all purposes.

     The Global Exchange Note is exchangeable for definitive certificated Exchange Notes if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Exchange Note or if the Company determines that DTC is unable to continue as depositary and the Company thereupon fails to appoint a successor depositary, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Exchange Notes in definitive certificated form, (iii) there shall have occurred and be continuing an Event of Default or an event which after notice or lapse of time would be an Event of Default with respect to the Exchange Notes, or (iv) as provided in the last paragraph hereunder. Such definitive certificated Exchange Notes shall be registered in the names of the owners of the beneficial interests in the Global Exchange Note as provided by the Participants. Exchange Notes in definitive certificated form will be fully registered, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 above the amount. Upon issuance of Exchange Notes in definitive certificated form, the Trustee is required to register the Exchange Notes in the name of, and cause the Exchange Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owner as DTC shall direct.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the Global Exchange Note among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Subject to the restrictions on the transferability of the Outstanding Notes, an Outstanding Note in definitive form will be issued upon the resale, pledge or other transfer of any Outstanding Note or interest therein to any person or entity that is not a Qualified Institutional Buyer or that does not participate in DTC. Outstanding Notes sold to Accredited Investors within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act will be issued in registered, certified form without interest coupons. Such Outstanding Notes will be subject to certain restrictions on transfer.

                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share; and 1,000,000 shares of Preferred Stock, par value $1.00 per share.

SERIES B PREFERRED STOCK

     The Series B Preferred Stock is convertible into shares of Common Stock at a conversion price of $1.625 per share. The Series B Preferred Stock has a liquidation and dividend preference over the Common Stock. The Series B Preferred Stock has a 10% dividend, payable semi-annually, and requires the dividends be paid on the Series B Preferred Stock before any dividends are paid on Common Stock. The Company has the option to make dividend payments in shares of Series B Preferred Stock; after the sixth such payment, the holders of Series B Preferred Stock have the option to receive additional dividends in shares of Series B Preferred Stock or to accrue such dividends in cash. If the Company pays dividends in shares of Series B Preferred Stock, or does not pay dividends in either stock or cash, for four dividend payments, the holders of Series B Preferred Stock have the right to appoint one-third of the members of the Company's Board of Directors.

     The Series B Preferred Stock is redeemable by the Company, between June 14, 1999 and June 14, 2000, at $110 per share and thereafter at $100 per share, plus accrued and unpaid dividends; however, the Company cannot redeem any shares of Series B Preferred Stock unless and until all outstanding shares of the Series C Preferred Stock have been redeemed by the Company. See "-- Series C Preferred Stock."

     The holders of Series B Preferred Stock currently have the right to appoint one member to the Company Board of Directors. The holders of Series B Preferred Stock are entitled to one vote for each share as to matters upon which by law they are entitled to vote as a class, and the approval of a majority of the Series B

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

Preferred Stock, voting separately as a class, is required to make changes to the Company's Certificate of Incorporation or By-Laws which adversely affect the Series B Preferred Stock, to authorize or issue additional shares of Series B Preferred Stock or to issue preferred stock equal to or senior to the Series B Preferred Stock as to dividends or liquidation, to effect a reclassification of the Series B Preferred Stock or, subject to certain exceptions, to effect an extraordinary transaction that requires a vote of the Company's shareholders. As a result, a class vote of the holders of Series B Preferred Stock would be required for the Company to merge or be acquired and may therefore delay, deter, or prevent a change in control of the Company. See "Risk Factors -- Control by Certain Equity Shareholders in the Case of Certain Insolvency and Other Events."

SERIES C PREFERRED STOCK

     The Series C Preferred Stock is convertible into shares of Common Stock at a conversion price of $2.00 per share. The Series C Preferred Stock has a liquidation and dividend preference over the Common Stock, and is parity stock to the Series B Preferred Stock. The Series C Preferred Stock has a 10 1/2% dividend, payable semi-annually. The Company has the option to make dividend payments in shares of Series C Preferred Stock; after the sixth such payment, the holders of Series C Preferred Stock have the option to receive additional dividends in shares of Series C Preferred Stock or to accrue such dividends in cash. If the Company pays dividends in shares of Series C Preferred Stock, or does not pay dividends in either stock or cash, for four dividend payments, the holders of Series C Preferred Stock (voting as a class with other affected series of preferred stock with similar voting rights) have the right to appoint one-third of the members of the Company's Board of Directors; however, if the holders of Series B Preferred Stock are presently entitled to a similar right, then the holders of Series C Preferred Stock shall have no such right until the right of the holders of Series B Preferred Stock terminates.

     The Series C Preferred Stock is redeemable by the Company between June 14, 1999 and June 14, 2000, at $110 per share, and thereafter, at $100 per share, plus accrued and unpaid dividends; however, no shares of Series C Preferred Stock may be redeemed until all the shares of Series B Preferred Stock have been redeemed. See "-- Series B Preferred Stock."

     The holders of the Series C Preferred Stock currently have the right to appoint one member to the Board of Directors. The holders of Series C Preferred Stock are entitled to one vote for each share as to matters upon which by law they are entitled to vote as a class, and the approval of a majority of the Series C Preferred Stock, voting separately as a class, is required to make changes to the Certificate of Incorporation or By-Laws which adversely affect the Series C Preferred Stock, to authorize or issue additional shares of Series C Preferred Stock or to issue preferred stock equal to or senior to the Series C Preferred Stock as to dividends or liquidation, to effect a reclassification of the Series C Preferred Stock, or, subject to certain exceptions, to effect an extraordinary transaction that requires a vote of the shareholders of the Company. As a result, a class vote of the holders of Series C Preferred Stock, as well as the Series B Preferred Stock, would be required for the Company to merge or be acquired and may therefore delay, deter, or prevent a change in control of the Company. See "Risk Factors -- Control by Certain Equity Shareholders in the Case of Certain Insolvency and Other Events."

SERIES D PREFERRED STOCK

     The Series D Preferred Stock immediately is convertible into shares of Common Stock initially at a conversion price of $2.25 per share, entitling the holders to receive 4,444,444 shares of Common Stock. Such conversion price is subject to certain anti-dilution adjustments, including adjustments that may occur if shares of Common Stock are issued by the Company below the conversion price of the Series D Preferred Stock. The Series D Preferred Stock has a liquidation preference over the Common Stock, but each of the Series B Preferred Stock and the Series C Preferred Stock has a liquidation preference over the Series D Preferred Stock. The Series D Preferred Stock liquidation preference ranks pari passu with the Series E Preferred Stock liquidation preference. See "-- Series E Preferred Stock." The Series D Preferred Stock does not require the payment of any dividends but will participate with the Common Stock in any dividends or distributions to the Common Stock on an as converted basis.

     The holders of Series D Preferred Stock are entitled to one vote for each share when entitled to vote as described below and as to matters upon which by law they are entitled to vote as a class. The holders of Series D Preferred Stock have the right to appoint one member to the Company's Board of Directors. The Company may not, without the consent of the director appointed by the holders of the Series D Preferred Stock, voluntarily file for protection under federal or other bankruptcy laws. In addition, the holders of the Series D Preferred Stock will have the right to choose to appoint one-half of the members of Board of Directors plus one member (including the member appointed by the Series D Preferred Stock holders) if the Series D Preferred Stock contingent voting rights are triggered and the holders of the Series D Preferred Stock exercise their rights. Thereafter, such holders will control the Company's Board of Directors. See "Risk Factors -- Control by Certain Equity Shareholders in the Case of Certain Insolvency and Other Events."

     The right of the holders of Series D Preferred Stock (the "Series D Preferred Stock Contingent Voting Rights") to choose to appoint one-half of the Board of Directors of the Company plus one member (including the member appointed by the holders of the Series D Preferred Stock) is triggered by the following events: (i) if an involuntary case under federal bankruptcy laws or other applicable federal or state insolvency laws is commenced against the Company (including a case for the appointment of a receiver, liquidator, custodian, trustee or similar official for the Company or its assets) which does not seek emergency or expedited relief if such case is not dismissed or stayed within 15 days or, if such case seeks emergency or expedited relief against the Company, permanent relief is granted or, if temporary relief is granted, the Company does not provide to the holders of Series D Preferred Stock an opinion of counsel which states that the Company, without condition, will prevail on the petition for permanent relief, or (ii) if a default shall have occurred under notes or other evidences of indebtedness of the Company where the aggregate outstanding principal amount exceeds $10.0 million, and one of the following three circumstances exists. First, such indebtedness is due in full by reason of failure to pay such indebtedness and the default is not cured within 30 days. Second, such indebtedness is accelerated and such acceleration is not rescinded within 15 days. Third, notice of foreclosure on collateral securing such indebtedness has been given to the Company and has not been rescinded after five days or the proposed date of the sale of the collateral is less than five days away.

     The approval of a majority of the Series D Preferred Stock, voting separately as a class, is required to make changes to the Certificate of Incorporation or By-Laws which adversely affect the Series D Preferred Stock, or to authorize or issue additional shares of Series D Preferred Stock or to issue preferred stock equal to or senior to the Series D Preferred Stock as to liquidation.

     The Series D Preferred Stock automatically will be converted into Common Stock if High River and its affiliates own less than 7.5% of the Common Stock on a fully diluted basis. To determine the percentage of Common Stock on a fully diluted basis that High River and its affiliates own as of any day, the number of shares owned by High River and its affiliates on a fully diluted basis (assuming conversion of all preferred stock and exercise of all outstanding options and warrants owned by High River and its affiliates) as of such date will be divided by 49,322,275 (as adjusted by any anti-dilution adjustments made with respect to the shares of Common Stock owned by High River and its affiliates after the date of the issuance of the Series D Preferred Stock). Until July 19, 2001, High River will have a right of first refusal with respect to equity sold by NEG for cash in private placement transactions.

     The Common Stock currently is listed for trading on The Nasdaq National Market. The Nasdaq has a voting rights policy that prohibits continued listing of securities of issuers that disenfranchise public common stockholders by any corporate action or issuance that disparately reduces or restricts the voting rights of existing common stock shareholders (the "Voting Rights Policy"). If rights similar to the Series D Preferred Stock Contingent Voting Rights were to be granted to holders of common stock of an issuer and such holders had not paid for their proportionate share of the vote, the Nasdaq would deem the exercise of such rights a violation of the Voting Rights Policy.

     The Voting Rights Policy does not apply, however, to any class of security having a preference or priority over the issuer's common stock as to dividends, interest payments, redemption or payments on liquidation, if the voting rights of such securities only become effective as a result of specified events which reasonably can be expected to jeopardize the issuer's financial ability to meet its payment obligations to that class of securities. The Company believes that the Series D Preferred Stock falls within this exclusion from the Voting Rights Policy, as it has a liquidation preference over Common Stock and the events triggering the Series D Preferred Stock Contingent Voting Rights reasonably can be expected to jeopardize the Company's ability to pay the liquidation preference. The Nasdaq has advised the Company, however, that while it does not consider the grant of the Series D Preferred Stock Contingent Voting Rights a violation of the Voting Rights Policy which would cause the Nasdaq to take any action, any exercise of those rights would constitute a violation of the Voting Rights Policy as currently interpreted by the Nasdaq. As a result, the Nasdaq may exclude the Common Stock from trading on The Nasdaq National Market. If that happens, no market may exist for the Common Stock. The Company would explore other options to provide a means to trade shares of Common Stock, including trading the Common Stock in the over the counter market or in the pink sheets or providing other means by which potential sellers and buyers of Common Stock may contact each other for purposes of trading in the Common Stock. There can be no assurance these means will provide a market for, or not adversely affect the price of, the Common Stock.

SERIES E PREFERRED STOCK

     The Series E Preferred Stock immediately is convertible into shares of Common Stock initially at a conversion price of $2.25 per share, entitling the holders to receive 2,222,222 shares of Common Stock. Such conversion price is subject to certain anti-dilution adjustments, including adjustments that may occur if shares of Common Stock are issued by the Company below the conversion price of the Series E Preferred Stock. The Series E Preferred Stock has a liquidation preference over the Common Stock, but each of the Series B Preferred Stock and the Series C Preferred Stock has a liquidation preference over the Series E Preferred Stock. The Series E Preferred Stock liquidation preference ranks pari passu with the Series D Preferred Stock liquidation preference. The Series E Preferred Stock does not require the payment of any dividends but will participate with the Common Stock in any dividends or distributions to the Common Stock on an as converted basis.

     The holders of Series E Preferred Stock are entitled to one vote for each share as to matters upon which by law they are entitled to vote as a class. The approval of a majority of the Series E Preferred Stock, voting separately as a class, is required to make changes to the Certificate of Incorporation or By-Laws which adversely affect the Series E Preferred Stock, or to authorize or issue additional shares of Series E Preferred Stock or to issue preferred stock equal to or senior to the Series E Preferred Stock as to liquidation. The holders of Series E Preferred Stock will be entitled to vote with the Common Stock on all matters submitted to the holders of Common Stock, and such holders will have the number of votes per share of Series E Preferred Stock as is equal to the number of shares of Common Stock into which such share is convertible on the record date for such vote.

     The Series E Preferred Stock automatically will be converted into Common Stock if investment partnerships or accounts managed by KAIM own less than 7.5% of the Common Stock on a fully diluted basis. To determine the percentage of Common Stock on a fully diluted basis that investment partnerships or accounts managed by KAIM own as of any day, the number of shares owned by investment partnerships or accounts managed by KAIM on a fully diluted basis (assuming conversion of all preferred stock and exercise of all outstanding options and warrants owned by investment partnerships or accounts managed by KAIM) as of such date will be divided by 49,322,275 (as adjusted by any anti-dilution adjustments made with respect to the shares of Common Stock owned by investment partnerships or accounts managed by KAIM after the date of the issuance of the Series E Preferred Stock).

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters voted on by shareholders. The shares of the Common Stock do not have cumulative voting rights with respect to election of directors. Subject to the Series D Preferred Stock Contingent Voting Rights, the holders of more than 50% of the shares of the Common Stock (including the number of shares of Common Stock into which the Series E Preferred Stock is converted for purposes of voting with the Common Stock) voting for the election of the directors can elect all of the directors to be elected by holders of the Common Stock and

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

Series E Preferred Stock, in which case the holders of the remaining shares of Common Stock and remaining shares of Series E Preferred Stock will not be able to elect any directors. Upon any liquidation, dissolution, or winding-up of the affairs of the Company, holders of the Common Stock would be entitled to receive, pro rata, all of the assets of the Company available for distribution to shareholders, after payment of any liquidation preference of any Preferred Stock that may be issued and outstanding at the time. Holders of the Common Stock have no subscription, redemption, sinking fund, or preemptive rights.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences resulting from the acquisition, ownership, and disposition of the Notes which may be relevant to a holder or prospective purchaser of one or more of such Notes. This summary does not purport to cover all the material tax consequences of the acquisition, ownership and disposition of Notes, and it is not intended as tax advice. IN ADDITION, PERSONS CONSIDERING THE ACQUISITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     The legal conclusions expressed in this summary are based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations ("Regulations"), judicial authority and administrative rulings and practice, all as in effect as of the date of this Prospectus, and all of which are subject to change, either prospectively or retroactively. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no rulings from the Service has been or will be sought with respect to any matter involving the tax aspects of the purchase, ownership or exchange or other disposition of the Notes. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders.

     This summary deals only with persons who will hold the Notes as capital assets, and does not address tax considerations applicable to investors who may be subject to special tax rules, such as financial institutions, tax-exempt organizations, foreign corporations, foreign individuals, insurance companies, dealers in securities or currencies, persons who hold Notes as a hedge or as a position in a "straddle" for tax purposes, and persons who have a "functional currency" other than the U.S. dollar.

EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES

     The Exchange Notes will be identical in all material respects to the Outstanding Notes. Because the Exchange Notes will not be considered to differ materially in kind or extent from the Outstanding Notes an exchange of Outstanding Notes for Exchange Notes as described under "The Exchange Offer" will be treated as a "non-event" for federal income tax purposes. As a result, no material federal income tax consequences will result to holders exchanging Outstanding Notes for Exchange Notes. The holder will have an initial adjusted tax basis and holding period for the Exchange Notes equal to its adjusted tax basis and holding period in the exchanged Outstanding Notes.

EFFECT OF CHANGE OF CONTROL

     Upon a Change of Control, the Company is required to offer to redeem all outstanding Notes for a price equal to 101% of the principal amount thereof plus accrued and unpaid interest. Under the Regulations, such Change of Control redemption requirements will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances as of the Issue Date, it was more likely than not that a Change of Control giving rise to the redemption would occur. The Company will not treat the Change of Control redemption provisions of the Notes as affecting the calculation of the yield to maturity of any Note.

OPTIONAL REDEMPTION

     The Company, as its option, may redeem part or all of the Notes at any time on or after November 1, 2001, for specified percentages of the original principal amount of the Notes, depending upon the time period in which any such option is exercised, plus accrued and unpaid interest to the date of redemption, or for the Make-Whole Price plus accrued and unpaid interest to the date of redemption if redeemed prior to November 1, 2001. In addition, the Company may, at its option, redeem up to $35 million aggregate principal amount of the Notes at 110.75% of the principal amount thereof from the net proceeds of one or more Equity Offerings that occur prior to November 1, 1999. The Regulations provide that, for purposes of calculating yield and maturity, an issuer will be treated as exercising any such option if its exercise would lower the yield of the debt instrument. A redemption of Notes at the optional redemption prices, however, would increase the effective yield of the debt instrument as calculated from the Issue Date. The Company does not currently intend to exercise such options with respect to the Notes.

MARKET DISCOUNT

     If a holder purchases a Note for less than the "Note Issue Price," the difference is considered "market discount," unless such difference is "de minimis," i.e., less than one-fourth of one percent of the Note Issue Price multiplied by the number of complete years to maturity (after the holder acquires the Note). In general, the "Note Issue Price" for a Note is its stated redemption price at maturity. Under the market discount rules, any gain realized by the holder on a taxable disposition of a Note having "market discount," as well as on any partial principal payment made with respect to such Note, will be treated as ordinary income to the extent of the then "accrued market discount" of the Note or the portion attributable to the partial principal payment. An overview of the rules concerning the calculation of "accrued market discount" is set forth in the paragraph immediately below. In addition, a holder of such Note may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry a Note.

     Any market discount will accrue ratably from the date of acquisition to the maturity date of the Note, unless the holder elects, irrevocably, to accrue market discount on a constant interest rate method. The constant interest rate method generally accrues interest at times and in amounts equivalent to the result which would have occurred had the market discount been original issue discount computed from the holder's acquisition of the Note through the maturity date. The election to accrue market discount on a constant interest rate method is irrevocable but may be made separately as to each Note held by the holder. Accrual of market discount will not cause the accrued amounts to be included currently in a holder's taxable income, in the absence of a disposition of, or principal payment on, the Note. However, a holder of a Note may elect to include market discount in income currently as it accrues on either a ratable or constant interest rate method. In such event, interest expense relating to the acquisition of a Note which would otherwise be deferred would be currently deductible to the extent otherwise permitted by the Code. The election to include market discount in income currently, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service. Accrued market discount which is included in a holder's gross income will increase the adjusted tax basis of the Note in the hands of the holder.

ACQUISITION PREMIUM

     If a subsequent holder acquires a Note for an amount which is greater than the Note Issue Price, such holder will be considered to have purchased such Note with "amortizable bond premium" equal to the amount of such excess. The holder may elect to amortize the premium, using a constant yield method employing six-month compounding, over the period from the acquisition date to the maturity date of the Note. The "amount payable at maturity" will be determined as of an earlier call date, using the call price payable on such earlier date, if the combination of such earlier date and call price will produce a smaller amortizable bond premium than would result from using the scheduled maturity date and its amount payable. If an earlier call date is used and the Note is not called, the Note will be treated as having matured on such earlier call date and then as having been reissued on such date for the amount so payable. Amortized amounts may be offset only against interest payments due under the Note and will reduce the holder's adjusted tax basis in the Note to the extent so used.

     Once made, an election to amortize and offset interest on bonds, such as the Notes, will apply to all bonds in respect of which the election was made that were owned by the taxpayer on the first day of the taxable year to which the election relates and to all bonds of such class or classes subsequently acquired by such taxpayer. Such election may only be revoked with the consent of the Service.

SALE, EXCHANGE, OR RETIREMENT OF NOTES

     Upon the sale, exchange or retirement (including redemption) of a Note, other than the exchange of an Outstanding Note for an Exchange Note (see "Exchange of Outstanding Notes for Exchange Notes" above), a holder of a Note generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale, exchange or retirement of the Note (other than in respect of accrued and unpaid interest on the Note, which such amounts are treated as ordinary interest income) and such holder's adjusted tax basis in the Note. If a holder holds the Note as a capital asset, such gain or loss will be capital gain or loss, except to the extent of any accrued market discount (see -- "Market Discount" above), and will be long-term capital gain or loss if the Note has a holding period of more than one year at the time of sale, exchange or retirement.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to interest payments on the Notes made to holders other than certain exempt recipients (such as corporations) and to proceeds realized by such holders on dispositions of Notes. A 31 percent backup withholding tax will apply to such amounts only if the holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after request therefor,
(ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividend income, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a refund or as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Service. Holders of Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. The Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of one year after the date the registration statement, of which this Prospectus forms a part, is declared effective, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchase or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal for the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay certain expenses incident to the Exchange Offer, other than commissions or concession of any brokers or dealers, and will indemnify the holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which request the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemental Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the 90-day period referred to above by the number of days during the period from and including the date of the giving of such notice to and including when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Strasburger & Price, L.L.P., Dallas, Texas.

                                    EXPERTS

     The financial statements of the Company at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 included in this Prospectus, and the statements of operating revenues and direct operating expenses of the Mustang Island Interest, the Oak Hill Interest and the Enron Interest for the years ended December 31, 1994 and 1993 appearing in the Company's Form 8-K/A No. 1 dated June 30, 1995, have been audited by Ernst & Young LLP independent auditors, as set forth in their reports thereon appearing elsewhere herein or incorporated herein by reference. Such financial statements and statements of operating revenues and direct operating expenses are included and incorporated herein by reference, respectively, in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Alexander (subsequently NEG-OK) at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report incorporated by reference herein. The separate financial statements of ANEC for the year ended December 31, 1993 (not presented herein), prior to the merger of ANEC and NEG-OK, were audited by Coopers & Lybrand L.L.P. independent accountants, to the extent indicated in their report incorporated herein by reference. The financial statements referred to above are incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The Summary Reserve and Appraisal Report of Netherland & Sewell, independent petroleum engineers, containing estimates of the Company's proved oil and natural gas reserves and related future net revenues and the present value thereof, set forth as Annex A-1 hereto, and the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of June 30, 1996 included in this Prospectus have been derived from the reserve report of such firm. All of such information has been so included herein in reliance upon the authority of such firm as experts in such matters.

     The Summary Reserve and Appraisal Report of Netherland & Sewell, independent petroleum engineers, containing estimates of the Company's proved oil and natural gas reserves and related future net revenues and the present value thereof relating to the Lake Boeuf Acquisition, set forth as Annex A-2 hereto, and the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of June 30, 1996 included in this Prospectus have been derived from the reserve report of such firm. All of such information has been so included herein in reliance upon the authority of such firm as experts in such matters.

     The Summary Reserve and Appraisal Report of Netherland & Sewell containing estimates of NEG's proved oil and natural gas reserves and related future net revenues and the present value thereof, set forth as Annex B hereto, and the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 1995 included in this Prospectus have been derived from the reserve report of such firm. All of such information has been so included herein in reliance upon the authority of such firm as experts in such matters.

     The Summary Reserve and Appraisal Report of Netherland & Sewell containing estimates of NEG-OK's proved oil and natural gas reserves and related future net revenues and the present value thereof, set forth as Annex C hereto, and the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 1995 included in this Prospectus have been derived from the reserve report of such firm. All of such information has been so included herein in reliance upon the authority of such firm as experts in such matters.

                                    GLOSSARY

     Wherever used herein, the following terms shall have the meanings specified.

     Bbl -- One stock tank barrel, or 42 US gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Bcf -- One billion cubic feet.

     Bcfe -- One billion cubic feet of natural gas equivalent.

     Behind the Pipe -- Hydrocarbons in a potentially producing horizon penetrated by a well bore the production of which has been postponed pending the production of hydrocarbons from another formation penetrated by the well bore. These hydrocarbons are classified as proved but non-producing reserves.

     Boe -- Barrels of oil equivalent (converting six Mcf of natural gas to one Bbl of oil).

     Developed Acreage -- Acres which are allocated or assignable to producing wells or wells capable of production.

     Development Well -- A well drilled within the proved area of an oil and natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

     Dry Well -- A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

     EBITDA -- Earnings (excluding discontinued operations, extraordinary items, charges resulting from changes in accounting and significant nonrecurring revenues and expenses) before interest expense, income taxes, depletion, depreciation and amortization, and the provision for impairment of oil and natural gas properties. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. EBITDA information has been included in this Prospectus because EBITDA is a measure used by certain investors in determining historical ability to service indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of operating performance or liquidity.

     Exploratory Well -- A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

     Gross Acres or Gross Wells -- The total acres or wells, as the case may be, in which a working interest is owned.

     Infill Well -- A well drilled between known producing wells to better exploit the reservoir.

     Mbbl -- One thousand Bbl.

     Mmbbl -- One million Bbl.

     Mboe -- One thousand barrels of oil equivalent.

     Mcf -- One thousand cubic feet.

     Mcfe -- One thousand cubic feet of natural gas equivalent, using the ratio of one Bbl of crude oil to six Mcf of natural gas.

     Mmcf -- One million cubic feet.

     Mmcfe -- One million cubic feet of natural gas equivalent.

     Net Acres or Net Wells -- The sum of the fractional working interests owned in gross acres or gross wells.

     NYMEX -- New York Mercantile Exchange.

     Oil and Natural Gas Lease -- An instrument by which a mineral fee owner grants to a lessee the right for a specific period of time to explore for oil and natural gas underlying the lands covered by the lease and the right to produce any oil and natural gas so discovered generally for so long as there is production in economic quantities from such lands.

     Overriding Royalty Interest -- A fractional undivided interest in an oil and natural gas property entitling the owner to a share of oil and natural gas production, in addition to the usual royalty paid to the owner, free of costs of production.

     PDNP -- Proved developed, nonproducing or behind the pipe reserves.

     Productive Well -- A well that is producing oil or natural gas or that is capable of production.

     Proved Developed Reserves -- Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Reserves -- The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved Undeveloped Reserves or PUD -- Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for completion.

     PV10% -- The discounted future net cash flows for proved oil and natural gas reserves computed on the same basis as the Standardized Measure, but without deducting income taxes, which is not in accordance with generally accepted accounting principles. PV10% is an important financial measure for evaluating the relative significance of oil and natural gas properties and acquisitions, but should not be construed as an alternative to the Standardized Measure (as determined in accordance with generally accepted accounting principles).

     Royalty Interest -- An interest in an oil and natural gas property entitling the owner to a share of oil and natural gas production free of costs of production.

     SEC -- Securities and Exchange Commission.

     Secondary Recovery -- A method of oil and natural gas extraction in which energy sources extrinsic to the reservoir are utilized.

     Standardized Measure -- The estimated future net cash flows from proved oil and natural gas reserves computed using prices and costs, at the dates indicated, after income taxes and discounted at 10%.

     Undeveloped Acreage -- Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

     Working Interest -- The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Pro Forma Combined Condensed Financial Statements (unaudited):
     Pro Forma Combined Condensed Statements of Operations............................   F-3
     Pro Forma Combined Condensed Balance Sheet at September 30, 1996.................   F-6
     Notes to Pro Forma Combined Condensed Financial Statements.......................   F-7

Historical Consolidated Financial Statements:
  The Company:
     Report of Independent Auditors...................................................  F-12
     Consolidated Balance Sheets at December 31, 1994 and 1995 and September 30, 1996
      (unaudited).....................................................................  F-13
     Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 (unaudited)......  F-14
     Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 (unaudited)......  F-15
     Consolidated Statements of Changes in Stockholders' Equity for the years ended
      December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996
      (unaudited).....................................................................  F-16
     Notes to Consolidated Financial Statements.......................................  F-17
  NEG-OK:
     The following financial statements of NEG-OK are incorporated herein by reference and can be found on pages F-31 through F-53 in the Proxy Statement filed with the
     Commission, as part of, or in conjunction with, the Registration Statement on
     Form S-4 (Registration No. 333-9045), as amended, originally filed with the
     Commission on July 29, 1996, and declared effective August 8, 1996:
       Audited Consolidated Balance Sheets of Alexander Energy Corporation
      (subsequently National Energy Group of Oklahoma, Inc.) as of December 31, 1994
      and 1995 and the related Consolidated Statements of Operations, Stockholders'
      Equity and Cash Flows for each of the three years in the period ended December
      31, 1995.
     The following financial statements of NEG-OK are incorporated herein by reference and can be found on pages 1 through 4 in the Quarterly Report on Form 10-Q of
     Alexander Energy Corporation, for the quarter ended June 30, 1996 filed with the
     Commission on August 14, 1996:
       Unaudited Condensed Consolidated Balance Sheet of Alexander Energy Corporation
      (subsequently National Energy Group of Oklahoma, Inc.) as of June 30, 1996, and
      the related Unaudited Condensed Consolidated Statements of Operations for the
      three and six-month periods ended June 30, 1995 and 1996 and the Unaudited
      Condensed Consolidated Statements of Cash Flows for the six-month periods ended
      June 30, 1995 and 1996.

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The accompanying Pro Forma Combined Condensed Financial Statements reflect the historical financial position and results of operations of the Company adjusted for certain historical acquisitions of the Company using the purchase method of accounting, including the Merger and Related Transactions (the Equity Private Placement and borrowings under the Credit Facility to refinance certain indebtedness of the Company and NEG-OK), the Lake Boeuf Acquisition, the Initial Offering (including the sale of the Notes and the application of the net proceeds thereof) and the Exchange Offer. Because the Exchange Notes are being issued under the same financial terms and conditions as the Outstanding Notes, the Exchange Offer has no impact on the pro forma data. The Pro Forma Combined Condensed Financial Statements are based on the historical financial statements of the Company included in this Prospectus, and the historical statements of operating revenues and direct operating expenses of certain oil and gas properties previously acquired by the Company (the "NEG Acquisitions") included in the Company's Current Reports on Form 8-K and Form 8-K/A dated June 30, 1995. The Pro Forma Combined Condensed Financial Statements are also based on historical financial statements of NEG-OK for the year ended December 31, 1995 included in the Company's current reports on Form 8-K and Form 8-K/A dated August 29, 1996 and certain other unaudited financial information of NEG-OK.

     The Pro Forma Combined Condensed Balance Sheet as of September 30, 1996 assumes the Initial Offering had been consummated on that date. The Pro Forma Combined Condensed Statements of Operations for the nine months ended September 30, 1995 and 1996 and the year ended December 31, 1995 have been prepared assuming the Merger and Related Transactions, the Lake Boeuf Acquisition, and the Initial Offering had been consummated on January 1, 1995. The Pro Forma Combined Condensed Statements of Operations for the nine months ended September 30, 1995 and for the year ended December 31, 1995, have been prepared with additional pro forma adjustments for the NEG Acquisitions, assuming such acquisitions had been consummated on January 1, 1995.

     The pro forma adjustments are based upon available information and assumptions that management of the Company believes are reasonable. The Pro Forma Combined Condensed Financial Statements do not purport to represent the financial position or results of operations which would have occurred had such transactions been consummated on the dates indicated or the Company's financial position or results of operations for any future date or period. These Pro Forma Combined Condensed Financial Statements and notes thereto should be read in conjunction with the historical financial statements and notes thereto described above.

                          NATIONAL ENERGY GROUP, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     NEG ACQUISITIONS
                                                 ---------------------------------------------------------
                                                     MUSTANG        OAK HILL        ENRON
                                                 ISLAND INTEREST    INTEREST      INTEREST
                                                  THREE MONTHS     FIVE MONTHS   FIVE MONTHS                   NEG
                                       NEG       ENDED MARCH 31,    ENDED MAY     ENDED MAY     PRO FORMA      PRO          NEG-OK
                                    HISTORICAL        1995          31, 1995      31, 1995     ADJUSTMENTS    FORMA       HISTORICAL
                                    ----------   ---------------   -----------   -----------   -----------   -------      ----------
Revenues:
  Oil and gas sales.................  $ 7,858         $ 127           $ 868         $ 401        $    --     $ 9,254       $ 16,599
  Well operator and management fees:
    Related parties.................       --            --              --            --             --          --            308
    Others..........................      137            --              --            --             --         137          2,334
                                      -------          ----            ----          ----        -------     -------        -------
                                        7,995           127             868           401             --       9,391         19,241
Cost and expenses:
  Lease operating...................    1,732            57             212           145             --       2,146          5,031
  Oil and gas production taxes......      416             7               3            30             --         456          1,077
  Depreciation, depletion, and
                                        3,149            --              --            --            870(1)    4,019          9,252
    amortization....................
  Provision for impairment of oil
    and
    gas properties..................       --            --              --            --             --          --          2,300
  Abandoned merger and note
    offering expenses...............       --            --              --            --             --          --            752
  General and administrative........    1,772            --              --            --             --       1,772          3,442
                                      -------          ----            ----          ----        -------     -------        -------
                                        7,069            64             215           175            870       8,393         21,854
                                      -------          ----            ----          ----        -------     -------        -------
Operating income (loss).............      926            63             653           226           (870)        998         (2,613)
Interest expense:
  Stockholder.......................       --            --              --            --             --          --           (447)
  Others............................   (1,032)           --              --            --           (278)(2)  (1,310)        (3,513)
Gain (loss) on securities...........      221            --              --            --             --         221             --
Interest income and other...........       91            --              --            --             --          91            370
                                      -------          ----            ----          ----        -------     -------        -------
Income (loss) before income taxes
  and extraordinary item............      206            63             653           226         (1,148)         --         (6,203)
Income tax benefit..................       --            --              --            --             --          --          1,744
                                      -------          ----            ----          ----        -------     -------        -------
Income (loss) before extraordinary
  item..............................  $   206         $  63           $ 653         $ 226        $(1,148)    $    --       $ (4,459)
                                      =======          ====            ====          ====        =======     =======        =======
Loss per common share before
  extraordinary item................  $ (0.05)                                                              $ (0.06)(15)  $  (0.36)
                                      =======                                                                =======        =======
Weighted average number of
  common and common equivalent
  shares outstanding................   10,702                                                     1,065(3)   11,767         12,345
                                      =======                                                    =======     =======        =======


                                          PRO FORMA ADJUSTMENTS                      PRO FORMA
                                      -----------------------------                 ADJUSTMENTS
                                      FOR THE MERGER     FOR THE                      FOR THE
                                       AND RELATED      LAKE BOEUF       PRO          INITIAL           AS
                                       TRANSACTIONS    ACQUISITION      FORMA        OFFERING        ADJUSTED
                                      --------------   ------------    -------      -----------      --------
Revenues:
  Oil and gas sales.................     $    158(4)      $   --       $26,011             --        $ 26,011
  Well operator and management fees:
    Related parties.................           --             --           308             --             308
    Others..........................           --             --         2,471             --           2,471
                                          -------         ------       -------        -------        --------
                                              158             --        28,790             --          28,790
Cost and expenses:
  Lease operating...................           --             --         7,177             --           7,177
  Oil and gas production taxes......           11(4)          --         1,544             --           1,544
  Depreciation, depletion, and
                                               63(4)
    amortization....................        1,871(5)          --        15,205             --          15,205
  Provision for impairment of oil
    and
    gas properties..................           --             --         2,300             --           2,300
  Abandoned merger and note
    offering expenses...............           --             --           752             --             752
  General and administrative........         (105)(6)         --         5,109             --           5,109
                                          -------         ------       -------        -------        --------
                                            1,840             --        32,087             --          32,087
                                          -------         ------       -------        -------        --------
Operating income (loss).............       (1,682)            --        (3,297)            --          (3,297)
Interest expense:
  Stockholder.......................          350(6)          --           (97)            --             (97)
  Others............................       (1,240)(6)         --        (6,063)        (5,034)(11)    (11,097)
Gain (loss) on securities...........           --             --           221             --             221
Interest income and other...........           --             --           461             --             461
                                          -------         ------       -------        -------        --------
Income (loss) before income taxes
  and extraordinary item............       (2,572)            --        (8,775)        (5,034)        (13,809)
Income tax benefit..................          900(8)          --         2,644          1,762(12)       4,406
                                          -------         ------       -------        -------        --------
Income (loss) before extraordinary
  item..............................     $ (1,672)        $   --       $(6,131)       $(3,272)       $ (9,403)
                                          =======         ======       =======        =======        ========
Loss per common share before
  extraordinary item................                                   $ (0.20)(16)                  $  (0.30)(16)
                                                                       =======                       ========
Weighted average number of
  common and common equivalent
  shares outstanding................        8,702(9)       1,758(10)    34,572                         34,572
                                          =======         ======       =======                       ========

  See accompanying notes to pro forma combined condensed financial statements.

                          NATIONAL ENERGY GROUP, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  NEG ACQUISITIONS
                                              ---------------------------------------------------------
                                                  MUSTANG        OAK HILL        ENRON
                                              ISLAND INTEREST    INTEREST      INTEREST
                                               THREE MONTHS     FIVE MONTHS   FIVE MONTHS
                                    NEG       ENDED MARCH 31,    ENDED MAY     ENDED MAY     PRO FORMA       NEG         NEG-OK
                                 HISTORICAL        1995          31, 1995      31, 1995     ADJUSTMENTS   PRO FORMA    HISTORICAL
                                 ----------   ---------------   -----------   -----------   -----------   ---------    ----------
Revenues:
 Oil and gas sales..............   $4,861          $ 127           $ 868         $ 401        $    --      $ 6,257      $ 12,793
 Well operator and management
   fees:
   Related parties..............       --             --              --            --             --           --           217
   Others.......................      101             --              --            --             --          101         1,865
                                   ------           ----            ----          ----        -------      -------       -------
                                    4,962            127             868           401             --        6,358        14,875
Cost and expenses:
 Lease operating................    1,138             57             212           145             --        1,552         3,844
 Oil and gas production taxes...      261              7               3            30             --          301           785
 Depreciation, depletion, and
   amortization.................    1,711             --              --            --            870(1)     2,581         6,387

  Abandoned merger and note
    offering expenses...........       --             --              --            --             --           --           731
  General and administrative....    1,015             --              --            --             --        1,015         2,494
                                   ------           ----            ----          ----        -------      -------       -------
                                    4,125             64             215           175            870        5,449        14,241
                                   ------           ----            ----          ----        -------      -------       -------
Operating income (loss).........      837             63             653           226           (870)         909           634
Interest expense:
  Stockholder...................       --             --              --            --             --           --          (348)
  Others........................     (653)            --              --            --           (278)(2)     (931)       (2,634)
Gain (loss) on securities.......      221             --              --            --             --          221            --
Interest income and other.......       81             --              --            --             --           81           268
                                   ------           ----            ----          ----        -------      -------       -------
Income (loss) before income
  taxes and extraordinary
  item..........................      486             63             653           226         (1,148)         280        (2,080)
Income tax benefit..............       --             --              --            --             --           --           770
                                   ------           ----            ----          ----        -------      -------       -------
Income (loss) before
  extraordinary item............   $  486          $  63           $ 653         $ 226        $(1,148)     $   280      $ (1,310)
                                   ======           ====            ====          ====        =======      =======       =======
Loss per common share before
  extraordinary item............   $(0.00)                                                                 $ (0.02)(15)  $  (0.11)
                                   ======                                                                  =======       =======
Weighted average number of
  common and common equivalent
  shares outstanding............   10,307                                                       1,065(3)    11,372        12,309
                                   ======                                                     =======      =======       =======


                                             PRO FORMA
                                            ADJUSTMENTS
                                  -------------------------------                PRO FORMA
                                  FOR THE MERGER       FOR THE                ADJUSTMENTS FOR
                                   AND RELATED        LAKE BOEUF      PRO       THE INITIAL        AS
                                   TRANSACTIONS      ACQUISITION     FORMA       OFFERING       ADJUSTED
                                  --------------     ------------   -------   ---------------   --------
Revenues:
 Oil and gas sales..............     $    119(4)        $           $19,169       $    --       $19,169
 Well operator and management
   fees:
   Related parties..............           --               --          217            --           217
   Others.......................                            --        1,966            --         1,966
                                      -------            -----      -------       -------       -------
                                          119               --       21,352            --        21,352
Cost and expenses:
 Lease operating................           --               --        5,396            --         5,396
 Oil and gas production taxes...            9(4)            --        1,095            --         1,095
 Depreciation, depletion, and
   amortization.................           59(4)
                                                            --       11,382            --        11,382
                                        2,355(5)
  Abandoned merger and note
    offering expenses...........           --               --          731            --           731
  General and administrative....           --               --        3,509            --         3,509
                                      -------            -----      -------       -------       -------
                                        2,423               --       22,113            --        22,113
                                      -------            -----      -------       -------       -------
Operating income (loss).........       (2,304)              --         (761)           --          (761)
Interest expense:
  Stockholder...................          275(6)            --          (73)           --           (73)
  Others........................       (1,224)(6)           --       (4,789)       (3,664)(11)   (8,453)
Gain (loss) on securities.......           --               --          221            --           221
Interest income and other.......           --               --          349            --           349
                                      -------            -----      -------       -------       -------
Income (loss) before income
  taxes and extraordinary
  item..........................       (3,253)              --       (5,053)       (3,664)       (8,717)
Income tax benefit..............          999(8)            --        1,769         1,282(12)     3,051
                                      -------            -----      -------       -------       -------
Income (loss) before
  extraordinary item............     $ (2,254)          $   --      $(3,284)      $(2,382)      $(5,666)
                                      =======            =====      =======       =======       =======
Loss per common share before
  extraordinary item............                                    $ (0.12 (16)                $ (0.19) (16)
                                                                    =======                     =======
Weighted average number of
  common and common equivalent
  shares outstanding............        8,616(9)         1,758(10)   34,055                      34,055
                                      =======            =====      =======                     =======

  See accompanying notes to pro forma combined condensed financial statements.

                          NATIONAL ENERGY GROUP, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               NEG          NEG-OK        PRO FORMA ADJUSTMENTS
                           HISTORICAL     HISTORICAL   ----------------------------                  PRO FORMA
                            FOR NINE       FOR 242       FOR THE                                    ADJUSTMENTS
                          MONTHS ENDED    DAYS ENDED      MERGER          FOR THE                     FOR THE
                          SEPTEMBER 30,   AUGUST 29,   AND RELATED      LAKE BOEUF        PRO         INITIAL           AS
                              1996           1996      TRANSACTIONS     ACQUISITION      FORMA       OFFERING        ADJUSTED
                          -------------   ----------   ------------     -----------     -------     -----------      --------
Revenues:
  Oil and gas sales.......  $ 13,181      $ 12,415      $   (116)(4)     $    --      $ 25,480       $    --        $25,480
  Well operator and
    management fees:
    Related parties.......        --           122            --              --           122            --            122
    Others................       314         1,191            --              --         1,505            --          1,505
                            --------      --------      --------         -------      --------       -------        -------
                              13,495        13,728          (116)             --        27,107            --         27,107
Cost and expenses:
  Lease operating.........     2,096         2,460            --              --         4,556            --          4,556
  Oil and gas production
    taxes.................       663           761            (7)(4)          --         1,417            --          1,417
  Depreciation, depletion,
    and amortization......     5,444         5,564           (52)(4)
                                                                              --        10,994            --         10,994
                                                              38(5)

  Writedown of oil and gas
    properties............    43,497            --       (43,497)(7)          --            --            --             --
  General and
    administrative........     1,957         1,672            --              --         3,629            --          3,629
                            --------      --------      --------         -------      --------       -------        -------
                              53,657        10,457       (43,518)             --        20,596            --         20,596
                            --------      --------      --------         -------      --------       -------        -------
Operating income (loss)...   (40,162)        3,271        43,402              --         6,511            --          6,511
Interest expense:
  Stockholder.............       (30)        (239)          200(6)           --            (69)           --            (69)
  Others..................    (1,796)      (2,332)          684(6)           --         (3,444)       (5,004)(11)    (8,448)
Loss on securities........      (118)          --            --              --           (118)           --           (118)
Interest income and
  other...................       154          377            --              --            531            --            531
                            --------      -------      --------          ------       --------       -------        -------
Income (loss) before
  income taxes............   (41,952)       1,077        44,286              --          3,411        (5,004)        (1,593)
Benefit (provision) for
  income taxes............    15,146         (366)      (15,224)(7)          --         (1,194)        1,751(12)        557
                                                           (750)(8)
                            --------      -------      --------          ------       --------       -------        -------
Net income (loss).........  $(26,806)     $   711      $ 28,312          $   --       $  2,217       $(3,253)       $(1,036)
                            ========      =======      ========          ======       ========       =======        =======
Income (loss) per common
  share...................  $  (1.87)     $  0.06                                     $   0.03(16)                  $ (0.05) (16)
                            ========      =======                                     ========                      =======
Weighted average number of
  common and common
  equivalent shares
  outstanding.............    14,693       12,501        15,634(9)        1,758(10)    44,586         (6,925)(13)    37,661
                            ========      =======      ========          ======       =======        =======        =======

  See accompanying notes to pro forma combined condensed financial statements.

                          NATIONAL ENERGY GROUP, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    PRO FORMA
                                                                                                 ADJUSTMENTS FOR        PRO FORMA
                                                                                       NEG         THE INITIAL             AS
                                                                                    HISTORICAL       OFFERING           ADJUSTED
                                                                                    ----------   ----------------       ---------

ASSETS
Current assets:
  Cash and cash equivalents......................................................... $    8,650      $ 96,000(14)       $ 39,650
                                                                                                      (65,000)(14)
  Accounts receivable...............................................................      6,953            --              6,953
  Prospect inventory held for resale................................................      1,300            --              1,300
  Other.............................................................................      1,389            --              1,389
                                                                                     ----------      --------           --------
Total current assets................................................................     18,292        31,000             49,292
Oil and gas properties
  Proved............................................................................    149,351            --            149,351
  Unproved..........................................................................      7,726            --              7,726
                                                                                     ----------      --------           --------
                                                                                        157,077            --            157,077
  Accumulated depletion, depreciation and amortization..............................     10,289            --             10,289
                                                                                     ----------      --------           --------
Net oil and gas properties..........................................................    146,788            --            146,788
Other property and equipment........................................................      1,506            --              1,506
  Accumulated depreciation..........................................................        747            --                747
                                                                                     ----------      --------           --------
                                                                                            759            --                759
Other assets........................................................................        995         4,000(14)          4,408
                                                                                                         (587)(14)
                                                                                     ----------      --------           --------
Total assets........................................................................ $  166,834      $ 34,413           $201,247
                                                                                     ==========      ========           ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.................................................................. $    6,905      $     --           $  6,905
  Accrued merger costs..............................................................      2,520            --              2,520
  Gas balancing, deferred revenue and oil and gas proceeds..........................      4,103            --              4,103
  Note payable and current portion of long-term debt................................      3,016        (3,000)(14)            16
                                                                                     ----------      --------           --------
Total current liabilities...........................................................     16,544        (3,000)            13,544

Long-term debt, less current portion................................................     63,337       (62,000)(14)
                                                                                                                         101,337
                                                                                                      100,000(14)
Long-term liabilities...............................................................      3,180            --              3,180
Deferred income taxes...............................................................      6,631            --              6,631
Stockholders' equity:
  Convertible preferred stock.......................................................        243            --                243
  Common stock......................................................................        352            --                352
  Additional paid-in capital........................................................    107,791            --            107,791
  Deficit...........................................................................    (31,244)         (587)(14)       (31,831)
                                                                                     ----------      --------           --------
Total stockholders' equity..........................................................     77,142          (587)            76,555
                                                                                     ----------      --------           --------
Total liabilities and stockholders' equity.......................................... $  166,834      $ 34,413           $201,247
                                                                                     ==========      ========           ========
Shares of common stock outstanding..................................................     35,222                           35,222
                                                                                     ==========                         ========

  See accompanying notes to pro forma combined condensed financial statements.

                          NATIONAL ENERGY GROUP, INC.

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE A -- PRO FORMA ADJUSTMENTS FOR THE NEG ACQUISITIONS

     In April 1995, the Company acquired a producing oil and gas property in the Mustang Island Field in offshore Nueces County, Texas ("Mustang Island Interest") from Sierra Mineral Development, L.C. and LLOG Production Company (the Company assumed Sierra Mineral's contractual rights and obligations with LLOG). In June 1995, the Company completed the acquisition of producing gas properties in the Oak Hill Field in Rusk County, Texas ("Oak Hill Interest") from Sierra 1994 I Limited Partnership ("Sierra"). In June 1995, the Company also completed the acquisition of producing oil and gas properties in Eddy County, New Mexico, from Enron Oil and Gas Company ("Enron Interest"). Collectively, these properties are referred to as the NEG Acquisitions.

     The consideration given for the acquisition of the Mustang Island Interest consisted on $900,000 in cash and 352,500 shares of the Company's Common Stock. The Company funded the cash portion of the Mustang Island acquisition with available cash balances. The consideration paid by the Company to Sierra for the Oak Hill Interest consisted of $7.2 million in cash, 612,301 shares of the Company's Common Stock and warrants to purchase 200,000 shares of the Company's Common Stock at a price per share of $2.00. The cash portion of the acquisition was funded primarily by the Company's reducing, revolving credit facility with Bank One, Texas, N.A. ("Prior Credit Facility"). The consideration given for the acquisition of the Enron Interest was approximately $2.1 million in cash. This acquisition was funded by borrowings under the Company's Prior Credit Facility and available cash balances.

     The results of operations of the NEG Acquisitions are included in the historical results of operations of the Company for periods subsequent to their respective dates of acquisition. The accompanying Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1995 and the nine months ended September 30, 1995 have been prepared as if the NEG Acquisitions had occurred on January 1, 1995, and reflect the following adjustments:

          (1) To adjust depletion, depreciation, and amortization to reflect the effect of the NEG Acquisitions. Depletion, depreciation, and amortization of the oil and gas properties is computed using the unit-of-production method.

          (2) To adjust interest expense to reflect $9.3 million additional borrowings under the Company's Prior Credit Facility directly related to the acquisition of the Oak Hill interest and the Enron Interest. The adjustment was computed using the actual interest rate applicable to borrowings under such agreement during the periods presented. The acquisition of the Mustang Island Interest was funded with available cash balances.

          (3) To adjust the weighted average number of common shares outstanding for shares of the Company's Common Stock issued as a result of the acquisition of the Mustang Island Interest and the Oak Hill Interest and to reduce Texas Gas Fund I's NPI interest in the GAU.

NOTE B -- PRO FORMA ADJUSTMENTS FOR THE MERGER AND RELATED TRANSACTIONS

     On August 29, 1996, the Company completed the acquisition of Alexander Energy Corporation ("Alexander"). The transaction consisted of a merger (the "Merger") of Alexander with and into National Energy Group of Oklahoma, Inc., formerly known as NEG-OK, Inc., a wholly-owned subsidiary of the Company ("NEG-OK"). The Merger has been accounted for using the purchase method of accounting. In completing the Merger, the Company issued approximately 21.1 million shares of Common Stock in exchange for all of the issued and outstanding NEG-OK common stock, based on the exchange ratio of 1.7 shares of the Company's Common Stock for each outstanding share of NEG-OK Common Stock and the number of shares of NEG-OK Common Stock outstanding at the Effective Time of the Merger.

                          NATIONAL ENERGY GROUP, INC.

     The cost of acquiring NEG-OK was approximately $69.4 million, consisting of the following (in thousands):

    Fair value of 21.1 million shares of the Company's Common Stock issued..........  $ 63,404
    Cost of 105,740 shares of NEG-OK common stock owned by the Company..............       288
    NEG-OK stock options and warrants assumed.......................................       340
    Estimated fair value of 122,324 shares of the Company's Common Stock and 800,000
      warrants issued for services provided by investment advisors..................     1,322
    Other investment advisor, legal and accounting professional fees and other
      Merger related costs..........................................................     4,009
                                                                                       -------
                                                                                      $ 69,393
                                                                                       =======

     The fair value of the securities issued in connection with the Merger has been calculated using the price of the Company's Common Stock at the time the Merger was announced to the public of $3.00 per share.

     The accompanying Pro Forma Combined Condensed Statements of Operations reflect the following adjustments for the Merger:

          (4) To conform NEG-OK's method of accounting for natural gas imbalances with the method utilized by the Company.

          (5) To adjust depletion, depreciation, and amortization to reflect the Company's purchase price allocated to property and equipment using the unit of production method utilized by the Company.

          (6) To adjust interest expense and amortization of loan origination costs to reflect $65.0 million of initial borrowings under the Credit Facility and repayment of $67.1 million of certain indebtedness of the Company and NEG-OK. The calculation of interest expense assumes repayment of the initial borrowings beginning in January 1995 in accordance with the terms of the Credit Facility. The interest on borrowings under the Credit Facility was computed using the applicable bank base rate in effect during the periods presented. An increase of .125% in the assumed interest rate would increase pro forma interest expense by $78,000, $57,000 and $35,000 for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996, respectively.

          (7) To eliminate the writedown of oil and gas properties resulting from the Merger and the income tax effect related thereto. Under the full cost method of accounting, the carrying value of oil and gas properties (net of related deferred taxes) is generally not permitted to exceed the sum of the present value (10% discount rate) of estimated future net cash flows, after tax, from proved reserves, based on current prices and costs, plus the lower of cost or estimated fair value of unproved properties (the "cost center ceiling"). Based upon the combined cost center ceiling at August 29, 1996 and the preliminary allocation of the Company's purchase price, the purchase price allocated to oil and gas properties was in excess of the cost center ceiling using oil and natural gas prices being received by the Company and NEG-OK in August 1996 of $20.75 per Bbl and $2.21 per Mcf. The amount of such excess ($28.3 million, net of $15.2 million of income tax benefit) was charged to expense in the third quarter of 1996. See Note 2 of Notes to Consolidated Financial Statements.

          (8) To adjust the provision for income taxes for the change in financial taxable income as a result of entries (4), (5) and (6).

          (9) To reflect the issuance of 100,000 shares of the Company's Series D Preferred and 50,000 shares of the Company's Series E Preferred pursuant to the Equity Private Placement and the incremental effect of the issuance of shares of the Company's Common Stock pursuant to the Merger, including 122,324 shares issued for services provided by investment advisors.

                          NATIONAL ENERGY GROUP, INC.

NOTE C -- PRO FORMA ADJUSTMENTS FOR THE ACQUISITION OF THE SOUTH LAKE BOEUF
          PROPERTIES (THE "LAKE BOEUF ACQUISITION")

     In September 1996, the Company completed the Lake Boeuf Acquisition, in which the Company acquired 87.5% of the working interests in two wells and certain proved undeveloped reserves in LaFourche Parish, Louisiana. The purchase price consisted of $1.5 million in cash and 1,758,460 shares of the Company's Common Stock. The accompanying Pro Forma Combined Condensed Statements of Operations have been prepared as if the Lake Boeuf Acquisition had been consummated on January 1, 1995 and reflects the following adjustment:

          (10) To reflect the issuance of 1,758,460 shares of the Company's Common Stock in the Lake Boeuf Acquisition. The historical results of the one producing well were not significant and are excluded from the pro forma results of operations.

NOTE D -- PRO FORMA ADJUSTMENTS FOR THE INITIAL OFFERING

     The accompanying Pro Forma Combined Condensed Statements of Operations have been prepared as if the Offering had occurred on January 1, 1995 and reflects the following adjustments:

          (11) To record an estimated increase in interest expense resulting from (i) the application of $65.0 million of the net proceeds to the Company from the Initial Offering to reduce indebtedness under the Credit Facility, (ii) interest on the $100.0 million of Notes at a 10.75% interest rate, (iii) elimination of amortization of loan origination costs associated with the $65.0 million Credit Facility and (iv) amortization of the capitalized issuance and related costs of $4.0 million. An increase of .125% in the assumed interest rate would increase pro forma interest expense by $125,000 for the year ended December 31, 1995 and $93,750 for each of the nine months ended September 30, 1995 and 1996.

          (12) To adjust the provision for income taxes for the change in financial taxable income resulting from adjustment (19).

          (13) To eliminate the effect of the issuance of the Company's Series D Preferred and Series E Preferred from the loss per share computation for the nine months ended September 30, 1996 because the effect was antidilutive.

     The accompanying unaudited pro forma combined condensed statements of operations do not include any interest income from the investment of the cash available after reduction of the outstanding borrowings or results of investing such available cash in interest bearing instruments, the exploitation and development of the Company's PDNP and PUD locations or oil and gas property acquisitions.

     The accompanying Pro Forma Combined Condensed Balance Sheet at September 30, 1996 has been prepared as if the Initial Offering had been consummated on that date and includes the following adjustment:

          (14) To record (i) the issuance of $100.0 million of Notes generating net proceeds of $96.0 million (net of $4.0 million of discount and associated costs of the Initial Offering), (ii) the reduction of indebtedness outstanding under the Credit Facility of $65.0 million, and
     (iii) the write-off of the Credit Facility loan origination costs.

                          NATIONAL ENERGY GROUP, INC.

NOTE E -- PRO FORMA EARNINGS (LOSS) PER COMMON SHARE

     Earnings (loss) per common share information is computed as follows:

          (15) The pro forma loss per common share information for NEG adjusted for the NEG Acquisitions is computed by dividing the net loss, adjusted for preferred stock dividend requirements of $735,000 for the year ended December 31, 1995 and $498,750 for the nine months ended September 30, 1995, by the pro forma weighted average common shares outstanding.

          (16) Pro forma net income (loss) per common share information adjusted for the Merger and related transactions and the Lake Boeuf Acquisition, and as further adjusted for the Initial Offering, computed by dividing net income (loss), adjusted for preferred stock dividend requirements of $945,000 for the year ended December 31, 1995 and $708,750 for the nine months ended September 30, 1995 and 1996 by the pro forma weighted average common and common equivalent shares outstanding. Shares issuable upon exercise of options and warrants and upon the conversion of preferred stock are included in the computations of pro forma income per common and common equivalent share if the effect is dilutive.

NOTE F -- PRO FORMA COMBINED SUPPLEMENTAL OIL AND GAS RESERVE AND STANDARDIZED
          MEASURE INFORMATION

     The following is a summary of the pro forma combined quantities of proved reserves prepared by combining the historical information of the Company and NEG-OK, derived from estimates prepared by the Company's and NEG-OK's respective independent engineers, adjusted for the NEG Acquisitions, the Lake Boeuf Acquisition, and conforming NEG-OK's method of accounting for natural gas imbalances to the method utilized by the Company. See the historical financial statements of the Company and NEG-OK, contained elsewhere herein.

                                                                             OIL         GAS
                                                                            (MBBL)     (MMCF)
                                                                            ------     -------
                                                                              (IN THOUSANDS)
    December 31, 1994.....................................................  11,002     192,866
      Purchases of reserves in place......................................      21         360
      Sales of minerals in place..........................................    (374)     (4,384)
      Extensions, discoveries, and other additions........................      78       2,042
      Revisions of previous estimates.....................................  (2,287)    (43,789)
      Production..........................................................    (475)    (11,830)
                                                                            ------     -------
    December 31, 1995.....................................................   7,965     135,265
                                                                            ======     =======
    June 30, 1996.........................................................   7,721     129,919
                                                                            ======     =======
    Proved developed reserves:
      December 31, 1994...................................................   3,804     106,754
      December 31, 1995...................................................   3,257      78,649
      June 30, 1996.......................................................   3,009      73,171

     The following is a summary of the pro forma combined standardized measure of discounted net cash flows related to the proved crude oil and natural gas reserves of the Company, NEG-OK and those acquired in the Lake Boeuf Acquisition. For these calculations, estimated future cash flows from estimated future production of proved reserves were computed using crude oil and natural gas prices as of the end of each period presented. Future development and production costs attributable to the proved reserves were estimated assuming that existing conditions would continue over the economic lives of the individual leases and costs were not escalated for the future. Estimated future income tax expenses were calculated by applying future statutory tax rates (based on the current tax law adjusted for permanent differences and tax credits) to the estimated future pretax net cash flows related to proved crude oil and natural gas reserves, less the tax basis of the properties involved.

                          NATIONAL ENERGY GROUP, INC.

     The Company cautions against using this data to determine the fair value of its crude oil and natural gas properties. To obtain the best estimate of fair value of the crude oil and natural gas properties, forecasts of future economic conditions, varying discount rates, and consideration of other than proved reserves would have to be incorporated into the calculation. In addition, there are significant uncertainties inherent in estimating quantities of proved reserves and in projecting rates of production that impair the usefulness of the data.

     The pro forma combined standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves is summarized as follows (in thousands):

    December 31, 1995:
      Future cash inflows........................................................   $  413,385
      Future production and development costs....................................     (179,612)
      Future income tax expense..................................................      (37,843)
                                                                                     ---------
      Future net cash flows......................................................      195,930
      10% annual discount for estimated timing of cash flows.....................      (67,167)
                                                                                     ---------
      Standardized measure of discounted future net cash flows...................   $  128,763
                                                                                     =========
    June 30, 1996
      Standardized measure of discounted future net cash flows...................   $  136,897
                                                                                     =========

     The following are the principal sources of change in the pro forma combined standardized measure of discounted future net cash flows (in thousands):

                                                                                    YEAR ENDED
                                                                                   DECEMBER 31,
                                                                                       1995
                                                                                   ------------
    Balance at beginning of year.................................................    $143,616
    Sales and transfers of oil and gas produced, net of production costs.........     (17,302)
    Net changes in prices and production cost....................................      26,000
    Purchases of reserves in place...............................................         400
    Extensions and discoveries, less related costs...............................       2,394
    Revisions of previous quantity estimates.....................................     (47,028)
    Sales of reserves in place...................................................      (3,723)
    Accretion of discount........................................................      11,339
    Previously estimated development costs incurred during the year and change
      future development costs...................................................       2,681
    Net change in income taxes...................................................      11,923
    Change in production rates and other.........................................      (1,537)
                                                                                     --------
    Net change...................................................................     (14,853)
                                                                                     --------
    Balance at end of year.......................................................    $128,763
                                                                                     ========

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
National Energy Group, Inc.

     We have audited the accompanying balance sheets of National Energy Group, Inc., as of December 31, 1994 and 1995, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Energy Group, Inc., at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                         ERNST & YOUNG LLP

Dallas, Texas
March 27, 1996

                          NATIONAL ENERGY GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                   DECEMBER 31,
                                                                            ---------------------------     SEPTEMBER 30,
                                                                               1994            1995             1996
                                                                            -----------     -----------     -------------
                                                                                                             (UNAUDITED)
Current assets:
  Cash and cash equivalents..............................................   $ 2,593,645     $ 6,076,199     $  8,650,146
  Marketable securities..................................................     1,182,150       1,824,724               --
  Accounts receivable -- oil and gas sales...............................       344,972       1,407,349        5,042,829
  Accounts receivable -- joint interest and other........................       543,771         262,619        1,910,129
  Accounts receivable -- related parties.................................        23,999              --               --
  Prospect inventory held for resale.....................................            --              --        1,299,769
  Other..................................................................       267,731         335,751        1,389,143
                                                                            -----------     -----------      -----------
        Total current assets.............................................     4,956,268       9,906,642       18,292,016
Oil and gas properties, at cost (full cost method):
  Proved oil and gas properties..........................................    15,284,453      37,493,394      149,351,545
  Unproved oil and gas properties........................................            --         707,913        7,725,683
                                                                            -----------     -----------      -----------
                                                                             15,284,453      38,201,307      157,077,228
  Accumulated depreciation, depletion, and amortization..................     2,320,378       5,366,293       10,288,816
                                                                            -----------     -----------      -----------
Net oil and gas properties...............................................    12,964,075      32,835,014      146,788,412
Other property and equipment.............................................       329,445         372,395        1,506,177
  Accumulated depreciation...............................................       180,669         236,278          747,760
                                                                            -----------     -----------      -----------
Net other property and equipment.........................................       148,776         136,117          758,417
Other assets.............................................................       677,056         613,593          995,157
                                                                            -----------     -----------      -----------
        Total assets.....................................................   $18,746,175     $43,491,366     $166,834,002
                                                                            ===========     ===========      ===========
                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable -- trade..............................................   $   820,377     $ 3,630,603     $  6,744,218
  Accounts payable -- revenue and other..................................       495,178         984,299        4,103,336
  Accounts payable -- broker margin......................................            --         978,656          161,159
  Accrued merger costs...................................................            --              --        2,519,422
  Accrued interest.......................................................        79,917         128,938               --
  Note payable and current portion of long-term debt.....................            --       6,500,000        3,016,361
                                                                            -----------     -----------      -----------
        Total current liabilities........................................     1,395,472      12,222,496       16,544,496
Long-term debt, less current portion.....................................     6,000,000      13,475,000       63,336,996
Other long-term liabilities..............................................        23,189          19,303        3,180,000
Deferred income taxes....................................................            --              --        6,631,184
Stockholders' equity:
  Convertible preferred stock, $1.00 par:
    Authorized shares 1,000,000
    Issued shares -- 52,500, 92,500 and 242,500 at December 31, 1994 and
      1995 and September 30, 1996, respectively
    Aggregate liquidation preference -- $5,250,000, $9,250,000 and
      $24,250,000 at December 31, 1994 and 1995 and September 30, 1996,
      respectively.......................................................        52,500          92,500          242,500
  Class A common stock $.01 par value:
  Authorized shares -- 50,000,000 at December 31, 1994 and 1995 and
    100,000,000 at September 30, 1996, respectively
  Issued shares -- 8,875,892, 11,880,125 and 35,221,928 at December 31,
    1994 and 1995 and September 30, 1996, respectively...................        88,778         118,801          352,219
  Class B common stock $.01 par value:
    Authorized convertible shares -- 200,000
    Issued shares -- 129,644 at December 31, 1994........................         1,296              --               --
  Common stock issuable under asset acquisition agreement................       136,035              --               --
  Additional paid-in capital.............................................    13,626,117      21,485,224      107,791,053
  Unrealized gain (loss) on marketable securities, net...................       136,285        (247,492)              --
  Deficit................................................................    (2,713,497)     (3,674,466)     (31,244,446)
                                                                            -----------     -----------      -----------
Total stockholders' equity...............................................    11,327,514      17,774,567       77,141,326
                                                                            -----------     -----------      -----------
Total liabilities and stockholders' equity...............................   $18,746,175     $43,491,366     $166,834,002
                                                                            ===========     ===========      ===========

                            See accompanying notes.

                          NATIONAL ENERGY GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                    ---------------------------------------    --------------------------
                                       1993          1994          1995           1995           1996
                                    ----------    ----------    -----------    ----------    ------------
                                                                                      (UNAUDITED)
Revenue:
  Oil and gas sales...............  $1,803,284    $3,158,716    $ 7,858,316    $4,861,176    $ 13,181,450
  Well operator fees..............     427,165       157,845        136,943       100,534         313,475
                                    ----------    ----------    -----------    ----------     -----------
                                     2,230,449     3,316,561      7,995,259     4,961,710      13,494,925
Costs and expenses:
  Lease operating.................     575,697     1,207,251      1,732,124     1,138,244       2,095,955
  Oil and gas production taxes....     109,876       176,320        415,867       260,494         662,596
  Depreciation, depletion, and
     amortization.................     679,159     1,029,986      3,149,464     1,711,035       5,444,375
  Writedown of oil and gas
     properties...................          --            --             --            --      43,497,000
  General and administrative......     994,271       984,304      1,771,372     1,015,200       1,956,242
                                    ----------    ----------    -----------    ----------     -----------
                                     2,359,003     3,397,861      7,068,827     4,124,973      53,656,168
                                    ----------    ----------    -----------    ----------     -----------
Operating income (loss)...........    (128,554)      (81,300)       926,432       836,737     (40,161,243)
Interest expense..................    (188,140)     (517,086)    (1,032,096)     (652,914)     (1,826,214)
Interest income and other, net....      27,266       109,017         90,875        81,493         154,064
Gain (loss) on sale of marketable
  securities......................     (10,065)           --        220,582       220,582        (117,955)
                                    ----------    ----------    -----------    ----------     -----------
Income (loss) before income
  taxes...........................    (299,493)     (489,369)       205,793       485,898     (41,951,348)
Benefit for income taxes..........          --            --             --            --      15,146,240
                                    ----------    ----------    -----------    ----------     -----------
Income (loss) before extraordinary
  item............................    (299,493)     (489,369)       205,793       485,898     (26,805,108)
Extraordinary loss on early
  extinguishments of debt.........          --      (121,917)      (431,762)     (431,762)       (292,372)
                                    ----------    ----------    -----------    ----------     -----------
Net income (loss).................  $ (299,493)   $ (611,286)   $  (225,969)   $   54,136    $(27,097,480)
                                    ==========    ==========    ===========    ==========     ===========
Income (loss) per common share:
  Income (loss) before
     extraordinary item...........  $     (.05)   $     (.09)   $      (.05)   $      .00    $      (1.87)
                                    ==========    ==========    ===========    ==========     ===========
  Net income (loss)...............  $     (.05)   $     (.10)   $      (.09)   $     (.04)   $      (1.89)
                                    ==========    ==========    ===========    ==========     ===========
Weighted average number of common
  and common equivalent shares
  outstanding.....................   6,121,025     8,476,821     10,701,635    10,306,685      14,693,456
                                    ==========    ==========    ===========    ==========     ===========

                            See accompanying notes.

                          NATIONAL ENERGY GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                       ------------------------------------------    ----------------------------
                                                          1993           1994            1995            1995            1996
                                                       -----------    -----------    ------------    ------------    ------------
                                                                                                             (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)..................................... $  (299,493)   $  (611,286)   $   (225,969)   $     54,136    $(27,097,480)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation, depletion and amortization............     679,159      1,029,986       3,149,464       1,711,035       5,444,375
  Writedown of oil and gas properties.................          --             --              --              --      43,497,000
  Amortization of loan costs..........................          --         19,114          21,060          16,500          71,075
  Amortization of deferred compensation...............      39,808         41,694          39,809          31,232          34,785
  Benefit for deferred income taxes...................          --             --              --              --     (15,146,240)
  Extraordinary loss on early extinguishments of
    debt..............................................          --        121,917         431,762         431,762         292,372
  Common stock, options and warrants issued for
    services..........................................      25,000         64,290         104,614           3,499         137,705
  Loss on sale of real estate.........................      10,065             --              --              --              --
  Changes in operating assets and liabilities:
    Accounts receivable...............................     (80,602)      (217,192)       (784,668)     (1,093,942)     (1,107,496)
    Accounts receivable from related parties..........      63,761             --          23,999          23,999              --
    Other current assets..............................     (40,980)      (101,530)       (108,615)       (194,307)       (821,579)
    Accounts payable and accrued liabilities..........     122,168         26,299         425,626       1,505,966        (523,572)
                                                       -----------    -----------    ------------    ------------    ------------
Net cash provided by operating activities.............     518,886        373,292       3,077,082       2,489,880       4,780,945
                                                       -----------    -----------    ------------    ------------    ------------
INVESTING ACTIVITIES
Purchases of marketable securities....................          --     (1,081,041)     (2,917,659)     (2,917,659)         (9,008)
Proceeds from sale of marketable securities...........          --         35,176       1,891,308       1,892,447       1,750,270
Proceeds from broker margin...........................          --             --         978,656       1,011,355              --
Purchases of furniture, fixtures, and equipment.......     (12,570)       (48,632)        (42,950)        (38,618)       (163,112)
Oil and gas acquisition, exploration, and development
  expenditures........................................  (3,335,469)    (2,849,508)    (16,912,919)    (15,146,741)    (15,038,767)
Acquisition of Alexander Energy Corporation...........          --             --              --              --      (1,489,444)
Proceeds from sales of oil and gas properties.........      30,766         90,500          69,306          69,306              --
Purchase of prospect inventory held for resale........          --             --              --              --      (1,299,769)
Purchases of long-term assets and other...............     (53,087)        41,471         (11,963)        (15,281)       (600,002)
                                                       -----------    -----------    ------------    ------------    ------------
Net cash used in investing activities.................  (3,370,360)    (3,812,034)    (16,946,221)    (15,145,191)    (16,849,832)
                                                       -----------    -----------    ------------    ------------    ------------
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt, net.........   4,580,000      5,691,366      17,514,077      13,185,498      72,035,921
Proceeds from issuance of note payable................          --             --       3,000,000              --              --
Repayments of long-term debt..........................  (2,315,000)    (4,200,000)     (6,875,000)     (6,597,282)    (69,010,233)
Repayments of note payable............................          --             --              --              --      (3,059,997)
Repayments of other long-term liabilities.............          --        (77,571)             --              --              --
Proceeds from sale of common stock....................     370,000             --              --              --              --
Proceeds from exercise of stock options and
  warrants............................................      32,500         35,938         467,987         455,799         150,013
Proceeds from issuance of Convertible Preferred Stock,
  net.................................................          --      4,436,372       3,980,343       3,980,343      15,000,000
Preferred stock dividends.............................     (17,502)       (14,705)       (735,000)       (262,500)       (472,500)
Payments for redemption of fractional shares..........        (325)          (477)           (714)             --            (370)
Other.................................................      (2,647)            --              --              --              --
                                                       -----------    -----------    ------------    ------------    ------------
Net cash provided by financing activities.............   2,647,026      5,870,923      17,351,693      10,761,858      14,642,834
                                                       -----------    -----------    ------------    ------------    ------------
Increase (decrease) in cash and cash equivalents......    (204,448)     2,432,181       3,482,554      (1,893,453)      2,573,947
Cash and cash equivalents at beginning of period......     365,912        161,464       2,593,645       2,593,645       6,076,199
                                                       -----------    -----------    ------------    ------------    ------------
Cash and cash equivalents at end of period............ $   161,464    $ 2,593,645    $  6,076,199    $    700,192    $  8,650,146
                                                       ===========    ===========    ============    ============    ============
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid in cash................................. $   166,313    $   457,949    $    983,075    $    716,331    $  1,927,474
                                                       ===========    ===========    ============    ============    ============

                            See accompanying notes.

                          NATIONAL ENERGY GROUP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                           CONVERTIBLE
                                                                                         PREFERRED STOCK        COMMON STOCK
                                                                                        -----------------   ---------------------
                                                                                        SHARES    AMOUNT      SHARES      AMOUNT
                                                                                        ------   --------   ----------   --------
Balance at December 31, 1992..........................................................     --    $     --    5,517,732   $ 55,177
Common stock issuable under asset acquisition agreement...............................     --          --           --         --
Common stock issued for acquisition of certain limited partnership interests..........     --          --      700,000      7,000
Common stock issued in litigation settlement..........................................     --          --       15,000        150
Common stock issued upon exercise of options..........................................     --          --       80,000        800
Stock issued for services.............................................................     --          --       40,000        400
Sale of common stock for cash.........................................................     --          --      592,000      5,920
Common stock issued for acquisition of Goldsmith Adobe Unit working interest..........     --          --      900,000      9,000
Preferred stock dividends.............................................................     --          --           --         --
Other.................................................................................     --          --           --         --
Net loss..............................................................................     --          --           --         --
                                                                                        ------    -------   ----------   --------
Balance at December 31, 1993..........................................................     --          --    7,844,732     78,447
Common stock issued upon exercise of options..........................................     --          --       62,500        625
Common stock issued or issuable under asset acquisition agreements....................     --          --      200,000      2,000
Issuance of Series B Preferred Stock..................................................  50,000     50,000           --         --
Common stock issued for services......................................................     --          --       60,250        602
Common stock issued upon conversion of Series A Preferred Stock.......................     --          --      425,000      4,250
Common stock issued on conversion of long-term debt...................................     --          --      415,054      4,151
Unrealized gain on marketable securities..............................................     --          --           --         --
Preferred stock dividends.............................................................  2,500       2,500           --         --
Net loss..............................................................................     --          --           --         --
                                                                                        ------    -------   ----------   --------
Balance at December 31, 1994..........................................................  52,500     52,500    9,007,536     90,075
Common stock issued upon exercise of options and warrants.............................     --          --      327,992      3,280
Common stock issued under asset acquisition agreement.................................     --          --      300,000      3,000
Common stock and warrants issued for services.........................................     --          --       13,000        130
Common stock issued upon conversion of Class B Common Stock...........................     --          --    1,166,796     11,668
Common stock and warrants issued to acquire interests in oil and gas properties.......     --          --    1,064,801     10,648
Issuance of Series C Preferred Stock..................................................  40,000     40,000           --         --
Preferred stock dividends.............................................................     --          --           --         --
Unrealized loss on marketable securities..............................................     --          --           --         --
Net loss..............................................................................     --          --           --         --
                                                                                        ------    -------   ----------   --------
Balance at December 31, 1995..........................................................  92,500     92,500   11,880,125    118,801
Common stock issued upon exercise of options and warrants (unaudited).................     --          --      113,045      1,131
Common stock, options and warrants issued for services (unaudited)....................     --          --       50,000        500
Common stock issued to acquire interests in oil and gas properties (unaudited)........     --          --    1,899,317     18,993
Issuance of Series D and E Convertible Preferred Stock and related warrants to
 purchase common stock (unaudited)....................................................  150,000   150,000           --         --
Common stock, stock options and warrants issued or assumed in acquisition of Alexander
 Energy Corporation (unaudited).......................................................     --          --   21,279,441    212,794
Preferred stock dividends (unaudited).................................................     --          --           --         --
Change in unrealized gain on marketable securities (unaudited)........................     --          --           --         --
Net loss (unaudited)..................................................................     --          --           --         --
                                                                                        ------    -------   ----------   --------
Balance at September 30, 1996 (unaudited).............................................  242,500  $242,500   35,221,928   $352,219
                                                                                        ======    =======   ==========   ========

                                                                                        COMMON STOCK                   UNREALIZED
                                                                                          ISSUABLE                     GAIN (LOSS)
                                                                                        UNDER ASSET     ADDITIONAL    ON AVAILABLE
                                                                                        ACQUISITION      PAID-IN        FOR-SALE
                                                                                         AGREEMENT       CAPITAL       SECURITIES
                                                                                        ------------   ------------   -------------
Balance at December 31, 1992..........................................................   $   33,960    $  6,295,633     $      --
Common stock issuable under asset acquisition agreement...............................       63,950              --            --
Common stock issued for acquisition of certain limited partnership interests..........           --         699,601            --
Common stock issued in litigation settlement..........................................           --          14,850            --
Common stock issued upon exercise of options..........................................           --          31,700            --
Stock issued for services.............................................................           --          24,600            --
Sale of common stock for cash.........................................................           --         364,080            --
Common stock issued for acquisition of Goldsmith Adobe Unit working interest..........           --         553,500            --
Preferred stock dividends.............................................................           --              --            --
Other.................................................................................           --          (2,972)           --
Net loss..............................................................................           --              --            --
                                                                                          ---------     -----------     ---------
Balance at December 31, 1993..........................................................       97,910       7,980,992            --
Common stock issued upon exercise of options..........................................           --          35,313            --
Common stock issued or issuable under asset acquisition agreements....................       38,125         123,000            --
Issuance of Series B Preferred Stock..................................................           --       4,386,372            --
Common stock issued for services......................................................           --          51,908            --
Common stock issued upon conversion of Series A Preferred Stock.......................           --         420,720            --
Common stock issued on conversion of long-term debt...................................           --         380,311            --
Unrealized gain on marketable securities..............................................           --              --       136,285
Preferred stock dividends.............................................................           --         247,500            --
Net loss..............................................................................           --              --            --
                                                                                          ---------     -----------     ---------
Balance at December 31, 1994..........................................................      136,035      13,626,116       136,285
Common stock issued upon exercise of options and warrants.............................           --         464,707            --
Common stock issued under asset acquisition agreement.................................     (136,035)        133,035            --
Common stock and warrants issued for services.........................................           --          79,203            --
Common stock issued upon conversion of Class B Common Stock...........................           --         (11,668)           --
Common stock and warrants issued to acquire interests in oil and gas properties.......           --       3,269,003            --
Issuance of Series C Preferred Stock..................................................           --       3,924,828            --
Preferred stock dividends.............................................................           --              --            --
Unrealized loss on marketable securities..............................................           --              --      (383,777)
Net loss..............................................................................           --              --            --
                                                                                          ---------     -----------     ---------
Balance at December 31, 1995..........................................................           --      21,485,224      (247,492)
Common stock issued upon exercise of options and warrants (unaudited).................           --         179,806            --
Common stock, options and warrants issued for services (unaudited)....................           --         174,986            --
Common stock issued to acquire interests in oil and gas properties (unaudited)........           --       6,174,005            --
Issuance of Series D and E Convertible Preferred Stock and related warrants to
 purchase common stock (unaudited)....................................................           --      14,850,000            --
Common stock, stock options and warrants issued or assumed in acquisition of Alexander
 Energy Corporation (unaudited).......................................................           --      64,927,032            --
Preferred stock dividends (unaudited).................................................           --              --            --
Change in unrealized gain on marketable securities (unaudited)........................           --              --       247,492
Net loss (unaudited)..................................................................           --              --            --
                                                                                          ---------     -----------     ---------
Balance at September 30, 1996 (unaudited).............................................   $       --    $107,791,053     $      --
                                                                                          =========     ===========     =========







                                                                                                           TOTAL
                                                                                                       STOCKHOLDERS'
                                                                                          DEFICIT         EQUITY
                                                                                        ------------   -------------
Balance at December 31, 1992..........................................................  $ (1,520,511)  $  4,864,259
Common stock issuable under asset acquisition agreement...............................            --         63,950
Common stock issued for acquisition of certain limited partnership interests..........            --        706,601
Common stock issued in litigation settlement..........................................            --         15,000
Common stock issued upon exercise of options..........................................            --         32,500
Stock issued for services.............................................................            --         25,000
Sale of common stock for cash.........................................................            --        370,000
Common stock issued for acquisition of Goldsmith Adobe Unit working interest..........            --        562,500
Preferred stock dividends.............................................................       (17,502)       (17,502)
Other.................................................................................            --         (2,972)
Net loss..............................................................................      (299,493)      (299,493)
                                                                                         -----------    -----------
Balance at December 31, 1993..........................................................    (1,837,506)     6,319,843
Common stock issued upon exercise of options..........................................            --         35,938
Common stock issued or issuable under asset acquisition agreements....................            --        163,125
Issuance of Series B Preferred Stock..................................................            --      4,436,372
Common stock issued for services......................................................            --         52,510
Common stock issued upon conversion of Series A Preferred Stock.......................            --        424,970
Common stock issued on conversion of long-term debt...................................            --        384,462
Unrealized gain on marketable securities..............................................            --        136,285
Preferred stock dividends.............................................................      (264,705)       (14,705)
Net loss..............................................................................      (611,286)      (611,286)
                                                                                         -----------    -----------
Balance at December 31, 1994..........................................................    (2,713,497)    11,327,514
Common stock issued upon exercise of options and warrants.............................            --        467,987
Common stock issued under asset acquisition agreement.................................            --             --
Common stock and warrants issued for services.........................................            --         79,333
Common stock issued upon conversion of Class B Common Stock...........................            --             --
Common stock and warrants issued to acquire interests in oil and gas properties.......            --      3,279,651
Issuance of Series C Preferred Stock..................................................            --      3,964,828
Preferred stock dividends.............................................................      (735,000)      (735,000)
Unrealized loss on marketable securities..............................................            --       (383,777)
Net loss..............................................................................      (225,969)      (225,969)
                                                                                         -----------    -----------
Balance at December 31, 1995..........................................................    (3,674,466)    17,774,567
Common stock issued upon exercise of options and warrants (unaudited).................            --        180,937
Common stock, options and warrants issued for services (unaudited)....................            --        175,486
Common stock issued to acquire interests in oil and gas properties (unaudited)........            --      6,192,998
Issuance of Series D and E Convertible Preferred Stock and related warrants to
 purchase common stock (unaudited)....................................................            --     15,000,000
Common stock, stock options and warrants issued or assumed in acquisition of Alexander
 Energy Corporation (unaudited).......................................................            --     65,139,826
Preferred stock dividends (unaudited).................................................      (472,500)      (472,500)
Change in unrealized gain on marketable securities (unaudited)........................            --        247,492
Net loss (unaudited)..................................................................   (27,097,480)   (27,097,480)
                                                                                         -----------    -----------
Balance at September 30, 1996 (unaudited).............................................  $(31,244,446)  $ 77,141,326
                                                                                         ===========    ===========

                            See accompanying notes.

                          NATIONAL ENERGY GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business

     National Energy Group, Inc. (the "Company") was incorporated under the laws of the State of Delaware on November 20, 1990. The Company is engaged in the acquisition, development, and production of crude oil and natural gas.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents include demand deposits and money-market investments with maturities of three months or less when purchased. At December 31, 1995 and September 30, 1996 all cash and cash equivalents were invested with Bank One, Texas, N.A. ("Bank One").

  Marketable Securities

     The Company's marketable securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary are included in interest income. The cost of securities sold is based on the specific identification method.

     The marketable securities are comprised of other independent oil and gas companies. The common stock of one oil and gas company accounted for 86% and 62% of the estimated fair market value of the total marketable securities held at December 31, 1994 and 1995, respectively.

     The following is a summary of available-for-sale securities at December 31, 1994 and 1995:

                                                               DECEMBER 31, 1994
                                              ----------------------------------------------------
                                                              GROSS         GROSS
                                                            UNREALIZED    UNREALIZED    ESTIMATED
                                                 COST         GAINS         LOSSES      FAIR VALUE
                                              ----------    ----------    ----------    ----------
    Common stocks...........................  $1,045,864     $ 138,178      $1,893      $1,182,149
                                              ==========      ========      ======      ==========

                                                               DECEMBER 31, 1995
                                              ----------------------------------------------------
                                                              GROSS         GROSS
                                                            UNREALIZED    UNREALIZED    ESTIMATED
                                                 COST         GAINS         LOSSES      FAIR VALUE
                                              ----------    ----------    ----------    ----------
    Common stocks...........................  $2,072,216     $   1,026     $ 248,518    $1,824,724
                                              ==========        ======      ========    ==========

     During the years ended December 31, 1994 and 1995, available-for-sale securities with a fair value at the date of sale of $51,156 and $2,111,890, respectively, were sold. The gross realized gains on such sales totaled $14,954 and $224,443, respectively. The gross realized losses on such sales totaled $3,861 during 1995, and there were no realized losses during 1994.

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

  Accounts Receivable

     The Company sells crude oil and natural gas to various customers. In addition, the Company participates with other parties in the operation of crude oil and natural gas wells. Substantially all of the Company's accounts receivable are due from either purchasers of crude oil and natural gas or participants in crude oil and natural gas wells for which the Company serves as the operator. Generally, operators of crude oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells. Crude oil and natural gas sales are generally unsecured.

  Natural Gas Production Imbalances

     The Company accounts for natural gas production imbalances using the sales method, whereby the Company recognizes revenue on all natural gas sold to its customers notwithstanding the fact that its ownership may be less than 100% of the natural gas sold.

  Crude Oil and Natural Gas Properties

     The Company utilizes the full cost method of accounting for its crude oil and natural gas properties. Under the full cost method, all productive and nonproductive costs incurred in connection with the acquisition, exploration, and development of crude oil and natural gas reserves are capitalized and amortized on the units-of-production method based upon total proved reserves. The costs of unproven properties are excluded from the amortization calculation until the individual properties are evaluated and a determination is made as to whether reserves exist. Capitalized costs are limited to the aggregate of the present value of future net reserves plus the lower of cost or fair market value of unproved properties. Conveyances of properties, including gains or losses on abandonments of properties, are treated as adjustments to the cost of crude oil and natural gas properties, with no gain or loss recognized. The Company does not believe that future costs related to dismantlement, site restoration, and abandonment costs, net of estimated salvage values, will have a significant effect on its results of operations or financial position because the salvage value of equipment and related facilities should approximate or exceed any future expenditures for dismantlement, restoration, or abandonment. The Company has not incurred any net expenditures for costs of this nature during the last two years.

     The Company has capitalized internal costs of $117,379, $158,961 and $141,516 for the years ended December 31, 1993, 1994 and 1995, respectively, and $85,616 and $173,033 for the nine months ended September 30, 1995 and 1996, respectively. Such capitalized costs include salaries and related benefits of individuals directly involved in the Company's acquisition, exploration and development activities based on percentage of their time devoted to such activities.

  Furniture, Fixtures, and Equipment

     Furniture, fixtures, and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method.

     Maintenance and repairs are charged against income when incurred; and renewals and betterments, which extend the useful lives of furniture, fixtures, and equipment, are capitalized.

  Income Taxes

     The Company uses the liability method in accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

  Earnings (Loss) Per Share

     Primary earnings (loss) per common and common equivalent share data is computed by dividing net income (loss), adjusted for preferred stock dividend requirements of $17,500, $264,705 and $735,000 in 1993, 1994, and 1995,
respectively, and $512,000, and $708,750 for the nine months ended September 30, 1995 and 1996, respectively, by the weighted average number of common and common equivalent shares outstanding during each period. Shares issuable upon exercise of options and warrants are included in the computation of earnings per common and common equivalent share to the extent that they are dilutive. Fully diluted earnings (loss) per share computations also assume the conversion of the Company's preferred stock (Note 5) if such conversion has a dilutive effect.

     For the years ended December 31, 1993, 1994 and 1995, and the nine months ended September 30, 1995 and 1996, neither the common equivalent shares nor the assumed conversion of the preferred stock had a dilutive effect on the loss per share calculations. Accordingly, the loss per share calculations for such periods are based on the weighted average number of common shares outstanding during each year.

  Natural Gas Hedging Activities

     In December 1995, the Company began hedging natural gas prices through the use of commodity price swap agreements, in an effort to reduce the effects of the volatility of the price of natural gas on the Company's operations. These agreements involve the receipt of fixed-price amounts in exchange for variable payments based on NYMEX prices and specific volumes. In connection with the commodity price swap agreements, the Company may also enter into basis swap agreements to reduce the effects of unusual fluctuations between prices actually received at the well head and NYMEX prices. Through the use of commodity price and basis swap agreements the Company can fix the price to be received for specified volumes of production to the commodity swap price less the basis swap price. The differential to be paid or received under the swap agreement is accrued in the month of the related production and recognized as an adjustment to oil and gas sales. The Company does not hold or issue financial instruments for trading purposes.

  New Accounting Pronouncement

     In October 1995, the Financial Accounting Standards Board ("FASB") issued its statement No. 123, "Accounting for Stock Based Compensation" ("FAS 123") which establishes an alternative method of accounting for stock based compensation to the method set forth in Accounting Principles Board Opinion No. 25 ("APB 25"). FAS 123 encourages, but does not require, adoption of a fair value based method of accounting for stock options and similar equity instruments granted to employees. The Company will continue to account for such grants under the provisions of APB 25 and will adopt the disclosure provisions of FAS 123 in the first quarter of 1996. Accordingly, adoption of FAS 123 will not affect the Company's financial statements for the year ended December 31, 1995.

  Interim Financial Information

     In management's opinion, the accompanying interim financial statements contain all adjustments (consisting solely of normal recurring accruals) necessary to present fairly the financial position of the Company as of September 30, 1996, the related results of operations for the nine month periods ended September 30, 1996 and 1995 and cash flows for the nine month periods ended September 30, 1996 and 1995. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results expected for the full year.

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

  Reclassifications

     Certain previously reported amounts have been reclassified to conform with the current presentation.

2. ACQUISITIONS

     Effective January 1, 1993, the Company acquired all of the limited partnership interests of OilSearch Leasing Partners, Ltd., and OilSearch Acquisition Group One, Ltd., and the crude oil and natural gas assets related to the limited partnership interests. The consideration paid by the Company to the limited partners consisted of 700,000 shares of Class A Common Stock ("Common Stock"). The impact of this acquisition was not material to the Company's results of operations or financial position.

     In December 1993, the Company completed the acquisition of a 63.8% working interest in the Goldsmith Adobe Unit ("GAU"), located in the Permian Basin of West Texas, from Bligh Petroleum, Inc. ("Bligh"). This acquisition added approximately 3.0 million barrels of crude oil and 2.5 billion cubic feet of natural gas to the Company's proved reserves.

     The consideration paid by the Company to Bligh for the acquisition consisted of $2,775,000 in cash and 900,000 shares of Common Stock. The cash portion of the acquisition was funded primarily by $2,150,000 increase in borrowings under the Company's former credit agreement with Bank One. The Company also used the proceeds from the issuance of 10% subordinated notes, with a principal amount of $230,000, and 792,000 shares of Common Stock, of which 200,000 restricted shares of Common Stock were issued in 1994, to fund the acquisition.

     During 1994, the Company acquired an additional 17.0% working interest in the GAU. Such interests were acquired for $584,095 in cash. The Company is the operator of the GAU and holds a 91.8% working interest in the GAU.

     In April 1995, the Company purchased a 100% working interest (77% net revenue interest) in State of Texas Lease No. 69153 and the State Tract 901-S Field, Nueces County, Texas ("Mustang Island") for $900,000 in cash and 352,500 shares of Common Stock. The cash portion of the acquisition was funded from available cash.

     In June 1995, the Company completed the acquisition of producing gas properties in the Oak Hill Field in Rusk County, Texas ("Oak Hill"). The consideration paid by the Company for Oak Hill consisted of $7,200,000 in cash, 612,301 shares of Common Stock and warrants to purchase 200,000 shares of Common Stock at a price per share of $2.00. The cash portion of the acquisition was funded primarily by borrowings under the Company's current credit facility with Bank One. See Note 3.

     In addition, in June 1995, the Company completed the acquisition of producing oil and gas properties in Eddy County, New Mexico from Enron Oil and Gas Company (the "Enron Properties") for $2,119,295 in cash. This acquisition was funded by borrowings under the credit facility with Bank One and available cash.

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

     The following pro forma data presents the results of the Company for the years ended December 31, 1994 and 1995, as if the acquisition of Mustang Island, Oak Hill and the Enron Properties had occurred on January 1, 1994. The pro forma results of operations are presented for comparative purposes only and are not necessarily indicative of the results which would have been obtained had the acquisitions been consummated as presented. The following data reflect pro forma adjustments for the oil and gas revenues, production costs, and depreciation and depletion related to the properties and additional interest on borrowed funds.

                                                                          PRO FORMA
                                                                   YEAR ENDED DECEMBER 31
                                                                  -------------------------
                                                                     1994           1995
                                                                  ----------     ----------
                                                                         (UNAUDITED)
    Revenues....................................................  $5,051,222     $9,253,803
                                                                  ==========     ==========
    Loss before extraordinary item..............................  $ (573,522)    $      (73)
                                                                  ==========     ==========
    Loss before extraordinary item per common share.............  $     (.06)    $     (.06)
                                                                  ==========     ==========

     In January 1996, the Company completed the acquisition of oil and gas properties in offshore Nueces County, Texas, adjacent to the Company's Mustang Island property, from C/A Limited, Chartex Petroleum Company and Petrotex Engineering Company. The acquisition includes interests in five wells, a pipeline and separation facility related to Mustang Island. The consideration for this acquisition consisted of 140,857 shares of the Company's Common Stock and $675,000 in cash.

     In February 1996, the Company completed the acquisition of two oil and gas wells on one offshore block, interests in five other offshore blocks, and a related production platform and equipment in offshore Nueces County, Texas, adjacent to the Company's Mustang Island property, from UMC Petroleum Corporation (the "UMC Acquisition). The Company paid UMC Petroleum Corporation $1,500,000 in cash.

     In April 1996, the Company won exploration rights on 16 offshore tracts (covering 7,765 acres) in the Mustang Island area in offshore Nueces County, Texas through successful bids with the State of Texas ("Offshore Lease Acquisition"). The Company paid $1,437,302 in cash for these rights and the purchase was funded by borrowings under the credit facility with BankOne and available cash. A portion of the exploration rights associated with the Offshore Lease Acquisition are expected to be sold within the next year and the related costs have been classified as prospect inventory held for sale in the accompanying balance sheet as of June 30, 1996.

     On August 29, 1996, the Company completed the acquisition of Alexander Energy Corporation ("Alexander"). The transaction consisted of a merger (the "Merger") of Alexander with and into National Energy Group of Oklahoma, Inc., formerly known as NEG-OK, Inc., a wholly-owned subsidiary of the Company ("NEG-OK"). Pursuant to the Merger, (a) the separate corporate existence of Alexander terminated and NEG-OK, as the surviving corporation of the Merger, continues as a wholly-owned subsidiary of the Company with the combined assets and liabilities of Alexander and NEG-OK, (b) each share of Alexander common stock, par value $.03 per share ("Alexander Common Stock"), together with certain rights associated with the Alexander Common Stock outstanding immediately before the Merger, were converted into 1.7 shares of the Company's Common Stock and (c) all outstanding options and warrants to purchase Alexander Common Stock were assumed by the Company and converted into options and warrants to purchase Common Stock. In lieu of fractional shares, Alexander shareholders otherwise entitled to receive fractional shares of Common Stock were paid in cash an amount equal to $4.375 multiplied by the fraction of a share of Common Stock to be received.

     In connection with the Merger, on August 29, 1996, the Company, NEG-OK and Boomer Marketing Corporation ("Boomer Marketing"), a wholly-owned subsidiary of NEG-OK, entered into a new credit

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

facility. See Note 3. On August 29, 1996, the Company also closed the sale of 100,000 shares of its Convertible Preferred Stock, Series D, $1.00 par value per share, the sale of 50,000 shares of its Convertible Preferred Stock, Series E, $1.00 par value per share, and warrants to purchase 1,050,000 shares of Common Stock. See Note 5.

     The cost of acquiring NEG-OK was approximately $69.4 million, consisting of the following (in thousands):

        Fair value of 21.1 million shares of the Company's Common Stock issued...........................................................  $63,404
        Cost of 105,740 shares of NEG-OK common stock owned by the
          Company..........................................................      288
        NEG-OK stock options and warrants assumed..........................      340
        Estimated fair value of 122,324 shares of the Company's Common
          Stock and 800,000 warrants issued for services provided by
          investment advisors..............................................    1,322
        Other investment advisor, legal and accounting professional fees
          and other Merger related costs...................................    4,009
                                                                             -------
                                                                             $69,363
                                                                             =======

     The fair value of the securities issued in connection with the Merger has been calculated using the price of the Company's Common Stock at the time the Merger was announced to the public of $3.00 per share.

     The Company's purchase price has been allocated to the consolidated assets and liabilities of NEG-OK based on preliminary estimates of fair values with the remaining purchase price allocated to proved oil and gas properties. No goodwill has been recorded in this transaction.

     The preliminary allocation of the purchase price is summarized as follows (in thousands):

    Working capital (deficit) assumed, excluding current portion of long-term
      debt....................................................................  $    (87)
    Oil and gas properties:
      Proved..................................................................   132,756
      Unproved................................................................     6,319
    Other property and equipment..............................................       970
    Other non-current assets..................................................       198
    Long-term debt assumed....................................................   (45,853)
    Other non-current liabilities assumed.....................................    (3,163)
    Deferred income taxes.....................................................   (21,777)
                                                                                --------
                                                                                $ 69,363
                                                                                ========

     Under the full cost method of accounting, the carrying value of oil and gas properties (net of related deferred taxes) is generally not permitted to exceed the sum of the present value (10% discount rate) of estimated future net cash flows, after tax, from proved reserves, based on current prices and costs, plus the lower of cost or estimated fair value of unproved properties (the "cost center ceiling"). Based upon the combined cost center ceiling at August 29, 1996 and the preliminary allocation of the Company's purchase price, the purchase price allocated to oil and gas properties was in excess of the cost center ceiling using oil and natural gas prices being received by the Company and NEG-OK in August 1996 of $20.75 per Bbl and $2.21 per Mcf. The amount of such excess was charged to expense in the third quarter of 1996 broken down as follows (in thousands):

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

    Writedown of oil and gas properties.......................................  $ 43,497
    Deferred income tax benefit...............................................   (15,224)
                                                                                --------
                                                                                $ 28,273
                                                                                ========

     In September 1996, the Company acquired an approximate 87.5% working interest in two wells and certain proved undeveloped reserves in South Lake Boeuf, Louisiana (the "Lake Boeuf Acquisition") for approximately $7.2 million, consisting of $1.5 million in cash and approximately $5.7 million in shares of Common Stock.

     The following pro forma data presents the results of the Company for the nine months ended September 30, 1995 and 1996, as if the acquisitions of Mustang Island, Oak Hill, the Enron Properties, NEG-OK, and the Lake Boeuf Acquisition had occurred on January 1, 1995. The historical results of the CA Acquisition, the UMC Acquisition were not significant. The pro forma results of operations are presented for comparative purposes only and are not necessarily indicative of the results which would have been obtained had the acquisitions been consummated as presented. The following data reflect pro forma adjustments for oil and gas revenues, production costs, depreciation and depletion related to the properties and businesses acquired, interest on borrowed funds, additional preferred stock dividend requirements and the related income tax effects (in thousands, except per share amounts).

                                                                            PRO FORMA
                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                       -------------------
                                                                        1995        1996
                                                                       -------     -------
    Total revenues...................................................  $21,352     $27,107
                                                                       =======      ======
    Income (loss) before extraordinary item..........................  $(3,284)    $ 2,217
                                                                       =======      ======
    Income (loss) before extraordinary item per common share.........  $  (.12)    $   .03
                                                                       =======      ======

3. NOTE PAYABLE AND LONG-TERM DEBT

     Note payable and long-term debt consists of the following:

                                                          DECEMBER 31,
                                                   --------------------------     SEPTEMBER 30,
                                                      1994           1995             1996
                                                   ----------     -----------     -------------
    Credit facility..............................  $       --     $        --      $ 65,000,000
    Prior credit facility........................          --      19,975,000                --
    Other credit facility........................   6,000,000              --         1,353,357
                                                   ----------     -----------       -----------
                                                    6,000,000      19,975,000        66,353,357
    Less current maturities:
      Note payable and other long-term debt......          --       6,500,000         3,016,361
                                                   ----------     -----------       -----------
                                                   $6,000,000     $13,475,000      $ 63,336,996
                                                   ==========     ===========       ===========

     Borrowings of $6,000,000 were outstanding at December 31, 1994, under the credit facility with Texas Gas Fund I. A portion of the proceeds from the Texas Gas Fund I facility were used to repay the Company's previous loan with Bank One which resulted in an extraordinary charge of $121,917, or $.01 per common share, in 1994. Borrowings under the Texas Gas Fund I facility were repaid using proceeds from the Prior Credit Facility, resulting in an extraordinary charge of $431,762 or $.04 per common share, in 1995.

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

     Effective June 9, 1994, the full principal amount and accrued interest on the 8.5% subordinated notes payable, which were issued in connection with the acquisition of certain oil and gas assets in 1992, were converted into 125,054 shares of Common Stock.

     In connection with the acquisition of the GAU working interest in December 1993, the Company borrowed $230,000 from three directors in the form of 10% subordinated notes. During 1994, $181,250 principal amount of the subordinated notes were converted into 290,000 shares of Common Stock and the remaining $48,750 principal amount was retired for cash.

     In June 1995, the Company consummated a $33,000,000 reducing revolving line of credit facility (the "Prior Credit Facility") with Bank One. The initial advance under the Facility of $12,500,000 was used to pay off the Company's credit facility with Texas Gas Fund I, to purchase Oak Hill and the Enron Properties (Note 2), and for closing fees. Subsequent advances have been used for development of the GAU, other acquisitions of oil and gas properties (Note
2), and exploration activities.

     At December 31, 1995, the Prior Credit Facility consisted of a revolving note of up to $30,000,000, subject to a borrowing base, and an advance note of up to $3,000,000 (primarily for the development of GAU). Interest on the revolving note is at a rate of prime plus 1% (subject to reduction in certain circumstances) or LIBOR plus 3.75% (subject to reduction in certain circumstances), at the Company's option. Interest on the advance note is at a rate of prime plus 4%. Payments of interest and principal were made monthly. The Facility was secured by all of the Company's principal oil and gas properties and related equipment, oil and gas inventory, and related receivables. Prepayments were allowed at any time. At December 31, 1995, the Company had $16,975,000 outstanding under the revolving note and $3,000,000 outstanding under the advance note.

     The revolving note had a maturity date of June 30, 1999, and the advance note had a maturity date of June 30, 1996. The Company's ability to borrow under the revolving note was dependent upon the reserve value of its oil and gas properties. At December 31, 1995, the borrowing base was $17.0 million. The borrowing base was subject to adjustment quarterly based on the reserve value. Bank One had substantial discretion in determining the reserve value and borrowing base. In addition, the borrowing base was reduced monthly by an amount redetermined semiannually by Bank One. The amount of such automatic reduction was $175,000 per month for the period July 31, 1995 through January 31, 1996. Effective February 1, 1996 the amount of the monthly reduction was adjusted to $256,000. If the amount outstanding under the revolving note exceeded the borrowing base, the Company was required to repay such excess. In January 1996, the Company repaid $3.5 million of borrowings outstanding under the revolving note.

     In April 1996, a new advance note of up to $3,000,000 was issued to the Company with a maturity date of March 31, 1997 and the borrowing base was increased to $21,500,000. Effective May 1, 1996, the amount of the monthly reduction of the borrowing base was adjusted to $315,000.

     The Prior Credit Facility contained restrictive and affirmative covenants, and maintenance of required financial ratios. In addition, the Company could not pay any dividends on or redeem common stock. However, cash dividends on and redemptions of preferred stock were allowed, so long as no event of default, as defined, had occurred and was continuing or would occur as a result of such payment. At December 31, 1995, the Company was not in violation of any covenants of the Facility.

     On August 29, 1996, the Company, NEG-OK and Boomer Marketing, entered into a credit facility (the "Credit Facility") with BankOne, as Bank and Administrative Agent, and the Credit Lyonnais New York Branch, as Bank and Syndication Agent (collectively, the "Banks"). The Credit Facility consisted of a $100.0 million reducing revolving line of credit, with an initial borrowing base of $60.0 million, and a $5.0 million term loan. Interest under the reducing revolving line of credit was payable monthly at the

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

BankOne base rate. The proceeds from the Credit Facility were used to refinance existing indebtedness of the Company and NEG-OK.

     On November 1, 1996, the Company repaid the outstanding borrowings under the Credit Facility with a portion of proceeds from the issuance of $100 million principal amount of 10 3/4% Notes due 2006 ("Outstanding Notes" and collectively with the Exchange Notes ("Notes")). See Note 12.

     In connection with the issuance of the Outstanding Notes, the Company amended the Credit Facility. The borrowing base, pursuant to the amended Credit Facility, was reduced to $25.0 million, comprised of $15.0 million for general corporate purposes and $10.0 million for acquisitions of producing oil and gas properties. The borrowing base will be redetermined at least semiannually and may require mandated monthly principal reductions by an amount determined by the Banks from time to time. No principal reductions will be required before the next borrowing base redetermination scheduled for April 1, 1997. The principal is due at maturity, August 29, 2000. Interest is payable monthly and is calculated at the BankOne base rate, as determined from time to time by BankOne (which increases by .25% if the outstanding loan balance is greater than 75% of the borrowing base). The Company may elect to calculate interest under the EuroDollar Rate, as defined in the Credit Facility.

     The Company is required to pay a commitment fee on the unused portion of the borrowing base equal to 3/8ths of 1% per annum and paid a facility fee equal to 3/4% of the initial borrowing base under the Credit Facility.

     The Company granted to the Banks liens on a minimum of 90% of the present worth of NEG-OK's oil and natural gas properties, liens on certain of the Company's oil and natural gas properties, whether currently owned or hereafter acquired, and a negative pledge on all other oil and natural gas properties. The Credit Facility requires, among other things, semiannual engineering reports covering oil and natural gas properties, and maintenance of certain financial ratios, including the maintenance of a minimum interest coverage, a current ratio, and a minimum tangible net worth.

     The Credit Facility includes other covenants prohibiting cash dividends, distributions, loans or advances to third parties, except that cash dividends on preferred stock will be allowed so long as no event of default exists or would exist as result of the payment thereof. In addition, if the Company is required to purchase or redeem any portion of the Outstanding Notes, or if any portion of the Outstanding Notes become due, the borrowing base is subject to reduction.

     The carrying value of the Company's note payable and long-term debt approximates their fair values.

4. LEASE

     The Company leases office space under an operating lease. Rental expense charged to operations was approximately $70,851, $80,132 and $100,493 during the years ended December 31, 1993, 1994 and 1995, respectively. Minimum lease payments under future operating lease commitments at December 31, 1995, are as follows:

                1996..............................................  $147,792
                1997..............................................   156,551
                1998..............................................    53,491
                                                                    --------
                                                                    $357,834
                                                                    ========

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

5. STOCKHOLDERS' EQUITY

  Capital Stock

     At December 31, 1995 the authorized capital stock of the Company consisted of 50,000,000 shares of Class A common stock, par value $.01 per share's ("Common Stock"); 200,000 shares of Class B common stock ("Class B"), par value $.01 per share; and 1,000,000 shares of convertible preferred stock par value $1.00 per share. No shares of Class B were outstanding at December 31, 1995.

     In connection with the Merger, the Company's shareholders approved an amendment to the Company's Certificate of Incorporation to eliminate the authorization of the Class B Common Stock, to change the name of Class A Common Stock to "Common Stock," and to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000 shares.

  Preferred Stock

     At September 30, 1996, the Company has authorized 330,000 shares of $1.00 par value convertible preferred stock designated in four series B through E:

                                         SERIES B        SERIES C         SERIES D         SERIES E
                                       -------------   -------------   --------------   --------------
Number of authorized shares..........        100,000          80,000          100,000           50,000
Number of shares issued and
  outstanding:
  December 31, 1994                           52,500              --               --               --
  December 31, 1995                           52,500          40,000               --               --
  September 30, 1996                          52,500          40,000          100,000           50,000
Conversion price per common share....        $ 1.625         $  2.00          $  2.25          $  2.25
Liquidation preference value per
  share..............................        $100.00         $100.00          $100.00          $100.00
Dividend rights......................   10% payable       10 1/2%      Participation    Participation
                                           semi-          payable           with             with
                                         annually          semi-           common           common
                                       (cumulative)      annually          stock            stock
                                                       (cumulative)

     In connection with the acquisition of certain oil and gas assets in 1992, the Company's Board of Directors authorized the issuance of up to 5,000 shares of redeemable convertible preferred stock designated as 5% Redeemable Convertible Preferred Stock, Series A, par value, $1.00 per share ("Series A Preferred Stock"). The Series A Preferred Stock was converted into 425,000 shares of Common Stock during 1994.

     On June 3, 1994, the Company consummated the sale of $5,000,000 of the Company's 10% Cumulative Convertible Preferred Stock, Series B ("Series B"). Fifty thousand shares of Series B were sold by the Company at $100.00 per share. The Series B is convertible into shares of Common Stock at a conversion price of $1.625 per share. The Series B has a liquidation and dividend preference over the Common Stock. The Series B has a 10% dividend, payable semi-annually. The Company has the option to make six dividend payments in shares of Series B; after the sixth such payment, the holders of Series B have the option to receive additional dividends in shares of Series B or to accrue such dividends in cash. If the Company makes four dividend payments in shares of Series B, the holders of Series B have the right to appoint one-third of the members of the Company's Board of Directors. The Series B would be redeemable by the Company, until June 3, 1997, at $110.00 per share and, thereafter, at $100.00 per share, plus accrued and unpaid dividends; provided, however, that the Company cannot redeem any shares of Series B unless and until all outstanding shares of the Series C have been redeemed by the Company. As a result, no shares of Series B can be redeemed before June 14, 1997. The holders of Series B currently have the right to appoint one member to the

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

Company's Board of Directors. The Series B requires that dividends be paid on the Series B before any dividends are paid on Common Stock.

     The holders of Series B are entitled to one vote for each share as to matters upon which by law they are entitled to vote as a class, and the approval of a majority of the Series B, voting separately as a class, is required to make changes to the Company's Certificate of Incorporation or By-Laws which adversely affect the Series B, to authorize or issue additional shares of Series B or to issue preferred stock equal to or senior to the Series B as to dividends or liquidation, or, subject to certain exceptions, to effect an extraordinary transaction that requires a vote of the Company's stockholders. As a result, a class vote of the holders of Series B would be required for the Company to merge or be acquired and may therefore delay, deter, or prevent a change in control of the Company.

     In June 1995, the Company consummated the sale of $4,000,000 of the Company's 10 1/2% Cumulative Convertible Preferred Stock, Series C ("Series C"). Forty thousand shares of Series C were sold by the Company at $100.00 per share. The Series C is convertible into shares of Common Stock at a conversion price of $2.00 per share.

     The Series C has a liquidation and dividend preference over the Common Stock, and is parity stock to the previously issued Series B. The Series C has a 10 1/2% dividend, payable semi-annually. The Company has the option to make six dividend payments in shares of Series C; after the sixth such payment, the holders of Series C have the option to receive additional dividends in shares of Series C or to accrue such dividends in cash.

     If the Company makes four dividend payments in shares of Series C, the holders of Series C (voting as a class with other affected series of preferred stock with similar voting rights) have the right to appoint one-third of the members of the Company's Board of Directors; provided, however, that if the holders of Series B are presently entitled to a similar right, then the holders of Series C shall have no such right until the right of the holders of Series B terminates. The Series C is redeemable by the Company between June 14, 1997 and June 14, 1998, at $110.00 per share and, thereafter, at $100.00 per share, plus accrued and unpaid dividends. No shares of Series B may be redeemed until all the shares of Series C have been redeemed. The holders of the Series C currently have the right to appoint one member to the Company's Board of Directors. The holders of Series C are entitled to one vote for each share as to matters upon which by law they are entitled to vote as a class, and the approval of a majority of the Series C, voting separately as a class, is required to make changes to the Company's Certificate of Incorporation or By-Laws which adversely affect the Series C, to authorize or issue additional shares of Series C or to issue preferred stock equal to or senior to the Series C as to dividends or liquidation, or, subject to certain exceptions, to effect an extraordinary transaction that requires a vote of the Company stockholders. As a result, a class vote of the holders of Series C, as well as the Series B, would be required for the Company to merge or be acquired and may therefore delay, deter, or prevent a change in control of the Company.

     In connection with the Merger and Related Transactions, the date the Company may first redeem its 10% Cumulative Convertible Preferred Stock Series B ("Series B") and its 10 1/2% Cumulative Convertible Preferred Stock, Series C ("Series C") was extended from June 14, 1997 to June 14, 1999.

     On August 29, 1996, the Company closed the sale for $10.0 million to High River Limited Partnership ("High River") of 100,000 shares of its Convertible Preferred Stock, Series D, $1.00 par value per share ("Series D") and warrants to purchase 700,000 shares of Common Stock exercisable immediately at $2.50 per share, which warrants expire five years from their date of issuance. The rights and preferences of the Series D are described in the Certificate of Designations of the Series D and include the immediate right to convert all the shares of the Series D into 4,444,444 shares of Common Stock, based upon the initial conversion price of $2.25 per share.

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

     The holders of the Series D are entitled to one vote for each share when entitled to vote as described below and as to matters upon which by law they are entitled to vote as a class. The holders of Series D will have the right to appoint one member to the Board of Directors. The Company may not, without the consent of the director appointed by the holders of Series D, voluntarily file for protection under federal or other bankruptcy laws. In addition, the holders of Series D will have the right to choose to appoint one-half of the members of the Board of Directors plus one member (including the member appointed by the Series D) if the Series D contingent voting rights are triggered and the holders of the Series D exercise their rights.

     On August 29, 1996, simultaneously with the closing of the sale for $10.0 million of the Series D to High River, the Company also closed the sale for $5.0 million to two insurance companies and four affiliates of Kayne, Anderson Investment Management, Inc. ("KAIM"), a registered investment adviser, of 50,000 shares of Convertible Preferred Stock, Series E, $1.00 par value per share ("Series E") and warrants to purchase 350,000 shares of the Common Stock exercisable immediately at $2.50 per share, which warrants expire five years from their date of issuance. The Series E has the rights and preferences described in the Certificate of Designations of the Series E which include the immediate right to convert all of the shares of the Series E into 2,222,222 shares of the Common Stock, based upon the initial conversion price of $2.25 per share. The Series E will vote together with the Common Stock on all matters submitted to the holders of Common Stock and shall have that number of votes per share equal to the number of shares of Common Stock into which such share is convertible as of the record date for the vote.

  Common Stock

     Holders of Common Stock are entitled to one vote for each share held of record on all matters voted on by stockholders. The shares of the Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares of the Common Stock voting for the election of the directors can elect all of the directors to be elected by holders of the Common Stock, in which event the holders of the remaining shares of Common Stock will not be able to elect any director. Upon any liquidation, dissolution, or winding-up of the affairs of the Company, holders of the Common Stock would be entitled to receive, pro rata, all of the assets of the Company available for distribution to stockholders, after payment of any liquidation preference of any Preferred Stock that may be issued and outstanding at the time. Holders of the Common Stock have no subscription, redemption, sinking fund, or preemptive rights.

     The Class B was entitled to special conversion rights. In June 1995, as a result of the Company's proven crude oil and natural gas reserves reaching a value in excess of $25,000,000, the 129,644 shares of Class B common stock which were outstanding at December 31, 1994, were converted into 1,296,440 shares of Common Stock, in accordance with the terms of the Class B. Under the terms of the Class B, such shares cannot be reissued.

     In connection with the repayment of borrowings under the Texas Gas Fund I credit facility, the Company issued 100,000 shares of Common Stock to reduce a net profits interest in the GAU held by Texas Gas Fund I.

     Common Stock issuable under asset acquisition agreement at December 31, 1993 and 1994, represents additional consideration related to the acquisition of certain oil and gas assets in 1992. In January 1995, 300,000 shares of Common Stock were issued in satisfaction of this obligation.

  Warrants

     In June 1994, in connection with the sale of the Series B Preferred Stock, the Company issued warrants to purchase 307,692 shares of Common Stock at a price of $1.625 per share. During 1995, 255,492 of these warrants were exercised. These warrants expire June 3, 1997.

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

     In 1995, the Company granted warrants to purchase 300,000 shares of Common Stock at a price of $1.625 per share, pursuant to a consulting agreement. The first 100,000 warrants were exercisable immediately and expire July 31, 1997, the next 100,000 became exercisable on July 31, 1995 and expire July 31, 1998, and the remaining 100,000 become exercisable on July 31, 1996 and expire July 31, 1999. The estimated fair value of the warrants was deferred at the date of grant and is being charged to general and administrative expenses over the vesting period.

     In June 1995, in connection with the acquisition of Oak Hill (Note 2), the Company issued warrants to purchase 200,000 shares of Common Stock at a price of $2.00 per share. These warrants will become exercisable on June 28, 1996 and expire June 30, 1998.

     The following table summarizes warrants outstanding at December 31, 1995:

NUMBER OF SHARES                                          EXPIRATION       WARRANTS      EXERCISE
 UNDER WARRANT                                               DATE         EXERCISABLE     PRICE
----------------                                         -------------    -----------    --------
    52,200............................................    June 3, 1997       52,200      $1.625
   100,000............................................   July 31, 1997      100,000      $1.625
   100,000............................................   July 31, 1998      100,000      $1.625
   100,000............................................   July 31, 1999           --      $1.625
   200,000............................................   June 30, 1998           --      $2.00
   -------                                                                  -------
   552,200                                                                  252,200
   =======                                                                  =======

     In connection with the Merger, the Company issued warrants to purchase 800,000 shares of Common Stock to two investment advisors. Warrants to purchase 700,000 shares provide for an exercise price of $2 7/8 per share and are exercisable for a period of five years while warrants to purchase 100,000 shares provide for an exercise price of $4.09 per share and are exercisable for a period of ten years. The Company also assumed 396,015 warrants to purchase Common Stock at prices ranging from $2.07 to $3.00 in the Merger.

  Stock Options

     During 1992, the Company's Board of Directors and stockholders approved the Company's 1992 Stock Option Plan (the "Plan"). Awards may be granted to key employees or nonemployee directors of the Company. Awards may consist of options to purchase shares of Common Stock or stock appreciation rights ("SARs") or a combination thereof. The aggregate number of shares that the Company may issue under the Plan will not, at the time of the grant, exceed an amount equal to 10% of the number of then-outstanding shares of Common Stock. Furthermore, no more than 30% of the shares of Common Stock for which awards may be granted under the Plan may be granted to the Company's directors, and no one director may be granted awards covering more than 75,000 shares of Common Stock. No more than 50% of the shares of Common Stock for which awards may be granted under the Plan may be granted to officers of the Company who are not directors, and no one officer who is not a director may be granted awards covering more than 125,000 shares. The exercise price of an option or SAR may not be less than the fair market value of Common Stock on the date of grant. All options granted under the Plan expire no later than the tenth anniversary of the date of grant. At December 31, 1995, 15,000 options had been granted pursuant to the Plan. At present, the Company does not plan to issue further options under the Plan.

     In addition, during 1993, 1994 and 1995, the Company's Board of Directors issued options to purchase 272,500, 40,000 and 765,000 shares of Common Stock, respectively, to certain officers and directors. These options were issued outside of the Plan.

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

     Option transactions are summarized below:

                                                                  NUMBER OF       OPTION
                                                                   SHARES       PRICE RANGE
                                                                  ---------    -------------
    Outstanding (90,000 options exercisable) at December 31,
      1992.......................................................  105,000     $ .25 -$ .50
    Granted......................................................  272,500     $ .625-$1.06
    Exercised....................................................  (80,000)    $ .25 -$1.06
                                                                   -------
    Outstanding (297,500 options exercisable) at December 31,
      1993.......................................................  297,500     $ .50 -$1.06
    Granted......................................................   40,000        $1.625
    Canceled.....................................................  (35,000)    $ .625-$1.06
    Exercised....................................................  (62,500)    $ .50 -$ .625
                                                                   -------
    Outstanding (200,000 options exercisable) at December 31,
      1994.......................................................  240,000     $ .625-$1.625
    Granted......................................................  765,000     $1.625-$2.81
    Exercised....................................................  (72,500)    $ .625-$1.625
                                                                   -------
    Outstanding (347,500 options exercisable) at December 31,
      1995.......................................................  932,500     $ .625-$2.81
                                                                   =======

     As a result of the Merger, the Company assumed 129,501 outstanding stock option previously issued pursuant to three stock option plans of Alexander. No additional stock options will be granted pursuant to such plans. The stock options assumed may be exercised to purchase shares of Common Stock at prices ranging from $0.88 to $2.94 per share.

     On August 30, 1996, the Board of Directors approved the issuance of options to purchase 700,000 shares of Common Stock to the Company's chief executive officer. The options have an exercise price of $4 1/16 per share. The options become exercisable when the price of the Common Stock reaches and remains at or above $8 1/8 for a period of 30 days. If the price target is not met within five years, the options expire.

6. INCOME TAXES

     The reconciliation of income taxes computed at the U.S. federal statutory tax rates to the benefit for income taxes on the income (loss) before extraordinary item is as follows:

                                                              YEAR ENDED DECEMBER 31
                                                       ------------------------------------
                                                         1993          1994          1995
                                                       ---------     ---------     --------
    Income tax (benefit) at statutory rate...........  $(100,380)    $(166,385)    $ 69,970
    Utilization of net operating loss carryforward...         --            --      (69,970)
    Benefit of net operating loss not recognized.....    100,380       166,385           --
                                                       ---------     ---------      -------
                                                       $      --     $      --     $     --
                                                       =========     =========      =======

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

     The computation of the net deferred tax (liability) follows:

                                                                         DECEMBER 31
                                                                   -----------------------
                                                                     1994          1995
                                                                   ---------     ---------
    Deferred tax liabilities:
      Property and equipment.....................................  $(357,330)    $(198,790)
      Other......................................................    (14,677)       (8,378)
    Deferred tax assets:
      Net operating loss carryforward............................    915,268       823,319
      Other......................................................      6,499            --
                                                                   ---------     ---------
                                                                     549,760       616,151
    Less valuation allowance.....................................   (549,760)     (616,151)
                                                                   ---------     ---------
                                                                   $      --     $      --
                                                                   =========     =========

     At December 31, 1995, the Company had net operating loss carryforwards available for federal income tax purposes of approximately $2,424,000, which expire beginning in the year 2003. As a result of an asset acquisition in April 1992, utilization of $1,447,000 of the net operating loss carryforward for income tax purposes is restricted to approximately $160,000 per year because of a change in ownership, as defined by the Tax Reform Act of 1986.

7. GAS HEDGING ACTIVITIES AND COMMITMENTS

     While the use of hedging arrangements limits the downside risk of adverse price movements, it may also limit future gains from favorable movements. All hedging is accomplished pursuant to swap agreements based upon standard forms. The Company addresses market risk by selecting instruments whose value fluctuations correlate strongly with the underlying commodity being hedged. Credit risk related to hedging activities is managed by requiring minimum credit standards for counterparties, periodic settlements, and mark to market valuations. The Company has not been required to provide collateral relating to its hedging activities.

     In December 1995, the Company had entered into various swap agreements to fix the selling prices for natural gas at a weighted average NYMEX price of $2.805 per Mcf for 225,000 Mcf of natural gas to be produced during 1996. The Company closed the positions prior to December 31, 1995, resulting in a deferred gain of approximately $70,875 which will be recognized in 1996.

     At September 30, 1996, the Company had a basis swap agreement with a basis differential of $.205 covering 300,000 Mcf of natural gas to be produced during the last three months of 1996.

     During the nine months ended September 30, 1996, the Company recognized a net gain of $20,315 related to hedging transactions.

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

8. CRUDE OIL AND NATURAL GAS PRODUCING ACTIVITIES

     Capitalized costs relating to crude oil and natural gas producing activities and related accumulated depreciation, depletion, and amortization are summarized as follows:

                                                                   DECEMBER 31
                                                    -----------------------------------------
                                                       1993           1994           1995
                                                    -----------    -----------    -----------
    Proved crude oil and natural gas properties...  $12,015,897    $15,284,453    $37,493,394
    Unproved crude oil and natural gas
      properties..................................           --             --        707,913
    Accumulated depreciation, depletion, and
      amortization................................   (1,400,618)    (2,320,378)    (5,366,293)
                                                    -----------    -----------    -----------
                                                    $10,615,279    $12,964,075    $32,835,014
                                                    ===========    ===========    ===========

     The unproven properties are excluded from the amortization base and consist primarily of acreage, acquisition costs, and related geological and geophysical costs. These costs are expected to be evaluated during the Company's 1996 drilling program.

     Costs incurred in crude oil and natural gas producing activities for the years ended December 31, 1993, 1994 and 1995, are as follows:

                                                              YEAR ENDED DECEMBER 31
                                                      ---------------------------------------
                                                         1993          1994          1995
                                                      ----------    ----------    -----------
    Acquisitions of properties:
      Proved........................................  $4,283,855    $1,153,548    $13,657,383
      Unproved......................................  $       --    $  134,512    $   707,913
    Exploration costs...............................  $       --    $  130,182    $    73,034
    Development costs...............................  $  371,550    $2,006,183    $ 8,595,363
    Amortization rate per equivalent barrel.........  $     4.08    $     4.20    $      5.29

     Depletion, depreciation and amortization increased $351,964 for the fourth quarter of 1995 due to downward revisions in estimated proved reserves at December 31, 1995.

     Revenues from individual customers exceed 10% of total crude oil and natural gas sales are as follows:

                                                               YEAR ENDED DECEMBER 31
                                                        ------------------------------------
                                                          1993         1994          1995
                                                        --------    ----------    ----------
    Plains Marketing and Transportation...............  $542,502    $1,614,711    $4,618,136
    Energy Source, Inc................................        --            --    $  870,285
    GPM Natural Gas Corporation.......................  $296,894    $  553,613    $       --

     The Company believes that the loss of these customers would not have a significant impact on the Company's results of operations or financial condition.

9. SUPPLEMENTARY CRUDE OIL AND NATURAL GAS RESERVE INFORMATION (UNAUDITED)

     The Company has interests in crude oil and natural gas properties that are principally located in Texas, Oklahoma, New Mexico, Wyoming and offshore Texas. The Company does not own or lease any crude oil and natural gas properties outside the United States.

     The Company retains independent engineering firms to provide annual year-end estimates of the Company's future net recoverable crude oil, natural gas, and natural gas liquids reserves. Estimated proved net

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

recoverable reserves as shown below include only those quantities that can be expected to be commercially recoverable at prices and costs in effect at the balance sheet dates under existing regulatory practices and with conventional equipment and operating methods.

     Proved developed reserves represent only those reserves expected to be recovered through existing wells. Proved undeveloped reserves include those reserves expected to be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure is required for recompletion.

     Net quantities of proved developed and undeveloped reserves of natural gas and crude oil, including condensate and natural gas liquids, are summarized as follows:

                                                                                NATURAL GAS
                                                                 CRUDE OIL       (THOUSAND
                                                                 (BARRELS)      CUBIC FEET)
                                                                -----------     -----------
    December 31, 1992.........................................      955,519       7,784,592
      Purchase of reserves in place...........................    2,861,349       3,310,747
      Extensions and discoveries..............................       10,808         997,422
      Revisions of previous estimates.........................      (57,773)       (562,127)
      Production..............................................      (48,819)       (483,241)
                                                                 ----------      ----------
    December 31, 1993.........................................    3,721,084      11,047,393
      Purchase of reserves in place...........................    1,035,137       1,858,271
      Extensions and discoveries..............................      906,526       1,996,771
      Revisions of previous estimates.........................     (387,840)       (879,838)
      Production..............................................     (115,642)       (620,843)
      Sales of reserves in place..............................       (3,524)        (21,280)
                                                                 ----------      ----------
    December 31, 1994.........................................    5,155,741      13,380,474
      Purchase of reserves in place...........................      190,063      25,785,458
      Revisions of previous estimates.........................   (1,141,288)     (6,453,623)
      Production..............................................     (283,440)     (1,752,990)
      Sales of reserves in place..............................           --         (90,207)
                                                                 ----------      ----------
    December 31, 1995.........................................    3,921,076      30,869,112
                                                                 ==========      ==========
    Proved developed reserves:
      December 31, 1992.......................................      671,619       7,258,287
      December 31, 1993.......................................    1,641,800       8,781,785
      December 31, 1994.......................................    1,532,470       9,205,784
      December 31, 1995.......................................    1,632,404      13,304,031

     The Company's principal properties are the GAU and Oak Hill, both of which are located onshore in Texas, and Mustang Island located in offshore Nueces County, Texas. As of December 31, 1993, 1994 and 1995, the Company's net interest in the proved reserves of the GAU was approximately 3,613,000 BOE, 5,422,000 BOE and 4,167,000 BOE, respectively. As of December 31, 1995, the Company's net interests in the proved reserves of Oak Hill and Mustang Island were 3,342,632 BOE and 721,313 BOE, respectively.

     The following is a summary of a standardized measure of discounted net cash flows related to the Company's proved crude oil and natural gas reserves. For these calculations, estimated future cash flows from estimated future production of proved reserves were computed using crude oil and natural gas prices as of the end of each period presented. Future development and production costs attributable to the proved reserves were estimated assuming that existing conditions would continue over the economic lives of the individual leases and costs were not escalated for the future. Estimated future income tax expenses were calculated by

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

applying future statutory tax rates (based on the current tax law adjusted for permanent differences and tax credits) to the estimated future pretax net cash flows related to proved crude oil and natural gas reserves, less the tax basis of the properties involved.

     The Company cautions against using this data to determine the fair value of its crude oil and natural gas properties. To obtain the best estimate of fair value of the crude oil and natural gas properties, forecasts of future economic conditions, varying discount rates, and consideration of other than proved reserves would have to be incorporated into the calculation. In addition, there are significant uncertainties inherent in estimating quantities of proved reserves and in projecting rates of production that impair the usefulness of the data.

     The standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves are summarized as follows:

                                                                       DECEMBER 31
                                                              -----------------------------
                                                                  1994             1995
                                                              ------------     ------------
    Future cash inflows...................................... $107,208,656     $132,218,400
    Future production and development costs..................  (55,049,902)     (71,109,500)
    Future income tax expenses...............................  (12,687,965)      (7,123,405)
                                                               -----------     ------------
    Future net cash flows....................................   39,470,789       53,985,495
    10% annual discount for estimated timing of cash flows...  (18,631,286)     (21,858,394)
                                                               -----------     ------------
    Standardized measure of discounted future net cash
      flows.................................................. $ 20,839,503     $ 32,127,101
                                                               ===========     ============

     The following are the principal sources of change in the standardized measure of discounted future net cash flows:

                                                             YEAR ENDED DECEMBER 31
                                                   ------------------------------------------
                                                      1993           1994            1995
                                                   -----------    -----------    ------------
    Sales and transfers of crude oil and natural
      gas produced, net of production costs....... $(1,117,711)   $(1,775,145)   $ (5,710,325)
    Net changes in prices and production costs....  (1,662,230)    14,785,630      14,654,096
    Development costs incurred during the period
      and changes in estimated future development
      costs.......................................          --       (119,443)    (11,886,400)
    Purchases of reserves in place................   6,570,174      3,414,926      15,455,400
    Sales of reserves in place....................          --        (30,585)        (97,210)
    Extensions and discoveries, less related
      costs.......................................   1,447,183      4,605,206              --
    Revisions of previous quantity estimates......    (390,769)    (1,985,978)     (8,871,208)
    Accretion of discount.........................   1,437,375      1,439,950       2,744,504
    Net change in income taxes....................  (1,079,408)    (6,952,217)      5,564,560
    Changes in production rates (timing) and
      other.......................................  (2,238,430)    (4,221,647)       (565,819)
                                                   -----------    -----------    ------------
    Net change.................................... $ 2,966,184    $ 9,160,697    $ 11,287,598
                                                   ===========    ===========    ============

     During recent years, there have been significant fluctuations in the prices paid for crude oil in the world markets. This situation has had a destabilizing effect on crude oil posted prices in the United States, including the posted prices paid by purchasers of the Company's crude oil. The net weighted average prices of crude oil and natural gas at December 31, 1993, 1994 and 1995 used in the above table were $13.03, $16.59 and $18.71 per barrel of crude oil, respectively, and $1.86, $1.62 and $1.91 per thousand cubic feet of natural gas, respectively.

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

10. LEGAL PROCEEDINGS AND CLAIMS

     On August 31, 1995, R.E. Steakley and N.M. Steakley filed a lawsuit in the District Court of Harris County, Texas, against Amoco Production Company, Phillips Petroleum Company, the Company and others. The lawsuit alleges certain environmental claims and related tortuous and contractual claims. The plaintiffs seek unspecified damages which include remediation and various tortuous and contractual damages.

     The Company believes that it is operating in compliance with applicable environmental laws and regulations and believes, based on the advice of counsel, that the ultimate resolution of the lawsuit will not have a material effect on the Company's financial condition or results of operations.

11. MERGER WITH ALEXANDER

     On December 29, 1995, the Company and Alexander signed a letter of intent providing for the Merger. The letter of intent was subject to, among other conditions, the execution of a definitive merger agreement. On March 25, 1996, the Company and Alexander modified the terms of the letter of intent to reduce the original exchange ratio from 1.8 to 1.7 shares of the Company's Common Stock for each share of Alexander's common stock. See Note 2.

12. SUBSEQUENT EVENT (UNAUDITED)

     On November 1, 1996, the Company completed the sale of $100 million principal amount of 10 3/4% Senior Notes due 2006. The net proceeds of the Outstanding Notes of approximately $96.0 million were used to repay approximately $62 million of borrowings outstanding under the Credit Facility and to increase the Company's working capital. The Outstanding Notes bear interest at an annual rate of 10 3/4%, payable semiannually in arrears on May 1 and November 1 of each year. The Outstanding Notes are senior, unsecured obligations of the Company, ranking pari passu with all existing and future senior indebtedness of the Company, and senior in right of payment to all future subordinated indebtedness of the Company. Subject to certain limitations set forth in the indenture covering the Outstanding Notes (the "Indenture"), the Company and its subsidiaries may incur additional senior indebtedness and other indebtedness.

     The Indenture contains certain covenants limiting the Company and its Restricted Subsidiaries, as defined, with respect to the following: (i) assets sales; (ii) restricted payments; (iii) the incurrence of additional indebtedness and the issuance of certain redeemable preferred stock; (iv) liens; (v) sale and leaseback transactions; (vi) lines of business; (vii) dividend and other payment restrictions affecting subsidiaries; (viii) mergers and consolidations; and (ix) transactions with affiliates.

     At any time on or after November 1, 2001, the Company may, at its option, redeem all or any portion of the Notes at the redemption prices expressed as percentages of the principal amount of the Notes) set forth below, plus, in each case, accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning November 1 of the years indicated below:

                                       YEAR                                     PERCENTAGE
    --------------------------------------------------------------------------  ----------
    2001......................................................................    105.375%
    2002......................................................................    102.688%
    2003 and thereafter.......................................................    100.000%

     Notwithstanding the foregoing, at any time prior to November 1, 2001, the Company may, at its option, redeem all or any portion of the Notes at the Make-Whole Price, as defined, plus accrued and unpaid interest to the date of redemption. In addition, in the event the Company consummates one or more Equity Offerings, as defined, on or prior to November 1, 1999, the Company, at its option, may redeem up to $35.0 million of

                          NATIONAL ENERGY GROUP, INC.

(INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS
                                   UNAUDITED)

the aggregate principal amount of the Notes with all or a portion of the aggregate net proceeds received by the Company from such Equity Offering or Equity Offerings at a redemption price of 110.75% of the aggregate principal amount of the Notes so redeemed, plus accrued and unpaid interest thereon to the redemption date; provided, however, that following such redemption, at least $65.0 million of the aggregate principal amount of the Notes remains outstanding.

     Upon a Change of Control, as defined, the Company will be required, subject to certain conditions, to offer to repurchase all Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

     The Indenture provides that the Notes will be unconditionally guaranteed (the "Guarantee") by any subsidiary designated by the Company as a Restricted Subsidiary (a "Guarantor"). As a result of the Subsequent Merger of NEG-OK into NEG, the Company has no Restricted Subsidiaries at or subsequent to December 31, 1996.

[NETHERLAND, SEWELL & ASSOCIATES LETTERHEAD]
                                                                            LOGO
INTERNATIONAL PETROLEUM CONSULTANTS
ENGINEERING, GEOLOGY, GEOPHYSICS


                                   ANNEX A-1

                               September 20, 1996

Mr. William T. Jones
National Energy Group, Inc.
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206

Dear Mr. Jones:

     In accordance with your request, we have "rolled forward" from December 31, 1995, to July 1, 1996, our estimates of the proved reserves and future revenue to the interests of National Energy Group, Inc. (NEG) and Alexander Energy Corporation (AEC) in certain oil and gas properties located in the United States. Our December 31, 1995 estimates are set forth in our reports dated February 15, 1996, to the NEG interest and March 1, 1996, to the AEC interest. As requested, these estimates have been updated for the following: (1) rescheduling of the 1996 and 1997 drilling and workover programs, (2) addition of new wells, and (3) deletion of sold wells. No other engineering updates have been conducted for these properties since the reports as of December 31, 1995. This report has been prepared using constant prices and costs in accordance with the guidelines of the Securities and Exchange Commission (SEC).

     As presented in the accompanying summary projections, Tables I through IV, we estimate the net reserves and future net revenue to the combined NEG and AEC interest, as of July 1, 1996, to be:

                                                 NET RESERVES               FUTURE NET REVENUE
                                           ------------------------    -----------------------------
                                              OIL           GAS                        PRESENT WORTH
                CATEGORY                   (BARRELS)       (MCF)          TOTAL           AT 10%
-----------------------------------------  ---------    -----------    ------------    -------------
Proved Developed Producing...............  2,381,668     62,935,327    $118,871,700    $  76,680,100
  Non-Producing..........................    218,824      9,856,232      17,818,700       10,530,500
Proved Undeveloped.......................  3,384,120     50,069,062      99,806,700       54,899,100
                                           ---------    -----------    ------------     ------------
          Total Proved...................  5,984,612    122,860,621    $236,497,100    $ 142,109,700

     The oil reserves shown include crude oil, condensate, and gas plant liquids. Oil volumes are expressed in barrels which are equivalent to 42 United States gallons. Gas volumes are expressed in thousands of standard cubic feet
(MCF) at the contract temperature and pressure bases.

     The estimated reserves and future revenue shown in this report are for proved developed producing, proved developed non-producing, and proved undeveloped reserves. In accordance with SEC guidelines, our estimates do not include any value for probable or possible reserves which may exist for these properties. This report does not include any value which could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

                   [NETHERLAND, SEWELL & ASSOCIATES ADDRESS]

                                      A-1-1

[NETHERLAND, SEWELL & ASSOCIATES LETTERHEAD]

     Future gross revenue to the combined interests of NEG and AEC is prior to deducting state production taxes and ad valorem taxes. Future net revenue is after deducting these taxes, future capital costs, and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net revenue has been discounted at an annual rate of 10 percent to determine its "present worth." The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

     For the purposes of this report, a field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs which may be incurred due to such possible liability. Also, our estimates do not include any salvage value for the lease and well equipment nor the cost of abandoning the properties.

     For the purposes of this report, the oil and gas prices used in the reports dated February 15 1996, and March 1, 1996, have been adjusted to reflect the July 1, 1996 effective date. Oil prices for the Goldsmith Adobe Unit have been increased $2.50 per barrel to reflect the increase in actual prices received. All other oil prices have been increased $2.00 per barrel based on a July 1, 1996 West Texas Intermediate posted price of $20.00 per barrel. Gas prices have been increased $0.30 to adjust to a July 1996 regional spot market price. Oil and gas prices are held constant in accordance with SEC guidelines.

     Lease and well operating costs are based on operating expense records of NEG and AEC. For non-operated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with costs estimated to be incurred at and below the district and field levels. As requested, lease and well operating costs for the operated properties include only direct lease and field level costs. Headquarters general and administrative overhead expenses of NEG and AEC are not included. Lease and well operating costs are held constant in accordance with SEC guidelines. Capital costs are included as required for workovers, new development wells, and production equipment.

     We have made no investigation of potential gas volume and value imbalances which may have resulted from overdelivery or underdelivery to the combined interests of NEG and AEC. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on NEG and AEC receiving their net revenue interest share of estimated future gross gas production.

     The reserves included in this report are estimates only and should not be construed as exact quantities. They may or may not be recovered; if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. The sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in this report due to governmental policies and uncertainties of supply and demand. Also, estimates of reserves may increase or decrease as a result of future operations.

     In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which legal or accounting, rather than engineering and geological, interpretation may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geological data; therefore, our conclusions necessarily represent only informed professional judgments.

     The titles to the properties have not been examined by Netherland, Sewell & Associates, Inc., nor has the actual degree or type of interest owned been independently confirmed. The data used in our estimates were obtained from National Energy Group, Inc., Alexander Energy Corporation, other interest owners, various operators of the properties, and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. We are independent petroleum engineers, geologists, and geophysicists; we do not own

                                      A-1-2

[NETHERLAND, SEWELL & ASSOCIATES LETTERHEAD]

an interest in these properties and are not employed on a contingent basis. Basic geologic and field performance data together with our engineering work sheets are maintained on file in our office.

                                            Very truly yours,

                                            LOGO

TJQ:JAB

                                      A-1-3

[NETHERLAND, SEWELL & ASSOCIATES LETTERHEAD]

INTERNATIONAL PETROLEUM CONSULTANTS                                   LOGO
ENGINEERING, GEOLOGY, GEOPHYSICS


                                   ANNEX A-2

                                October 8, 1996

Mr. William T. Jones
National Energy Group, Inc.
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206

Dear Mr. Jones:

     In accordance with your request, we have estimated the proved reserves and future revenue, as of July 1, 1996, to the National Energy Group, Inc. (NEG) interest in certain oil and gas properties located in the South Lake Boeuf Field, Lafourche Parish, Louisiana, as listed in the accompanying tabulations. This interest was recently purchased by NEG, and the reserve estimates presented in this report are the same as those used in our sales report dated April 24, 1996, prepared for O'Sullivan Oil & Gas Company, Inc. (O'Sullivan) to the 100 percent working interest. This report has been prepared using constant prices and costs in accordance with the guidelines of the Securities and Exchange Commission (SEC).

     As presented in the accompanying summary projections, Tables I through IV, we estimate the net reserves and future net revenue to the NEG interest, as of July 1, 1996, to be:

                                                NET RESERVES             FUTURE NET RESERVES
                                           ----------------------    ----------------------------
                                              OIL          GAS                      PRESENT WORTH
                  CATEGORY                 (BARRELS)      (MCF)         TOTAL          AT 10%
    -------------------------------------  ---------    ---------    -----------    -------------
    Proved Developed
      Producing..........................      6,436        7,079    $    98,600     $    96,200
      Non-Producing......................    402,412      372,094      6,491,900       4,525,800
    Proved Undeveloped...................  1,327,337    6,678,997     31,118,500      18,507,100
                                           ---------    ---------    -----------     -----------
              Total Proved...............  1,736,185    7,058,170    $37,709,000     $23,129,100
                                           =========    =========    ===========     ===========

     The oil reserves shown include crude oil and condensate. Oil volumes are expressed in barrels which are equivalent to 42 United States gallons. Gas volumes are expressed in thousands of standard cubic feet (MCF) at the contract temperature and pressure bases.

     The estimated reserves and future revenue shown in this report are for proved developed producing, proved developed non-producing, and proved undeveloped reserves. In accordance with SEC guidelines, our estimates do not include any value for probable or possible reserves which may exist for these properties. This report does not include any value which could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

                   [NETHERLAND, SEWELL & ASSOCIATES ADDRESS]

                                      A-2-1

[NETHERLAND, SEWELL & ASSOCIATES LETTERHEAD]

     Future gross revenue to the NEG interest is prior to deducting state production taxes. Future net revenue is after deducting these taxes, future capital costs, and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net revenue has been discounted at an annual rate of 10 percent to determine its "present worth." The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

     For the purposes of this report, a field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs which may be incurred due to such possible liability. Also, our estimates do not include any salvage value for the lease and well equipment nor the cost of abandoning the properties.

     Oil prices used in this report are based on a July 1, 1996 West Texas Intermediate posted price of $20.00 per barrel. Gas prices used in this report are based on a July 1996 Gulf Coast spot market price of $2.55 per MCF. Oil and gas prices are held constant in accordance with SEC guidelines.

     Lease and well operating costs are based on operating expense records of O'Sullivan. These costs include the per-well overhead expenses allowed under joint operating agreements along with costs estimated to be incurred at and below the district and field levels. Headquarters general and administrative overhead expenses of NEG are not included. Lease and well operating costs are held constant in accordance with SEC guidelines. Capital costs are included as required for workovers, new development wells, and production equipment.

     We have made no investigation of potential gas volume and value imbalances which may have resulted from overdelivery or underdelivery to the NEG interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on NEG receiving its net revenue interest share of estimated future gross gas production.

     The reserves included in this report are estimates only and should not be construed as exact quantities. They may or may not be recovered; if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. A substantial portion of these reserves are for behind-pipe zones and undeveloped locations. Therefore, these reserves are based on estimates of reservoir volumes and recovery efficiencies along with analogies to similar production. As such reserve estimates are usually subject to greater revision than those based on substantial production and pressure data, it may be necessary to revise these estimates up or down in the future as additional performance data become available. The sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in this report due to governmental policies and uncertainties of supply and demand. Also, estimates of reserves may increase or decrease as a result of future operations.

     In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which legal or accounting, rather than engineering and geological, interpretation may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geological data; therefore, our conclusions necessarily represent only informed professional judgments.

                                      A-2-2

[NETHERLAND, SEWELL & ASSOCIATES LETTERHEAD]

     The titles to the properties have not been examined by Netherland, Sewell & Associates, Inc., nor has the actual degree or type of interest owned been independently confirmed. The data used in our estimates were obtained from National Energy Group, Inc., O'Sullivan Oil & Gas Company, Inc., and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. We are independent petroleum engineers, geologists, and geophysicists; we do not own an interest in these properties and are not employed on a contingent basis. Basic geologic and field performance data together with our engineering work sheets are maintained on file in our office.

                                            Very truly yours,

                                            LOGO

                                      A-2-3

[NETHERLAND, SEWELL & ASSOCIATES LETTERHEAD]
                                                                            LOGO
INTERNATIONAL PETROLEUM CONSULTANTS
ENGINEERING, GEOLOGY, GEOPHYSICS


                                    ANNEX B

                               February 15, 1996

Mr. William T. Jones
National Energy Group, Inc.
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206

Dear Mr. Jones:

     In accordance with your request, we have estimated the proved reserves and future revenue, as of December 31, 1995, to the National Energy Group, Inc.
(NEG) interest in certain oil and gas properties located in the United States as listed in the accompanying tabulations. This report has been prepared using constant prices and costs in accordance with the guidelines of the Securities and Exchange Commission (SEC).

     As presented in the accompanying summary projections, Tables I through IV, we estimate the net reserves and future net revenue to the NEG interest, as of December 31, 1995, to be:

                                                                              FUTURE NET REVENUE
                                                    NET RESERVES          --------------------------
                                              ------------------------                     PRESENT
                                                 OIL           GAS                          WORTH
                  CATEGORY                    (BARRELS)       (MCF)          TOTAL         AT 10%
--------------------------------------------  ----------    ----------    -----------    -----------
Proved Developed
  Producing.................................   1,630,373    11,854,030    $27,880,900    $20,562,700
  Non-Producing.............................       2,031     1,450,001      1,410,000        776,200
Proved Undeveloped..........................   2,288,672    17,565,081     31,818,000     14,939,700
                                               ---------    ----------    -----------    -----------
          Total Proved......................   3,921,076    30,869,112    $61,108,900    $36,278,600

     The oil reserves shown include crude oil, condensate, and gas plant liquids. Oil volumes are expressed in barrels which are equivalent to 42 United States gallons. Gas volumes are expressed in thousands of standard cubic feet
(MCF) at the contract temperature and pressure bases.

     As shown in the Table of Contents, this report includes summary projections of reserves and revenue for each reserve category along with one-line summaries of reserves, economics, and basic data by lease. For the purposes of this report, the term "lease" refers to a single economic projection.

     The estimated reserves and future revenue shown in this report are for proved developed producing, proved developed non-producing, and proved undeveloped reserves. In accordance with SEC guidelines, our estimates do not include any value for probable or possible reserves which may exist for these properties. This

                   [NETHERLAND, SEWELL & ASSOCIATES ADDRESS]

[NETHERLAND, SEWELL & ASSOCIATES LETTERHEAD]

report does not include any value which could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

     Future gross revenue to the NEG interest is prior to deducting state production taxes and ad valorem taxes. Future net revenue is after deducting these taxes, future capital costs, and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net revenue has been discounted at an annual rate of 10 percent to determine its "present worth." The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

     For the purposes of this report, a field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs which may be incurred due to such possible liability. Also, our estimates do not include any salvage value for the lease and well equipment nor the cost of abandoning the properties.

     Oil prices used in this report are based on a December 31, 1995 West Texas Intermediate posted price of $18.00 per barrel, adjusted by lease for gravity, transportation fees, and regional posted price differentials. Gas prices used in this report are the December 1995 prices received for each lease. Oil and gas prices are held constant in accordance with SEC guidelines.

     Lease and well operating costs are based on operating expense records of NEG. For non-operated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with costs estimated to be incurred at and below the district and field levels. As requested, lease and well operating costs for the operated properties include only direct lease and field level costs. Headquarters general and administrative overhead expenses of NEG are not included. Lease and well operating costs are held constant in accordance with SEC guidelines. Capital costs are included as required for workovers, new development wells, and production equipment.

     We have made no investigation of potential gas volume and value imbalances which may have resulted from overdelivery or underdelivery to the NEG interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on NEC receiving its net revenue interest share of estimated future gross gas production.

     The reserves included in this report are estimates only and should not be construed as exact quantities. They may or may not be recovered; if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. The sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in this report due to governmental policies and uncertainties of supply and demand. Also, estimates of reserves may increase or decrease as a result of future operations.

     In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which legal or accounting, rather than engineering and geological, interpretation may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geological data; therefore, our conclusions necessarily represent only informed professional judgments.

[NETHERLAND, SEWELL & ASSOCIATES LETTERHEAD]

     The titles to the properties have not been examined by Netherland, Sewell & Associates, Inc., nor has the actual degree or type of interest owned been independently confirmed. The data used in our estimates were obtained from National Energy Group, Inc. and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. We are independent petroleum engineers, geologists, and geophysicists; we do not own an interest in these properties and are not employed on a contingent basis. Basic geologic and field performance data together with our engineering work sheets are maintained on file in our office.

                                            Very truly yours,

                                            LOGO

[NETHERLAND, SEWELL & ASSOCIATES LETTERHEAD]
                                                                            LOGO
INTERNATIONAL PETROLEUM CONSULTANTS
ENGINEERING, GEOLOGY, GEOPHYSICS



                                    ANNEX C

                                 March 1, 1996

Mr. Bob G. Alexander
Alexander Energy Corporation
701 Cedar Lake Boulevard
Oklahoma City, Oklahoma 73114

Dear Mr. Alexander:

     In accordance with your request, we have estimated the proved, probable, and possible reserves and future revenue, as of January 1, 1996, to the Alexander Energy Corporation (Alexander) corporate interest in certain oil and gas properties located in the United States as listed in the accompanying tabulations. This interest includes directly owned interest and General Partner interest derived from 3 limited partnerships managed by Alexander. This report has been prepared using constant prices and costs in accordance with the guidelines of the Securities and Exchange Commission (SEC). However, inasmuch as the SEC does not recognize probable and possible reserves, the sections of this report dealing with such reserves should not be used in filings with the SEC.

     As presented in the accompanying summary projections, Tables I through VI, we estimate the net reserves and future net revenue to the Alexander interest, as of January 1, 1996, to be:

                                                   NET RESERVES               FUTURE NET REVENUE
                                             ------------------------    ----------------------------
                                                OIL           GAS                          PRESENT
                 CATEGORY                    (BARRELS)       (MCF)          TOTAL        WORTH AT 10%
-------------------------------------------  ----------    ----------    ------------    ------------
Proved Developed
  Producing................................   1,036,340    58,201,146    $ 84,342,800    $ 53,597,300
  Non-Producing............................     179,576     8,496,600      13,286,800       7,776,900
Proved Undeveloped.........................   1,092,056    32,372,429      45,353,100      24,073,400
                                              ---------    ----------    ------------    ------------
          Total Proved.....................   2,307,972    99,070,175    $142,982,700    $ 85,447,600
Probable(1)................................     558,499    14,765,057    $ 19,451,600    $  9,119,800
Possible(1)................................     466,167    10,118,921    $ 15,060,500    $  6,643,800

---------------

(1) These reserves and future revenue are not risk weighted.

     The oil reserves shown include crude oil and condensate. Oil volumes are expressed in barrels which are equivalent to 42 United States gallons. Gas volumes are expressed in thousands of standard cubic feet (MCF) at the contract temperature and pressure bases.

                   [NETHERLAND, SEWELL & ASSOCIATES ADDRESS]

[NETHERLAND, SEWELL & ASSOCIATES LETTERHEAD]

     As shown in the Table of Contents, this report includes summary projections of reserves and revenue for each reserve category along with one-line summaries of reserves, economics, and basic data by lease. For the purposes of this report, the term "lease" refers to a single economic projection.

     The estimated reserves and future revenue shown in this report are for proved developed producing, proved developed non-producing, proved undeveloped, probable, and possible reserves. This report does not include any value which could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

     Future gross revenue to the Alexander corporate interest is prior to deducting state production taxes and ad valorem taxes. Future net revenue is after deducting these taxes, future capital costs, and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net revenue has been discounted at an annual rate of 10 percent to determine its "present worth." The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

     For the purposes of this report, a field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs which may be incurred due to such possible liability. Also, our estimates do not include any salvage value for the lease and well equipment nor the cost of abandoning the properties.

     Oil prices used in this report are based on a December 31, 1995 West Texas Intermediate posted price of $18.00 per barrel, adjusted by lease for gravity, transportation fees, and regional posted price differentials. Gas prices used in this report are based on either the most current price available for each lease, adjusted to a December 1995 regional spot market price, or the contract price. Oil and gas prices are held constant in accordance with SEC guidelines.

     Lease and well operating costs are based on operating expense records of Alexander. For non-operated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with costs estimated to be incurred at and below the district and field levels. As requested, lease and well operating costs for the operated properties include only direct lease and field level costs. Headquarters general and administrative overhead expenses of Alexander are not included. Lease and well operating costs are held constant in accordance with SEC guidelines. Capital costs are included as required for workovers, new development wells, and production equipment.

     We have made no investigation of potential gas volume and value imbalances which may have resulted from overdelivery or underdelivery to the Alexander corporate interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on Alexander receiving its net revenue interest share of estimated future gross gas production.

     The reserves included in this report are estimates only and should not be construed as exact quantities. They may or may not be recovered; if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. The sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in this report due to governmental policies and uncertainties of supply and demand. Also, estimates of reserves may increase or decrease as a result of future operations.

     In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which legal or accounting, rather than engineering and geological, interpretation may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geological data; therefore, our conclusions necessarily present only informed professional judgments.

[NETHERLAND, SEWELL & ASSOCIATES LETTERHEAD]

     The titles to the properties have not been examined by Netherland, Sewell & Associates, Inc., nor has the actual degree or type of interest owned been independently confirmed. The data used in our estimates were obtained from Alexander Energy Corporation, other interest owners, various operators of the properties, and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. We are independent petroleum engineers, geologists, and geophysicists; we do not own an interest in these properties and are not employed on a contingent basis. Basic geologic and field performance data together with our engineering work sheets are maintained on file in our office.

                                            Very truly yours,

                                            LOGO

             ------------------------------------------------------
             ------------------------------------------------------

     ALL TENDERED OUTSTANDING NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                        BY REGISTERED OR CERTIFIED MAIL:

                            BANK ONE, COLUMBUS, N.A.

                             235 WEST SCHROCK ROAD


                          WESTERVILLE, OHIO 43271-0184


                     ATTENTION: CORPORATE TRUST OPERATIONS


                      BY OVERNIGHT MAIL OR HAND DELIVERY:

                            BANK ONE, COLUMBUS, N.A.

                             235 WEST SCHROCK ROAD


                            WESTERVILLE, OHIO 43081


                     ATTENTION: CORPORATE TRUST OPERATIONS

                                 BY FACSIMILE:

                            BANK ONE, COLUMBUS, N.A.

                     ATTENTION: CORPORATE TRUST OPERATIONS


                                 (614) 248-5088


                      CONFIRM BY TELEPHONE: (614) 248-4856


(ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT DELIVERY, OR REGISTERED OR CERTIFIED MAIL.)

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR BOTH TOGETHER CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THE PROSPECTUS RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE LETTER OF TRANSMITTAL OR BOTH TOGETHER NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREIN OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                                  $100,000,000

                             [NATIONAL ENERGY LOGO]

                          NATIONAL ENERGY GROUP, INC.
                              10 3/4% SENIOR NOTES
                                    DUE 2006
                                   PROSPECTUS

                                JANUARY 13, 1997

                               TABLE OF CONTENTS

                                                 PAGE
                                                 -----
Available Information...........................     3
Information Incorporated by Reference...........     4
Special Note Regarding Forward-Looking
  Statements....................................     4
Prospectus Summary..............................     5
Risk Factors....................................    16
The Exchange Offer..............................    23
Use of Proceeds.................................    29
Capitalization..................................    29
Selected Pro Forma Combined Financial, Operating
  and Oil and Natural Gas Reserve Data..........    30
Management's Discussion and Analysis of Pro
  Forma Financial Condition and Results of
  Operations....................................    33
Selected NEG Historical Financial and Operating
  Data..........................................    38
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................    40
Selected NEG-OK Historical Financial and
  Operating
  Data..........................................    47
NEG-OK Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................    49
Business and Properties.........................    57
Management......................................    76
Security Ownership..............................    83
Certain Relationships and Related
  Transactions..................................    86
Description of Amended Credit Facility..........    87
Description of the Exchange Notes...............    88
Description of Capital Stock....................   113
Certain Federal Income Tax Consequences.........   117
Plan of Distribution............................   119
Legal Matters...................................   120
Experts.........................................   120
Glossary........................................   122
Index to Financial Statements...................   F-1
Annex A-1 through C -- Reports of Independent
  Petroleum Engineers........................... A-1-1

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As authorized by Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), each director and officer of the Registrant may be indemnified by the Registrant against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the Delaware Corporation Law, as amended, to the extent such amendment permits the Registrant to provide broader indemnification rights. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless a court determines otherwise.

     Article Eighth of the Certificate of Incorporation of the Registrant, a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that no Director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for any breach of fiduciary duty as a Director except for liability: (1) for any breach of duty of loyalty to the Registrant or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under
Section 174 of the Delaware Corporation Law, or (4) for any transaction from which the Director derived an improper personal benefit. In addition, Article Ninth of the Certificate of Incorporation and Section 7.4 of the By-laws of the Registrant, a copy of which is filed as Exhibit 3.2 hereto, require the Registrant to indemnify to the fullest extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer, employee or agent of the Registrant or serves or served at the request of the Registrant any other enterprise as a director, officer, employee or agent.

     The Registrant has agreed to indemnify the officers and directors of the Registrant against any and all damages to which such indemnified individuals may become subject, pursuant to any securities, corporate or other laws, which damages arise in connection with this Registration Statement or any amendment thereto, or from the inaccuracy or omission of any information in connection with this Registration Statement. In the event that the foregoing indemnity is unavailable or insufficient, then the indemnifying party shall contribute to amounts paid or payable by the indemnified party in respect to the damages of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified and indemnifying parties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

         3.1         -- Certificate of Incorporation of the Registrant, which includes the
                        Certificate of Incorporation of the Registrant filed with the
                        Secretary of State of Delaware on November 20, 1990(4), the
                        Certificate of Elimination of the Redeemable Convertible Preferred
                        Stock, Series A of the Registrant, filed with the office of the
                        Secretary of State of the State of Delaware on June 2, 1994(3), the
                        Certificate of Amendment of Certificate of Incorporation of the
                        Registrant, filed with the office of the Secretary of State of the
                        State of Delaware on August 29, 1996(3), the Certificate of
                        Designations of the Registrant of 10% Cumulative Convertible
                        Preferred Stock, Series B(5), the Certificate of Designations of the
                        Registrant of 10 1/2% Cumulative Convertible Preferred Stock, Series
                        C(6), the Certificate of Designations of the Registrant of
                        Convertible Preferred Stock, Series D(3), and the Certificate of
                        Designations of the Registrant of Convertible Preferred Stock, Series
                        E(3)
         3.2         -- By-laws of the Registrant(4)
         4.1         -- Certificate of Designations of the Registrant of 10% Cumulative
                        Convertible Preferred Stock, Series B(5)
         4.2         -- Certificate of Designations of the Registrant of 10 1/2% Cumulative
                        Convertible Preferred Stock, Series C(6)
         4.3         -- Certificate of Designations of the Registrant of Convertible
                        Preferred Stock, Series D(3)
         4.4         -- Certificate of Designations of the Registrant of Convertible
                        Preferred Stock, Series E(3)
         4.5         -- Note Agreement dated as of April 25, 1989, by and among AEJH 1989
                        Limited Partnership, Alexander Energy Corporation ("Alexander") and
                        John Hancock Mutual Life Insurance (10 1/2% Senior Secured Notes)(8)
         4.6         -- Letter dated August 29, 1996 between Alexander and John Hancock
                        Mutual Life Insurance Company relating to the payment of the 1989
                        Notes(3)
         4.7         -- Specimen Common Stock Certificate(9)
         4.8         -- Indenture dated as of November 1, 1996, among the Registrant,
                        National Energy Group of Oklahoma, Inc., formerly NEG-OK, Inc.
                        ("NEG-OK"), and Bank One, Columbus, N.A.(10)
         4.9         -- Registration Rights Agreement dated October 29, 1996, by and among the Registrant, Guarantor and the Initial Purchasers(10)
         4.10        -- Specimen Global Note Certificate dated November 1, 1996(10)
         4.11        -- Specimen Global Exchange Note Certificate(11)
         5.1         -- Opinion of Strasburger & Price, L.L.P. regarding legality of securities being issued(11)
        10.1         -- Crude Oil Purchase Contract, dated November 30, 1992, between the
                        Registrant and Plains Liquids Transport Inc.(12)
        10.2         -- Amendment to Crude Oil Purchase Contract, dated November 17, 1993, between the Registrant and Plains Liquids Transport, Inc.(5)
        10.3         -- Crude Oil Purchase Contract, dated February 8, 1993, between the
                        Registrant and Plains Marketing and Transportation Inc. and the
                        predecessor contract, the Crude Oil Purchase Contract, dated November
                        12, 1991, between Sunnybrook Transmission, Inc. and TriSearch
                        Inc.(12)

        10.4         -- Stock Purchase Agreement, dated as of June 2, 1994, among the
                        Registrant, Arbco Associates L.P., Offense Group Associates L.P.,
                        Kayne, Anderson Nontraditional Investments L.P., and Opportunity
                        Associates L.P.(5)
        10.5         -- Gaines Berland, Inc. Warrant, dated January 27, 1995(1)
        10.11        -- Purchase and Sale Agreement, dated as of March 29, 1995, between the
                        Registrant and Enron Oil and Gas Company(6)
        10.12        -- Agreement for Purchase and Sale (Oak Hill), dated April 12, 1995, between the Registrant and Sierra 1994 I Limited Partnership(6)
        10.13        -- Agreement for Purchase and Sale (Mustang Island), dated April 20,
                        1995, between the Registrant and Sierra Mineral Development, L.C.(6)
        10.14        -- Stock Purchase Agreement, dated as of June 14, 1995, among the
                        Registrant, Arbco Associates L.P., Offense Group Associates L.P.,
                        Kayne, Anderson Nontraditional Investments L.P., and Opportunity
                        Associates L.P.(6)
        10.15        -- Executive Employment Agreement, dated January 1, 1996, between the
                        Registrant and Miles D. Bender(13)
        10.16        -- Executive Employment Agreement, dated January 1, 1996, between the
                        Registrant and R. Thomas Fetters, Jr.(13)
        10.17        -- Agreement, dated January 1, 1996, between the Registrant and Randall
                        A. Carter(13)
        10.19        -- Executive Employment Agreement, dated January 1, 1996, between the
                        Registrant and Melissa Rutledge(13)
        10.20        -- Executive Employment Agreement, dated January 1, 1996, between the
                        Registrant and William T. Jones(13)
        10.22        -- Executive Employment Agreement, dated June 6, 1996, between the
                        Registrant and David E. Grose(1)
        10.23        -- Executive Employment Agreement, dated June 5, 1996, between the
                        Registrant and Sue Barnard(1)
        10.24        -- Executive Employment Agreement, dated June 6, 1996, between the
                        Registrant and Jim L. David(1)
        10.25        -- Employment Agreement, dated June 6, 1996, between the Registrant and
                        Bob G. Alexander(1)
        10.26        -- Employment Agreement, dated June 6, 1996, between the Registrant and
                        Roger G. Alexander(1)
        10.29        -- Prudential Securities Incorporated Warrant to Purchase 100,000 Shares
                        of the Registrant's Common Stock(3)
        10.30        -- Gaines Berland, Inc. Warrant to Purchase 300,000 Shares of the
                        Registrant's Common Stock(3)
        10.31        -- Gaines Berland, Inc. Warrant to Purchase 700,000 Shares of the
                        Registrant's Common Stock(3)
        10.32        -- Agreement dated January 1, 1996 between the Registrant and Sandefer
                        Oil & Gas, Inc.(1)
        10.33        -- Consulting Agreement dated January 1, 1996 between the Sandefer Oil &
                        Gas, Inc. and Potosky Oil & Gas, Inc. and Atocha Exploration, Inc.(1)
        10.34        -- Stock Purchase Agreement dated August 7, 1996 between the Registrant and High River Limited Partnership(2)
        10.35        -- High River Limited Partnership Warrant to purchase 700,000 Shares of
                        Common Stock, dated August 29, 1996(3)

        10.36        -- Stock Purchase Agreement dated as of August 26, 1996, between the
                        Registrant and Foremost Insurance Company, Arbco Associates, L.P.,
                        Kayne, Anderson Nontraditional Investments L.P., Offense Group
                        Associates, L.P., Topa Insurance Company and Kayne, Anderson Offshore
                        Limited (the "Series E Investors")(3)
        10.37        -- Form of Series E Investors' Warrants to purchase an aggregate 350,000
                        Shares of Common Stock, dated August 29, 1996(3)
        10.38        -- Agreement dated as of August 29, 1996 by and between the Registrant and Prudential Securities Incorporated(3)
        10.40        -- Restated Loan Agreement dated August 29, 1996 among Bank One, Texas,
                        N.A. ("Bank One") and Credit Lyonnais New York Branch ("Credit
                        Lyonnais") and the Registrant, NEG-OK and Boomer Marketing
                        Corporation ("Boomer")(3)
        10.41        -- $50,000,000 Revolving Note dated August 29, 1996 payable to Bank
                        One(3)
        10.42        -- $50,000,000 Revolving Note dated August 29, 1996 payable to Credit
                        Lyonnais(3)
        10.43        -- $2,500,000 Term Note dated August 29, 1996 payable to Bank One(3)
        10.44        -- $2,500,000 Term Note dated August 29, 1996 payable to Credit
                        Lyonnais(3)
        10.47        -- Unlimited Guaranty of Boomer dated August 29, 1996 for the benefit of
                        Bank One(3)
        10.48        -- Unlimited Guaranty of Boomer dated August 29, 1996 for the benefit of
                        Credit Lyonnais(3)
        10.49        -- Form of Deeds of Trust, Mortgages, Security Agreements, Assignments
                        of Production and Financing Statements covering oil and gas properties of the Registrant and NEG-OK, dated August 29, 1996(3)
        10.50        -- Sale and Purchase Agreement dated September 26, 1994 by and among JMC
                        Exploration, Inc., Ted Bowman, Chris Webb and John Abrahamson and
                        Alexander(14)
        10.51        -- First Amendment to Sale and Purchase Agreement dated October 26, 1994 by and among JMC Exploration, Inc., Ted Bowman, Chris Webb and John
                        Abrahamson and Alexander(14)
        10.52        -- Alexander Energy Corporation 1986 Incentive Stock Option Plan, as
                        amended(15)
        10.53        -- Alexander Energy Corporation 1993 Stock Option Plan(16)
        10.54        -- Agreement of Limited Partnership of AEJH 1985 Limited Partnership by
                        and between Alexander and John Hancock Mutual Life Insurance Company,
                        together with all amendments thereto(17)
        10.55        -- Agreement of Limited Partnership of AEJH 1987 Limited Partnership by
                        and between Alexander and John Hancock Mutual Life Insurance Company,
                        together with all amendments thereto(17)
        10.56        -- Agreement of Limited Partnership of AEJH 1989 Limited Partnership by
                        and between Alexander and John Hancock Mutual Life Insurance Company
                        dated April 25, 1989(8)
        10.57        -- Limited Partnership Agreement of Energy and Environmental Services
                        Limited Partnership dated May 15, 1991 by and between Energy and
                        Environmental Services, Inc., as general partner, and Alexander
                        Energy Corporation and REP, Inc., as limited partners(17)
        10.58        -- Warrant Purchase Agreement among Alexander, Hanifen, Imhoff Inc. and
                        The Principal/Eppler, Guerin & Turner, Inc.(18)
        10.59        -- Purchase Option Agreement (warrants) between American Natural Energy
                        Corporation and Gaines, Berland, Inc. dated September 14, 1993(8)

        10.62        -- Asset Purchase and Sale Agreement dated September 30, 1996 by and between the Registrant and Araxas Energy Corporation, Araxas SPV-1,
                        Inc., Araxas Exploration, Inc. and O'Sullivan Oil and Gas Company,
                        Inc.(10)
        10.63        -- Purchase Agreement dated October 29, 1996, by and among the
                        Registrant, NEG-OK and Bear, Stearns & Co. Inc., Smith Barney Inc.
                        and Jefferies & Company, Inc. (the "Initial Purchasers")(10)
        10.64        -- First Amendment to Restated Loan Agreement dated as of October 31,
                        1996 among Bank One and Credit Lyonnais and the Registrant, NEG-OK
                        and Boomer(10)
        10.65        -- Agreement and Plan of Merger, dated June 6, 1996, among the
                        Registrant, NEG-OK and Alexander(1)
        10.66        -- First Amendment to Agreement and Plan of Merger, dated as of June 20,
                        1996, among the Registrant, NEG-OK and Alexander(2)
        10.67        -- Mutual Waiver Agreement dated as of August 29, 1996 by and among the
                        Registrant, NEG-OK and Alexander(3)
        10.68        -- Purchase and Sale Agreement dated October 15, 1996 between W & T
                        Offshore, Inc. and the Registrant(11)
        10.69        -- Purchase and Sale Agreement dated November 11, 1996 between Panaco,
                        Inc. and the Registrant(11)
        10.70        -- National Energy Group, Inc. 1996 Incentive Compensation Plan(11)
        12.1         -- Statements Regarding Computation of Ratios(11)
        21.1         -- Subsidiaries of the Registrant(19)
        23.1         -- Consent of Ernst & Young LLP, independent auditors(11)
        23.2         -- Consent of Coopers & Lybrand L.L.P., independent accountants(11)
        23.3         -- Consent of Netherland, Sewell & Associates, Inc., independent petroleum engineers(11)
        23.4         -- Consent of Strasburger & Price, L.L.P. (included in Exhibit 5.1)
        24.1         -- Powers of Attorney(11)
        25.1         -- Form T-1 of Bank One, Columbus, N.A.(11)
        99.1         -- Certificate of Merger with respect to the merger of Alexander with and into NEG-OK, filed with the offices of the Secretary of State of the State of Delaware and the Secretary of State of the State of
                        Oklahoma on August 29, 1996(3)
        99.2         -- Form of Certificate of Ownership and Merger with respect to the merger of NEG-OK with and into NEG(11)
        99.3         -- Letter of Transmittal(19)
        99.4         -- Notice of Guaranteed Delivery(19)


---------------

 (1) Incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 333-9045), dated July 29, 1996.

 (2) Incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 (No. 333-9045), dated August 7, 1996.

 (3) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated August 29, 1996.

 (4) Incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 33-38331), dated April 23, 1991.

 (5) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated June 17, 1994.

 (6) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated July 17, 1995.

 (7) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (No. 33-81172), dated July 27, 1994.

 (8) Incorporated by reference to Alexander's Form 10-K for the fiscal year ended December 31, 1994.

 (9) Incorporated by reference to the Registrant's Current Report on Form 8-K/A No. 1, dated August 29, 1996.

(10) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the three months ended September 30, 1996.


(11) Incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 333-17817), dated December 13, 1996, which this Amendment No. 1 amends.


(12) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1992.

(13) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995.

(14) Incorporated by reference to Alexander's Current Report on Form 8-K, dated November 14, 1994.

(15) Incorporated by reference to Alexander's Registration Statement (No. 33-20425), dated March 22, 1988.

(16) Incorporated by reference to Alexander's Proxy Statement for the 1993 Annual Meeting of Stockholders.

(17) Incorporated by reference to Alexander's Form 10-K for the fiscal year ended December 31, 1991.

(18) Incorporated by reference to Alexander's Amendment No. 1 to Registration Statement (No. 33-57142), dated February 26, 1993.


(19) Filed herewith


     (b) Financial Statement Schedules:

        None.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement when it becomes effective;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 and Rule 14c-3 under the Exchange Act; and, whether interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 13th day of January, 1997.


                                            NATIONAL ENERGY GROUP, INC.

                                            By:   /s/  MILES D. BENDER

                                              ----------------------------------
                                                Miles D. Bender
                                                President and Chief Executive
                                                Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.



                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------

            /s/  MILES D. BENDER               President, Chief Executive     January 13, 1997
---------------------------------------------    Officer and Director
               Miles D. Bender                   (Principal Executive
                                                 Officer)

             /s/  ROBERT A. IMEL               Chief Financial Officer and    January 13, 1997
---------------------------------------------    Senior Vice President
               Robert A. Imel                    (Principal Financial
                                                 Officer)

          /s/  MELISSA H. RUTLEDGE             Controller (Chief Accounting   January 13, 1997
---------------------------------------------    Officer)
             Melissa H. Rutledge

         /s/  GEORGE B. MCCULLOUGH*            Chairman of the Board and      January 13, 1997
---------------------------------------------    Director
            George B. McCullough

           /s/  NORMAN C. MILLER*              Chairman, Executive            January 13, 1997
---------------------------------------------    Committee and Director
              Norman C. Miller

            /s/  ROBERT H. KITE*               Director                       January 13, 1997
---------------------------------------------
               Robert H. Kite

            /s/  GEORGE MCDONALD*              Director                       January 13, 1997
---------------------------------------------
               George McDonald

           /s/  ROBERT V. SINNOTT*             Director                       January 13, 1997
---------------------------------------------
              Robert V. Sinnott

           /s/  ELWOOD W. SCHAFER*             Director                       January 13, 1997
---------------------------------------------
              Elwood W. Schafer

             /s/  JIM L. DAVID*                Vice                           January 13, 1997
---------------------------------------------    President -- Exploitation
                Jim L. David                     and Director

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------  ----------------------------  ------------------

           /s/  BOB G. ALEXANDER*              Director                       January 13, 1997
---------------------------------------------
              Bob G. Alexander

            /s/  ROBERT A. WEST*               Director                       January 13, 1997
---------------------------------------------
               Robert A. West

                                               Director                       January   , 1997
---------------------------------------------
             Robert J. Mitchell



* Signed by Miles D. Bender, Attorney-in-fact

                               INDEX TO EXHIBITS

      EXHIBIT
        NO.
--------------------
         3.1         -- Certificate of Incorporation of the Registrant, which includes the
                        Certificate of Incorporation of the Registrant filed with the
                        Secretary of State of Delaware on November 20, 1990(4), the
                        Certificate of Elimination of the Redeemable Convertible Preferred
                        Stock, Series A of the Registrant, filed with the office of the
                        Secretary of State of the State of Delaware on June 2, 1994(3), the
                        Certificate of Amendment of Certificate of Incorporation of the
                        Registrant, filed with the office of the Secretary of State of the
                        State of Delaware on August 29, 1996(3), the Certificate of
                        Designations of the Registrant of 10% Cumulative Convertible
                        Preferred Stock, Series B(5), the Certificate of Designations of the
                        Registrant of 10 1/2% Cumulative Convertible Preferred Stock, Series
                        C(6), the Certificate of Designations of the Registrant of
                        Convertible Preferred Stock, Series D(3), and the Certificate of
                        Designations of the Registrant of Convertible Preferred Stock, Series
                        E(3)
         3.2         -- By-laws of the Registrant(4)
         4.1         -- Certificate of Designations of the Registrant of 10% Cumulative
                        Convertible Preferred Stock, Series B(5)
         4.2         -- Certificate of Designations of the Registrant of 10 1/2% Cumulative
                        Convertible Preferred Stock, Series C(6)
         4.3         -- Certificate of Designations of the Registrant of Convertible
                        Preferred Stock, Series D(3)
         4.4         -- Certificate of Designations of the Registrant of Convertible
                        Preferred Stock, Series E(3)
         4.5         -- Note Agreement dated as of April 25, 1989, by and among AEJH 1989
                        Limited Partnership, Alexander Energy Corporation ("Alexander") and
                        John Hancock Mutual Life Insurance (10 1/2% Senior Secured Notes)(8)
         4.6         -- Letter dated August 29, 1996 between Alexander and John Hancock
                        Mutual Life Insurance Company relating to the payment of the 1989
                        Notes(3)
         4.7         -- Specimen Common Stock Certificate(9)
         4.8         -- Indenture dated as of November 1, 1996, among the Registrant,
                        National Energy Group of Oklahoma, Inc., formerly NEG-OK, Inc.
                        ("NEG-OK"), and Bank One, Columbus, N.A.(10)
         4.9         -- Registration Rights Agreement dated October 29, 1996, by and among the Registrant, Guarantor and the Initial Purchasers(10)
         4.10        -- Specimen Global Note Certificate dated November 1, 1996(10)
         4.11        -- Specimen Global Exchange Note Certificate(11)
         5.1         -- Opinion of Strasburger & Price, L.L.P. regarding legality of securities being issued(11)
        10.1         -- Crude Oil Purchase Contract, dated November 30, 1992, between the
                        Registrant and Plains Liquids Transport Inc.(12)
        10.2         -- Amendment to Crude Oil Purchase Contract, dated November 17, 1993, between the Registrant and Plains Liquids Transport, Inc.(5)
        10.3         -- Crude Oil Purchase Contract, dated February 8, 1993, between the
                        Registrant and Plains Marketing and Transportation Inc. and the
                        predecessor contract, the Crude Oil Purchase Contract, dated November
                        12, 1991, between Sunnybrook Transmission, Inc. and TriSearch
                        Inc.(12)

      EXHIBIT
        NO.
--------------------
        10.4         -- Stock Purchase Agreement, dated as of June 2, 1994, among the
                        Registrant, Arbco Associates L.P., Offense Group Associates L.P.,
                        Kayne, Anderson Nontraditional Investments L.P., and Opportunity
                        Associates L.P.(5)
        10.5         -- Gaines Berland, Inc. Warrant, dated January 27, 1995(1)
        10.11        -- Purchase and Sale Agreement, dated as of March 29, 1995, between the
                        Registrant and Enron Oil and Gas Company(6)
        10.12        -- Agreement for Purchase and Sale (Oak Hill), dated April 12, 1995, between the Registrant and Sierra 1994 I Limited Partnership(6)
        10.13        -- Agreement for Purchase and Sale (Mustang Island), dated April 20,
                        1995, between the Registrant and Sierra Mineral Development, L.C.(6)
        10.14        -- Stock Purchase Agreement, dated as of June 14, 1995, among the
                        Registrant, Arbco Associates L.P., Offense Group Associates L.P.,
                        Kayne, Anderson Nontraditional Investments L.P., and Opportunity
                        Associates L.P.(6)
        10.15        -- Executive Employment Agreement, dated January 1, 1996, between the
                        Registrant and Miles D. Bender(13)
        10.16        -- Executive Employment Agreement, dated January 1, 1996, between the
                        Registrant and R. Thomas Fetters, Jr.(13)
        10.17        -- Agreement, dated January 1, 1996, between the Registrant and Randall
                        A. Carter(13)
        10.19        -- Executive Employment Agreement, dated January 1, 1996, between the
                        Registrant and Melissa Rutledge(13)
        10.20        -- Executive Employment Agreement, dated January 1, 1996, between the
                        Registrant and William T. Jones(13)
        10.22        -- Executive Employment Agreement, dated June 6, 1996, between the
                        Registrant and David E. Grose(1)
        10.23        -- Executive Employment Agreement, dated June 5, 1996, between the
                        Registrant and Sue Barnard(1)
        10.24        -- Executive Employment Agreement, dated June 6, 1996, between the
                        Registrant and Jim L. David(1)
        10.25        -- Employment Agreement, dated June 6, 1996, between the Registrant and
                        Bob G. Alexander(1)
        10.26        -- Employment Agreement, dated June 6, 1996, between the Registrant and
                        Roger G. Alexander(1)
        10.29        -- Prudential Securities Incorporated Warrant to Purchase 100,000 Shares
                        of the Registrant's Common Stock(3)
        10.30        -- Gaines Berland, Inc. Warrant to Purchase 300,000 Shares of the
                        Registrant's Common Stock(3)
        10.31        -- Gaines Berland, Inc. Warrant to Purchase 700,000 Shares of the
                        Registrant's Common Stock(3)
        10.32        -- Agreement dated January 1, 1996 between the Registrant and Sandefer
                        Oil & Gas, Inc.(1)
        10.33        -- Consulting Agreement dated January 1, 1996 between the Sandefer Oil &
                        Gas, Inc. and Potosky Oil & Gas, Inc. and Atocha Exploration, Inc.(1)
        10.34        -- Stock Purchase Agreement dated August 7, 1996 between the Registrant and High River Limited Partnership(2)

      EXHIBIT
        NO.
--------------------
        10.35        -- High River Limited Partnership Warrant to purchase 700,000 Shares of
                        Common Stock, dated August 29, 1996(3)
        10.36        -- Stock Purchase Agreement dated as of August 26, 1996, between the
                        Registrant and Foremost Insurance Company, Arbco Associates, L.P.,
                        Kayne, Anderson Nontraditional Investments L.P., Offense Group
                        Associates, L.P., Topa Insurance Company and Kayne, Anderson Offshore
                        Limited (the "Series E Investors")(3)
        10.37        -- Form of Series E Investors' Warrants to purchase an aggregate 350,000
                        Shares of Common Stock, dated August 29, 1996(3)
        10.38        -- Agreement dated as of August 29, 1996 by and between the Registrant and Prudential Securities Incorporated(3)
        10.40        -- Restated Loan Agreement dated August 29, 1996 among Bank One, Texas,
                        N.A. ("Bank One") and Credit Lyonnais New York Branch ("Credit
                        Lyonnais") and the Registrant, NEG-OK and Boomer Marketing
                        Corporation ("Boomer")(3)
        10.41        -- $50,000,000 Revolving Note dated August 29, 1996 payable to Bank
                        One(3)
        10.42        -- $50,000,000 Revolving Note dated August 29, 1996 payable to Credit
                        Lyonnais(3)
        10.43        -- $2,500,000 Term Note dated August 29, 1996 payable to Bank One(3)
        10.44        -- $2,500,000 Term Note dated August 29, 1996 payable to Credit
                        Lyonnais(3)
        10.47        -- Unlimited Guaranty of Boomer dated August 29, 1996 for the benefit of
                        Bank One(3)
        10.48        -- Unlimited Guaranty of Boomer dated August 29, 1996 for the benefit of
                        Credit Lyonnais(3)
        10.49        -- Form of Deeds of Trust, Mortgages, Security Agreements, Assignments
                        of Production and Financing Statements covering oil and gas properties of the Registrant and NEG-OK, dated August 29, 1996(3)
        10.50        -- Sale and Purchase Agreement dated September 26, 1994 by and among JMC
                        Exploration, Inc., Ted Bowman, Chris Webb and John Abrahamson and
                        Alexander(14)
        10.51        -- First Amendment to Sale and Purchase Agreement dated October 26, 1994 by and among JMC Exploration, Inc., Ted Bowman, Chris Webb and John
                        Abrahamson and Alexander(14)
        10.52        -- Alexander Energy Corporation 1986 Incentive Stock Option Plan, as
                        amended(15)
        10.53        -- Alexander Energy Corporation 1993 Stock Option Plan(16)
        10.54        -- Agreement of Limited Partnership of AEJH 1985 Limited Partnership by
                        and between Alexander and John Hancock Mutual Life Insurance Company,
                        together with all amendments thereto(17)
        10.55        -- Agreement of Limited Partnership of AEJH 1987 Limited Partnership by
                        and between Alexander and John Hancock Mutual Life Insurance Company,
                        together with all amendments thereto(17)
        10.56        -- Agreement of Limited Partnership of AEJH 1989 Limited Partnership by
                        and between Alexander and John Hancock Mutual Life Insurance Company
                        dated April 25, 1989(8)
        10.57        -- Limited Partnership Agreement of Energy and Environmental Services
                        Limited Partnership dated May 15, 1991 by and between Energy and
                        Environmental Services, Inc., as general partner, and Alexander
                        Energy Corporation and REP, Inc., as limited partners(17)

      EXHIBIT
        NO.
--------------------
        10.58        -- Warrant Purchase Agreement among Alexander, Hanifen, Imhoff Inc. and
                        The Principal/Eppler, Guerin & Turner, Inc.(18)
        10.59        -- Purchase Option Agreement (warrants) between American Natural Energy
                        Corporation and Gaines, Berland, Inc. dated September 14, 1993(8)
        10.62        -- Asset Purchase and Sale Agreement dated September 30, 1996 by and between the Registrant and Araxas Energy Corporation, Araxas SPV-1,
                        Inc., Araxas Exploration, Inc. and O'Sullivan Oil and Gas Company,
                        Inc.(10)
        10.63        -- Purchase Agreement dated October 29, 1996, by and among the
                        Registrant, NEG-OK and Bear, Stearns & Co. Inc., Smith Barney Inc.
                        and Jefferies & Company, Inc. (the "Initial Purchasers")(10)
        10.64        -- First Amendment to Restated Loan Agreement dated as of October 31,
                        1996 among Bank One and Credit Lyonnais and the Registrant, NEG-OK
                        and Boomer(10)
        10.65        -- Agreement and Plan of Merger, dated June 6, 1996, among the
                        Registrant, NEG-OK and Alexander(1)
        10.66        -- First Amendment to Agreement and Plan of Merger, dated as of June 20,
                        1996, among the Registrant, NEG-OK and Alexander(2)
        10.67        -- Mutual Waiver Agreement dated as of August 29, 1996 by and among the
                        Registrant, NEG-OK and Alexander(3)
        10.68        -- Purchase and Sale Agreement dated October 15, 1996 between W & T
                        Offshore, Inc. and the Registrant(11)
        10.69        -- Purchase and Sale Agreement dated November 11, 1996 between Panaco,
                        Inc. and the Registrant(11)
        10.70        -- National Energy Group, Inc. 1996 Incentive Compensation Plan(11)
        12.1         -- Statements Regarding Computation of Ratios(11)
        21.1         -- Subsidiaries of the Registrant(19)
        23.1         -- Consent of Ernst & Young LLP, independent auditors(11)
        23.2         -- Consent of Coopers & Lybrand L.L.P., independent accountants(11)
        23.3         -- Consent of Netherland, Sewell & Associates, Inc., independent petroleum engineers(11)
        23.4         -- Consent of Strasburger & Price, L.L.P. (included in Exhibit 5.1)
        24.1         -- Powers of Attorney(11)
        25.1         -- Form T-1 of Bank One, Columbus, N.A.(11)
        99.1         -- Certificate of Merger with respect to the merger of Alexander with and into NEG-OK, filed with the offices of the Secretary of State of the State of Delaware and the Secretary of State of the State of
                        Oklahoma on August 29, 1996(3)
        99.2         -- Form of Certificate of Ownership and Merger with respect to the merger of NEG-OK with and into NEG(11)
        99.3         -- Letter of Transmittal(19)
        99.4         -- Notice of Guaranteed Delivery(19)


---------------

 (1) Incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 333-9045), dated July 29, 1996.

 (2) Incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form S-4 (No. 333-9045), dated August 7, 1996.

 (3) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated August 29, 1996.

 (4) Incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 33-38331), dated April 23, 1991.

 (5) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated June 17, 1994.

 (6) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated July 17, 1995.

 (7) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (No. 33-81172), dated July 27, 1994.

 (8) Incorporated by reference to Alexander's Form 10-K for the fiscal year ended December 31, 1994.

 (9) Incorporated by reference to the Registrant's Current Report on Form 8-K/A No. 1, dated August 29, 1996.

(10) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the three months ended September 30, 1996.


(11) Incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 333-17817), dated December 13, 1996, which this Amendment No. 1 amends.


(12) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1992.

(13) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995.

(14) Incorporated by reference to Alexander's Current Report on Form 8-K, dated November 14, 1994.

(15) Incorporated by reference to Alexander's Registration Statement (No. 33-20425), dated March 22, 1988.

(16) Incorporated by reference to Alexander's Proxy Statement for the 1993 Annual Meeting of Stockholders.

(17) Incorporated by reference to Alexander's Form 10-K for the fiscal year ended December 31, 1991.

(18) Incorporated by reference to Alexander's Amendment No. 1 to Registration Statement (No. 33-57142), dated February 26, 1993.


(19) Filed herewith